UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-53195

Behringer Harvard Multifamily REIT I, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-5383745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600 Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock (par value $0.0001 per share)

(Title of class)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐
(Do not check if smaller reporting company)

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Securities Exchange Act of 1934 General Form of Registration of Securities on Form 10 (this “Form 10”) contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks set forth in Item 1A, Risk Factors, which may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date this Form 10 is filed. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.                 Business

Behringer Harvard Multifamily REIT I, Inc.

Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I,” “we,” “us” or “our”) is a Maryland corporation formed in August 2006 that intends to qualify as a real estate investment trust (“REIT”) under federal tax law beginning with the taxable year ending December 31, 2007.  We intend to acquire and operate multifamily communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that produce rental income.  Such communities may include existing “core” properties that are already well positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or repositioning.  Further, we may invest in commercial real estate and real estate-related securities, including securities issued by other real estate companies, either for investment or in change-of-control transactions, completed on a negotiated basis or otherwise.  We also may originate or invest in mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests (including those issued by programs sponsored by Behringer Harvard Holdings, LLC, or its affiliates), or in entities that make similar investments.  We also may invest in real estate assets located outside of the United States.  Our investment strategy is designed to provide our stockholders with an interest in a diversified portfolio of multifamily properties.

BHMF, Inc., our wholly owned subsidiary, is the sole general partner of Behringer Harvard Multifamily OP I LP and owns less than a 0.1% interest in Behringer Harvard Multifamily OP I.  BHMF Business Trust, our wholly owned subsidiary, is the sole limited partner and owns more than 99.9% remaining interest in Behringer Harvard Multifamily OP I.  We intend to own our assets through Behringer Harvard Multifamily OP I and references to us will include Behringer Harvard Multifamily OP I unless otherwise indicated.

The address of the executive offices of each of the listed Behringer Harvard entities is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  We do not maintain our own website, but information regarding Behringer Harvard entities is available at www.behringerharvard.com.  Our office is located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  Our toll-free telephone number is (866) 655-3600.  This Form 10 and the exhibits forming a part of this Form 10 filed with the Securities and Exchange Commission (“SEC”) can be inspected and copies obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding the Company and other registrants that have been filed electronically with the SEC.  The address of such site is www.sec.gov.

Our Advisor

Our external advisor is Behringer Harvard Multifamily Advisors I LP, a Texas limited partnership formed in September 2006.  Our advisor is responsible for managing our day-to-day affairs and for identifying and acquiring investments on our behalf.

Organizational Structure

The following chart shows the ownership structure of the various Behringer Harvard entities that are affiliated with us or our advisor.  The address of the executive offices of each of the listed Behringer Harvard entities is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  We do not maintain our own web site, but information regarding Behringer Harvard entities is available at www.behringerharvard.com.

(1)

Robert M. Behringer, our Chairman of the Board, controls the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests in Behringer Harvard Holdings.

(2)	Behringer Harvard Holdings owns 100% of the outstanding limited liability company interests each in Behringer Harvard Partners, LLC (“Behringer Harvard Partners”) and IMS, LLC.

(3)

Behringer Harvard Partners is the 99.9% owner and the sole limited partner of each of Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), our advisor and Behringer Securities LP (“Behringer Securities”), our dealer manager. Harvard Property Trust, LLC, a wholly owned subsidiary of Behringer Harvard Holdings, is the owner of the remaining 0.1% interest in and the sole general partner of each of Behringer Harvard Multifamily Advisors I and Behringer Securities. IMS, LLC is the sole manager and member of Behringer Harvard Multifamily Management Services, LLC (“BHM Management”), our property management company.

(4)

Behringer Harvard Holdings currently owns 24,969 shares of our issued and outstanding shares of our common stock. Behringer Harvard Multifamily Advisors I owns all of the 1,000 issued and outstanding shares of our convertible stock.

(5)	We own 100% of the issued and outstanding shares of common stock of BHMF, Inc. and 100% of the beneficial interests in BHMF Business Trust.

(6)

BHMF, Inc. currently is the sole general partner and owns a less than 0.1% interest in Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our operating partnership. BHMF Business Trust is the sole limited partner and owner of the more than 99.9% remaining interest in Behringer Harvard Multifamily OP I.

Prior Offering Summary and Other Behringer Harvard Programs

Our REIT commenced a private offering to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007.  We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the private offering.

In addition to sponsoring us, Robert M. Behringer, our founder and Chairman of the Board, has recently sponsored the following programs through Behringer Harvard Holdings:  four publicly offered REITs, Behringer Harvard REIT I, Inc. (“Behringer Harvard REIT I”), Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”), Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”) and Behringer Harvard REIT II, Inc. (“Behringer Harvard REIT II”) (the latter of which is in registration and has not yet commenced its initial public offerings); two publicly offered real estate limited partnerships, Behringer Harvard Short-Term Opportunity Fund I LP (“Behringer Harvard Short-Term Opportunity Fund I”) and Behringer Harvard Mid-Term Value Enhancement Fund I LP (“Behringer Harvard Mid-Term Value Enhancement Fund I”); nine private offerings of tenant-in-common interests; and two privately offered real estate limited partnerships, Behringer Harvard Strategic Opportunity Fund I LP (“Behringer Harvard Strategic Opportunity Fund I”) and Behringer Harvard Strategic Opportunity Fund II LP (“Behringer Harvard Strategic Opportunity Fund II”).  During the 15 years prior to founding Behringer Harvard, Mr. Behringer sponsored an additional 29 privately offered real estate programs, consisting of 28 single-asset, real estate limited partnerships and REIT, Harvard Property Trust, Inc.  As of December 31, 2007, Mr. Behringer had sponsored private and public real estate programs that have raised approximately $3.2 billion from approximately 78,000 investors in the foregoing real estate programs.  The prior performance of the programs previously sponsored by Mr. Behringer is not necessarily indicative of the results that we will achieve.  Therefore, our stockholders should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

Public Offering in Registration

On December 31, 2007, we filed a registration statement on Form S-11 with the SEC, for the purpose of registering our initial public offering.  Pursuant to the filing of our initial public offering with the SEC, we intend to offer up to 200,000,000 shares of our common stock in a “best efforts” primary offering (which we refer to as our “initial public offering”) and up to 50,000,000 shares of our common stock pursuant to a distribution reinvestment plan (which we refer to as our “DRIP offering.”)  As part of our initial public offering and DRIP offering, transfers and purchases will be restricted, but our board currently intends to adopt a limited share redemption program.  On February 12, 2008, we filed Amendment No. 1 to the Form S-11 registration statement, on April 16, 2008, we filed Amendment No. 2 to the Form S-11 registration statement and on May 9, 2008, we filed Amendment No. 3 to the Form S-11 registration statement.  If the SEC declares our registration statement effective and we commence our initial public offering, we will amend our charter, our bylaws, our advisory management agreement and our property management agreement immediately prior to such commencement.  For purposes of clarity, we have also reflected the material changes to our policies and operations in this Form 10 that would be caused by such amendments to our organizational documents and certain agreements should we commence our initial public offering.

Behringer Harvard Multifamily OP I

General

Behringer Harvard Multifamily OP I was formed on October 17, 2006 to acquire, own and operate properties on our behalf.  It is the operating partnership of an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property.  These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT.  For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as Behringer Harvard Multifamily OP I, will be deemed to be assets and income of the REIT.

A property owner may generally contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis.  In addition, Behringer Harvard Multifamily OP I is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock.  Finally, a limited partner in Behringer Harvard Multifamily OP I may later redeem his limited partnership units in Behringer Harvard Multifamily OP I for cash or, at our option, shares of our common stock in a taxable transaction.

The Operating Partnership Agreement

The partnership agreement for Behringer Harvard Multifamily OP I contains provisions that would allow, under certain circumstances, other entities, including other Behringer Harvard-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of Behringer Harvard Multifamily OP I.  In the event of such a merger, exchange or conversion, Behringer Harvard Multifamily OP I would issue additional limited partnership interests that would be entitled to the same exchange rights as other holders of limited partnership interests of Behringer Harvard Multifamily OP I.  As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We intend to hold substantially all of our assets through Behringer Harvard Multifamily OP I.  We may, however, own investments directly or through entities other than Behringer Harvard Multifamily OP I if limited partners of Behringer Harvard Multifamily OP I that are not affiliated with us and who hold more than 50% of the limited partnership units held by all limited partners not affiliated with us approve the ownership of a property through another entity.  BHMF, Inc., our wholly owned subsidiary, is the sole general partner of Behringer Harvard Multifamily OP I and, owns less than a 0.1% partnership interest in Behringer Harvard Multifamily OP I.  Our subsidiary, BHMF Business Trust, is the only limited partner and the owner of the more than 99.9% remaining partnership interest in Behringer Harvard Multifamily OP I.  Through BHMF, Inc., we have the exclusive power to manage and conduct the business of Behringer Harvard Multifamily OP I.

The following is a summary of certain provisions of the partnership agreement of Behringer Harvard Multifamily OP I.  This summary is not complete and is qualified by the specific language in the partnership agreement.

Capital Contributions

As we accept subscriptions for shares, we will transfer (through our wholly owned subsidiary, BHMF Business Trust) substantially all of the net proceeds of the offering to Behringer Harvard Multifamily OP I as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors.  Behringer Harvard Multifamily OP I will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering.  If Behringer Harvard Multifamily OP I requires additional funds at any time in excess of capital contributions made by us, though BHMF Business Trust or BHMF, Inc., or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to Behringer Harvard Multifamily OP I on the same terms and conditions as are applicable to our borrowing of such funds.  In addition, we are authorized to cause Behringer Harvard Multifamily OP I to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and Behringer Harvard Multifamily OP I.

Operations

The partnership agreement requires that Behringer Harvard Multifamily OP I be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that Behringer Harvard Multifamily OP I will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in Behringer Harvard Multifamily OP I being taxed as a corporation, rather than as a partnership.

The partnership agreement provides that Behringer Harvard Multifamily OP I will distribute cash flow from operations to the limited partners of Behringer Harvard Multifamily OP I in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us, such that a holder of one unit of partnership interest in Behringer Harvard Multifamily OP I will effectively receive the same amount of annual cash flow distributions from Behringer Harvard Multifamily OP I as the amount of annual distributions paid to the holder of one of our shares of common stock.  Remaining cash from operations will generally be distributed to us through the general partner and the original limited partner to enable us to make distributions to our stockholders.

Similarly, the partnership agreement of Behringer Harvard Multifamily OP I provides that taxable income is generally allocated to the partners of Behringer Harvard Multifamily OP I in accordance with their relative percentage interests such that a holder of one unit of partnership interest in Behringer Harvard Multifamily OP I will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations.  Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Behringer Harvard Multifamily OP I.  We are authorized to allocate income or loss to permit Behringer Harvard Multifamily OP I in a manner so to avoid the characterization of operating income allocable to tax-exempt partners as “unrelated business taxable income,” as defined in the Internal Revenue Code.

Upon the liquidation of Behringer Harvard Multifamily OP I, after payment of debts and obligations, any remaining assets of Behringer Harvard Multifamily OP I will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If BHMF, Inc. were to have a negative balance in its capital account following a liquidation, we might be obligated to contribute cash to Behringer Harvard Multifamily OP I up to an amount not exceeding such negative balance.

In addition to the administrative and operating costs and expenses incurred by Behringer Harvard Multifamily OP I in acquiring and operating real properties, to the extent not paid by us, Behringer Harvard Multifamily OP I will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of Behringer Harvard Multifamily OP I.  Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;

•	all expenses relating to the public offering and registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or redemption of partnership interests or shares of our common stock; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of Behringer Harvard Multifamily OP I.

All claims between the partners of Behringer Harvard Multifamily OP I arising out of the partnership agreement are subject to binding arbitration.

Exchange Rights

The limited partners of Behringer Harvard Multifamily OP I, including BHMF Business Trust, have the right to cause their limited partnership units to be redeemed by Behringer Harvard Multifamily OP I or purchased by us for cash.  In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis.  Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged.  If we list our shares of common stock on a national securities exchange, the cash value of a share of common stock would equal the average of the daily market price of a share of common stock for the ten consecutive trading days immediately preceding the date on which the cash value is determined.  If our shares of common stock are not listed, then until three full fiscal years after the later of this or any subsequent offering of our shares, we will use the offering price of shares in our most recent public primary offering as the cash value per share (unless we have sold assets and made special distributions to stockholders of net proceeds from such sales, in which case the cash value per share will equal the offering price less the amount of those special distributions constituting a return of capital).  Beginning three full fiscal years after the last offering of our shares (or possibly sooner if our board determines otherwise), the cash value per share will be based on valuations of our properties and other assets.  Such valuations will be performed by persons independent of us and of our advisor.

These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.  Conditions (2) and (3) will not apply until after the first taxable year for which we make an election as a REIT.

Subject to the foregoing, limited partners of Behringer Harvard Multifamily OP I may exercise their exchange rights at any time after one year following the date of issuance of their partnership units.  However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 partnership units, unless such limited partner holds less than 1,000 units, in which case, he must exercise his exchange right for all of his units.  We do not expect any of the shares of common stock being registered on our Form S-11 registration statement to be issued to limited partners of Behringer Harvard Multifamily OP I in exchange for their limited partnership units.  Rather, in the event a limited partner of Behringer Harvard Multifamily OP I exercises its exchange rights, and we elect to purchase the partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Transferability of Interests

We may not (1) cause BHMF, Inc. to voluntarily withdraw as the general partner of Behringer Harvard Multifamily OP I, (2) engage in any merger, consolidation or other business combination, or (3) cause BHMF, Inc. to transfer the general partnership interest in Behringer Harvard Multifamily OP I (except to us or another of our wholly owned subsidiaries), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to Behringer Harvard Multifamily OP I in return for an interest in Behringer Harvard Multifamily OP I and agrees to assume all obligations of the general partner of Behringer Harvard Multifamily OP I.  We may also enter into a business combination or transfer the general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of Behringer Harvard Multifamily OP I, other than BHMF Business Trust and other affiliates of Mr. Behringer.  With certain exceptions, a limited partner may not transfer its interests in Behringer Harvard Multifamily OP I, in whole or in part, without our written consent, acting as general partner through our wholly owned subsidiary, BHMF, Inc.  In addition, BHMF Business Trust may not transfer its interest in Behringer Harvard Multifamily OP I as long as Behringer Harvard Multifamily Advisors I is acting as our advisor, except pursuant to the exercise of its right to exchange limited partnership units for shares of our common stock, in which case similar restrictions on transfer will apply to the REIT shares received by BHMF Business Trust.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  Our board of directors, including a majority of our independent directors, must approve each investment proposed by our advisor, as well as certain other matters set forth in our charter.  We have five members on our board of directors, three of whom are independent of our advisor.  Our independent directors have responsibility for reviewing our advisor’s performance.  Our directors will be elected annually by our stockholders beginning in 2008.  Although we have executive officers who will manage our operations, we do not have any paid employees.

Our REIT Status

As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders.  Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, excluding income from operations or sales through a taxable REIT subsidiary, or TRS.  If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four years following the year of our failure to qualify as a REIT.  Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Description of Investment Policy

We will seek to invest in high quality multifamily communities, though we reserve the right to acquire other types of properties and real estate-related assets.  These properties are expected to include conventional multifamily assets, such as mid-rise, high-rise and garden-style properties, and also to include student housing and age-restricted properties (typically requiring residents to be 55 or older).  Targeted communities include existing “core” properties that are already well positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or in need of repositioning.  We may also invest in entities that make similar investments.  We also intend to invest in real estate by investing in or originating first, second, third and wraparound mortgages, bridge, mezzanine, construction and other loans in multifamily development projects, with an opportunity to acquire the underlying property in the future.  However, as we have identified real estate-related assets relating to only nine specific properties to be funded, in part, with the proceeds from our prior private offering and our initial public offering, our portfolio additions will depend on which opportunities are deemed the most attractive over the length of the offering, which we cannot accurately predict at this time.  Although we are not limited as to any specific geographic area where we must invest or conduct our operations, we intend to primarily invest in real estate assets located in the United States.

As part of our long-term investment strategy to acquire high quality multifamily communities, we have made many of our real estate investments by acquiring (through a joint venture with a co-investment partner) mortgage, mezzanine or other loans or equity interests in multifamily development projects.  To accomplish this strategy, we intend to enter into additional co-investment agreements and joint ventures, tenant-in-common investments or other co-ownership arrangements to acquire, develop or improve properties with third parties or certain affiliates of our advisor, including the real estate limited partnerships and REITs sponsored by affiliates of our advisor.  As of the date of this Form 10, mezzanine loan investments in development projects represent a significant majority of our total investment portfolio.  These loans may provide us with the opportunity of becoming an equity owner upon completion of the development.  We believe that this strategy can lead to higher returns and a higher-quality portfolio over the long term.

Investment Objectives

Our overall investment objectives, in their relative order of importance are:

•	to preserve and protect the capital investment of our stockholders;

•

to realize growth in the value of our investments within the next four to six years; however, should we commence our initial public offering, we will seek to realize growth within four to six years of the termination of our initial public offering;

•	to generate distributable cash to our stockholders; and

•

to enable our stockholders to realize a return on their investment, we intend to begin to consider the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years after the termination of our initial public offering; however, if the SEC does not declare our initial public offering effective within 24 months of the termination of the prior private offering, we intend to begin to consider the process within four to six years after the termination of the prior private offering.

If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of our initial public offering (unless the SEC does not declare our initial public offering effective within 24 months of the termination of our prior private offering, in which case the process will commence six years after termination of our prior private offering) unless such date is extended by our board of directors, including a majority of our independent directors, we will hold a stockholders meeting upon the written request of stockholders owning 10% or more of our outstanding common stock to vote on a proposal for our orderly liquidation.  The liquidation proposal will include information regarding appraisals of our portfolio.  At such stockholders meeting, stockholders holding a majority of our shares may vote to approve our liquidation.  If our stockholders do not approve the liquidation proposal, we will obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

We cannot assure our stockholders that we will attain these investment objectives.  Pursuant to our advisory management agreement, and to the extent permitted by our charter, our advisor will be indemnified for claims relating to any failure to succeed in achieving these objectives.

Our independent directors will review our investment policies with sufficient frequency (and, upon commencement of our initial public offering, at least annually) to determine that the policies we follow are in the best interest of our stockholders.  Our investment policies and methods of implementing our investment policies may vary as new investment techniques are developed.  Our investment objectives and policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, without the approval of our stockholders.  See “—Investment Limitations” below.

Decisions relating to the purchase or sale of our investments will be made by our advisor, subject to approval by our board of directors.  For a description of the background and experience of our directors and executive officers, see “Item 5. Directors and Executive Officers.”

Acquisition and Investment Policies

Investments in Real Property

General

We intend to concentrate our real estate acquisitions in properties that will provide us with a diverse portfolio of multifamily and apartment communities.  We expect to acquire different types of multifamily properties that are core and at various stages of development including new construction.  We also expect to make investments in student housing and age-restricted properties.  Our acquisitions are likely to include development-phase properties (or properties fully constructed but not yet fully leased or repositioned) and stabilized income-producing properties.  Generally, when acquiring core, stabilized properties, we expect the new construction or substantial renovation of these properties will have taken place within 10 years of acquisition.  Further, we anticipate that our properties will include approximately 100 to 500 units.  We believe that such properties require fewer capital expenditures over the expected life of this program and enjoy higher occupancies than older properties.

We expect to engage in single-asset transactions valued from $10 million to $200 million, and portfolio transactions of any size.  We believe that multifamily properties can offer a stable, long-term investment and that there is generally greater inventory of available properties as compared to the inventory levels of other types of properties.

Successful multifamily real estate investment requires the implementation of strategies that permit favorable purchases, effective asset and property management for enhanced current returns and maintenance of higher relative property values, and timely disposition for attractive capital appreciation.  An affiliate of our advisor has developed and uses modeling tools that our advisor believes will help us identify favorable property acquisitions, enable it to forecast growth and make predictions at the time of the acquisition of a property as to optimal portfolio blend, disposition timing and sales price.  Using these tools together with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets, increase current returns and resultant current distributions to our stockholders, maintain higher relative portfolio property values, conduct appropriate development or redevelopment activities, and execute timely dispositions at appropriate sales prices to enhance capital gains distributable to our stockholders.

After we commence our initial public offering, the purchase price that we will pay for any real estate asset will be based on the fair market value of the asset as determined by a majority of our directors.  After we commence our initial public offering, in the case where a majority of our independent directors require or if the asset is owned by our advisor or one of its affiliates, we will obtain an appraisal of fair market value by an independent expert selected by our independent directors.

Multifamily and Apartment Communities

We intend to invest in high quality multifamily and apartment communities that will produce rental income and will appreciate in value during the expected life of this real estate program.  These properties will be identified on the basis of property-specific characteristics, market characteristics or the potential for establishing entry points for future investment in attractive markets.  We expect these properties to include conventional multifamily and apartment communities, such as mid-rise, high-rise and garden-style properties.  Location, condition, design and amenities are key characteristics for apartment communities.  Prior to acquiring a property, we will perform an individual analysis of the property to determine whether it meets our investment criteria, including the probability of sale at an optimum price within our targeted program’s life.  In addition to timing of sale and price, our advisor intends to utilize modeling tools in evaluating each property to help identify whether the property acquisition is favorable, enable us to forecast growth and make predictions as to optimal portfolio blend.  We believe that selecting and acquiring properties with an anticipated holding period that does not exceed our targeted program’s life will enable us to capitalize on the potential for increased income and capital appreciation of such properties while also providing for a level of liquidity consistent with our investment strategy of providing either liquidity or a return of our stockholders’ investment within the life of the program.  However, we may consider investing in properties with different anticipated holding periods in the event such properties provide an opportunity for an attractive overall return, and economic or market conditions may influence us to hold our investments for different periods of time than planned.

Student Housing Properties

We also intend to invest a portion of our long-term asset portfolio in high quality student housing properties.  Student housing assets will consist primarily of off-campus properties that are in close proximity to colleges and universities, but may include on-campus participating properties operated with university systems.  We anticipate that these types of off-campus communities will resemble new or recently constructed apartment buildings that attract students with modern housing conveniences, offer luxury-style amenities and will be supported by student-oriented property management.  Further, due to the needs of student residents, the properties may be configured as suite residences and be leased on a per-bed rather than per-unit basis.

Age-Restricted Communities

We may also decide to take advantage of opportunities to invest in age-restricted communities.  The Fair Housing Act (“FHA”) was enacted in 1968 to prohibit discrimination in the sale, rental and financing of dwellings based on race, color, religion, sex or national origin.  In 1988, the FHA was expanded to prohibit discrimination based on familial status, which is commonly referred to as age-based discrimination. However, there are exceptions for housing developments that qualify as housing for older persons.  In 1995, Congress enacted The Housing for Older Persons Act (“HOPA”), which set forth the legal requirements for such excepted housing developments.  Based on HOPA, there are two types of permissible age-restricted housing communities.  The first requires all residents to be 62 years of age or older and the second requires at least 80% of the occupied units to be occupied by at least one person who is 55 years of age or older.

Any age-restricted living communities we invest in will comply with HOPA, rules issued by the Secretary of the United States Department of Housing and Urban Development (“HUD”) and any applicable state and local laws.  Generally, we expect to invest in the more common type of age-restricted communities, which are intended and operated for occupancy by persons who are 55 years old or older.  For communities limited to residents who are 55 years of age or older, HOPA requires that:

(1)	at least 80% of the occupied units include at least one person 55 years old or older;
(2)	the housing community publish and adhere to policies and procedures that demonstrate this required intent; and
(3)	the housing community comply with rules issued by HUD for verification of occupancy.

Finally, certain states, such as Florida, require that age-restricted housing communities register with the state.

We expect our age-restricted communities to follow an overall strategy designed to attract retired or soon-to-be-retired baby boomers and provide them with active lifestyle opportunities.  Generally, these types of age-restricted communities offer easy access to amenities such as golf courses, performance theaters, fitness centers, swimming pools, tennis courts, gaming rooms, internet cafés, club houses, walking and jogging trails, water fronts, concierge services, meal services, housekeeping services, valet parking and security guards.  We will also take into account additional amenities such as close proximity to retail stores, restaurants, nature parks and public transportation when seeking to invest in an age-restricted community.

Other Properties

We may acquire multifamily properties with relatively low rental or occupancy rates in need of repositioning in the market.  We expect to reposition any properties acquired for this purpose by attempting to improve the property, rental rates and occupancy rates and thereby increase the lease revenues and overall property value.  Further, we may invest in properties that we believe are an attractive value because all or a portion of the tenant leases expire within a short period after the date of acquisition and we intend to renew leases or replace existing tenants at the properties for improved tenant quality.

The multifamily communities in which we invest may also contain a mixed-use component, typically with retail or office on the bottom floors or interspersed throughout the complex.  The seller of a property with a mixed-use component may either sell that mixed-use component to a third party or to us.  If we acquire the mixed-use component, we may retain it or sell it to a third party.  Such mixed-use properties are intended to serve the communities in which they are located.

In addition to multifamily properties to be repositioned or mixed-use properties, we also may invest in a wide variety of commercial properties, including, without limitation, office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and motel and hotel properties.  We may also acquire interests in other entities with similar real property investments or investment strategies.

As part of our investment strategy, we may also purchase properties and lease them back to the sellers of such properties.  Although we will use our best efforts to structure any sale leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure our stockholders that the Internal Revenue Service will not challenge such characterization.  In the event we need to recharacterize any such sale leaseback transaction as a financing transaction for federal income tax purposes, the leases would not qualify as “true leases” for federal income tax purposes and deductions for depreciating and cost recovery relating to such property would be disallowed.

In cases where our advisor determines that it is advantageous to us to make investments in which our advisor or its affiliates have limited experience, our advisor intends to employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant experience necessary to assist our advisor in evaluating, making and administering such investments.

Commercial Property Repositioning

We will attempt to identify and make certain investments in commercial properties that we believe present attractive opportunities for repositioning into multifamily communities.  Through redevelopment, we believe that certain commercial properties may create added value to us as investments in multifamily communities. We will focus on opportunities characterized by properties that are attractively priced below market, attractive geographic location or otherwise under-performing relative to comparable assets in a manner that presents an opportunity for conversion into a multifamily community.  We anticipate that such repositioning opportunities may offer attractive risk-adjusted returns through recapitalization and the subsequent development or redevelopment of the underlying real estate.

Stabilized Core Properties

Over the long term, we expect our real estate portfolio to consist primarily of fully constructed, income-producing multifamily communities.  However, we may hold a greater percentage of our assets in development-stage properties during the early stages of our operations.  Our core real estate holdings will generally take the form of holding fee title or a long-term leasehold estate; however, the form of ownership and how we will acquire such interests may vary by purchasing properties either directly through our operating partnership or indirectly through investments in joint ventures, co-tenancies or other co-ownership arrangements.

Development and Redevelopment Properties

In addition to our investments in fully constructed multifamily properties, we have invested previously and expect to make additional investments in “development” or new construction properties and “redevelopment” properties or properties on which improvements are to be constructed or completed.  We intend to purchase multifamily and apartment communities under development by third-party developers or Behringer Development, an affiliate of our advisor, only if we believe such acquisitions will maximize stockholder return.  In such transactions, we seek to limit our exposure to development risk with a focus on confining this risk to the developer.  As described below under “—Joint Venture Investments,” we have entered into and committed to enter into additional co-investments under a certain co-investment arrangement, and we intend to enter into additional joint ventures, tenant-in-common investments or other co-ownership arrangements to acquire, develop or improve properties with third parties or certain of affiliates of our advisor, including the real estate limited partnerships and REITs sponsored by affiliates of our advisor.  During the early stages of our operations, we intend to acquire a significant majority of our assets through joint venture or other co-ownership arrangements.

To help ensure performance by the developers of properties that are under construction, completion of these properties is generally guaranteed either by a completion bond or performance bond.  Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the entity entering into the construction or development contract as an alternative to a completion bond or performance bond.  Our advisor may enter into contracts on our behalf with contractors or developers for construction services on terms and conditions approved by our board of directors.  If we contract with Behringer Development, an affiliate of our advisor, for these services and if we commence our initial public offering, we also will obtain the approval of a majority of our independent directors who must determine that the contract is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.  Development of real estate properties is subject to risks relating to a developer’s ability to control construction costs or to build in conformity with plans, specifications and timetables.  In developing, redeveloping and repositioning properties, we will be subject to risks generally incident to the ownership of real estate.  See the “Item 1.A. Risk Factors—General Risks Related to Investments in Real Estate.”

Additionally, we may engage Behringer Development, an affiliate of our advisor, to act as a developer for all or some of the properties that we may acquire for development or redevelopment.  In those cases, we will pay development fees to Behringer Development that are usual and customary for similar projects in the particular market.

We or Behringer Development (on our behalf) may make periodic progress payments or other cash advances to developers and developers of our properties prior to completion of construction only upon receipt of an architect’s certification as to the percentage of the project then completed and as to the dollar amount of the construction then-completed.  We intend to use additional controls on disbursements to developers and builders as we deem necessary or prudent.

We may directly employ one or more project managers, including Behringer Development, to plan, supervise and implement the development of any unimproved properties that we may acquire.  These persons would be compensated directly by us or through an affiliate of our advisor.

After we commence our initial public offering, we will not invest more than 10% of our total assets in unimproved properties, or in mortgage loans secured by such properties.  We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.

Acquisition of Properties from Behringer Development

In the case of properties to be developed by Behringer Development and sold to us, we anticipate that Behringer Development will:

•                  acquire a parcel of land;

•                  enter into contracts for the construction and development of a multifamily community on the parcel;

•                  secure an earnest money deposit from us, which may be used for acquisition and development expenses;

•                  secure a financing commitment from a commercial bank or other institutional lender to finance the remaining acquisition and development expenses;

•                  complete the development and allow the residents to take possession of the property; and

•                  provide for the acquisition of the property by us.

We will be required to pay a substantial sum to Behringer Development at the time of entering into the contract as a refundable earnest money deposit to be credited against the purchase price at closing, which Behringer Development will apply to the cost of acquiring the land and initial development costs.  We expect that the earnest money deposit will represent approximately 20% to 30% of the purchase price of the developed property set forth in the purchase contract.

In the case of properties we acquire from Behringer Development that have already been developed, Behringer Development will be required to obtain an appraisal for the property from an independent expert selected by our independent directors.  The purchase price we will pay under the purchase contract may not exceed the fair market value of the property as determined by the appraisal.  In the case of properties we acquire from Behringer Development that have not been constructed at the time of contracting, Behringer Development will be required to obtain an independent “as built” appraisal for the property prior to our contracting with them, and the purchase price we will pay under the purchase contract will not exceed the anticipated fair market value of the developed property as determined by the appraisal.  After we commence our initial public offering, we will not acquire any property from Behringer Development unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and at a price no greater than the cost of the property to Behringer Development or, if the price exceeds such cost, that there is substantial justification for the excess cost and that the excess cost is reasonable.

Our contract with Behringer Development will require it to deliver to us at closing title to the property, as well as an assignment of all leases on the property.  Behringer Development will hold title to the property on a temporary basis only for the purpose of facilitating the acquisition and development of the property prior to its resale to us and other affiliates of our advisor.

We may enter into a contract to acquire property from Behringer Development even if we have not yet raised sufficient proceeds from our initial public offering to enable us to pay the full amount of the purchase price at closing.  We also may elect to close a purchase before the development of the property has been completed, in which case we would obtain an assignment of the construction and development contracts from Behringer Development and would complete the construction either directly or through a joint venture with an affiliate of our advisor.  Any contract between us, directly or indirectly through a joint venture with an affiliate of our advisor, and Behringer Development for the purchase of property to be developed by Behringer Development will provide that we will be obligated to purchase the property only if:

•                  Behringer Development completes the improvements, which generally will include the completion of the development, in accordance with the specifications of the contract;

•                  a certain number of residents take possession of apartment units under leases satisfactory to our advisor; and

•                  we have sufficient proceeds available to us for investment at closing to pay the balance of the purchase price remaining after payment of the earnest money deposit.

Our advisor will not cause us to enter into a contract to acquire property from Behringer Development if it does not reasonably anticipate that funds will be available to purchase the property at the time of closing.  If we enter into a contract to acquire property from Behringer Development and, at the time of closing, are unable to purchase the property because we do not have sufficient proceeds available to us for investment, we will not be required to close the purchase of the property and will be entitled to a refund of our entire earnest money deposit from Behringer Development.  The obligation of Behringer Development or its affiliates to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances because Behringer Development is an entity without substantial assets or operations.  As of the date of this Form 10, Behringer Development has not yet invested in or developed any properties.  See “Item 1.A. Risk Factors—General Risks Related to Investments in Real Estate.”

Real Estate Market Considerations

In order to locate properties that meet our selection criteria, our advisor will study regional real estate and market conditions such as interest rates and resident demand for apartments.  We believe that interest rates may increase and that higher interest rates or stricter lending guidelines will make it more difficult for many people to buy a home.  We believe that as the pool of potential residents grows, the demand for apartments is likely to increase accordingly.  With this increased demand, we believe that we may be able to raise rents and decrease rental concessions in the future at apartment communities we may acquire.

We expect to focus our acquisition strategy on the 50 largest metropolitan statistical areas (“MSAs”) across the United States.  The U. S. Census population estimates are used to determine the largest MSAs.  Our top-50 MSA strategy will focus on acquiring properties and other real estate assets that provide us with broad geographic diversity.  Although we intend to focus our strategy on acquiring properties and other real estate-related assets within the United States, we may invest in real estate projects and assets located outside of the United States.

As a secondary focus to the top-50 MSAs, we may also seek to enter markets with high barriers to entry or look to those metropolitan areas that will benefit from the ongoing population shifts in the United States, such as the current migration to the sunbelt and southwestern states, or are otherwise well positioned for strong economic growth.  Through coast-to-coast diversification, we expect to capitalize on local economic strengths and establish entry points for future opportunities.  To the extent it is in the best interests of our stockholders, we intend to invest in a geographically diversified portfolio that will satisfy our portfolio allocation objectives to minimize risk.  Because a significant factor in the valuation of income-producing real estate is their potential for future income, we anticipate that the majority of properties we acquire will have both the potential for growth in value and providing cash distributions to stockholders.  We believe that these markets will likely attract quality tenants who have good income and credit and who choose to rent an apartment rather than buy a home because of their life circumstances.  For example, potential residents may be:  (1) baby-boomers or retirees who desire freedom from the costs and expenses of owning and maintaining a home; (2) echo-boomers, children of the baby-boomers, the largest portion of the renter population; (3) service employees who have recently moved to the area and chosen not to make a long-term commitment to the area because of the itinerant nature of their employment; or (4) individuals in transition who need housing while awaiting the purchase or construction of a home.  We believe that attracting and retaining quality residents, such as those described above, will provide stable cash flow to our stockholders as well as increase the value of our properties.

We also may acquire properties in markets that are depressed or overbuilt with the anticipation that, within our anticipated holding period, the markets will recover and favorably impact the value of these properties.  Some of the markets where we may acquire properties may have low barriers to entry and higher volatility in real estate lease rates and sale prices.

We are not limited in the number, size or geographical location of any core or other real estate assets.  Although we are not limited as to the geographic area where we may conduct our operations, our current investment focus is for properties that are (and real estate-related securities where the underlying properties are) located in the United States.  See “Item 1.A. Risk Factors—Risks Related to the Common Stockholders of Behringer Harvard Multifamily REIT I—Our stockholders’ investment may be subject to additional risks if we make international investments.”

Property Acquisition Factors

In making investment decisions for us, our advisor will consider relevant real estate property and financial factors such as:

•	geographic location and type;

•	construction quality and condition;

•	potential for capital appreciation;

•	the potential for rent increases;

•	the interest rate environment;

•      potential for economic growth in the area;

•      potential for property expansion;

•      occupancy rates and demand for similar properties;

•      prospects for liquidity through sale, financing or refinancing of the property;

•      competition from existing or future properties; and

•      treatment under applicable international, federal, state and local tax and other laws and regulations.

We will seek to invest in income-producing multifamily properties that will satisfy our objective of providing a return above market averages during our targeted life, which includes liquidating properties or assets at their optimal value.  One factor in considering an investment in a property and its rate of return is whether it will generate sufficient cash for distributions to our stockholders.  However, because a significant factor in the valuation of income-producing real properties is their potential for future appreciation in value, we anticipate that the majority of properties we acquire will have the potential for both capital appreciation and increased cash flow from operations in order to generate cash for distributions to stockholders.  To the extent feasible, we will invest in a diversified portfolio in terms of geography and type of property that will satisfy our portfolio allocation objectives of generating cash available for payment of distributions, preserving our capital and realizing capital appreciation upon the ultimate sale of our properties.

Closing Conditions and Required Documentation

Our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•      plans and specifications;

•      environmental reports;

•      surveys;

•      evidence of marketable title subject to such liens and encumbrances as are acceptable to our advisor;

•      auditable financial statements covering recent operations of properties having operating histories; and

•      title and liability insurance policies.

We will not purchase any property unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property.  A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine whether any known environmental concerns exist in the immediate vicinity of the property.  A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property.  With respect to potential international investments, we will seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

Generally, the purchase price that we will pay for any property will be based on the fair market value of the property as determined by a majority of our directors. In the cases where a majority of our independent directors require and in all cases in which the transaction is with any of our directors or Behringer Harvard Multifamily Advisors I or its affiliates, we will obtain an appraisal of fair market value by an independent expert selected by our independent directors. Regardless, we will generally obtain an independent appraisal for each property in which we invest. However, we will rely on our own independent analysis and not on appraisals in determining whether to invest in a particular property.  Appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.  In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.  In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate.  See “Item 1.A. Risk Factors—General Risks Related to Investments in Real Estate.”

Under certain conditions, we also may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

Capital Improvements in Connection with Re-Leasing

We anticipate that capital improvements required to be funded by us in connection with newly acquired properties will be funded from our offering proceeds.  At such time as a significant number of our tenants do not renew their leases or otherwise vacate their apartments in one of our buildings, it is likely that, in order to attract new residents, we may be required to expend substantial funds for capital improvements.  We will fund such capital improvements either through capital reserves established for our properties or from our available cash.  Based on these capital needs, the availability and timing of cash flow for distributions may be adversely affected.  See the “Item 1.A. Risk Factors—General Risks Related to Investments in Real Estate” section.

Investing in and Originating Loans

Types of Loans

We may make and invest in mortgage, bridge or mezzanine loans, short-term loans in connection with Section 1031 TIC Transactions (as described below under “—Section 1031 Tenant-in-Common Transactions”) and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property.  Our criteria for investing in loans will be substantially the same as those involved in our investment in properties.  Mortgage loans in which we will invest include first, second and third mortgage loans, wraparound mortgage loans, construction mortgage loans on real property and loans on leasehold interest mortgages.  We may originate these loans or purchase them from third parties.  We may also invest in participations in such loans.  Further, we may invest in unsecured loans or loans secured by assets that are only indirectly related to real estate.  For a detailed description of our current investments, see “Item 3. Properties.”

The mezzanine loans in which we may invest will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. Such loans may also take the form of subordinated loans secured by second mortgages on real property. We may hold senior or junior positions in mezzanine loans.

Second and wraparound mortgage loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount that, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.  A wraparound mortgage loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan.  Under a wraparound mortgage loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.

Third mortgage loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness, in an amount that, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.

Construction loans are loans made for either original development or renovation of property.  Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.  In addition, if the mortgage property is being developed, the amount of the construction loan generally will not exceed 75% of the post-development appraised value.  Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property.  These loans are generally for terms of from six months to 15 years.

Leasehold interest loans generally do not exceed 75% of the value of the leasehold interest and require guaranties of the borrowers.  The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates.  These loans would generally permit us to cure any default under the lease.  Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

After we commence our initial public offering, we will not make or invest in mortgage loans  unless we obtain an appraisal concerning the underlying property from a certified independent appraiser except for mortgage loans insured or guaranteed by a government or government agency.  In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or Behringer Harvard Multifamily Advisors I or its affiliates, such appraisal shall be obtained from an independent appraiser.  We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense.  In addition to the appraisal, we also will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.  We will not make unsecured loans or loans not secured by mortgages unless such loans are approved by a majority of our independent directors.

After we commence our initial public offering, we will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, as determined by an independent appraisal, unless substantial justification exists because of the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors.  Our board of directors may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.

In cases where our advisor determines that it is advantageous to us to make investments in which our advisor or its affiliates have limited experience, it is our advisor’s intention to employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in its consideration, making and administration of such investments.  See “Item 3. Properties” and “Item 5. Directors and Executive Officers” for a description of our current investments and the experience of each of our directors, executive officers and our advisor.

Loan Investment and Origination Criteria

In evaluating prospective loan investments, our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the property or other assets by which it is secured;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	in the case of mezzanine loans, the ability to acquire the underlying real estate; and

•	general economic conditions in the area where the property is located or that otherwise affect the borrower.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders.  Our advisor will evaluate all potential loan investments to determine if the term of the loan, the security for the loan and the loan-to-value ratio meets our investment criteria and objectives.  Our advisor will arrange for an inspection of the property securing the loan, if any, during the loan approval process.  We do not expect to make or invest in mortgage, bridge, mezzanine or other loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans will have a term of seven years or less.  Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term.  We will not originate loans with negative amortization provisions.

After we commence our initial public offering, our charter will limit our ability to provide loans or financing to our affiliates.  Our charter will prohibit us from making loans to our affiliates, except that we may make or invest in mortgage loans involving an affiliate if an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of our independent directors as fair and reasonable to us and on terms no less favorable to us than those available from third parties.

As of the date of this Form 10, we do not have any policies directing the portion of our assets that may be invested in loans.  Pursuant to our advisory management agreement, our advisor will be responsible for servicing and administering any mortgage, bridge, mezzanine or other loans in which we invest.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions, as well as the laws and regulations of foreign jurisdictions, imposing various requirements and restrictions, including among other things, regulating credit-granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims-handling procedures and other trade practices.  In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage, bridge, mezzanine or other loans.  Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness.  We may determine not to make mortgage, bridge, mezzanine or other loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Developer-Focused Strategy

Generally, multifamily developers can secure only 65% to 80% of their total construction costs in the form of a construction loan.  Our strategy includes providing the additional capital needed by the developer either in the form of an equity investment in a project owner or additional debt financing such as a mortgage, bridge, mezzanine or other loan.  In connection with providing this additional capital, we may secure an option that depending on the then-existing market conditions may lead us to acquiring the underlying property upon completion of construction.  By utilizing this strategy, we believe that it is possible to acquire interests in newly constructed properties on attractive terms while generating current income during the construction period.

We have acquired and intend to continue acquiring (by us directly or through third-party joint ventures) purchase options in connection with equity investments in developments or in connection with the origination of mortgage, bridge, mezzanine or other loans.  As of the date of this Form 10, we currently own directly or through joint venture arrangements nine mezzanine loans made to the owners of eight development projects.  In connection with these loans, we have acquired interests in equity investments or options that may allow us to make equity investments in each of the eight projects.  Through a joint venture arrangement, we have also made an equity investment in one completed development project without making a mezzanine loan.

Pricing structures under the purchase options will either be a predetermined price, formula price or a mark-to-market pricing including appraisal or arbitration processes.  The amount paid for such an option, if any, would normally be surrendered if the property is not purchased and credited against the purchase price if the property is purchased.

When we provide debt financing to a project, we will attempt to retain certain control rights over the project.  For example purposes only, we may seek to:

•	condition loan advances on our prior approval of the project’s construction plans and budget;

•	require that only limited changes to the approved construction plans and budget may be made without our consent;

•	retain approval rights over the selection of contractors and the terms of their contracts;

•

require evidence satisfactory to us relating to various other aspects of the project, such as inspection reports, zoning letters, utilities and the ability of the project owner to pay construction costs, before making loan advances;

•

require that, after completion of the project, the project owner must maintain the project in good condition and repair, and may remove or add improvements to the project without our consent only in limited circumstances;

•

retain the right to approve certain other aspects of the project, such as the property manager and the management contract, leases with terms that differ from pre-authorized terms, changes to the governing documents of the project owner and certain sales or encumbrances of all or a portion of the project property;

•	retain rights relating to the application of insurance proceeds or condemnation awards; and

•	retain intercreditor rights to cure a default or purchase a mortgage loan in case of a default on the mortgage loan.

For a description of our rights in our current investments, please see “Item 3. Properties.”

Joint Venture Investments

Co-Investments with Dutch Foundation

General.  On May 7, 2007, affiliates of our advisor agreed to an investment arrangement (the “Master Co-Investment Arrangement”) with Stichting Pensioenfonds Zorg en Welzijn, a Dutch foundation (“PGGM”).  PGGM is a Dutch pension fund serving 1.9 million families of healthcare and social workers, managing more than $95 billion in pension assets and investing in the Netherlands and abroad in equities, fixed-interest securities, real estate, private equity and commodities.

Under arrangements managed by Behringer Harvard Institutional GP LP, a Texas limited partnership (“Institutional GP”), which is an affiliate of our advisor and is indirectly wholly owned by Behringer Harvard Holdings, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements (each, a “Co-Investment Agreement”) with Behringer Harvard Master Partnership I LP, a Delaware limited partnership (the “Co-Investment Partner”) for the purposes of forming and operating entities (“Co-Investment Ventures”) that will own interests in subsidiaries that elect to qualify as real estate investment trusts (each, a “Subsidiary REIT”) and invest in to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization, other than residential properties for assisted living, student housing or senior housing (each, a “Co-Investment Project”).  PGGM requires that each Co-Investment

Project be owned through a Subsidiary REIT in order to obtain certain tax treatment as a foreign investor in the United States.

The Co-Investment Partner is owned (i) 99% by PGGM, which serves as the limited partner of the Co-Investment Partner, and (ii) 1% by Institutional GP, which serves as the general partner of the Co-Investment Partner.  As general partner, Institutional GP generally has control over the affairs of the Co-Investment Partner, except for certain major matters requiring the consent of PGGM.  PGGM has the right to remove the general partner for cause and appoint a successor.

PGGM’s Capital Commitment.  PGGM has committed to invest up to $200 million in Co-Investment Ventures through the Co-Investment Partner, with approximately $67 million committed to existing Co-Investment Ventures, but may increase its commitment to $300 million at any time prior to November 9, 2011.  Institutional GP will provide the remaining 1% of capital for the Co-Investment Partner’s investments in Co-Investment Ventures.  Generally, the Co-Investment Partner will own 45% of each Co-Investment Venture, although the Co-Investment Partner may own less than 45% of a Co-Investment Venture if such venture will own a Co-Investment Project with expected development costs in excess of $75 million or if the parties so agree.  In one investment, The Reserve at Johns Creek Walk, we own 64% of the Co-Investment Venture and our Co-Investment Partner owns 36%.

Our Co-Investment Commitment.  We, through our operating partnership or its designees, have committed to invest up to $247 million in Co-Investment Ventures that are approved by our board of directors and to own 55% of each such Co-Investment Venture.  In addition, we have agreed to increase this commitment to $370 million if PGGM were to increase its capital commitment to the Co-Investment Partner to $300 million.  Because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the Co-Investment Partner.  However, the Master Co-Investment Arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program.  We cannot assure our stockholders as to the number of Co-Investment Ventures in which we will participate with the Co-Investment Partner.

Terms of Co-Investments.  Each investment we make in a Co-Investment Project will be made through a Co-Investment Venture managed by us or a subsidiary of ours.  As manager, we will have control over the affairs of the Co-Investment Venture, but the operation of Co-Investment Projects must generally be conducted in accordance with operating plans approved by the Co-Investment Partner.  In addition, without the consent of all members of the Co-Investment Venture, the manager may not approve or disapprove on behalf of the Co-Investment Venture certain major decisions affecting the Co-Investment Venture, such as (i) selling or otherwise disposing of the Co-Investment Project or any other property having a value in excess of $100,000, (ii) selling any additional interests in the Co-Investment Venture or the Subsidiary REIT (with limited exceptions relating to the Subsidiary REIT maintaining its status as a real estate investment trust or the sale of an interest to the developer of the Co-Investment Project) or (iii) incurring or materially modifying any indebtedness of the Co-Investment Venture or the Subsidiary REIT in excess of $100,000 or causing the Co-Investment Venture or the Subsidiary REIT to become liable for any debt, obligation or undertaking of any other individual or entity in excess of $100,000 other than in accordance with the operating plans (with limited exceptions for transactions arising in the ordinary course of business).  The Co-Investment Partner may remove the manager for cause and appoint a successor.  Distributions of net cash flow from the Co-Investment Ventures will be distributed to the members no less than quarterly in accordance with the members’ ownership interests.

Buy/Sell Rights.  Either member in a Co-Investment Venture may initiate buy/sell procedures with respect to their ownership interests upon the occurrence of (i) a disagreement between the members over certain major decisions, including the establishment of sale objectives for the Co-Investment Project, or (ii) certain events related to the Subsidiary REIT’s status as a real estate investment trust for federal income tax purposes.  Under the buy/sell procedures, a member could make an offer to purchase the interests of the other member based on an offer price for the Co-Investment Venture’s interest in the Subsidiary REIT, and the other member would either elect to sell its interests based on that price or elect to purchase the offering member’s interests based on that price.  However, if the Co-Investment Partner becomes obligated to purchase our interests under these procedures, it may choose, instead, to find a third party to form a joint venture or other joint ownership arrangement for the acquisition of the interests.  If the Co-Investment Partner elects not to purchase our interests on its own and cannot find a third party to acquire them, we may cause the Co-Investment Project to be valued through negotiations with the Co-Investment Partner or, if necessary, arbitration.  We may then elect to purchase the Co-Investment Partner’s interests based on such negotiated (or arbitrated) price or seek to find a third party to purchase either the Co-Investment Partner’s interest in the Co-Investment Venture or the Co-Investment Venture’s entire interest in the Subsidiary REIT, in each case based on the negotiated (or arbitrated) price.  If we cannot find a third-party purchaser within a prescribed period and decide not to purchase the Co-Investment Partner’s interests ourselves, either party may then re-initiate the buy/sell procedures.

Exclusivity Right.  Under the Master Co-Investment Arrangement, Institutional GP has agreed, prior to making, or permitting any affiliate or Behringer Harvard-sponsored program to make, an investment in a project of the same type as a Co-Investment Project, that Institutional GP will first offer to the Co-Investment Partner an opportunity to invest in the project under the terms of the Master Co-Investment Agreement.  This exclusivity right will continue until the earlier of (i) the date that PGGM’s unfunded capital commitment to the Co-Investment Partner has been reduced to $10 million or less, (ii) November 9, 2011 if PGGM does not increase its capital commitment from $200 million to $300 million and (iii) November 9, 2013 if PGGM does increase its capital commitment from $200 million to $300 million.  Until this exclusivity right expires, it is unlikely that we will pursue on our own investments in projects of the same type as a Co-Investment Project.

Other Joint Venture Arrangements

We may enter into additional joint ventures, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other third parties for the purpose of developing, owning and operating real properties.  Joint ventures can leverage our acquisition, development and management expertise in order to achieve the following four primary objectives:  (1) increase the return on invested capital; (2) diversify our access to equity capital; (3) “leverage” invested capital to promote our brand and increase market share; and (4) obtain the participation of sophisticated partners in our real estate decisions.  In determining whether to invest in a particular joint venture, our advisor will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this Form 10 for our selection of real property investments.  See, generally, “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

We intend to enter into joint ventures with other Behringer Harvard-sponsored programs for the acquisition of properties.  However, if we commence our initial public offering, we may only do so if a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.  In the event that the Behringer Harvard-sponsored co-venturer elects to sell property held in any such joint venture, we may have a right of first refusal to buy if such co-venturer, co-tenant or partner elects to sell its interest in the property held by the joint venture.  In the event that the terms of any joint venture or co-tenancy agreement between us and any co-venturer, cotenant or partner, including another Behringer Harvard program, grant us a right of first refusal to buy a property, we may not have sufficient funds to exercise any right of first refusal that we may have.  In the event that any joint venture with an entity affiliated with our advisor holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.  Entering into joint ventures with other Behringer Harvard-sponsored programs will result in certain conflicts of interest.  See “Item 1.A. Risk Factors—Risks Related to Conflicts of Interest” and “Certain Relationships and Related Transactions, and Director Independence—Joint Ventures and 1031 Tenant-in-Common Transactions with Affiliates of Our Advisor.”

We expect that from time to time our advisor will be presented with an opportunity to purchase all or a portion of a mixed-use property.  In such instances, it is possible that we would work together with other Behringer Harvard-sponsored programs to apportion the assets within the mixed-use property among us and the other Behringer Harvard-sponsored programs in accordance with the investment objectives of the various programs.  After such apportionment, the mixed-use property would be owned by two or more Behringer Harvard-sponsored programs or joint ventures composed of Behringer Harvard-sponsored programs.  The negotiation of how to divide the property among the various Behringer Harvard-sponsored programs will not be at arm’s length and conflicts of interest will arise in the process.  It is possible that in connection with the purchase of a mixed-use property or in the course of negotiations with other Behringer Harvard-sponsored programs to allocate portions of such mixed-use property, we may be required to purchase a property that we would otherwise consider inappropriate for our portfolio in order to also purchase a property that our advisor considers desirable.  Although independent appraisals of the assets comprising the mixed-use property will be conducted prior to apportionment, it is possible that we could pay more for an asset in this type of transaction than we would pay in an arm’s-length transaction with a third party unaffiliated with our advisor.

Other Real Estate-Related Investments

Section 1031 Tenant-in-Common Transactions

Behringer Harvard Holdings and its affiliates sponsor private offerings of tenant-in-common interests through a Behringer Harvard Exchange Entity for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons, referred to herein as 1031 Participants, who wish to invest the proceeds from a prior sale of real estate in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  We refer to these transactions as Section 1031 TIC Transactions.  Typically, in such a transaction, a Behringer Harvard Exchange Entity (many times along with a Behringer Harvard-sponsored program such as us) will purchase a property directly from a seller.  The Behringer Harvard Exchange Entity then will sell to the 1031 Participants its portion of such purchase as tenant-in-common interests in the property.  The price paid by the 1031 Participants for such interests will be higher than that paid by the Behringer Harvard Exchange Entity or by us.

We expect that one or more of our future acquisitions will be made in similar transactions.  Section 1031 TIC Transactions provide opportunities for us to become co-investors in properties at the sponsor’s cost, in contrast to the higher prices paid to a Behringer Harvard Exchange Entity by third-party 1031 Participants for comparable tenant-in-common interests.  Participation in these transactions may permit us to:  (1) invest proceeds of our offering earlier than we might otherwise be able to do if we were required to acquire the entire property; (2) obtain increased portfolio diversification by applying our capital in lesser amounts over a greater number of properties; (3) acquire interests in properties that we would be unable to acquire using only our own capital resources; and (4) have opportunities to increase our interests in the related properties pursuant to certain purchase options granted to us as a result of our affiliation with the sponsor of the Section 1031 TIC Transaction.

Properties acquired by a Behringer Harvard Exchange Entity in connection with the Section 1031 TIC Transactions generally are financed by obtaining a first mortgage secured by the property acquired. In order to finance the remainder of the purchase price for properties to be acquired, a Behringer Harvard Exchange Entity obtains a short-term loan from an institutional lender for each property. Following its acquisition of a property, the Behringer Harvard Exchange Entity seeks to sell co-tenancy interests to 1031 Participants, the proceeds of which are used to repay the short-term loan. At the closing of each property acquired by a Behringer Harvard Exchange Entity, we may enter into one or more of the following contractual arrangements:  (1) in the event that the Behringer Harvard Exchange Entity is unable to sell all of the co-tenancy interests in that property to 1031 Participants, we will purchase, at the Behringer Harvard Exchange Entity’s cost, any co-tenancy interests remaining unsold; (2) we will guarantee certain bridge loans associated with the purchase of the property in which tenant-in-common interests are to be sold or otherwise associated with such transaction; or (3) we will provide security for the guarantee of such loans.  See “Item 1.A. Risk Factors—Risks Related to Investments in Real Estate-Related Assets.” In connection with such transactions, we also may enter into one or more contractual arrangements obligating us to purchase co-tenancy interests in a particular property directly from the 1031 Participants. The Behringer Harvard Exchange Entity will pay us a fee in consideration for our agreeing to do (2) or (3) above. Generally, the amount of the fee will be equal to 1% of the amount of the obligation to which we are exposed or the amount of the short-term loan obtained by the Behringer Harvard Exchange Entity.

Our board of directors, including a majority of our independent directors, must approve each property or tenant-in-common interest acquired by us pursuant to any Section 1031 TIC Transaction.  Accordingly, we will only participate in a Section 1031 TIC Transaction where the property purchased meets our investment objectives.

Under any such program, after we commence our initial public offering, we would not execute any agreement providing for the potential purchase of any unsold co-tenancy interests from a Behringer Harvard Exchange Entity or any co-tenancy interests directly from the 1031 Participants until a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, approve of the transaction as being fair, competitive and commercially reasonable to us and at a price to us no greater than the cost of the co-tenancy interests to the Behringer Harvard Exchange Entity. If the price to us would be in excess of such cost, our directors must find substantial justification for such excess and that such excess is reasonable. In addition, under any such program, we will require that a fair market value appraisal for each property be obtained from an independent expert selected by our independent directors and in no event would we purchase co-tenancy interests at a price that exceeds the current appraised value of the property interests.

All 1031 Participants, including us, would execute a tenant-in-common agreement with the other purchasers of co-tenancy interests in the property and a property management agreement providing for the property management and leasing of the property by BHM Management or its subsidiaries.  The tenant-in-common agreement generally would provide that all significant decisions, such as the sale, exchange, lease or re-lease of the property, or any loans or modifications of any loans related to the property, require unanimous approval of all tenant-in-common owners, subject to the deemed consent for failure to respond to any request for consent prior to the applicable deadline and our right to purchase the interests of owners who fail to consent with the majority.  The tenant-in-common agreement generally also would provide a first purchase right to us and options for us to purchase the interests of the other owners at any time within the last year of any mortgage loan on the related property or after we announce our intention to liquidate our portfolio or list our equity on a stock exchange.  In addition, the tenant-in-common agreement would provide for the payment of property management fees to BHM Management or its affiliates of up to 4.5% of gross revenues plus leasing commissions based upon the customary leasing commission applicable to the geographic location of the property. Accordingly, in the event that we purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we would be subject to various risks associated with co-tenancy arrangements that are not otherwise present in real estate investments, such as the risk that the interests of the 1031 Participants will become adverse to our interests. See “Item 1.A. Risk Factors—Risks Related to Investments in Real Estate-Related Assets.”

We may also directly sell tenant-in-common interests in our properties to 1031 Participants.  We will sell a property via a Section 1031 TIC Transaction only in the event that our board of directors determines that such a transaction will be more advantageous to us than an outright sale of the property for cash.  Any sale of one or more properties via a Section 1031 TIC Transaction may expose us to significant tax and securities disclosure risks.  See “Item 1.A. Risk Factors—Risks Related to Investments in Real Estate-Related Assets.”

Other Securities

We may invest in the future in shares of publicly traded REITs and other minority ownership interests in widely owned entities that own real property.  We also may invest in the securities of private entities that we do not consider joint ventures because of a relatively large number of passive investors making negotiation of the terms of investment difficult.  We expect that we may make such investments when we believe that such interests can be purchased at discounts to the value of the underlying real estate, offer attractive yields consistent with our investment objectives or as a first step to acquiring a controlling interest in the entity.

We may also make investments in commercial mortgage-backed securities (“CMBS”).  CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. CMBS are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade CMBS classes.

Borrowing Policies

General

Although we will strive for diversification, the number of different properties that we can acquire will be affected by the amount of funds available to us.  We intend to use debt as a means of providing additional funds for the acquisition of properties and the diversification of our portfolio.  Our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate.  When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment.  After we commence our initial public offering, under our charter, the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors.

In addition to the abovementioned charter limitation and indebtedness target, our board of directors has adopted a policy to generally limit our aggregate borrowings after we commence our initial public offering to approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, will not apply to individual real estate assets and only will apply, if we commence our initial public offering and once we have ceased raising capital under our initial public offering or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire, to the extent our board of directors determines that borrowing these amounts is prudent.  Following the investment of the proceeds to be raised in our initial public offering, we will seek a long-term leverage ratio of approximately 60% upon stabilization of the aggregate value of our assets.

By operating on a leveraged basis, we expect that we will have more funds available to us for investments.  This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio.  Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property.  See “Item 1.A. Risk Factors—General Risks Related to Investments in Real Estate.”  To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be limited.  Our advisor will use its best efforts to obtain financing on the most favorable terms available to us.  Lenders may have recourse to our other assets not securing the repayment of the indebtedness.

Our advisor will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment.  The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in property ownership if refinancing proceeds are reinvested in real estate.

After we commence our initial public offering, we may not borrow money from any of our directors or from our advisor and its affiliates unless such loan is approved by a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction, upon a determination by such directors that the transaction is fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

For services in connection with any debt financing obtained by or for us (including any refinancing of debt), we will pay our advisor a debt financing fee equal to 1% of the amount available under such financing.  Debt financing fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire such permanent financing.  In the event our advisor subcontracts with a third party for the provision of financing coordination services with respect to a particular financing or financings, the advisor will compensate the third party through the debt financing fee.

Disposition Policies

As each of our investments reaches what we believe to be its optimum value during the expected life of the program, we will consider disposing of the investment and may do so for the purpose of either distributing the net sale proceeds to our stockholders or investing the proceeds in other assets that we believe may produce a higher overall future return to our stockholders.  If we commence our initial public offering, we anticipate that any such dispositions typically would occur during the period from four to six years from the termination of our initial public offering.  However, in accordance with our investment objective of achieving maximum capital appreciation, we may sell a particular property or other asset before or after this anticipated holding period if, in the judgment of our advisor and our board of directors, selling the asset is in our best interest.

The determination of when a particular investment should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property or other investment is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT.  Our ability to dispose of property during the first few years following its acquisition is restricted to a substantial extent as a result of our REIT status.  Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net income from any such transaction.  As a result, our board of directors will attempt to structure any disposition of our properties to avoid this penalty tax through reliance on safe harbors available under the Internal Revenue Code for properties held at least four years or through the use of a TRS.

Depending upon then-prevailing market conditions, we intend to begin to consider the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years after the termination of our initial public offering; however, if the SEC does not declare our initial public offering effective within 24 months of the termination of the prior private offering, we intend to begin to consider the process within four to six years after the termination of the prior private offering.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of our initial public offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

In making the decision to apply for listing of our shares for trading on a national securities exchange, the directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders.  The circumstances, if any, under which the directors will agree to list our shares cannot be determined at this time; however, liquidity would likely be one factor that the board will consider when deciding between listing or liquidating.  Even if our shares are not listed, we are under no obligation to actually sell our portfolio within this period because the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders that may prevail in the future.  Furthermore, we cannot assure our stockholders that we will be able to liquidate our assets.  We will continue in existence until all properties are sold and our other assets are liquidated.

Investment Limitations

After we commence our offering, our charter will place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities.  We will not be able to modify these limitations unless our charter is amended, which will require approval of our stockholders.  Unless the charter is amended after we commence our initial public offering, we will not:

•                                          borrow in excess of 300% of our net tangible assets, unless a majority of the independent directors approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the independent directors of the justification for the excess borrowing;

•                                          invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•                                          invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•                                          make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency.  In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or our advisor or its affiliates, such appraisal shall be obtained from an independent appraiser.  We will maintain such appraisal in our records for at least five years, and it will be available for inspection and duplication by our stockholders.  We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•                                          make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, our advisor or its affiliates;

•                                          make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property, including loans from us, would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit as determined by our board of directors, including a majority of our independent directors;

•                                          make an investment in a property or mortgage, bridge or mezzanine loan or other investment if the related acquisition fees and acquisition expenses are not reasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage, bridge or mezzanine loan or other investment, 6% of the funds advanced, provided that the investment may be made if a majority of the board of directors, including a majority of our independent directors, determines that the transaction is commercially competitive, fair and reasonable to us;

•                                          invest more than 10% of our total assets in unimproved properties (which we define as property not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition) or mortgage loans on unimproved property;

•                                          invest in equity securities, unless a majority of the board of directors, including a majority of the independent directors, approves such investment as being fair, competitive and commercially reasonable;

•                                          issue equity securities on a deferred payment basis or other similar arrangement;

•                                          issue debt securities in the absence of adequate cash flow to cover debt service;

•                                          issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;

•                                          issue options or warrants to purchase shares to our advisor, directors, sponsor or any affiliate thereof (1) on terms more favorable than we offer such options or warrants to the general public or (2) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant;

•                                          issue securities that are redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests;

•                                          make any investment that we believe would be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless the board determines, in its sole discretion, that REIT qualification is not in our best interest; or

•                                          operate in such a manner as to be classified as an “investment company” under the Investment Company Act.

With respect to the last bulleted item, we are not currently and do not intend to be a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) based on exceptions that we believe are available to us.  In order to maintain our exception from registration under the Investment Company Act, we must engage primarily in the business of buying real estate, mortgages and certain other interests in real estate.  Our advisor will continually review our investment activity to attempt to ensure that we will not be regulated as an investment company.  Among other things, our advisor will attempt to monitor the proportion of our portfolio that is placed in qualifying real estate assets.  Further, to maintain compliance with the Investment Company Act exception, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.  See “Item 1.A. Risk Factors—Risks Related To Our Business In General.”

In addition, after we commence our initial public offering, our charter will include many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Item 7. Certain Relationships and Related Transactions, and Director Independence.”  Our charter also includes restrictions on roll-up transactions, which are described under “Item 11. Description of our Securities to be Registered.”

Investment Limitations to Avoid Registration as an Investment Company

Reliance on Section 3(c)(6) and Section 3(c)(5)(C) of the Investment Company Act

At present and after we commence our initial public offering, we do not intend to register as an investment company under the Investment Company Act.  In order to maintain our exception from registration under the Investment Company Act, we currently must engage primarily in the business of buying real estate, mortgages and other liens on or interests in real estate.  Our advisor, Behringer Harvard Multifamily Advisors I, will continually review our investment activity to attempt to ensure that we will not be regulated as an investment company.  Among other things, our advisor will attempt to monitor the proportion of our portfolio that is placed in various investments.

We believe that we can rely on Section 3(c)(6) of the Investment Company Act to except us, our operating partnership and certain of our subsidiaries from the definition of investment company under the Investment Company Act.  For purposes of our subsidiary REITs and their subsidiaries, we rely on Sections 3(c)(5)(C) and 3(c)(6) to except these entities from the Investment Company Act.  The SEC staff’s position on Section 3(c)(5)(C) generally requires that the issuer maintain at least 55% of our assets in “mortgages and other liens on and interests in real estate” (“Qualifying Assets”); at least 80% of our assets in Qualifying Assets plus real estate-related assets (“Real Estate-Related Assets”); and no more than 20% of the value of our assets in other than Qualifying Assets and Real Estate-Related Assets (“Miscellaneous Assets”).  To constitute a Qualifying Asset under this 55% requirement, a real estate interest must meet various criteria; therefore certain of our subsidiaries are limited by the provisions of the Investment Company Act as to value of certain assets that we may own at any given time.  Similarly, to rely on Section 3(c)(6), we intend to devote at least 55% of our assets to and derive at least 55% of our income from mortgages and other liens on and interests in real estate.

We generally hold our assets indirectly through entities that we control.  We discuss the underlying assets and how we will treat our interests in these controlled entities under the Investment Company Act below.

Mezzanine Loans and Second Mortgages

We intend for a portion of our investments to consist of real estate loans secured by 100% of the equity securities of a special purpose vehicle that owns real estate (“Mezzanine Loans”).  We treat our Mezzanine Loans as Qualifying Assets when the loan meets the criteria recently set forth in the Capital Trust, Inc., SEC No-Action Letter (May 24, 2007), that is:

•                  the loan is made specifically and exclusively for the financing of real estate;

•                  the loan is underwritten based on the same considerations as a second mortgage and after we perform a hands-on analysis of the property being financed;

•                  we exercise ongoing control rights over the management of the underlying property;

•                  we have the right to readily cure defaults or purchase the mortgage loan in the event of a default on the mortgage loan;

•                  the true measure of the collateral securing the loan is the property being financed and any incidental assets related to the ownership of the property; and

•                  we have the right to foreclose on the collateral and through its ownership of the property-owning entity become the owner of the underlying property.

Another portion of our investments consists of mortgage loans that are junior to a mortgage owned by another lender (“Second Mortgages”).  We treat Second Mortgages as Qualifying Assets if the real property fully secures the Second Mortgage.

With respect to construction loans that are funded over time, which may take the form of a Mezzanine Loan or a Second Mortgage, we consider the outstanding balance (i.e., the amount of the loan actually drawn) as a Qualifying Asset.  We note that the staff of the SEC has not provided any guidance on the treatment of partially funded loans, and any guidance the staff may issue may require us to change our strategy.

Joint Venture Interests

When measuring Section 3(c)(6) and Section 3(c)(5)(C) compliance, we will calculate our assets on an unconsolidated basis, which means that when our assets are held through another entity, they will be treated as follows:

1.               If we own less than a majority of the voting securities of the entity, then the value of our interest in the entity will be treated as Real Estate-Related Assets if the entity engages in the real estate business, such as a REIT, and otherwise as Miscellaneous Assets.

2.               If we own a majority of the voting securities of the entity, then the value of our interest in the entity will generally be allocated among Qualifying Assets, Real Estate-Related Assets and Miscellaneous Assets in proportion to the entity’s ownership of Qualifying Assets, Real Estate-Related Assets and Miscellaneous Assets.

3.               If we are the general partner or managing member of a entity, then (i) the value of our interest in the entity will be treated as in item 2 above if we are actively involved in the management and operation of the venture and our agreement is required for all major decisions affecting the venture and (ii) the value of our interest in the entity will be treated as in item 1 above if we are not actively involved in the management and operation of the venture or our agreement is not required for all major decisions affecting the venture.

Tenant-in-Common Interests

We have no present intent to acquire tenant-in-common interests (“TICs.”)  For a general discussion of TICs, see “Investment Objectives and Criteria—Acquisition and Investment Policies—Other Real Estate-Related Investments—Section 1031 Tenant-in- Common Transactions.”

A syndicated TIC allows an investor to acquire an undivided interest in the underlying property instead of buying an interest in an entity that owns the property.   Typically, TIC syndicators either acquire property directly or through a controlled entity and then sell TICs to investors, or they contract to acquire property and assign the right to acquire the property to TIC investors who simultaneously close on the property.  Syndicated TIC arrangements generally free the owners from the management function with the syndicator retaining asset and property management functions.

We note that the SEC staff has not recently offered guidance as to when, if ever, such TICs may constitute Qualifying Assets as opposed to Real Estate-Related Assets.  In the absence of dispositive guidance, whether from the SEC, federal legislation or applicable court decisions, unless we seek further guidance from the SEC staff, we would treat such TICs as Real Estate-Related Assets.

Commercial Mortgage-Backed Securities

We have no present intent to invest in CMBS.  However, should we ever decide to invest in certain CMBS under certain conditions, such investments may constitute Qualifying Assets, depending on the characteristics of the specific CMBS.  To the extent they are not Qualifying Assets, we believe they would be characterized as Real Estate-Related Assets.

CMBS are securities backed by pools of loans secured by first or, less often, junior mortgages.  The pool of mortgages generally is administered by a trustee, a master servicer and a special servicer.  Although each plays an important role in administering the pool of mortgages, the trustee and the master servicer generally exercise ministerial functions, whereas the duties of the special servicer include, among other things, monitoring the mortgage loans in the CMBS pool, evaluating defaulted mortgage loans with a view toward developing a plan to maximize the recovery on such loans, foreclosing upon or working out defaulted mortgage loans and recommending and implementing a plan that details whether and how to sell, and negotiating the sale of, distressed mortgage loans and properties acquired through foreclosure or otherwise working out such loans.  The most subordinate class of a CMBS issuance is in the first-loss position and is referred to as the “controlling class” because the holder of a majority of that class has the right to hire and remove the special servicer and to provide instructions to the special servicer with respect to the foreclosure/workout of defaulted mortgage loans.  In addition, if the special servicer for any reason does not follow the instructions of the holder of a majority of the controlling class with respect to the foreclosure or workout of a defaulted mortgage loan, the majority holder of such class has the unilateral right to acquire the mortgage out of the pool and foreclose upon the mortgage itself.

On the date of issuance, the controlling class of a CMBS issuance generally is the “not rated” class.  After issuance, however, should the outstanding principal balance of the not rated class erode by more than 75% of its initial face amount, the rights originally exercised by the not rated class, as the controlling class, are automatically transferred to the holder of a majority of the next more senior class, and this process repeats with each class all the way up the capital structure.  This self-executing mechanism is intended to ensure that the class of CMBS that is then most “at risk” for losses has the control and discretion necessary to protect its interest, including the rights of foreclosure on the underlying mortgages.

In order to ensure that we would be able to exercise the rights of the controlling class of potential investments in CMBS, we would seek to acquire 100% of the controlling class of a CMBS issuance.  We consider the controlling class to be a Qualifying Asset, because it has the ability to cause foreclosure of the mortgages underlying the CMBS issuance.  In addition, should we acquire both 100% of the controlling class of a CMBS issuance and 100% of sequentially contiguous non-investment grade classes of the same CMBS issuance in a “block transaction,” we believe we would have the same legal and economic experience as if we had purchased the pool of mortgages underlying the CMBS and partially capitalized such purchase by issuing the investment grade classes of CMBS. Consequently, in addition to the controlling class, we would consider each non-investment grade class that we acquire that is senior to the controlling class to be a Qualifying Asset, provided that (i) we acquire 100% of such a class and 100% of the respective controlling class, (ii) each such class is sequentially contiguous with the controlling class and (iii) each such class is entitled to exercise all rights of the initial controlling class, including foreclosure rights, if it becomes the controlling class.  For example, if we acquire 100% of the not rated class of a CMBS issuance and 100% of the B and BB classes of the CMBS issuance, we would treat each such class as a Qualifying Asset.

It is possible that some of the CMBS pools in which we may invest include loans secured by mortgages with respect to which the special servicer, and consequently we, do not have the unilateral right to foreclose.  We refer to these loans as “real estate-related notes.”  With respect to real estate-related notes, the special servicer exercises many of the rights and duties described above, including monitoring the real estate-related notes, evaluating defaulted real estate-related notes with a view toward developing a plan to maximize the return on such notes, discussing such plans with other loan participants and, if collectively agreed, monitoring and exercising such foreclosure rights on behalf of the CMBS pool.

If we acquire the controlling class and sequentially contiguous classes of a CMBS pool as described above and the CMBS pool contains some real estate-related notes, we believe our investment is the functional equivalent of direct ownership of the mortgages and the real estate-related notes underlying the CMBS issuance because we have the same legal and economic experience as if we had purchased the mortgages and the real estate-related notes and partially capitalized such purchase by issuing the investment grade classes of CMBS.  The SEC’s staff expresses no view as to whether the controlling class and sequentially contiguous classes of a CMBS pool that contains some real estate-related notes are Qualifying Assets or Real Estate-Related Assets and may in the future take a view different than or contrary to our analysis.

In the absence of SEC guidance with respect to CMBS pools that contain some real estate-related notes, we intend to treat a portion of our investment in such pools as Qualifying Assets only when the real estate-related notes comprise a de minimis portion of the entire pool.  Accordingly, should we acquire the controlling class and sequentially contiguous classes of a CMBS pool in which the outstanding principal balance of real estate-related notes is 15% or less of the outstanding principal balance of the entire pool, we treat the mortgages over which we have the unilateral right to foreclose in the CMBS pool as Qualifying Assets and the real estate-related notes in the pool as Real Estate-Related Assets.  To reflect this treatment, we would pro rate our investment in such a CMBS pool and treat as a Qualifying Asset only that portion of our investment in the CMBS pool equal to the value of our investment multiplied by a fraction, the numerator of which would be the outstanding principal balance of the mortgages in the CMBS pool over which we have the unilateral right to foreclose and the denominator of which would be the outstanding principal balance of all of the mortgages in the CMBS pool, including the real estate-related notes.  If we acquire the controlling class and sequentially contiguous classes of a CMBS pool in which the outstanding principal balance of real estate-related notes is more than 15% of the outstanding principal balance of the entire pool, we will treat our entire investment in such a pool as a Real Estate-Related Asset.

Reliance on Section 3(c)(6) not Currently Necessary

Although we believe that we can rely on Section 3(c)(6) to except us from the definition of an investment company under the Investment Company Act, such reliance is not currently necessary.  Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•                  it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•                  it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) (relating to private investment companies) or Section 3(c)(7) (relating to qualified purchaser funds).

We believe that we currently satisfy both tests above.  With respect to the 40% Test, we believe that all of the entities through which we own our subsidiary REITs are majority-owned subsidiaries.  The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company.  We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary, and the SEC has not done so.

Absence of No-Action Relief

If certain of our subsidiaries fail to own a sufficient amount of Qualifying Assets or Real Estate-Related Assets to satisfy the requirements of Section 3(c)(5)(C), we could be characterized as an investment company.  We have not sought a no-action letter from the SEC staff regarding how our investment strategy fits within the exceptions from registration under the Investment Company Act that we and our subsidiaries are using.  To the extent that the SEC’s Division of Investment Management provides more specific or different guidance regarding the treatment of assets as Qualifying Assets or Real Estate-Related Assets, we may be required to adjust our investment strategy accordingly.  Any additional guidance from the SEC’s Division of Investment Management could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Change in Investment Objectives and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders.  Each determination and the basis therefore shall be set forth in the minutes of the board of directors.  The methods of implementing our investment policies also may vary as new investment strategies and techniques are developed.  The methods of implementing our investment objectives and policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of stockholders.

Item 1A.                 Risk Factors

The risks discussed in this Form 10 could adversely affect our business, operating results, prospects and financial condition.  This could cause the value of our common stock to decline and could cause our stockholders to lose all or part of their investment.  The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to the Common Stockholders of Behringer Harvard Multifamily REIT I

There is no public trading market for shares of our common stock; therefore, it will be difficult for our stockholders to sell their shares.  If they are able to sell their shares, they may have to sell them at a substantial discount from the offering price.

There is no public market for the shares.  In addition, the price our stockholders receive for the sale of any shares of our common stock is likely to be less than the proportionate value of our investments.  Therefore, ownership of shares of our common stock is a long-term investment.  If our stockholders are able to find a buyer for their shares, they may not sell their shares to such buyer unless the buyer meets certain applicable blue sky (State-mandated) suitability standards, which may inhibit our stockholders’ ability to sell their shares.  Moreover, our board of directors could choose not to adopt the proposed share redemption program.  If the program is adopted, our board of directors may reject any request for redemption of shares or amend, suspend or terminate our share redemption program at any time.  Therefore, it will be difficult for our stockholders to sell their shares promptly or at all.  Our stockholders may not be able to sell their shares in the event of an emergency, and, if they are able to sell their shares, they may have to sell them at a substantial discount from the offering price.  It is also likely that our stockholders’ shares would not be accepted as the primary collateral for a loan.

Both we and our advisor have limited operating histories.

We and our advisor are recently organized companies and have limited operating histories.  We were incorporated in August 2006, and, as of the date of this Form 10, we have acquired real estate-related assets relating to only nine specific properties, and no assurances can be given that we will acquire any additional properties or real estate-related assets.  Neither our officers and directors, nor the officers and employees of our advisor, have extensive experience investing in or originating different forms of debt financing such as mortgages, bridge, mezzanine or other loans beyond this real estate program.

There are risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development.  To be successful in this market, we must, among other things:

•                  identify and acquire properties and other real estate-related assets that further our investment strategies;

•                  maintain our dealer manager’s network of licensed securities brokers and other agents;

•                  attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•                  respond to competition for our targeted properties and other real estate-related assets as well as for potential investors in us; and

•                  continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause our stockholders to lose all or a portion of their investment.

The prior performance of real estate investment programs sponsored by affiliates of our advisor or our Chairman of the Board, Robert M. Behringer, may not be an indication of our future results.

Our stockholders should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor or Robert M. Behringer to predict our future results.  Accordingly, the prior performance of real estate investment programs sponsored by affiliates of our Chairman of the Board, Mr. Behringer, and our advisor may not be indicative of our future results.

We may suffer from delays in locating suitable investments, which could adversely affect the return on our stockholders’ investment.

Our ability to achieve our investment objectives and to make distributions to our stockholders is dependent upon the performance of our advisor in the acquisition of our investments and the determination of any financing arrangements as well as the performance of our property manager, the selection of multifamily community residents and the negotiation of leases.  The current market for properties that meet our investment objectives is highly competitive as is the leasing market for such properties.  The more shares we sell in our initial public offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms.  Except for the investments described in the “Item 3. Properties” section of this Form 10, our stockholders have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments.  Our stockholders must rely entirely on the oversight of our board of directors, the management ability of our advisor and the performance of the property manager.  We cannot be sure that our advisor will be successful in obtaining suitable investments on financially attractive terms.

We could suffer from delays in locating suitable investments as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other Behringer Harvard-sponsored programs, some of which have investment objectives and employ investment strategies that are similar to ours.  Although our sponsor generally seeks to avoid simultaneous public offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms, there may be periods during which one or more Behringer Harvard-sponsored programs are seeking to invest in similar properties.

Additionally, as a public company, we will be subject to the ongoing reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Pursuant to the Exchange Act, we may be required to file with the SEC financial statements of properties we acquire and investments we make in real estate-related assets.  To the extent any required financial statements are not available or cannot be obtained, we will not be able to acquire the investment.  As a result, we may not be able to acquire certain properties or real estate-related assets that otherwise would be a suitable investment.  We could suffer delays in our investment acquisitions due to these reporting requirements.

Furthermore, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space.  Therefore, our stockholders could suffer delays in the receipt of distributions attributable to those particular properties.

Delays we encounter in the selection, acquisition and development of properties could adversely affect our stockholders’ returns.  In addition, if we are unable to invest our initial public offering proceeds in real properties and real estate-related assets in a timely manner, we will hold the proceeds in an interest-bearing account, invest the proceeds in short-term, investment-grade investments or, ultimately, liquidate.  In such an event, our ability to pay distributions to our stockholders and the returns to our stockholders would be adversely affected.

Investors who invest in us at the beginning of our offering may realize a lower rate of return than later investors.

Because we have only minimal investments and have not identified a significant number of investments for which to apply proceeds from our initial public offering, there can be no assurances as to when we will begin to generate sufficient cash flow to fully fund or continue making distributions.  As a result, investors who invest in us before we commence significant real estate operations or generate significant cash flow may realize a lower rate of return than later investors.  We expect to have little cash flow from operations available for distribution until we make substantial investments.  In addition, to the extent our investments may be in development or redevelopment projects, properties, or other real estate-related assets that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.  Therefore, until such time as we have sufficient cash flow from operations to fund fully the payment of distributions therefrom, some or all of our distributions will be paid from other sources, such as from the proceeds of our initial public offering or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees, and borrowings, including borrowings secured by our assets, in anticipation of future operating cash flow.

Investors who invest later in our initial public offering may realize a lower rate of return than investors who invest earlier in the offering to the extent we fund distributions from sources other than from operating cash flow.

To the extent we incur debt to fund distributions earlier in this offering, the amount of cash available for distributions in future periods will be decreased by the repayment of such debt.  Similarly, if we use offering proceeds to fund distributions, later investors may experience immediate dilution in their investment because a portion of our net assets would have been used to fund distributions instead of retained in our company and used to make real estate investments.  Earlier investors will benefit from the investments made with funds raised later in the offering, while later investors may not share in all of the net offering proceeds raised from earlier investors.

We may have to make expedited decisions on whether to invest in certain properties or real estate-related assets, including prior to receipt of detailed information on the investment.

In the current real estate market, our advisor and board of directors may frequently be required to make expedited decisions in order to effectively compete for the acquisition of properties and other real estate-related assets.  Additionally, we may be required to make substantial non-refundable deposits prior to the completion of our analysis and due diligence on property or real estate-related asset acquisitions and the actual time period during which we will be allowed to conduct due diligence may be limited.  In these cases, the information available to our advisor and board of directors at the time of making any particular investment decision, including the decision to pay any non-refundable deposit and the decision to consummate any particular acquisition, may be limited, and our advisor and board of directors may not have access to detailed information regarding any particular investment property, such as physical characteristics, environmental matters, zoning regulations or other local conditions affecting the investment property.  Therefore, no assurance can be given that our advisor and board of directors will have knowledge of all circumstances that may adversely affect an investment.  In addition, our advisor and board of directors expect to rely upon independent consultants in connection with their evaluation of proposed investment properties, and no assurance can be given as to the accuracy or completeness of the information provided by such independent consultants.

If we are unable to commence and raise substantial funds in our initial public offering, we will be limited in the number and type of properties and real estate-related assets we may acquire and the return on our stockholders’ investment in us may fluctuate with the performance of the specific investments we acquire.

If we are unable to commence and raise substantial funds in our initial public offering, we will make fewer additional investments resulting in less diversification in terms of the number of assets owned, the geographic regions in which our properties and real estate-related assets are located and the types of assets that we acquire.  In such event, the likelihood of our profitability being affected by the performance of any one of our assets will increase.  For example, in the event we are not able to raise substantial proceeds from our initial public offering, we will most likely be limited to make our additional investments only through one or more joint ventures with third parties and may only be able to make a few such investments.  As of the date of this Form 10, we have made substantially all of our current investments through joint ventures and intend to continue this strategy.  If we are able to make only a few additional investments, we would not achieve broad diversification of our assets.  Additionally, we are not limited in the number or size of our assets or the percentage of net proceeds we may dedicate to a single asset.  Our stockholders’ investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio.  In addition, if we are unable to commence and raise substantial funds from our initial public offering, our fixed operating expenses, as a percentage of gross income, would be higher, and our financial condition and ability to make distributions could be adversely affected.

If we lose or are unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered.

Our success depends to a significant degree upon the continued contributions of certain executive officers and other key personnel of us, our advisor and its affiliates, including Robert M. Behringer and Robert S. Aisner, each of whom would be difficult to replace.  We do not have employment agreements with the executive officers and other key personnel of us, our advisor and its affiliates, and we cannot guarantee that they will remain affiliated with us.  Although several of the executive officers and other key personnel of us, our advisor and its affiliates, including Mr. Behringer and Mr. Aisner, have entered into employment agreements with affiliates of our advisor, including Harvard Property Trust, these agreements are terminable at will, and we cannot guarantee that such persons will remain affiliated with our advisor.  If any of our key personnel were to cease their affiliation with us, our advisor or its affiliates, our operating results could suffer.  Further, although Behringer Harvard Holdings has key person insurance on the lives of Robert M. Behringer, Gerald J. Reihsen, III, and M. Jason Mattox, and is in the process of obtaining key person insurance on the lives of Robert S. Aisner, Gary S. Bresky and Jeffrey S. Schwaber, we do not intend to separately maintain key person life insurance on these individuals, or any other person.  We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to hire and retain highly skilled managerial, operational and marketing personnel.  Competition for persons with these skills is intense, and we cannot assure our stockholders that our advisor will be successful in attracting and retaining such skilled personnel.  Further, we have established, and intend in the future to establish, strategic relationships with firms that have special expertise in certain services or as to assets both nationally and in certain geographic regions.  Maintaining these relationships will be important for us to effectively compete for assets.  We cannot assure our stockholders that we will be successful in attracting and retaining such strategic relationships.  If we lose or are unable to obtain the services of key personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered.

If we internalize our management functions, our stockholders’ interest in us could be diluted, and we could incur other significant costs associated with being self-managed.

Our strategy may involve internalizing our management functions.  If we internalize our management functions, we may elect to negotiate to acquire our advisor’s and property manager’s assets and personnel.  Under our advisory management agreement, we are restricted from hiring or soliciting any employee of our advisor or its affiliates to perform services (as an employee, consultant or otherwise) for three years from the termination of the agreement.  We are similarly restricted under our property management agreement.  These restrictions could make it difficult to internalize our management functions without acquiring assets and personnel from our advisor and its affiliates for consideration that would be negotiated at that time.  At this time, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition.  Such consideration could take many forms, including cash payments, promissory notes and shares of our stock.  The payment of such consideration could result in dilution of our stockholders’ interests as stockholders and could reduce the net income per share and funds from operations per share attributable to their investment.

In addition, while we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory management agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, and Securities and Exchange Commission reporting and compliance.  We would also incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates.  In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute our stockholders’ investment.  We cannot reasonably estimate the amount of fees to our advisor we would save and the costs we would incur if we became self-managed.  If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our net income per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

As currently organized, we will not directly employ any employees.  If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.  Nothing in our charter prohibits us from entering into the transaction described above.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity.  Currently, our advisor and its affiliates perform property management, asset management and general and administrative functions, including accounting and financial reporting, for multiple entities.  We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity.  An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and/or suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting.  Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our portfolio.

If we pay distributions from sources other than our cash flow from operations, we will have less funds available to make investments and our stockholders’ overall return may be reduced.

Our organizational documents permit us to make distributions from any source, such as from the proceeds of our prior private offering, initial public offering or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees, and borrowings, including borrowings secured by our assets, in anticipation of future operating cash flow. If we fund distributions from financings or the net proceeds from our initial public offering, we will have less funds available for acquiring properties and other investments, and our stockholders’ overall return may be reduced.  Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.  We paid approximately $1,279,428 and $515,214 in distributions for the three months ended March 31, 2008 and for the year ended December 31, 2007, respectively.  We have elected to use gross offering proceeds from the private offering to pay a significant portion of these authorized distributions with the balance paid from operations and interest income.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce our stockholders’ and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Our charter provides that generally no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct.  As a result, our stockholders and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce our stockholders’ and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees and agents) in some cases, which would decrease the cash otherwise available for distributions to our stockholders.

We have limited experience with international investments.

Neither we nor our sponsor, Behringer Harvard Holdings, or any of its affiliates has any substantial experience investing in multifamily properties or other real estate-related assets located outside the United States.  Although we expect to acquire multifamily communities and other real estate-related assets located in the United States, we may acquire real estate assets located outside the United States and may make or purchase mortgage, bridge, mezzanine or other loans made by a buyer located outside of the United States or secured by property located outside of the United States.  We may not have the expertise necessary to maximize the return on our international investments.

Our stockholders’ investment may be subject to additional risks if we make international investments.

We may purchase real estate assets located outside the United States and may make or purchase mortgage, bridge, mezzanine or other loans or joint venture interests in mortgage, bridge, mezzanine or other loans made by a borrower located outside the United States or secured by property located outside the United States.  Any international investments may be affected by factors peculiar to the laws of the jurisdiction in which the borrower or the property is located.  These laws may expose us to risks that are different from and in addition to those commonly found in the United States.  Foreign investments could be subject to the following risks:

•                  governmental laws, rules and policies, including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•                  variations in currency exchange rates;

•                  adverse market conditions caused by inflation or other changes in national or local economic conditions;

•                  changes in relative interest rates;

•                  changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•                  changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we have an investment;

•                  lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles);

•                  changes in land use and zoning laws;

•                  more stringent environmental laws or changes in these laws;

•                  changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;

•                  we, our sponsor, our advisor and its affiliates have only limited experience investing in real property or other investments outside the United States; and

•                  legal and logistical barriers to enforcing our contractual rights.

Any of these risks could have an adverse effect on our business, results of operations and ability to pay distributions to our stockholders.

If our sponsor, our advisor or its affiliates waive certain fees due to them, our results of operations and distributions may be artificially high.

From time to time, our sponsor, our advisor or its affiliates may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or incentives due to them, pay general administrative expenses or otherwise supplement stockholder returns in order to increase the amount of cash available to make distributions to stockholders.  If our sponsor, our advisor or its affiliates choose to no longer waive or defer such fees and incentives, our results of operations will be lower than in previous periods and our stockholders’ return on their investment could be negatively affected.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below.  The “Item 7. Certain Relationships and Related Transactions, and Director Independence” section of this Form 10 provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

Because a number of Behringer Harvard-sponsored real estate programs use investment strategies that are similar to ours, our advisor and its and our executive officers will face conflicts of interest relating to the purchase of properties and other real estate-related assets, and such conflicts may not be resolved in our favor.

Although our sponsor generally seeks to avoid simultaneous public offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms, there may be periods during which one or more Behringer Harvard-sponsored programs are seeking to invest in similar properties and other real estate-related investments.  In particular, Behringer Harvard Opportunity REIT II (which is currently conducting an initial public offering) and Behringer Harvard REIT II (which has filed a registration statement relating to a planned initial public offering) are seeking to raise significant offering proceeds for investment in a broad range of property types, including multifamily properties.  As a result, we may be buying properties and other real estate-related investments at the same time as one or more of the other Behringer Harvard-sponsored programs managed by officers and employees of our advisor and/or its affiliates, and these other Behringer Harvard-sponsored programs may use investment strategies that are similar to ours.  Our executive officers and the executive officers of our advisor are also the executive officers of other Behringer Harvard-sponsored REITs and their advisors, the general partners of Behringer Harvard-sponsored partnerships and/or the advisors or fiduciaries of other Behringer Harvard-sponsored programs, and these entities are and will be under common control.  There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another Behringer Harvard-sponsored program.  In the event these conflicts arise, we cannot assure our stockholders that our best interests will be met when officers and employees acting on behalf of our advisor and on behalf of advisors and managers of other Behringer Harvard-sponsored programs decide whether to allocate any particular property to us or to another Behringer Harvard-sponsored program or affiliate of our advisor, which may have an investment strategy that is similar to ours.  In addition, we may acquire properties in geographic areas where other Behringer Harvard-sponsored programs own properties.  Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage, bridge or mezzanine loans or participations in mortgage, bridge or mezzanine loans on our behalf, because other Behringer Harvard-

sponsored programs may be competing with us for such investments.  Our stockholders will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making their investment.

Behringer Harvard Multifamily Advisors I LP and its affiliates, including all of our executive officers and some of our directors will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our advisor, Behringer Harvard Multifamily Advisors I LP and its affiliates, including our dealer manager and our property manager, are entitled to substantial fees from us under the terms of the advisory management agreement, dealer manager agreement and property management agreement.  These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•                  the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory management agreement, the dealer-manager agreement and the property management agreement;

•                  public offerings of equity by us, which entitle Behringer Securities to dealer-manager fees and will likely entitle our advisor to increased acquisition and asset management fees;

•                  property sales, which entitle our advisor to real estate commissions and the possible issuance to our advisor of shares of our common stock through the conversion of our convertible stock;

•                  property acquisitions from other Behringer Harvard-sponsored programs, which might entitle affiliates of our advisor to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•                  property acquisitions from third parties, which entitle our advisor to acquisition fees and asset management fees;

•                  borrowings to acquire properties, which borrowings will increase the acquisition and asset management fees payable to our advisor;

•                  whether we seek to internalize our management functions, which internalization could result in our retaining some of our advisor’s key officers and employees for compensation that is greater than that which they currently earn or which could require additional payments to affiliates of our advisor to purchase the assets and operations of our advisor;

•                  whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our advisor to the issuance of shares of our common stock through the conversion of our convertible stock; and

•                  whether and when we seek to sell the company or its assets, which sale could entitle our advisor to real estate commissions and to the issuance of shares of our common stock through the conversion of our convertible stock.

The fees our advisor receives in connection with transactions involving the purchase and management of an asset are based on the cost of the investment, including the amount budgeted for the development, construction and improvement of each asset, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.  Furthermore, the advisor will refund these fees to the extent they are based on budgeted amounts that prove too high once development, construction or improvements are completed, but the fact that these fees are initially calculated in part based on budgeted amounts could influence our advisor to overstate the estimated costs of development, construction or improvements in order to accelerate the cash flow it receives.

In addition, the terms of our currently outstanding convertible stock may provide for its conversion into shares of common stock if we terminate the advisor prior to the listing of our shares for trading on a national securities exchange other than as a result of the advisor’s material breach of the advisory management agreement.  To avoid the conversion of our convertible stock, our independent directors may decide against terminating the advisory management agreement prior to the listing of our shares or disposition of our investments even if termination of the advisory management agreement would be in our best interest.  In addition, the conversion feature of our convertible stock could cause us to make different investment or disposition decisions than we would otherwise make, in order to avoid the stock conversion.  Moreover, our advisor has the right to terminate the advisory management agreement for any reason upon 60 days notice and thereby trigger the conversion of the convertible stock, which could have the effect of delaying, deferring or preventing a change of control that might otherwise be in our stockholders’ best interests.

Our advisor will face conflicts of interest relating to joint ventures, tenant-in-common investments or other co-ownership arrangements that we enter with other Behringer Harvard-sponsored programs, which could result in a disproportionate benefit to another Behringer Harvard-sponsored program.

We may enter into joint ventures, tenant-in-common investments or other co-ownership arrangements with other Behringer Harvard-sponsored programs, including Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I, Behringer Harvard REIT I and Behringer Harvard REIT II, for the acquisition, development or improvement of multifamily or other properties as well as the acquisition of real estate-related investments.  The executive officers of our advisor are also the executive officers of other Behringer Harvard-sponsored REITs and their advisors, the general partners of other Behringer Harvard-sponsored partnerships and/or the advisors or fiduciaries of other Behringer Harvard-sponsored programs.  These executive officers will face conflicts of interest in determining which Behringer Harvard-sponsored program should enter into any particular joint venture, tenant-in-common or co-ownership arrangement.  Further, the fiduciary obligation that our advisor or our board of directors may owe to a co-venturer, co-tenant or partner affiliated with our sponsor or advisor may make it more difficult for us to enforce our rights.  These persons may also have a conflict in structuring the terms of the relationship between our interests and the interests of the Behringer Harvard-sponsored co-venturer, co-tenant or partner as well as conflicts of interest in managing the joint venture.

In the event that we enter into a joint venture, tenant-in-common investment or other co-ownership arrangements with another Behringer Harvard-sponsored program or joint venture, our advisor and its affiliates may have a conflict of interest when determining when and whether to buy or sell a particular real estate property, and our stockholders may face certain additional risks.  For example, it is anticipated that Behringer Harvard Short-Term Opportunity Fund I will never have an active trading market.  Therefore, if we become listed for trading on a national securities exchange, we may develop more divergent goals and objectives from such joint venturer with respect to the sale of properties in the future.  In addition, in the event we enter into a joint venture with a Behringer Harvard-sponsored program that has a term shorter than ours, the joint venture may be required to sell its properties at the time of the other Behringer Harvard-sponsored program’s liquidation.  We may not desire to sell the properties at such time.  Even if the terms of any joint venture agreement between us and another Behringer Harvard-sponsored program grant us a right of first refusal to buy such properties, we may not have sufficient funds to exercise our right of first refusal under these circumstances.

Because Mr. Behringer and his affiliates indirectly control our advisor and other Behringer Harvard-sponsored programs, agreements and transactions among the parties with respect to any joint venture, tenant-in-common investment or other co-ownership arrangement between or among such parties will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.  Under these joint ventures, neither co-venturer may have the power to control the venture, and under certain circumstances, an impasse could be reached regarding matters pertaining to the co-ownership arrangement, which might have a negative influence on the joint venture and decrease potential returns to our stockholders.  In the event that a co-venturer has a right of first refusal to buy out the other co-venturer, it may be unable to finance such buy-out at that time.  If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest.  Furthermore, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our co-venturer or partner, our ability to sell such interest may be adversely impacted by such right.  For a more detailed discussion, see “Item

7. Certain Relationships and Related Transactions, and Director Independence—Joint Ventures and 1031 Tenant-in-Common Transactions with Affiliates of Our Advisor.”

The sponsor’s master co-investment agreement entered into by a subsidiary of our sponsor with a Dutch Pension Foundation and its affiliates (“PGGM”) requires it to offer PGGM a right of first refusal to co-invest with our sponsor or its affiliates in multifamily development projects that meet certain specified investment guidelines and fully constructed properties that have not yet reached a specific level of stabilization, a significant majority of the type of investments for which we intend to acquire.

Our sponsor has entered into a master co-investment agreement for multifamily-development projects.  Under the agreement, our sponsor or one of its affiliates will provide 55% of the capital for each investment, and our Co-Investment Partner, which is 99% owned by PGGM and 1% indirectly wholly owned by our sponsor, will provide 45% of the capital for each investment.  Generally, our co-investment ownership with our Co-Investment Partner will incorporate a subsidiary REIT structure to acquire the multifamily development project investment.  PGGM has committed to invest up to $200 million under this arrangement, with approximately $67 million committed to existing projects, and may increase its commitment to $300 million at any time prior to November 9, 2011.  The master co-investment arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program; however, because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the Co-Investment Partner.  We have committed to invest up to $247 million to projects approved by our board of directors and expect that we will provide the 55% of capital for each such investment that is required from an affiliate of our sponsor.  In addition, we have agreed to increase this commitment to $370 million if PGGM were to increase its capital commitment to the Co-Investment Partner to $300 million.  Until PGGM has reached its $200 million commitment, PGGM has a right of first refusal to co-invest in multifamily-development investments of the type targeted by the master co-investment arrangement that are made by our sponsor or its affiliates.  This arrangement makes it unlikely that we will pursue on our own multifamily-development investment opportunities of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  See “Item 1. Business—Description of Investment Policy—Acquisition and Investment Policies—Joint Venture Investments—Co-Investments with Dutch Foundation.”

Our advisor’s executive officers and key personnel and the executive officers and key personnel of Behringer Harvard-affiliated entities that conduct our day-to-day operations and our initial public offering will face competing demands on their time, and this may cause our investment returns to suffer.

We rely upon the executive officers of our advisor and the executive officers and employees of Behringer Harvard-affiliated entities to conduct our day-to-day operations and our initial public offering.  These persons also conduct the day-to-day operations of other Behringer Harvard-sponsored programs, including (x) other public programs such as Behringer Harvard REIT I (which is also currently raising capital), Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I and Behringer Harvard Mid-Term Value Enhancement Fund I, (y) Behringer Harvard REIT II, a newly organized program that has filed a registration statement relating to an initial public offering, and (z) numerous private programs.  These persons may have other business interests as well.  Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities.  During times of intense activity in other programs and ventures, they may devote less time and resources to our business than is necessary or appropriate.  If this occurs, the returns on our investments may suffer.

Our officers face conflicts of interest related to the positions they hold with entities affiliated with our advisor, which could diminish the value of the services they provide to us.

All of our executive officers, including Mr. Aisner, who serves as our Chief Executive Officer and a director, are also officers of one or more other entities affiliated with our advisor, including our property manager, our dealer manager and the advisors and fiduciaries to other Behringer Harvard-sponsored programs.  As a result, these individuals owe fiduciary duties to these other entities and their investors, which may conflict with the fiduciary duties that they owe to us and our stockholders.  Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities.  Conflicts with our business and interests are most likely to arise from involvement in activities related to: (1) allocation of new investments and management time and services between us and the other entities; (2) the timing and terms of the investment in or sale of an asset; (3) development of our properties by affiliates of our advisor; (4) investments with affiliates of our advisor; (5) compensation and incentives to our advisor; and (6) our relationship with our dealer manager and property manager.  If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.

Our stockholders’ investment will be diluted upon conversion of the convertible stock.

Our advisor purchased 1,000 shares of our convertible stock for an aggregate purchase price of $1,000.  Prior to commencement of our initial public offering, we intend to repurchase our current outstanding convertible stock from our advisor and reissue those shares with the following terms.  Under limited circumstances, these shares may be converted into shares of our common stock, resulting in dilution of our stockholders’ interest in us.  Our convertible stock will convert into shares of common stock on one of two events.  First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price.  Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders.  Each of these two events is a “Triggering Event.”  Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares.  However, if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.  As a result, following conversion, the holder of the convertible stock will be entitled to a portion of amounts distributable to our stockholders, which such amounts distributable to the holder could be significant.  Our advisor and Mr. Behringer can influence whether and when our common stock is listed for trading on a national securities exchange or our assets are liquidated, and their interest in our convertible stock could influence their judgment with respect to listing or liquidation.  For a discussion of current and prospective terms of our convertible stock, please see “Item 6. Executive Compensation—Our Advisor—Convertible Stock.”

Because we rely on affiliates of Behringer Harvard Holdings for the provision of advisory, property management and dealer manager services, if Behringer Harvard Holdings is unable to meet its obligations we may be required to find alternative providers of these services, which could result in a disruption of our business.

Behringer Harvard Holdings, through one or more of its subsidiaries, owns and controls our advisor, BHM Management, our property management company, and Behringer Securities, the dealer manager of our initial public offering.  The operations of our advisor, BHM Management and Behringer Securities represent a substantial majority of the business of Behringer Harvard Holdings.  In light of the common ownership of these entities and their importance to Behringer Harvard Holdings, we consider the financial condition of Behringer Harvard Holdings when assessing the financial condition of our advisor, BHM Management and Behringer Securities.  Although we believe that Behringer Harvard Holdings currently has adequate cash availability from both funds on hand and borrowing capacity through its existing credit facilities in order to meet its obligations, its continued viability may be affected by its ability to continue to successfully sponsor and operate real estate programs.  In the event that Behringer Harvard Holdings would be unable to meet its obligations as they become due, we might be required to find alternative service providers, which could result in disruption of our business.

Risks Related to Our Business in General

A limit on the number of shares a person may own may discourage a takeover.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT.  Unless exempted by our board of directors, no person may own more than 9.8% of our outstanding shares of common or preferred stock.  This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide our stockholders with the opportunity to receive a control premium for their shares.  See “Item 11. Description of our Securities to be Registered—Restriction on Ownership of Shares.”

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our charter permits our board of directors to issue up to 1,000,000,000 shares of capital stock.  Our board of directors, without any action by our stockholders, may:  (1) increase or decrease the aggregate number of shares; (2) increase or decrease the number of shares of any class or series we have authority to issue; or (3) classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any such stock.  Thus, our board of directors could authorize the issuance of such stock with terms and conditions that could subordinate the rights of the holders of our current common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired.

Under Maryland law, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the then outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the expiration of the five-year period described above, any business combination between the Maryland corporation and an interested stockholder must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.  Maryland law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.  See “Item 11. Description of our Securities to be Registered—Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations.”

By opting into Title 3, Subtitle 8 under Maryland law, our board may implement certain anti-takeover measures that could make any attempted takeover exceedingly difficult.

Prior to commencing our an initial public offering, we may opt into Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”) until shares of our common stock are Listed.  Title 3, Subtitle 8 of the MGCL would permit our public company board, among other things, to: (i) extend the term of a director beyond one year by classifying the board, (ii) eliminate the ability of the stockholders to remove directors by a majority vote, (iii) require “cause” for the stockholders to remove a director (because staggered boards can only be removed for cause under the MGCL) and (iv) require a majority of stockholders to call a special meeting as opposed to the NASAA REIT Guidelines standard of 10%.

After we commence our initial public offering, we will first amend our charter so that we will be prohibited until such time that our shares of common stock are listed on a national securities exchange, from electing to be subject to the provisions under Subtitle 8.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships.

Maryland law also limits the ability of a third party to buy a large stake in us and exercise voting power in electing directors.

Maryland law provides a second anti-takeover statute, the Control Share Acquisition Act, which provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares of stock owned by interested stockholders, that is, by the acquirer, by officers or by directors who are employees of the corporation, are excluded from the vote on whether to accord voting rights to the control shares.  “Control shares” are voting shares of stock that would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power.  Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition of control shares.  The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by a corporation’s charter or bylaws.  Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock.  We can offer no assurance that this provision will not be amended or eliminated at any time in the future.  This statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer by anyone other than our affiliates or any of their affiliates.  See “Item 11. Description of our Securities to be Registered—Provisions of Maryland Law and of Our Charter and Bylaws—Control Share Acquisitions.”

Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Exchange Act.  The offering stockholder must provide our company notice of such tender offer at least ten business days before initiating the tender offer.  If the offering stockholder does not comply with these requirements, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer.  In addition, the noncomplying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance.  This provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent our stockholders from receiving a premium price for our stockholders’ shares in such a transaction.

Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), based on exceptions that we believe are available to us.  If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•                  limitations on capital structure;

•                  restrictions on specified investments;

•                  prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to be excluded from regulation under the Investment Company Act, we intend to engage primarily in the business of buying mortgages and other liens on or interests in real estate.  The position of the staff of the SEC’s Division of Investment Management generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to maintain our exception to the Investment Company Act.  Generally, mezzanine loans, second mortgages, CMBS, TICs and interests in joint ventures that own qualifying assets may constitute qualifying real estate interests under this exception if certain conditions are met.  Our ownership of mezzanine loans, second mortgages, CMBS, TICs and real estate joint venture interests, therefore, will be limited by provisions of the Investment Company Act and SEC staff interpretations.  Generally, the SEC’s Division of Investment Management has taken no formal position as to whether CMBS should be treated as qualifying assets and no recent formal position as to whether TICs should be treated as qualifying assets.

To maintain compliance with our exception to the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business and criminal and civil actions could be brought against us.  In addition, our contracts could be unenforceable, and a court could appoint a receiver to take control of us and liquidate our business.

Rapid changes in the values of potential investments in CMBS or other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exception from the Investment Company Act.

If the market value or income potential of our real estate-related investments, including potential investments in CMBS, declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or our exception from registration under the Investment Company Act.  If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish.  This difficulty may be exacerbated by the illiquid nature of any non-real estate assets that we may own.  We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions.  Our board of directors may amend or revise these and other policies without a vote of the stockholders.  Our charter sets forth the stockholder voting rights required to be set forth therein under the NASAA REIT Guidelines.  Under our charter and the Maryland General Corporation Law, our stockholders currently have a right to vote only on the following matters:

•                  the election or removal of directors;

•                  any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:

•                  change our name;

•                  increase or decrease the aggregate number of our shares;

•                  increase or decrease the number of our shares of any class or series that we have the authority to issue;

•                  classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares;

•                  effect reverse stock splits;

•                  opt into any of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (although, if we commence our initial public offering, we will first amend our charter so that we may not opt into any such provisions until after the listing of our shares of common stock on a national securities exchange) (see “Item 11. Description of our Securities to be Registered—Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8” below);

•                  a reorganization as provided in our charter;

•                  our liquidation and dissolution; and

•                  our being a party to any merger, consolidation, sale or other disposition of substantially all of our assets (if we commence an initial public offering, we will first amend our charter such that our stockholders may vote on these matters notwithstanding that Maryland law may not require stockholder approval).

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies and objectives generally and at the individual investment level without stockholder approval, which could alter the nature of our stockholders’ investment.

Our charter requires that our independent directors review our investment policies with sufficient frequency (and, upon commencement of our initial public offering, at least annually) to determine that the policies we are following are in the best interest of the stockholders.  In addition to our investment policies and objectives, we may also change our stated strategy for any investment in an individual property.  These policies may change over time.  The methods of implementing our investment policies may also vary, as new investment techniques are developed.  Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders.  As a result, the nature of our stockholders’ investment could change without our stockholders’ consent.

Even if adopted, our stockholders may not be able to sell their shares under the proposed share redemption program and, if they are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.

Our board of directors could choose not to adopt the proposed share redemption program or amend, suspend or terminate our redemption program at any time.  Our board of directors may reject any request for redemption of shares.  Further, even if adopted, there are many limitations on our stockholders’ ability to sell their shares pursuant to the proposed share redemption program.  Any stockholder requesting repurchase of their shares pursuant to our share redemption program will be required to certify to us that such stockholder acquired the shares by either (1) a purchase directly from us or (2) a transfer from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the stockholder’s immediate or extended family, (ii) a transfer to a custodian, trustee or other fiduciary for the account of the stockholder or his or her immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.

In addition, our proposed share redemption program contains other restrictions and limitations.  Shares will be redeemed on a quarterly basis, pro rata among all stockholders requesting redemption in such quarter, with a priority given to redemptions upon the death or disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility; next, to stockholders who demonstrate, in the discretion of our board of directors, another involuntary, exigent circumstance, such as bankruptcy; next, to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, to other redemption requests.  Our stockholders must hold their shares for at least one year prior to seeking redemption under the share redemption program, except that our board of directors may waive this one-year holding requirement with respect to redemptions sought upon the death or disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility or for other exigent circumstances and that if a stockholder is redeeming all of his or her shares the board of directors may waive the one-year holding requirement with respect to shares purchased pursuant to the distribution reinvestment plan. We will not redeem more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption.  Our board of directors will determine from time to time, and at least quarterly, whether we have sufficient excess cash to repurchase shares.  Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow from the previous fiscal year (to the extent positive).

Further, our board of directors reserves the right to reject any request for redemption or to terminate, suspend or amend the share redemption program at any time.  Therefore, in making a decision to purchase shares of our common stock, our stockholders should not assume that they will be able to sell any of their shares back to us pursuant to our share redemption program.

If our stockholders are able to resell their shares to us pursuant to our proposed share redemption program, depending upon how long they owned the shares, they will likely receive substantially less than the amount paid to acquire the shares from us or the fair market value of their shares.

Other than redemptions following the death or disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility, the purchase price for shares we repurchase under our proposed redemption program will equal (1) prior to the time we begin having appraisals performed by an independent third party, the amount by which (a) the lesser of (i) 90% of the average issue price for all of our stockholders’ shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the offering price of shares in our most recent offering exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to stockholders prior to the redemption date as a result of the sale of one or more of our investments; or (2) after we begin obtaining appraisals performed by an independent third party, the lesser of (a) 100% of the average issue price per share for all of our stockholders’ shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (b) 90% of the net asset value per share, as determined by the most recent appraisal.  Accordingly, our stockholders may receive less by selling their shares back to us than they would receive if our investments were sold for their estimated values and such proceeds were distributed in our liquidation.

We may not successfully implement our exit strategy, in which case our stockholders may have to hold their investment for an indefinite period.

Depending upon then-prevailing market conditions, we intend to begin to consider the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years after the termination of our initial public offering; however, the SEC does not declare our initial public offering effective within 24 months of the termination of the prior private offering, we intend to begin to consider the process within four to six years after the termination of the prior private offering.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of our initial public offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

Market conditions and other factors could cause us to delay the listing of our shares on a national securities exchange or to delay the commencement of our liquidation beyond six years from the termination of our initial public offering.  If so, our board of directors and our independent directors may conclude that it is not in our best interest for us to furnish a proxy statement to stockholders for the purpose of voting on a proposal for our orderly liquidation.  Our charter permits our board of directors, with the concurrence of a majority of our independent directors, to defer the furnishing of such a proxy indefinitely.  Therefore, if we are not successful in implementing our exit strategy, our stockholders’ shares will continue to be illiquid and they may, for an indefinite period of time, be unable to convert their investment into cash easily and could suffer losses on their investment.

We may incur costs associated with changing our name if we are no longer permitted to use “Behringer Harvard” in our name.

Upon commencement of our initial public offering, we intend to enter into a license agreement with Behringer Harvard Holdings for use of the name “Behringer Harvard.”  Pursuant to the agreement, when an affiliate of Behringer Harvard Holdings no longer serves as one of our officers or directors, Behringer Harvard Holdings may terminate our license agreement and may require us to change our name to eliminate the use of the words “Behringer Harvard.”  We will be required to pay any costs associated with changing our name.

Our stockholders’ indirect interest in our operating partnership, Behringer Harvard Multifamily OP I, will be diluted if we or our operating partnership issues additional securities.

Existing stockholders and new investors purchasing shares of common stock in our initial public offering do not have preemptive rights to any shares issued by us in the future.  Our charter currently has authorized 1,000,000,000 shares of capital stock, of which 875,000,000 shares are designated as common stock, 124,999,000 shares are designated as preferred stock and 1,000 shares are designated as convertible stock.  Subject to any limitations set forth under Maryland law, our board of directors may amend our charter to increase the number of authorized shares of capital stock, or increase or decrease the number of shares of any class or series of stock designated, and may classify or reclassify any unissued shares without the necessity of obtaining stockholder approval.  Shares will be issued in the discretion of our board of directors.  If we commence our initial public offering, new investors who purchase shares in that offering will likely experience dilution of their equity investment in us in the event that we:  (1) sell shares in an offering or sell additional shares in the future, including those issued pursuant to the distribution reinvestment plan; (2) sell securities that are convertible into shares of our common stock; (3) issue shares of our common stock in a private offering of securities to institutional investors; (4) issue shares of common stock upon the conversion of our convertible stock; (5) issue shares of common stock upon the exercise of any options granted to our independent directors or employees of our advisor and BHM Management, our management company and an affiliate of our advisor, or their duly licensed affiliates; (6) issue restricted stock or other awards pursuant to our Incentive Award Plan; (7) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory management agreement; or (8) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of Behringer Harvard Multifamily OP I.  In addition, the partnership agreement for Behringer Harvard Multifamily OP I contains provisions that allow, under certain circumstances, other entities, including other Behringer Harvard-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of Behringer Harvard Multifamily OP I.  Because the limited partnership interests of Behringer Harvard Multifamily OP I may be exchanged for shares of our common stock, any merger, exchange or conversion between Behringer Harvard Multifamily OP I and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.  Because of these and other reasons described in this “Item 1.A. Risk Factors” section, our stockholders should not expect to be able to own a significant percentage of our shares.

Payment of fees to our advisor and its affiliates will reduce cash available to us for investment and payment of distributions.

Our advisor and its affiliates will perform services for us in connection with, among other things, the offer and sale of our shares, the selection and acquisition of our properties and real estate-related assets, the management of our properties, the servicing of our mortgage, bridge, mezzanine or other loans, the administration of our other investments and the disposition of our assets.  They will be paid substantial fees for these services.  These fees will reduce the amount of cash available for investment or distributions to stockholders.  For a more detailed discussion of these fees, see “Item 6. Executive Compensation—Management Compensation.”

We may be restricted in our ability to replace our property manager under certain circumstances.

Under the terms of our property management agreement, we may terminate the agreement upon 30 days notice in the event of, and only in the event of, a showing of misconduct, negligence or malfeasance by the property manager in performing its duties.  Our board of directors may find the performance of our property manager to be unsatisfactory.  However, unsatisfactory performance by the property manager may not constitute “misconduct, negligence or malfeasance.”  As a result, we may be unable to terminate the property management agreement at the desired time, which may have an adverse effect on the management and profitability of our properties.

Distributions may be paid from capital and there can be no assurance that we will be able to achieve expected cash flows necessary to continue to pay initially established distributions or maintain distributions at any particular level, or that distributions will increase over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders.  Distributions generally will be based upon such factors as the amount of cash available or anticipated to be available from real estate investments, mortgage, bridge or mezzanine loans and other investments, current and projected cash requirements and tax considerations.  Because we may receive income from interest or rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period.  The amount of cash available for distributions will be affected by many factors, such as our ability to acquire properties and real estate-related assets as offering proceeds become available, the income from those investments and yields on securities of other real estate programs that we invest in, as well as our operating expense levels and many other variables.  Actual cash available for distribution may vary substantially from estimates.  We can give no assurance that we will be able to achieve our anticipated cash flow or that distributions will increase over time.  Nor can we give any assurance that:  (1) rents from the properties will increase; (2) the securities we buy will increase in value or provide constant or increased distributions over time; (3) the loans we make will be repaid or paid on time; (4) loans will generate the interest payments that we expect; or (5) future acquisitions of real properties, mortgage, bridge or mezzanine loans, other investments or our investments in securities will increase our cash available for distributions to stockholders.  Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rates to stockholders.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions.  For instance:

•                  If a significant number of residents default or terminate on their leases, there could be a decrease or cessation of rental payments, which would mean less cash available for distributions.

•                  Any failure by a borrower under our mortgage, bridge, mezzanine or other loans to repay the loans or interest on the loans will reduce our income and distributions to stockholders.

•                  Cash available for distributions may be reduced if we are required to spend money to correct defects or to make improvements to properties.

•                  Cash available to make distributions may decrease if the assets we acquire have lower yields than expected.

•                  There may be a delay between the sale of the common stock and our purchase of real properties.  During that time, we may invest in lower yielding short-term instruments, which could result in a lower yield on our stockholders’ investment.

•                  If we lend money to others, such funds may not be repaid in accordance with the loan terms or at all, which could reduce cash available for distributions.

•                  Federal income tax laws require REITs to distribute at least 90% of their REIT taxable income to stockholders each year.  This limits the earnings that we may retain for corporate growth, such as asset acquisition, development or expansion and makes us more dependent upon additional debt or equity financing than corporations that are not REITs.  If we borrow more funds in the future, more of our operating cash will be needed to make debt payments and cash available for distributions may decrease.

•                  In connection with future acquisitions, we may issue additional shares of common stock, operating partnership units or interests in other entities that own our properties.  We cannot predict the number of shares of common stock, units or interests that we may issue, or the effect that these additional shares might have on cash available for distribution to our current stockholders.  If we issue additional shares, they could reduce the cash available for distribution to our current stockholders.

•                  We make distributions to our stockholders to comply with the distribution requirements of the Internal Revenue Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible REIT excise tax.  Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

In addition, our board of directors, in its discretion, may retain any portion of our cash on hand for capital needs and capital improvements.  We cannot assure our stockholders that sufficient cash will be available to make distributions to them.

Until proceeds from our initial public offering are invested and generating operating cash flow sufficient to make distributions to our stockholders, we may make some or all of our distributions from sources other than cash flow from operations, including the proceeds of our initial public offering, cash advanced to us by our advisor, cash resulting from a deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow, which may reduce the amount of capital we ultimately invest and negatively impact the return on our stockholders’ investment and the value of our stockholders’ investment.

We expect that cash distributions to our stockholders generally will be paid from cash available or anticipated from the cash flow from our investments in properties, real estate securities, mortgage, bridge or mezzanine loans and other real estate-related assets.  However, until proceeds from our initial public offering are invested and generating operating cash flow sufficient to make distributions to our stockholders, we may make some or all of our distributions from the proceeds of our initial public offering, cash advanced to us by our advisor, cash resulting from a waiver or deferral of asset management fees, cash from the sale of our assets or a portion thereof and borrowings (including borrowings secured by our assets) in anticipation of future cash flow.  In addition, to the extent our investments are in development or redevelopment projects, or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early period of operation.  Once our development projects are completed and begin to generate income, we intend to use such increased income to make distributions to our stockholders.  Accordingly, the amount of distributions paid at any time may not reflect current cash flow from our operations.  To the extent distributions are paid from the proceeds of our initial public offering, cash advanced to us by our advisor, cash resulting from a deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future cash flow, we will have less capital available to invest in properties and other real estate-related assets, which may negatively impact our ability to make investments and substantially reduce current returns and capital appreciation.  In that event, we may not be able to invest the anticipated 91.6% of the gross proceeds raised in our initial public offering (89.6% with respect to gross proceeds from our primary offering and 100% with respect to gross proceeds from our distribution reinvestment plan) for investment in real estate, loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish until such time as we have sufficient cash flows from operations to fund fully our distributions.

Our revenue and net income may vary significantly from one period to another due to investments in opportunity-oriented properties and portfolio acquisitions, which could increase the variability of our cash available for distributions.

We have made and may continue to make investments in opportunity-oriented properties in various phases of development, redevelopment or repositioning and portfolio acquisitions, which may cause our revenues and net income to fluctuate significantly from one period to another.  Projects do not produce revenue while in development or redevelopment.  During any period when our projects in development or redevelopment or those with significant capital requirements increase without a corresponding increase in stable revenue-producing properties, our revenues and net income will likely decrease.  Many factors may have a negative impact on the level of revenues or net income produced by our portfolio of investments, including higher than expected construction costs, failure to complete projects on a timely basis, failure of the properties to perform at expected levels upon completion of development or redevelopment, and increased borrowings necessary to fund higher than expected construction or other costs related to the project.  Further, our net income and stockholders equity could be negatively affected during periods with large portfolio acquisitions, which generally require large cash outlays and may require the incurrence of additional financing.  Any such reduction in our revenues and net income during such periods could cause a resulting decrease in our cash available for distributions during the same periods.

Development projects in which we invest may not be completed successfully or on time, and guarantors of the projects may not have the financial resources to perform their obligations under the guaranties they provide.

We may make equity investments in, acquire options to purchase interests in or make mezzanine loans to the owners of real estate development projects.  Our return on these investments is dependent upon the projects being completed successfully, on budget and on time.  To help ensure performance by the developers of properties that are under construction, completion of these properties is generally guaranteed either by a completion bond or performance bond.  Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the entity entering into the construction or development contract as an alternative to a completion bond or performance bond.    For a particular investment, we may obtain guaranties that the project will be completed on time, on budget and in accordance with the plans and specifications and that the mezzanine loan will be repaid.  However, we may not obtain such guaranties and cannot ensure that the guarantors will have the financial resources to perform their obligations under the guaranties they provide.  We intend to manage these risks by ensuring, to the best of our ability, that we invest in projects with reputable, experienced and resourceful developers.  If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to our stockholders will be adversely affected.

Under certain circumstances, a subsidiary REIT may be required to sell its capital stock rather than its assets.

Under certain circumstances, a subsidiary REIT may be required to sell its capital stock rather than any assets held by that subsidiary REIT, which may limit the number of persons willing to acquire indirectly any assets held by that subsidiary REIT.  As a result, we may not be able to realize a return on our investment in a joint venture, such as a co-investment venture with our Co-Investment Partner, at the time or on the terms we desire.

Adverse economic conditions will negatively affect our returns and profitability.

Our operating results may be affected by many factors, including a continued or exacerbated general economic slowdown experienced by the nation as a whole or by the local economies where our properties and properties underlying our other real estate-related investments are be located.  These factors include:

•	poor economic conditions may result in defaults by residents of our multifamily communities and borrowers under our mortgage, bridge, mezzanine or other loans;

•	job transfers and layoffs may cause resident vacancies at our apartment communities to increase;

•	increasing concessions, reduced rental rates or capital improvements may be required to maintain occupancy levels; and

•

increased insurance premiums may reduce funds available for distribution or, to the extent these increases are passed through to residents, may lead to resident defaults. Also, increased insurance premiums may make it difficult to increase rents on apartment units to residents on turnover, which may adversely affect our ability to increase our returns.

The length and severity of any economic slowdown or downturn cannot be predicted.  Our operations could be negatively affected to the extent that an economic slowdown or downturn is prolonged or becomes more severe.

We and the other public Behringer Harvard-sponsored programs have experienced losses in the past, and we may continue experiencing similar losses in the future.

Historically, the public programs sponsored by affiliates of our advisor have experienced losses during the early periods of their operation.  Many of these losses can be attributed to the initial start-up costs and operating expenses incurred prior to purchasing properties or making other investments that generate revenue.  In addition, depreciation and amortization expense substantially reduce income.  We may face similar circumstances during the early period of our operations.  We cannot assure our stockholders that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We are uncertain of our sources for funding of future capital needs, which could adversely affect the value of our investments.

Substantially all of the gross proceeds of our initial public offering will be used to make investments in real estate and real estate-related assets and to pay various fees and expenses related to the offering.  We will establish capital reserves on a property-by-property basis, as we deem appropriate.  In addition to any reserves we establish, a lender may require escrow of capital reserves in excess of our established reserves.  If these reserves are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements.  Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, we have not identified any sources for such funding, and we cannot assure our stockholders that such sources of funding will be available to us for potential capital needs in the future.

To hedge against exchange rate and interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective and may reduce the overall returns on our stockholders’ investment.

We may use derivative financial instruments to hedge exposures to changes in exchange rates and interest rates on loans secured by our assets and investments in collateralized mortgage-backed securities.  Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements.  Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against exchange rate and interest rate fluctuations, we will be exposed to financing, basis risk and legal enforceability risks.  In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract.  If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us.  We intend to manage credit risk by dealing only with major financial institutions that have high credit ratings.  Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective.  We intend to manage basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based.  Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract.  We intend to manage legal enforceability risks by ensuring, to the best of our ability, that we contract with reputable counterparties and that each counterparty complies with the terms and conditions of the derivative contract.  If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to our stockholders will be adversely affected.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge the risks inherent to our operations.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Internal Revenue Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or carry real estate assets. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The State of Texas recently enacted legislation that creates a new “margin tax” and decreases state property taxes.  This tax reform could result in increased taxes on our operations in Texas that, when combined with decreased property taxes, could reduce the net cash available for distribution to our stockholders.

In May 2006, the State of Texas enacted legislation that replaces the current franchise tax with a new “margin tax,” which is effective for tax reports due on or after January 1, 2008 and which will compute the tax based on business done in calendar years beginning after December 31, 2006.  The new legislation expands the number of entities covered by the current Texas franchise tax, and specifically includes limited partnerships as subject to the new margin tax.  The tax generally will be 1% of an entity’s taxable margin, which is the part of an entity’s total revenue less applicable deductions apportioned to Texas.  In May 2006, the State of Texas also enacted legislation that reduces the state property tax, but granted authority to local taxing jurisdictions to increase property taxes in the future to offset the original reductions.  Although the Comptroller of Public Accounts of the State of Texas recently issued proposed administrative rules which interpret provisions of the margin tax and which are expected to be finalized before January 1, 2008, there are a number of continuing uncertainties under the margin tax statutes and administrative rules.  We expect to hold significant assets in Texas.  As a consequence, the new margin tax, when combined with the decreased property tax, could result in a net Texas state tax increase in future years and reduce the amount of cash we have available for distribution to our stockholders.

 General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure our stockholders that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•                  changes in general economic or local conditions;

•                  changes in supply of or demand for similar or competing properties in an area;

•                  changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•                  the illiquidity of real estate investments generally;

•                  changes in tax, real estate, environmental and zoning laws;

•                  periods of high interest rates and tight money supply;

•                  residents’ perceptions of the safety, convenience, and attractiveness of our properties and the neighborhoods where they are located; and

•                  our ability to provide adequate management, maintenance, and insurance.

In addition, local conditions in the markets in which we own or intend to own multifamily and apartment communities or in which the collateral securing our loans is located may significantly affect occupancy or rental rates at such properties.  The risks that may adversely affect conditions in those markets include the following:

•                  layoffs, plant closings, relocations of significant local employers and other events negatively impacting local employment rates and the local economy;

•                  an oversupply of, or a lack of demand for, apartments;

•                  a decline in household formation;

•                  the inability or unwillingness of residents to pay rent increases; and

•                  rent control or rent stabilization laws or other housing laws, which could prevent us from raising rents.

For these and other reasons, we cannot assure our stockholders that we will be profitable or that we will realize growth in the value of our real estate properties.

If we have limited diversification of the geographic locations of our properties, our operating results will be affected by economic changes that have an adverse impact on the real estate market in those areas.

In the event that most of our properties are located in a single geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area.  Our stockholders’ investment will be subject to greater risk to the extent that we lack a geographically diversified portfolio.

Our failure to integrate acquired communities and new personnel could create inefficiencies and reduce the return of our stockholders’ investment.

To grow successfully, we must be able to apply our experience in managing real estate to a larger number of properties.  In addition, we must be able to integrate new management and operations personnel as our organization grows in size and complexity.  Failures in either area will result in inefficiencies that could adversely affect our expected return on our investments and our overall profitability.

Short-term multifamily and apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions to our stockholders.

We expect that substantially all of our apartment leases will be for a term of one year or less.  Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

Any student-housing properties that we acquire will be subject to an annual leasing cycle, short lease-up period, seasonal cash flows, changing university admission and housing policies, and other risks inherent in the student-housing industry, any of which could have a negative impact on our stockholders’ investment.

Student-housing properties generally have short-term leases of 12 months, ten months, nine months, or shorter.  As a result, we may experience significantly reduced cash flows during the summer months from student-housing properties while most students are on vacation.  Furthermore, student-housing properties must be almost entirely re-leased each year, exposing us to increased leasing risk.  Student-housing properties are also typically leased during a limited leasing season that usually begins in January and ends in August of each year. We would, therefore, be highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

Changes in university admission policies could also adversely affect us. For example, if a university reduces the number of student admissions or requires that a certain class of students, such as freshman, live in a university-owned facility, the demand for units at our student-housing properties may be reduced and our occupancy rates may decline.  We rely on our relationships with colleges and universities for referrals of prospective student residents or for mailing lists of prospective student residents and their parents. Many of these colleges and universities own and operate their own competing on-campus facilities. Any failure to maintain good relationships with these colleges and universities could therefore have a material adverse effect on our ability to market our properties to students and their families.

Federal and state laws require colleges to publish and distribute reports of on-campus crime statistics, which may result in negative publicity and media coverage associated with crimes occurring on or in the vicinity of any student-housing properties. Reports of crime or other negative publicity regarding the safety of the students residing on, or near, our student-housing properties may have an adverse effect on our business.

We may face significant competition from university-owned student housing and from other residential properties that are in close proximity to any student-housing properties we may acquire, which could have a negative impact on our results of operations.

On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on our stockholders’ investment.

A property may incur vacancies either by the continued default of residents under their leases or the expiration of leases.  If vacancies continue for a long period of time, we may suffer reduced revenues resulting in decreased distributions to our stockholders.  In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

Many of our investments will be dependent on residents for revenue, and lease terminations could reduce our ability to make distributions to stockholders.

The success of our real property investments often will be materially dependent on the financial stability of our residents.  Lease payment defaults by residents could cause us to reduce the amount of distributions to stockholders.  A default by a significant number of residents on his or her lease payments to us would cause us to lose the revenue associated with such lease and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage.  In the event of a lease default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property.  If a substantial number of leases are terminated, we cannot assure our stockholders that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.  Additionally, loans that we make generally will relate to real estate.  As a result, the borrower’s ability to repay the loan may be dependent on the financial stability of our residents leasing the related real estate.

We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make cash distributions to our stockholders.

When residents do not renew their leases or otherwise vacate their space, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment units.  In addition, we may require substantial funds to renovate an apartment community in order to sell it, upgrade it or reposition it in the market.  If we have insufficient capital reserves, we will have to obtain financing from other sources.  We intend to establish capital reserves in an amount we, in our discretion, believe is necessary.  A lender also may require escrow of capital reserves in excess of any established reserves.  If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements.  We cannot assure our stockholders that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us.  Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements.  Additional borrowing for capital needs and capital improvements will increase our interest expense, and therefore our financial condition and our ability to make cash distributions to our stockholders may be adversely affected.

We may be unable to sell a property if or when we decide to do so, which could adversely impact our ability to make cash distributions to our stockholders.

We intend to hold the various real properties in which we invest until such time as our advisor determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that these objectives will not be met.  Otherwise, our advisor, subject to approval of our board of directors, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time, except upon our liquidation.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at anytime after the sixth anniversary of the termination of our initial public offering (unless the SEC does not declare our initial public offering effective within 24 months of the termination of our prior private offering, in which case six years after the termination of our prior private offering), unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

The real estate market is affected, as discussed above, by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control.  We cannot predict whether we will be able to sell any asset for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us.  We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or real estate-related asset.  If we are unable to sell a property or real estate-related asset when we determine to do so, it could have a significant adverse effect on our cash flow and results of operations.

Our co-venture partners, co-tenants or other partners in co-ownership arrangements could take actions that decrease the value of an investment to us and lower our stockholders’ overall return.

We may enter into joint ventures, tenant-in-common investments or other co-ownership arrangements with other Behringer Harvard-sponsored programs or third parties having investment objectives similar to ours for the acquisition, development or improvement of properties as well as the acquisition of real estate-related investments.  We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons.  Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

•                  the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

•                  the possibility that a co-venturer, co-tenant or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to us or the investment;

•                  that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•                  the possibility that we may incur liabilities as the result of the action taken by our partner or co-investor; or

•                  that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect our stockholders’ returns.

Our advisor will attempt to ensure that all of our properties are adequately insured to cover casualty losses.  The nature of the activities at certain of our properties we may acquire, such as age-restricted communities or student housing, may expose us and our operators to potential liability for personal injuries and property damage claims.  In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.  Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims.  Mortgage lenders generally insist that specific coverage against terrorism be purchased by property owners as a condition for providing mortgage, bridge or mezzanine loans.  It is uncertain whether such insurance policies will continue to be available, or be available at reasonable cost, which could inhibit our ability to finance or refinance our properties.  In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.  We cannot assure our stockholders that we will have adequate coverage for such losses.  In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss.  In addition, other than any potential capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure our stockholders that any such sources of funding will be available to us for such purposes in the future.  Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in decreased distributions to stockholders.

Our operating results may be negatively affected by potential development and construction delays and result in increased costs and risks, which could diminish the return on our stockholders’ investment.

We may make investments in some or all of the offering proceeds available to us to acquire, develop and/or redevelop properties upon which we will develop multifamily communities and construct improvements.  We will be subject to risks relating to uncertainties associated with rezoning for development and environmental concerns of governmental entities and/or community groups and our developer’s ability to control construction costs or to build in conformity with plans, specifications and timetables.  The developer’s failure to perform may necessitate legal action by us to rescind the purchase or the construction contract or to compel performance.  Performance may also be affected or delayed by conditions beyond the developer’s control.  Delays in completion of a multifamily community also could give residents the right to terminate preconstruction leases for apartment units at a newly developed project.  We may incur additional risks when we make periodic progress payments or other advances to such developers prior to completion of construction.  These and other such factors can result in increased costs of a project or loss of our investment.  In addition, we will be subject to normal lease-up risks relating to newly constructed projects.  Furthermore, we must rely upon projections of rental income and expenses and estimates of the fair market value of property upon completion of construction when agreeing upon a price to be paid for the property at the time of acquisition of the property.  If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

In addition, we may invest in unimproved real property (which we define as property not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition) or mortgage loans on unimproved property.

Returns from development of unimproved properties are also subject to risks and uncertainties associated with rezoning the land for development and environmental concerns of governmental entities and/or community groups.  Although our intention is to limit any investment in unimproved property to property we intend to develop, our stockholders’ investment nevertheless is subject to the risks associated with investments in unimproved real property.

Our plan to reposition certain commercial properties through demolition, conversion and redevelopment into new multifamily communities may never commence after we make an investment in the property, be delayed or never reach completion, which could diminish the return on our stockholders’ investment.

We may make investments in a wide variety of commercial properties, including, without limitation, office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and motel and hotel properties for purposes of repositioning these properties into multifamily communities.  After we make an investment, we or the developer, as applicable, may be unable to commence conversion of these properties and therefore may be required to continue operating the properties under their current purpose, which would include other than multifamily community uses.  In addition, we may also be unable to complete the demolition, conversion or redevelopment of these commercial properties and may be forced to hold or sell these properties at a loss.  Although we intend to focus on multifamily communities and limit any investment in commercial properties for repositioning into multifamily communities, our stockholders’ investment is subject to the risks associated with these commercial properties and traditional construction risks associated with this repositioning plan.

 If we contract with Behringer Development Company LP or its affiliates for newly developed property, we cannot guarantee that any earnest money deposit we make to Behringer Development Company LP or its affiliates will be fully refunded.

We may enter into one or more contracts, either directly or indirectly through joint ventures, tenant-in-common investments or other co-ownership arrangements, with affiliates of our advisor or others, to acquire real property from Behringer Development Company LP (“Behringer Development”), an affiliate of our advisor.  Properties acquired from Behringer Development or its affiliates may be existing income-producing properties, properties to be developed or properties under development.  We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties.  In the case of properties to be developed by Behringer Development or its affiliates, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property by Behringer Development or its affiliates.  At the time of contracting and the payment of the earnest money deposit by us, Behringer Development or its affiliates typically will not have acquired title to any real property.  Typically, Behringer Development or its affiliates will only have a contract to acquire land and a development agreement to develop a building on the land.  We may enter into such a contract with Behringer Development or its affiliates even if at the time of contracting we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property.  However, we will not be required to close a purchase from Behringer Development or its affiliates, and will be entitled to a refund of our earnest money, in the following circumstances:

•                  Behringer Development or its affiliates fail to develop the property;

•                  a significant portion of the pre-leased residents of a new or recently redeveloped apartment community fail to take possession under their leases for any reason; or

•                  we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

The obligation of Behringer Development or its affiliates to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances since Behringer Development is an entity without substantial assets or operations. See “Item 1. Description of Investment Policy—Acquisition and Investment Policies—Acquisition of Properties from Behringer Development.”

We will face competition from third parties, including other apartment communities, which may limit our profitability and the return on our stockholders’ investment.

The residential apartment community industry is highly competitive.  This competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations.  We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do.  Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.  Our competitors include other apartment communities both in the immediate vicinity and the broader geographic market where our apartment communities will be located.  Overbuilding of apartment communities may occur.  If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates.  In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates.  We may be required to expend substantial sums to attract new residents.

Increased competition and increased affordability of single-family homes could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Any apartment communities we may acquire will most likely compete with numerous housing alternatives in attracting residents, including other apartment communities and single-family homes, as well as owner occupied single- and multi-family homes available to rent.  Competitive housing in a particular area and the increasing affordability of owner occupied single- and multi-family homes available to rent or buy caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.

A concentration of our investments in the multifamily sector may leave our profitability vulnerable to a downturn or slowdown in such sector.

At any one time, a significant portion of our investments are likely to be in the multifamily sector.  As a result, we will be subject to risks inherent in investments in a single type of property.  If our investments are substantially in the multifamily sector, then the potential effects on our revenues, and as a result, on cash available for distribution to our stockholders, resulting from a downturn or slowdown in the multifamily sector could be more pronounced than if we had more fully diversified our investments.

Failure to succeed in new markets or in new property classes may have adverse consequences on our performance.

We may from time to time commence development activity or make acquisitions outside of our existing market areas or the property classes of our primary focus if appropriate opportunities arise.  Our historical experience in our existing markets in developing, owning and operating certain classes of property does not ensure that we will be able to operate successfully in new markets, should we choose to enter them, or that we will be successful in new property classes.  We may be exposed to a variety of risks if we choose to enter new markets, including an inability to evaluate accurately local market conditions, to obtain land for development or to identify appropriate acquisition opportunities, to hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures.  In addition, we may abandon opportunities to enter new markets or acquire new classes of property that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may attempt to acquire multiple properties in a single transaction.  Portfolio acquisitions are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition.  Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio.  In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio.  In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties.  To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash.  We would expect the returns that we can earn on such cash to be less than the ultimate returns in real property and therefore, accumulating such cash could reduce the funds available for distributions.  Any of the foregoing events may have an adverse effect on our operations.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to the property, which may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential residents being attracted to the property.  If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety.  These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals.  Some of these laws and regulations may impose joint and several liability on residents, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.  In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us.  We cannot assure our stockholders that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties.  In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and that may subject us to liability in the form of fines or damages for noncompliance.  Any foreign investments we make will be subject to similar laws in the jurisdictions where they are located.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations (including those of foreign jurisdictions), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property.  The costs of removal or remediation could be substantial.  These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.  Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.  Certain environmental laws and common law principles govern the presence, maintenance, removal and disposal of certain building materials, including asbestos and lead-based paint.  Such hazardous substances could be released into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances.

In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time.  Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our projects could require us to undertake a costly remediation program to contain or remove the mold from the affected property or development project, which would reduce our operating results.

The cost of defending against such claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our stockholders.

Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act and the Fair Housing Act may affect cash available for distributions.

Our properties are generally expected to be subject to the Americans with Disabilities Act of 1990, as amended (“Disabilities Act”), or similar laws of foreign jurisdictions.  Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons.  The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities.  The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages.  We will attempt to acquire properties that comply with the Disabilities Act or similar laws of foreign jurisdictions or place the burden on the seller or other third party to ensure compliance with such laws.  However, we cannot assure our stockholders that we will be able to acquire properties or allocate responsibilities in this manner.  If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to our stockholders.

The apartment communities we acquire must comply with Title III of the Disabilities Act, to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the Disabilities Act.  Compliance with the Disabilities Act could require removal of structural barriers to handicapped access in certain public areas of our apartment communities where such removal is readily achievable.  The Disabilities Act does not, however, consider residential properties, such as apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.

We also must comply with the Fair Housing Amendment Act of 1988 (“FHAA”), which requires that apartment communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors.  Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA.  Recently there has been heightened scrutiny of multifamily housing communities for compliance with the requirements of the FHAA and Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against apartment communities to ensure compliance with these requirements.  Noncompliance with the FHAA and Disabilities Act could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

By owning age-restricted communities, we may incur liability by failing to comply with the FHAA, the Housing for Older Persons Act or certain state regulations, which may affect cash available for distributions.

Any age-restricted communities we acquire must comply with the FHAA and the Housing for Older Persons Act (“HOPA”).  The FHAA prohibits housing discrimination based upon familial status, which is commonly referred to as age-based discrimination.  However, there are exceptions for housing developments that qualify as housing for older persons.  The HOPA provides the legal requirements for such housing developments.  In order for housing to qualify as housing for older persons, the HOPA requires (i) all residents of such developments to be 62 years of age or older or (ii) that at least 80% of the occupied units are occupied by at least one person who is 55 years of age or older and that the housing community publish and adhere to policies and procedures that demonstrate this required intent and comply with rules issued by the United States Department of Housing and Urban Development for verification of occupancy.  In addition, certain states require that age-restricted housing communities register with the state.  Noncompliance with the FHAA, HOPA and state registration requirements could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use commercially reasonable efforts to sell them for cash or in exchange for other property.  However, in some instances we may sell our properties by providing financing to purchasers.  If we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law, which could negatively impact distributions to our stockholders.  There are no limitations or restrictions on our ability to take purchase money obligations.  We may, therefore, take a purchase money obligation secured by a mortgage as partial payment for the purchase price of a property.  The terms of payment to us generally will be affected by custom in the area where the property being sold is located and the then-prevailing economic conditions.  If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property are actually paid, sold or refinanced or we have otherwise disposed of such promissory notes or other property.  In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.  If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to our stockholders.

Risks Associated with Debt Financing

We will incur mortgage indebtedness and other borrowings, which will increase our business risks.

We anticipate that we will acquire additional properties and other real estate-related assets by using either existing financing or borrowing new funds.  In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our real properties to obtain funds to acquire additional properties and other investments and for payment of distributions to stockholders.  We also may borrow funds if necessary to satisfy the requirement that we distribute to stockholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment.  However, after we commence our initial public offering, under our amended charter, the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors.

If we commence our initial public offering, in addition to the abovementioned charter limitation, our board of directors has adopted a policy that will generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under our initial public offering or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

We do not intend to incur mortgage debt on a particular real property unless we believe the property’s projected cash flow is sufficient to service the mortgage debt.  However, if there is a shortfall in cash flow, then the amount available for distributions to stockholders may be affected.  In addition, incurring mortgage debt increases the risk of loss because defaults on indebtedness secured by a property may result in foreclosure actions initiated by lenders and our loss of the property securing the loan that is in default.  For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage.  If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds from the foreclosure.  We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties.  When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to our lender for satisfaction of the debt if it is not paid by such entity.  If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.  If any of our properties are foreclosed upon due to a default, our ability to make distributions to our stockholders will be adversely affected.  In addition, since we intend to begin to consider the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years after the termination of our initial public offering (unless the SEC does not declare our initial public offering effective within 24 months of the termination of the prior private offering, when we will then begin to consider the process within four to six years after the termination of the prior private offering), our approach to investing in properties utilizing leverage in order to accomplish our investment objectives over this period of time may present more risks to our stockholders than comparable real estate programs that have a longer intended duration and that do not utilize borrowing to the same degree.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the multifamily properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

When we place mortgage debt on multifamily properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms.  If interest rates are higher when the properties are refinanced, we may not be able to finance the properties at reasonable rates and our income could be reduced.  If this occurs, it would reduce cash available for distribution to our stockholders, and it may prevent us from borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with obtaining financing, a lender could impose restrictions on us that affect our ability to incur additional debt and our distribution and operating policies.  In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender.  Loan documents we enter into may contain other negative covenants that may limit our ability to further mortgage the property, discontinue insurance coverage, replace Behringer Harvard Multifamily Advisors I as our advisor or impose other limitations.  Any such restriction or limitation may have an adverse effect on our operations and our ability to make distributions to our stockholders.

Our ability to obtain financing on reasonable terms could be impacted by negative capital market conditions.

Recently, domestic financial markets have experienced unusual volatility and uncertainty.  Although this condition has occurred most visibly within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall domestic financial markets, including the investment grade debt and equity capital markets.  Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness.  During the interest- only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan.  The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period.  After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity.  These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan.  If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates.  Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We may incur indebtedness that bears interest at a variable rate.  In addition, from time to time we may pay mortgage loans or finance and refinance our properties in a rising interest rate environment.  Accordingly, increases in interest rates could increase our interest costs, which could have an adverse effect on our operating cash flow and our ability to make distributions to our stockholders.  In addition, if rising interest rates cause us to need additional capital to repay indebtedness in accordance with its terms or otherwise, we may need to liquidate one or more of our investments at times that may not permit realization of the maximum return on these investments.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity.  Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property.  At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment.  The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.  In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.  Any of these results would have a significant, negative impact on our stockholders’ investment.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the return on our stockholders’ investment and the value of their investment.

Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets, but we may exceed this limit under some circumstances.  Such debt may be at a level that is higher than real estate investment trusts with similar investment objectives or criteria.  High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants.  These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.

Risks Related to Investments in Real Estate-Related Assets

Beyond the mezzanine loans we currently hold, we have only limited experience investing in mortgage, bridge, mezzanine or other loans, which could adversely affect our return on loan investments.

Neither we nor our advisor or any of its affiliates have substantial experience investing in mortgage, bridge, mezzanine or other loans.  We may make such investments to the extent our advisor determines that it is advantageous to us due to the state of the real estate market or in order to diversify our investment portfolio.  If we decide to make mortgage, bridge, mezzanine or other loans or acquire them, we may not have the expertise necessary to maximize the return on our investment in these types of loans.

The bridge loans in which we may invest involve greater risks of loss than conventional mortgage loans.

We may provide or invest in bridge loans secured by first lien mortgages on a multifamily property to borrowers who are typically seeking short-term capital to be used in an acquisition or refinancing of real estate. We may also provide or invest in bridge loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property.  The borrower has usually identified an undervalued multifamily asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and the price of our common stock may be adversely affected.

The mezzanine loans in which we invest involve greater risks of loss than senior loans secured by income-producing real properties.

We have and will continue to invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property.  These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender.  In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan.  If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.  As a result, we may not recover some or all of our investment, which could have a negative impact on our ability to make distributions.

The construction loans in which we may invest involve greater risks of loss of investment and reduction of return than conventional mortgage loans.

If we decide to invest in construction loans secured by multifamily or other types of underlying properties, the nature of these loans pose a greater risk of loss than traditional mortgages.  Since construction loans are made generally for the express purpose of either the original development or redevelopment of a property, the risk of loss is greater than a conventional mortgage because the underlying properties subject to construction loans are generally unable to generate income during the period of the loan.  Construction loans may also be subordinate to the first lien mortgages.  Any delays in completing the development or redevelopment multifamily project may increase the risk of default or credit risk of the borrower which may increase the risk of loss or risk of a lower than expected return to our portfolio.

Our mortgage, bridge, mezzanine or other loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our loan investments.

If we make or invest in mortgage, bridge, mezzanine or other loans, we will be at risk of defaults on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels.  We do not know whether the values of the property securing the loans will remain at the levels existing on the dates of origination of the loans.  If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease.

Our mortgage, bridge, mezzanine or other loans will be subject to interest rate fluctuations, which could reduce our returns as compared to market interest rates.

If we invest in fixed-rate, long-term mortgage, bridge, mezzanine or other loans and interest rates rise, the loans could yield a return lower than then-current market rates.  If interest rates decrease, we will be adversely affected to the extent that mortgage, bridge, mezzanine or other loans are prepaid, because we may not be able to make new loans at the previously higher interest rate.

Delays in liquidating defaulted mortgage, bridge, mezzanine or other loans could reduce our investment returns.

If there are defaults under our loans, we may not be able to repossess and quickly sell the properties securing such loans.  The resulting time delay could reduce the value of our investment in the defaulted loans.  An action to foreclose on a property securing a loan is regulated by state statutes and rules and is subject to the delays and expenses of any lawsuit brought in connection with the foreclosure if the defendant raises defenses or counterclaims.  In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan.

Returns on our mortgage, bridge, mezzanine or other loans may be limited by regulations.

The mortgage, bridge or mezzanine loans in which we invest, or that we may make, may be subject to regulation by federal, state and local authorities (including those of foreign jurisdictions) and subject to various laws and judicial and administrative decisions.  We may determine not to make mortgage, bridge, mezzanine or other loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements.  If we decide not to make mortgage, bridge, mezzanine or other loans in several jurisdictions, it could reduce the amount of income we would otherwise receive.

Foreclosures create additional ownership risks that could adversely impact our returns on loan investments.

If we acquire property by foreclosure following defaults under our mortgage, bridge, mezzanine or other loans, we will have the economic and liability risks as the owner of that property.  See “—General Risks Related to Investments in Real Estate.”

The liquidation of our assets may be delayed as a result of our investment in mortgage, bridge, mezzanine or other loans, which could delay distributions to our stockholders.

The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.  If our advisor determines that it is in our best interest to make or invest in mortgage, bridge, mezzanine or other loans, any intended liquidation of us may be delayed beyond the time of the sale of all of our properties until all mortgage, bridge or mezzanine loans expire or are sold, because we may enter into mortgage, bridge, mezzanine or other loans with terms that expire after the date we intend to have sold all of our properties.

Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We may invest in real estate-related securities of both publicly traded and private real estate companies.  Our investments in real estate-related securities will involve special risks relating to the particular issuer of the real estate-related securities, including the financial condition and business outlook of the issuer.  Issuers of real estate-related equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this Form 10, including risks relating to rising interest rates.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer.  As a result, investments in real estate-related securities are subject to risks of:  (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities; (2) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities; (3) subordination to the prior claims of banks and other senior lenders to the issuer; (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets; (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations; and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slowdown or downturn.  These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

Investments in real estate-related preferred equity securities involve a greater risk of loss than traditional debt financing.

We may invest in real estate-related preferred equity securities, which may involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to traditional loans and are not secured by property underlying the investment.  Furthermore, should the issuer default on our investment, we would be able to proceed only against the entity in which we have an interest, and not the property owned by such entity and underlying our investment.  As a result, we may not recover some or all of our investment.

We may make investments in non-U.S. dollar denominated real property and real estate-related securities, which will be subject to currency rates exposure and the uncertainty of foreign laws and markets.

We may purchase real property or real estate-related securities denominated in foreign currencies.  A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments.  Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

We expect that a portion of any real estate-related securities investments we make will be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

Certain of the real estate-related securities that we may purchase in connection with privately negotiated transactions will not be registered under applicable securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws.  As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.  The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

Interest rate and related risks may cause the value of our real estate-related securities to be reduced.

Interest rate risk is the risk that prevailing market interest rates change relative to the current yield on fixed income securities such as preferred and debt securities, and to a lesser extent dividend paying common stock.  Generally, when market interest rates rise, the market value of these securities declines, and vice versa.  In addition, when interest rates fall, issuers are more likely to repurchase their existing preferred and debt securities to take advantage of the lower cost of financing.  As repurchases occur, principal is returned to the holders of the securities sooner than expected, thereby lowering the effective yield on the investment.  On the other hand, when interest rates rise, issuers are more likely to maintain their existing preferred and debt securities.  As a result, repurchases decrease, thereby extending the average maturity of the securities.  We intend to manage interest rate risk by purchasing preferred and debt securities with maturities and repurchase provisions that are designed to match our investment objectives.  If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to our stockholders will be adversely affected.

We have limited experience investing in real estate-related securities as of the date of this Form 10.

Aside from investments in real estate, we are permitted to invest in real estate-related securities, including securities issued by other real estate companies, collateralized mortgage-backed securities, mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests.  As of the date of this Form 10, we currently own directly or through joint venture arrangements only a limited number of mezzanine loans made to the owners of various development projects.  In cases where our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates have limited experience, our advisor intends to employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.

We may acquire real estate-related securities through tender offers, which may require us to spend significant amounts of time and money that otherwise could be allocated to our operations.

We may acquire real estate-related securities through tender offers, negotiated or otherwise, in which we solicit a target company’s stockholders to purchase their securities.  The acquisition of these securities could require us to spend significant amounts of money that otherwise could be allocated to our operations.  Additionally, in order to acquire the securities, the employees of our advisor likely will need to devote a substantial portion of their time to pursuing the tender offer — time that otherwise could be allocated to managing our business.  These consequences could adversely affect our operations and reduce the cash available for distribution to our stockholders.

The CMBS in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.

CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that interest payment on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated.

If we use leverage in connection with any potential investments in CMBS, the risk of loss associated with this type of investment will increase.

We may use leverage in connection with our investment in CMBS. Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase the risk of loss. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying securities acquired. Therefore, such financing may mature prior to the maturity of the CMBS acquired by us. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing.  We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the CMBS subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying CMBS.

We may have increased exposure to liabilities from litigation as a result of any participation by us in Section 1031 Tenant-in-Common transactions.

Behringer Development, an affiliate of our advisor, or its affiliates (“Behringer Harvard Exchange Entities”) regularly enter into transactions that qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  Section 1031 tenant-in-common transactions (“Section 1031 TIC Transactions”) are structured as the acquisition of real estate owned in co-tenancy arrangements with parties seeking to defer taxes under Section 1031 of the Internal Revenue Code (“1031 Participants”).  We may provide accommodation in support of or otherwise be involved in such Section 1031 TIC Transactions.  Specifically, at the closing of certain properties acquired by a Behringer Harvard Exchange Entity, we may enter into a contractual arrangement with such entity providing:  (1) in the event that the Behringer Harvard Exchange Entity is unable to sell all of the co-tenancy interests in that property to 1031 Participants, we will purchase, at the Behringer Harvard Exchange Entity’s cost, any co-tenancy interests remaining unsold; (2) we will guarantee certain bridge loans associated with the purchase of the property in which tenant-in-common interests are to be sold; and/or (3) we will provide security for the guarantee of such bridge loans.  Although our participation in Section 1031 TIC Transactions may have certain benefits to our business, including enabling us to invest capital more readily and over a more diversified portfolio and allowing us to acquire interests in properties that we would be unable to acquire using our own capital resources, there are significant tax and securities disclosure risks associated with the related offerings of co-tenancy interests to 1031 Participants.  Changes in tax laws may negatively impact the tax benefits of like-kind exchanges or cause such transactions not to achieve their intended value.  In certain Section 1031 TIC Transactions it is anticipated that we would receive fees in connection with our provision of accommodation in support of the transaction and, as such, even though we do not sponsor these Section 1031 TIC Transactions, we may be named in or otherwise required to defend against any lawsuits brought by 1031 Participants because of our affiliation with sponsors of such transactions.  Furthermore, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests, its sponsors, and/or us.  We may be involved in one or more such offerings and could therefore be named in or otherwise required to defend against lawsuits brought by 1031 Participants.  Any amounts we are required to expend defending any such claims will reduce the amount of funds available to us for investment by us in properties or other investments and may reduce the amount of funds available for distribution to our stockholders.  In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.  See “Item 1. Description of Investment Policy—Acquisition and Investment Criteria—Other Real Estate-Related Investments—Section 1031 Tenant-in-Common Transactions.”

We may have increased business and litigation risks as a result of any direct sales by us of tenant-in-common interests in Section 1031 Tenant-in-Common transactions.

We may directly sell tenant-in-common interests in our properties to 1031 Participants, which may expose us to significant tax and securities disclosure risks.  Changes in tax laws may negatively impact the tax benefits of like-kind exchanges or cause such transactions not to achieve their intended value. Furthermore, the Internal Revenue Service may determine that the sale of tenant-in-common interests is a “prohibited transaction” under the Internal Revenue Code, which would cause all of the gain we realize from any such sale to be payable as a tax to the Internal Revenue Service, with none of such gain available for distribution to our stockholders.  The Internal Revenue Service may conduct an audit of the purchasers of tenant-in-common interests and successfully challenge the qualification of the transaction as a like-kind exchange.  We may be named in or otherwise required to defend against any lawsuits brought by stockholders or 1031 Participants in connection with Section 1031 TIC Transactions in which we directly sell tenant-in-common interests.  In addition, as a seller of tenant-in-common interests, we will be required to comply with applicable federal and state securities laws and to provide fair and adequate disclosure to 1031 Participants relating to the respective Section 1031 TIC Transaction.  Any alleged failure by us to comply with these requirements could expose us to risks of litigation.  Any amounts we are required to expend in defending claims brought against us will reduce the amount of funds available for us to invest in properties or other investments and may reduce the amount of funds available for distribution to our stockholders.  In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.  See “Item 1. Description of Investment Policy—Other Real Estate-Related Investments— Section 1031 Tenant-in-Common Transactions.”

A portion of the properties we acquire may be in the form of tenant-in-common or other co-tenancy arrangements.  We will be subject to risks associated with such co-tenancy arrangements that otherwise may not be present in non-co-tenancy real estate investments.

We may enter in tenant-in-common or other co-tenancy arrangements with respect to a portion of the properties we acquire.  Whether acquired as a planned co-tenancy or as the result of an accommodation or other arrangement disclosed above, ownership of co-tenancy interests involves risks generally not otherwise present with an investment in real estate, including the following:

•                  the risk that a co-tenant may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;

•                  the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•                  the possibility that an individual co-tenant might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property;

•                  the possibility that a co-tenant might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the mortgage loan financing documents applicable to the property and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

•                  the risk that a co-tenant could breach agreements related to the property, which may cause a default under, or result in personal liability for, the applicable mortgage loan financing documents, violate applicable securities law and otherwise adversely affect the property and the co-tenancy arrangement; or

•                  the risk that a default by any co-tenant would constitute a default under the applicable mortgage loan financing documents that could result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-tenants.

Actions by a co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing our stockholders’ returns.

In the event that our interests become adverse to those of the other co-tenants in a Section 1031 TIC Transaction, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants.  Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase such co-tenancy interests. In addition, we may desire to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests.  Therefore, we may not be able to sell our interest in a property at the time we would like to sell.  Finally, it is anticipated that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright.

Our participation in Section 1031 TIC Transactions may limit our ability to borrow funds in the future, which could adversely affect the value of our investments.

Section 1031 TIC Transaction agreements we may enter that contain obligations to acquire unsold co-tenancy interests in properties may be viewed by institutional lenders as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future.  Furthermore, such obligations may be viewed by our lenders in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders limiting the amount of loans they can make to any one borrower.

Our operating results will be negatively affected if our investments, including investments in tenant-in-common interests promoted by affiliates of our advisor, do not meet projected distribution levels.

Behringer Harvard Holdings and its affiliates have promoted a number of tenant-in-common real estate projects.  Some of these projects have not met the distribution levels anticipated in the projections produced by Behringer Harvard Holdings and its affiliates.  In addition, certain other projects have not achieved the leasing and operational thresholds projected by Behringer Harvard Holdings and its affiliates.  If projections related to our investments, including any tenant-in-common interests in which we invest, are inaccurate, we may pay too much for an investment and our return on our investment could suffer.

Specifically, several tenant-in-common investment programs have not benefited from expected leasing improvements.  Behringer Harvard Holdings has provided support for some of these programs in the form of leases for vacant space and other payments.  In addition, the Beau Terre Office Park tenant-in-common program is currently underperforming relative to projections that were based on seller representations that Behringer Harvard Holdings now believes to be false.  With respect to this program, Behringer Harvard Holdings has completed a settlement with the investors to support their returns and is pursuing a claim against the former on-site property manager and others on behalf of the stockholders and itself.  In addition, in November 2007, Behringer Harvard Holdings and the investors completed a settlement with the seller and its agent.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code.  Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income for that year at corporate rates.  In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status.  Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability.  In addition, distributions to stockholders would no longer qualify for the distributions’ paid deduction, and we would no longer be required to make distributions.  If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.  Our failure to qualify as a REIT would adversely affect the return on our stockholders’ investment.

Our investment strategy may cause us to incur penalty taxes, lose our REIT status, or own and sell properties through taxable REIT subsidiaries, each of which would diminish the return to our stockholders.

It is possible that one or more sales of our properties may be “prohibited transactions” under provisions of the Internal Revenue Code.  If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business) all income that we derive from such sale would be subject to a 100% penalty tax.  The Internal Revenue Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax.  A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than four years prior to its sale.

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to avoid the 100% penalty tax if we acquired the property through a taxable REIT subsidiary (“TRS”), or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes).  However, there may be circumstances that prevent us from using a TRS in a transaction that does not qualify for the safe harbor.  Additionally, even if it is possible to effect a property disposition through a TRS, we may decide to forgo the use of a TRS in a transaction that does not meet the safe harbor requirements based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition should not be subject to the 100% penalty tax.  In cases where a property disposition is not effected through a TRS, the Internal Revenue Service could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net income from the sale of such property will be payable as a tax and none of the proceeds from such sale will be distributable by us to our stockholders or available for investment by us.

If we acquire a property that we anticipate will not fall within the safe harbor from the 100% penalty tax upon disposition, then we may acquire such property through a TRS in order to avoid the possibility that the sale of such property will be a prohibited transaction and subject to the 100% penalty tax.  If we already own such a property directly or indirectly through an entity other than a TRS, we may contribute the property to a TRS if there is another, non-tax related business purpose for the contribution of such property to the TRS.  Following the transfer of the property to a TRS, the TRS will operate the property and may sell such property and distribute the net proceeds from such sale to us, and we may distribute the net proceeds distributed to us by the TRS to our stockholders.  Though a sale of the property by a TRS likely would eliminate the danger of the application of the 100% penalty tax, the TRS itself would be subject to a tax at the federal level, and potentially at the state and local levels, on the gain realized by it from the sale of the property as well as on the income earned while the property is operated by the TRS.  This tax obligation would diminish the amount of the proceeds from the sale of such property that would be distributable to our stockholders.  As a result, the amount available for distribution to our stockholders would be substantially less than if the REIT had not operated and sold such property through the TRS and such transaction was not successfully characterized as a prohibited transaction.  The maximum federal corporate income tax rate currently is 35%.  Federal, state and local corporate income tax rates may be increased in the future, and any such increase would reduce the amount of the net proceeds available for distribution by us to our stockholders from the sale of property through a TRS after the effective date of any increase in such tax rates.

As a REIT, the value of the non-mortgage securities we hold in all of our TRSs may not exceed 20% of the value of all of our assets at the end of any calendar quarter.  If the Internal Revenue Service were to determine that the value of our interests in all of our TRSs exceeded 20% of the value of our total assets at the end of any calendar quarter, then we would fail to qualify as a REIT.  If we determine it to be in our best interests to own a substantial number of our properties through one or more TRSs, then it is possible that the Internal Revenue Service may conclude that the value of our interests in our TRSs exceeds 20% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT.  Additionally, as a REIT, no more than 25% of our gross income with respect to any year may, in general, be from sources other than real estate-related assets.  Distributions paid to us from a TRS are typically considered to be non-real estate income.  Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.  We will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued

qualification as a REIT.  Our failure to qualify as a REIT would adversely affect the return on our stockholders’ investment.

Certain fees paid to us may affect our REIT status.

Income received in the nature of rental subsidies or rent guarantees, in some cases, may not qualify as rental income and could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification.  In addition, in connection with our Section 1031 TIC Transactions, we or one of our affiliates may enter into a number of contractual arrangements with Behringer Harvard Exchange Entities whereby we will guarantee or effectively guarantee the sale of the co-tenancy interests being offered by any Behringer Harvard Exchange Entity.  In consideration for entering into these agreements, we will be paid fees that could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification.  If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four taxable years following the year of losing our REIT status.  We will use commercially reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued qualification as a REIT.  Our failure to qualify as a REIT would adversely affect the return on our stockholders’ investment.

Equity participation in mortgage, bridge, mezzanine loans may result in taxable income and gains from these properties, which could adversely impact our REIT status.

If we participate under a loan in any appreciation of the properties securing the loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity,” we might have to recognize income, gains and other items from the property for federal income tax purposes.  This could affect our ability to qualify as a REIT.

Recharacterization of the Section 1031 TIC Transactions may result in taxation of income from a prohibited transaction, which would diminish distributions to our stockholders.

In the event that the Internal Revenue Service were to recharacterize the Section 1031 TIC Transactions such that we, rather than the Behringer Harvard Exchange Entity, are treated as the bona fide owner, for tax purposes, of properties acquired and resold by the Behringer Harvard Exchange Entity in connection with the Section 1031 TIC Transactions, such characterization could result in the fees paid to us by the Behringer Harvard Exchange Entity as being deemed income from a prohibited transaction, in which event the fee income paid to us in connection with the Section 1031 TIC Transactions would be subject to the 100% penalty tax.  If this occurs, our ability to make cash distributions to our stockholders will be adversely affected.

Should we commence our initial public offering, our stockholders could incur current tax liability on distributions they elect to reinvest in our common stock.

If we commence our initial public offering and our stockholders participate in our distribution reinvestment plan, they will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital.  In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value.  As a result, unless stockholders are tax-exempt entity, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received.

If our operating partnership fails to maintain its status as a partnership or other flow-through entity for tax purposes, its income may be subject to taxation, which would reduce the cash available to us for distribution to our stockholders.

We intend to maintain the status of Behringer Harvard Multifamily OP I, our operating partnership, as a partnership (or other flow-through entity) for federal income tax purposes.  However, if the Internal Revenue Service were to successfully challenge the status of the operating partnership as an entity taxable as a partnership, Behringer Harvard Multifamily OP I would be taxable as a corporation.  In such event, this would reduce the amount of distributions that the operating partnership could make to us.  This could also result in our losing REIT status, and becoming subject to a corporate level tax on our income.  This would substantially reduce the cash available to us to make distributions and the return on your investment.  In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership.  Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

In certain circumstances, we may be subject to federal and state taxes on income as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes.  For example, if we have net income from a “prohibited transaction,” such income will be subject to the 100% penalty tax.  We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs.  We may also decide to retain income we earn from the sale or other disposition of our assets and pay income tax directly on such income.  In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly.  We may also be subject to state and local taxes on our income or property, either directly or at the level of the operating partnership or at the level of the other companies through which we indirectly own our assets.  Any federal or state taxes paid by us will reduce the cash available to us for distribution to our stockholders.

We may be disqualified from treatment as a REIT if a joint venture entity elects to qualify as a REIT and is later disqualified from treatment as a REIT.

As part of our joint ventures, such as our joint ventures with our Co-Investment Partner or future joint ventures with another Behringer Harvard-sponsored program, we have and we may in the future form subsidiary REITs that will acquire and hold assets, such as a co-investment project owned through a joint venture with our Co-Investment Partner.  In order to qualify as a REIT, among numerous other requirements, each subsidiary REIT must have at least 100 persons as beneficial owners after the first taxable year for which it makes an election to be taxed as a REIT and satisfy all of the other requirements for REITs under the Internal Revenue Code.  We may be unable to satisfy these requirements for the subsidiary REITs created in our joint ventures with PGGM or other joint ventures.  In the event that a subsidiary REIT is disqualified from treatment as a REIT for whatever reason, we will be disqualified from treatment as a REIT as well, which would have a negative impact on our operations and our stockholders’ investment in us.  See “Federal Income Tax Considerations—Requirements for Qualification as a REIT” and “Federal Income Tax Considerations—Failure to Qualify as a REIT.”

A subsidiary REIT may become subject to state taxation.

Certain states are currently considering whether to tax captive REITs, such as the subsidiary REITs.  If any subsidiary REIT becomes subject to state taxation, that subsidiary REIT’s results of operations could be negatively affected.

Non-U.S. income or other taxes, and a requirement to withhold any non-U.S. taxes, may apply, and, if so, the amount of net cash from operations payable to our stockholders will be reduced.

We may acquire real property located outside the United States and may invest in stock or other securities of entities owning real property located outside the United States.  As a result, we may be subject to foreign (i.e., non-U.S.) income taxes, stamp taxes, real property conveyance taxes, withholding taxes, and other foreign taxes or similar impositions in connection with our ownership of foreign real property or foreign securities.  The country in which the real property is located may impose such taxes regardless of whether we are profitable and in addition to any U.S. income tax or other U.S. taxes imposed on profits from our investments in such real property or securities.  If a foreign country imposes income taxes on profits from our investment in foreign real property or foreign securities, our stockholders will not be eligible to claim a tax credit on their U.S. federal income tax returns to offset the income taxes paid to the foreign country, and the imposition of any foreign taxes in connection with our ownership and operation of foreign real property or our investment in securities of foreign entities will reduce the amounts distributable to our stockholders.  Similarly, the imposition of withholding taxes by a foreign country will reduce the amounts distributable to our stockholders.  We expect the organizational costs associated with non-U.S. investments, including costs to structure the investments so as to minimize the impact of foreign taxes, will be higher than those associated with U.S. investments.  Moreover, we may be required to file income tax or other information returns in foreign jurisdictions as a result of our investments made outside of the United States.  Any organizational costs and reporting requirements will increase our administrative expenses and reduce the amount of cash available for distribution to our stockholders.  Our stockholders are urged to consult with their own tax advisors with respect to the impact of applicable non-U.S. taxes and tax withholding requirements on an investment in our common stock.

Our foreign investments will be subject to changes in foreign tax or other laws, as well as to changes in U.S. tax laws, and such changes could negatively impact our returns from any particular investment.

We may make investments in real estate located outside of the United States.  Such investments will typically be structured to minimize non-U.S. taxes, and generally include the use of holding companies.  Our ownership, operation and disposition strategy with respect to non-U.S. investments will take into account foreign tax considerations.  For example, it is typically advantageous from a tax perspective in non-U.S. jurisdictions to sell interests in a holding company that owns real estate rather than the real estate itself.  Buyers of such entities, however, will often discount their purchase price by any inherent or expected tax in such entity.  Additionally, the pool of buyers for interests in such holding companies is typically more limited than buyers of direct interests in real estate, and we may be forced to dispose of real estate directly, thus potentially incurring higher foreign taxes and negatively effecting the return on the investment.

We will also capitalize our holding companies with debt and equity to reduce foreign income and withholding taxes as appropriate and with consultation with local counsel in each jurisdiction.  Such capitalization structures are complex and potentially subject to challenge by foreign and domestic taxing authorities.

We may use certain holding structures for our non-U.S. investments to accommodate the needs of one class of investors which reduce the after-tax returns to other classes of investors.  For example, if we interpose an entity treated as a corporation for United States tax purposes in our chain of ownership with respect to any particular investment, U.S. tax-exempt investors will generally benefit as such investment will no longer generate unrelated business taxable income.  However, if a corporate entity is interposed in a non-U.S. investment holding structure, this would prevent individual investors from claiming a foreign tax credit for any non-U.S. income taxes incurred by the corporate entity or its subsidiaries.

Foreign investments are subject to changes in foreign tax or other laws.  Any such law changes may require us to modify or abandon a particular holding structure.  Such changes may also lead to higher tax rates on our foreign investments than we anticipated, regardless of structuring modifications.  Additionally, U.S. tax laws with respect to foreign investments are subject to change, and such changes could negatively impact our returns from any particular investment.

Legislative or regulatory action could adversely affect the returns to our investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of our common stock.  Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect the taxation of a stockholder.  Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets.  Our stockholders are urged to consult with their own tax advisor with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.  Our stockholders also should note that our counsel’s tax opinion will be based upon existing law and Treasury Regulations, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Congress passed major federal tax legislation in 2003, with modifications to that legislation in 2005.  One of the changes effected by that legislation generally reduced the tax rate on dividends paid by corporations to individuals to a maximum of 15% prior to 2011.  REIT distributions generally do not qualify for this reduced rate.  The tax changes did not, however, reduce the corporate tax rates.  Therefore, the maximum corporate tax rate of 35% has not been affected.  However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, and we thus expect to avoid the “double taxation” to which other corporations are typically subject.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for federal income tax purposes as a corporation.  As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders.  Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Item 2.                                                           Financial Information

Selected Financial Data

We have made investments in eight properties at March 31, 2008 and December 31, 2007.  The following data should be read in conjunction with our audited consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Form 10. The selected financial data presented below has been derived from our consolidated financial statements for the year ended December 31, 2007 and our unaudited consolidated financial statements for the three months ended March 31, 2008.

	March 31, 2008	December 31, 2007	From August 4, 2006 (date of inception) through December 31, 2006

Cash and cash equivalents	$47,118,180	$53,377,585	$20,004
Investments in unconsolidated real estate joint ventures	64,446,989	60,068,633	—
Other assets	2,115,276	1,995,655	—
Total assets	$113,680,445	$115,441,873	$20,004

Payables to affiliates	$238,171	$1,413,206	$—
Dividends payable	433,855	412,058	—
Other liabilities	236,969	197,112	11,000
Minority interest (1)	—	—	10,000
Stockholders’ equity (deficit)	112,771,450	113,419,497	(996)
Total liabilities and stockholders’ equity (deficit)	$113,680,445	$115,441,873	$20,004

Rental revenues	$—	$—	$—
Expenses	(492,752)	(1,343,565)	(14,055)
Interest income	425,126	343,240	—
Equity in earnings of joint venture investments	764,696	793,218	—
Net income (loss)	$697,070	$(207,107)	$(14,055)

Basic and diluted income (loss) per share	$0.05	$(0.08)	$(11.25)

Distributions declared per share	$0.09	$0.34	$—

(1)           Minority interest consists of a special limited partnership interest in Behringer Harvard Multifamily OP I. On November 28, 2007, the Incentive Unit was cancelled and the $10,000 cash purchase price returned.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.  Historical results and trends which might appear in our consolidated financial statements should not be interpreted as being indicative of our future operations.  We consider portions of this report to be “forward-looking” with respect to our expectations for future periods.  Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items relating to the future.

Overview

We were incorporated on August 4, 2006 as a Maryland corporation and operate as a REIT for federal and state income tax purposes.  We make investments in and operate institutional quality real estate.  In particular, we were organized to invest in and operate institutional quality apartment communities that we believe have desirable locations, personalized amenities, and high quality construction.  We began acquiring interests in multifamily real estate properties in April 2007.  To date, all of our investments have been in institutional quality development and operating apartment communities located in metropolitan cities and suburban markets in the United States.  We have since made investments in one operating property and seven properties that are currently under development or redevelopment.  As of March 31, 2008, we owned a portfolio of investments in eight properties located in Texas, Virginia, Florida, Nevada, Maryland, and Georgia.

Our investment strategy is designed to provide our stockholders with a diversified portfolio and our management and board have extensive experience in investing in numerous types of real estate, loan and other investments. We intend to primarily invest in, acquire and operate apartment communities, with a particular focus on using multiple strategies to acquire investments in high quality apartment communities that produce stabilized rental income.  We will invest in and acquire a blended portfolio consisting of core, stabilized income generating assets, assets that may benefit from enhancement or repositioning and development assets for stabilization to retain as core assets generating income with potential capital appreciation.  Further, we may invest in commercial real estate, including office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and motel and hotel properties.  We may invest in real estate-related securities, including securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise.  We also may originate or invest in commercial mortgage-backed securities, mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests (including those issued by programs sponsored by Behringer Harvard Holdings, LLC), or in entities that make investments similar to the foregoing.  We also may invest in real estate assets located outside of the United States.

We believe that economic conditions in the major metropolitan markets of the United States will continue to provide adequate demand for properly positioned multifamily properties; such conditions include an assessment of job and salary growth, lifestyle trends, as well as single-family home pricing and availability of credit.  Our multifamily asset acquisition strategy concentrates on multifamily properties located in the 50 largest metropolitan statistical areas (“MSAs”) across the United States. The U.S. Census population estimates are used to determine the largest MSAs.  Our top-50 MSA strategy will focus on acquiring properties and other real estate assets that provide us with broad geographic diversity. Investments in multifamily properties have benefited from the changing demographic trends of the last ten years.  These trends include continued growth in non-traditional households, the echo-boomer generation coming of age and entering the housing market, low rates of inflation, and increased immigration. Changes in domestic financial markets (discussed below) can affect the stability and direction of these historical trends and can adversely affect our strategy.  Based on projected economic and credit market conditions for the United States in 2008, as published by prominent real estate and economic advisory firms, we expect the national pace of real estate acquisitions to be slower in 2008 than in recent years.

Recently, domestic financial markets have experienced unusual volatility and uncertainty. Although this condition has occurred most visibly within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall domestic financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.  On the other hand, we may be able to take advantage of the current dislocation in the credit markets to identify challenged developments or redevelopments or other unique investment opportunities created by the change in liquidity and repricing of risk. In addition, we may be able to identify acquisitions as they become more attractive due to declines in commercial real estate prices.  As discussed further below, we expect to meet our short-term liquidity requirements through the net cash raised from our prior private offering, our initial public offering and cash flow from the operations of our current investments. For purposes of our long-term liquidity requirements, we expect that the net cash from our initial public offering (should we commence that offering) and from our current and future investments will generate sufficient cash flow to cover operating expenses and our monthly distribution. Multifamily community demand is also affected by changes in credit market liquidity and repricing of risk affects the cost and availability of financing for purchase of single family homes.

We actively search for real estate opportunities and routinely evaluate making investments in potential projects and operating properties. We expect to use the proceeds from our public offering to substantially increase the number and amount of our investments in potential projects and operating properties.

Property Portfolio

We commenced a private offering to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007. We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the private offering.  As of the date of this Form 10, we have used the proceeds from the private offering, as well as borrowings under our prior credit facility with Behringer Harvard Operating Partnership I LP, to acquire equity interests in eight joint ventures which we account for under the equity method of accounting. Each of the eight joint ventures own equity interests in and/or have made interest-bearing mezzanine loans to seven entities that own real estate properties currently under development and one entity that owns an operating property.  Under arrangements managed by Behringer Harvard Institutional GP LP, a Texas limited partnership, which is an affiliate of our advisor and is indirectly wholly owned by Behringer Harvard Holdings, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements with Behringer Harvard Master Partnership I LP, a Delaware limited partnership for the purposes of forming and operating entities (“Co-Investment Ventures”) that will own interests in subsidiaries that elect to qualify as real estate investment trusts and invest in to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization, other than residential properties for assisted living, student housing or senior housing (each, a “Co-Investment Project”).

In the ordinary course of our business, we and/or our Co-Investment Ventures contract with unaffiliated commercial property development companies to provide them with a total equity and/or mezzanine loan and amount on a particular Co-Investment Project (our “Project Commitments”). We fund an initial amount under our Project Commitments at contract inception and make additional payments as construction progresses, typically spanning one to two years. Estimated remaining payments on our Project Commitments for 2008 are approximately $5.9 million and are expected to be funded from current cash balances. See “Item 3. Properties” for more discussion of our investments.

The following is the portfolio of our investments, which include our unconsolidated joint venture investments and our carrying value of each of these investments as of March 31, 2008:

Name	Multifamily Project Type	Investment Type	Location	Date Investment Acquired	Amount (in thousands)
Lovers Lane Townhomes	Development	Mezzanine Loan	Dallas, Texas	Apr-07	$1,914
The Eclipse	Development	Equity and Mezzanine Loan	Houston, Texas	Apr-07	7,115
Fairfield at Baileys Crossing	Development	Mezzanine Loan	Fairfax County, Virginia	Jul-07	12,472
Alexan St. Rose	Development	Mezzanine Loan	Clark County, Nevada	Jul-07	2,788
Johns Creek Walk	Operating	Equity	Fulton County, Georgia	Aug-07	5,538
Satori	Development	Equity and Mezzanine Loan	Broward County, Florida	Oct-07	13,101
Tower 55 Hundred	Development	Equity and Mezzanine Loan	Arlington County, Virginia	Nov-07	13,615
Fairfield at Cameron House	Development	Mezzanine Loan	Silver Spring, Maryland	Dec-07	7,904
					$64,447

The following is additional information about the eight properties we have invested in through our Co-Investment Ventures as of March 31, 2008 and December 31, 2007:

Property Type	Number of Units

Multifamily stabilized operating properties:
Atlanta, Georgia	210

Multifamily properties under development:
Dallas, Texas	149
Houston, Texas	330
Fairfax County, Virginia	414
Arlington County, Virginia	234
Henderson, Nevada	430
Ft. Lauderdale, Florida	279
Silver Spring, Maryland	325

Total:	2,371

Critical Accounting Policies and Estimates

The following critical accounting policies and estimates apply to both us and our Co-Investment Ventures, respectively.

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires our management to make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  We evaluate these judgments, assumptions and estimates for changes which would affect the reported amounts.  These estimates are based on management’s historical industry experience and on various other judgments and assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these judgments, assumptions and estimates.  Our significant judgments, assumptions and estimates include the consolidation of variable interest entities (“VIEs”), the allocation of the purchase price of acquired properties and evaluating our real-estate related investments for impairment.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements will include our accounts, the accounts of VIEs in which we are the primary beneficiary and the accounts of other subsidiaries over which we will have control.  All inter-company transactions, balances and profits will be eliminated in consolidation.  Interests in entities acquired will be evaluated for consolidation based on Financial Accounting Standards Board Interpretation (“FIN”) 46R, which requires the consolidation of VIEs in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a VIE under FIN 46R, then the entity will be evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

There are judgments and estimates involved in determining if an entity in which we will make an investment will be a VIE and if so, if we will be the primary beneficiary.  The entity will be evaluated to determine if it is a VIE by, among other things, calculating the percentage of equity being risked compared to the total equity of the entity.  FIN 46R provides some guidelines as to what the minimum equity at risk should be, but the percentage can vary depending upon the industry or the type of operations of the entity and it will be up to our advisor to determine that minimum percentage as it relates to our business and the facts surrounding each of our acquisitions.  In addition, even if the entity’s equity at risk is a very low percentage, our advisor will be required by FIN 46R to evaluate the equity at risk compared to the entity’s expected future losses to determine if there could still in fact be sufficient equity at the entity.  Determining expected future losses involves assumptions of various possibilities of the results of future operations of the entity, assigning a probability to each possibility and using a discount rate to determine the net present value of those future losses.  A change in the judgments, assumptions and estimates outlined above could result in consolidating an entity that should not be consolidated or accounting for an investment on the equity method that should in fact be consolidated, the effects of which could be material to our results of operations and financial condition.

Mortgage Notes Receivable

Mortgage notes receivable are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to interest income over the lives of the related loans.

The project borrower remains obligated to pay principal and interest due on the loans issued by our Co-Investment Ventures as well as our loan, regardless of the project borrowers’ intent or ability to sell or refinance the property. In addition, these loans do not contain a right to participate in expected residual profit from the sale or refinancing of the property as defined within Exhibit I of AICPA Practice Bulletin 1, “Accounting of Real Estate Acquisition, Development, or Construction Arrangements” and EITF 86-21, “Application of the AICPA Notice to Practitioners Regarding Acquisition, Development, and Construction Arrangements to Acquisition of an Operating Property”.  As a result, we account for our Lovers Lane Townhomes Junior Mezzanine loan, and our Co-Investment Ventures account for all of their loans, as a loan, and not as investments in real estate pursuant to Exhibit I of AICPA Practice Bulletin 1 and EITF 86-21.

Investments in Real Estate Joint Ventures

Each investment we have made in a Co-Investment Project has been made through a Co-Investment Venture managed by us or a subsidiary of ours. We are the manager of the Co-Investment Venture’s affairs, but the operation of Co-Investment Projects are conducted in accordance with operating plans prepared by us and approved by us and the Co-Investment Partner. In addition, without the consent of all members of the Co-Investment Venture, the manager may not approve or disapprove on behalf of the Co-Investment Venture certain major decisions affecting the Co-Investment Venture, such as (i) selling or otherwise disposing of the Co-Investment Project or any other property having a value in excess of $100,000, (ii) selling any additional interests in the Co-Investment Venture or the Subsidiary REIT (with limited exceptions relating to the Subsidiary REIT maintaining its status as a real estate investment trust or the sale of an interest to the developer of the Co-Investment Project) or (iii) incurring or materially modifying any indebtedness of the Co-Investment Venture or the Subsidiary. As of March 31, 2008, each venture has two partners, and each venture partner possesses equal substantive participating rights to make decisions which constitute routine occurrences in each venture’s ordinary course of business. These decisions include the requirement to approve initial and annual operating plans, initial and annual capital expenditures, any sales or dispositions of investments, and, any method of refinancing or raising additional debt or equity capital.

Each Co-Investment Venture is evaluated under FIN 46R. If the Co-Investment Venture is determined to not be a variable interest entity under FIN 46R, then the ventures are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” As a result of the equal substantive participating rights possessed by each partner, no single party controls each venture; accordingly, we account for each Co-Investment Venture using the equity method of accounting pursuant to SOP 78-9 as amended.  The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for our share of net income (loss), including eliminations for our share of inter-company transactions and reduced when distributions are received.

Investment Impairments

For real estate we may wholly own, our management will monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we will assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we will recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For real estate we may own through an investment in a joint venture, TIC interest or other similar investment structure, at each reporting date we will compare the estimated fair value of our investment to the carrying value.  An impairment charge will be recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

In evaluating our investments for impairment, our advisor will make several judgments, assumptions and estimates, including, but not limited to, the projected date of disposition of our investments in real estate, the estimated future cash flows from our investments in real estate and the projected sales price of each of our investments in real estate.  A change in these judgments, assumptions and estimates could result in understating or overstating the book value of our investments which could be material to our financial statements.

Real Estate

Upon the acquisition of real estate properties, we will allocate the purchase price of those properties to the tangible assets acquired, consisting of land and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their relative fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.  Initial valuations are subject to change until our information is finalized, which will be no later than twelve months from the acquisition date.

We will determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that our advisor believes we could obtain.  Any difference between the fair value and stated value of the assumed debt will be recorded as a discount or premium and amortized over the remaining life of the loan.

The fair value of the tangible assets acquired, consisting of land and buildings, will be determined by valuing the property as if it were vacant, and the “as-if-vacant” value will then be allocated to land and buildings.  Land values will be derived from appraisals, and building values will be calculated as replacement cost less depreciation or our advisor’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of the building will be depreciated over the estimated useful life of twenty-five years to thirty-five years, using the straight-line method.

We will determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to (a) the remaining non-cancelable lease term for above-market leases, or (b) the remaining non-cancelable lease term plus any fixed rate renewal options for below market leases.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the above determined lease term.

The total value of identified real estate intangible assets acquired will be further allocated to in-place lease values, in-place tenant improvements, in-place leasing commissions and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions will be based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships will be determined by applying a fair value model.  The estimates of fair value of in-place leases will include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering then current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we will include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on then current market conditions.  The estimates of the fair value of tenant relationships will also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by our advisor on a tenant-by-tenant basis.

We will amortize the value of in-place leases and in-place tenant improvements over the initial term of the respective leases.  The value of tenant relationship intangibles will be amortized over the initial term and any anticipated renewal periods, but in no event exceeding the remaining depreciable life of the building.  If a tenant terminates its lease prior to expiration of the initial terms, the unamortized portion of the in-place lease value and tenant relationship intangibles will be charged to expense.

In allocating the purchase price of each of our properties, our advisor will make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot and the period required to lease the property up to its occupancy at acquisition if it were vacant.  Many of these estimates will be obtained from independent third party appraisals.  However, our advisor will be responsible for the source and use of these estimates.  A change in these estimates and assumptions could result in the various categories of our real estate assets or related intangibles being overstated or understated which could result in an overstatement or understatement of depreciation or amortization expense.  These variances could be material to our results of operations and financial condition.

Results of Operations

As of March 31, 2008, we had acquired joint venture interests in seven properties under development and acquired one joint venture interest in an operating apartment community.  We began acquiring interests in real estate in April 2007.  Accordingly, our results of operations for each period presented reflect significant increases in all categories.

In connection with our investment in Co-Investment Ventures, in June 2007, our Co-Investment Partner purchased 45% of the equity in two of our wholly owned subsidiaries; one owning the Lovers Lane Townhomes Senior Mezzanine Loan commitment and the other owning The Eclipse commitments. We entered into these commitments in April 2007 and had partially funded them as of June 2007.

The three months ended March 31, 2008 as compared to the three months ended March 31, 2007

During the three months ended March 31, 2007, we had no investments and limited corporate activity.

Asset Management Fees.  Asset management fees were $175,000 for the three months ended March 31, 2008 and included fees paid to our advisor for asset management services.  The increase is due to acquiring joint venture interests in eight properties subsequent to March 31, 2007.  We expect increases in these fees as a result of owning and acquiring additional joint venture interests and real estate.

General and Administrative Expense.  General and administrative expense for the three months ended March 31, 2008 was $296,000 and included corporate general and administrative expenses including compensation of our board of directors, auditing and tax fees, legal fees and other administrative expenses. General and administrative expenses for the three months ended March 31, 2007 was $14,000 and included only compensation of our board of directors, legal fees and other administrative expenses.  We expect increases in the future as we continue to support our existing operations and as we acquire additional properties or joint venture interests.

Interest Income.  Interest income for the three months ended March 31, 2008 was $425,000 and primarily included interest earned on our funds on deposit with banks that resulted from the receipt of proceeds from our private offering subsequent to March 31, 2007, which was terminated on December 28, 2007.  Interest income for the three months ended March 31, 2007 was $5,000 and included interest earned on proceeds from the Private Offering while held in escrow.  These proceeds were released from escrow on April 2, 2007.  We expect increases in the future as we maintain our current bank deposits and from proceeds received from our public offering.

Equity in Earnings of Joint Venture Investments.  Equity in earnings of joint venture investments for the three months ended March 31, 2008 was $765,000 and included our share in earnings from our unconsolidated joint venture investments. These net earnings increased due to the acquisition of joint venture investments subsequent to March 31, 2007. Equity in earnings generated from the joint venture investments were due primarily from interest and fees accrued on loans made to project development borrowers. Equity in earnings was reduced, in part, from a joint venture investment in an operating property that incurred a net loss after deducting depreciation and amortization. For our existing joint ventures, we expect this trend to continue for the duration of 2008 and expect net equity in earnings to decrease after 2008 due to the development properties transitioning into operational properties and due to potential restrictions on cash flows available for interest recognition on outstanding loans. Based on our current and potential future joint venture investments, we expect to have aggregate positive equity in earnings from joint venture investments that have issued loans to project development borrowers. However, this positive equity in earnings may be partially offset or exceeded by losses from joint venture investments in operating properties after deducting depreciation and amortization.

Year ended December 31, 2007 as compared to the period from August 4, 2006 (date of inception) to December 31, 2006

During 2006, we had no investments and limited corporate activity.

Asset Management Fees.  Asset management fees were $218,000 for the year ended December 31, 2007 and included fees paid to our advisor for asset management services.  The increase is due to acquiring joint venture interests in eight properties during 2007.  We expect increases in these fees as a result of owning and acquiring additional joint venture interests and real estate.

Organization Expenses.  Organization expenses for the year ended December 31, 2007 were $50,000. We had an obligation to pay a fixed fee of 1.5% of our gross private offering proceeds to our advisor which covered organization and offering expenses incurred on our behalf.  We have expensed the portion of that fixed fee that related to organization expenses.  We do not expect increases in these expenses.

Interest Expense.  Interest expense for the year ended December 31, 2007 was $642,000 and included interest costs due for borrowings under the credit facility with Behringer Harvard Operating Partnership I LP.  We entered into this credit facility in April 2007 and borrowed a total of $36 million at various times during 2007 to fund the acquisitions of our joint ventures. On December 20, 2007, we terminated the credit facility and paid all outstanding amounts.  In the ordinary course of our business, we may enter into borrowing arrangements in the future, which will create additional expenses in the future.

General and Administrative Expense.  General and administrative expense for the year ended December 31, 2007 was $434,000 and included corporate general and administrative expenses including compensation of our board of directors, auditing and tax fees, legal fees and other administrative expenses.  We expect increases in the future as we continue to support our existing operations and as we acquire additional properties or joint venture interests.

Interest Income.  Interest income for the year ended December 31, 2007 was $343,000 and primarily included interest earned on our funds on deposit with banks that resulted from the receipt of proceeds from our private offering during 2007, which was terminated on December 28, 2007.  We expect increases in the future as we maintain our current bank deposits and from proceeds received from our public offering.

Equity in Earnings of Joint Venture Investments.  Equity in earnings of joint venture investments for the year ended December 31, 2007 was $793,000 and included our share in earnings from our unconsolidated investments in real estate joint ventures. These net earnings increased due to the acquisition of joint venture investments subsequent to March 31, 2007. Equity in earnings generated from the joint venture investments were due primarily from interest and fees accrued on loans made to project development borrowers. Equity in earnings was reduced, in part, from a joint venture investment in an operating property that incurred a net loss after deducting depreciation and amortization. For our existing joint ventures, we expect this trend to continue for the duration of 2008 and expect net equity in earnings to decrease after 2008 due to the development properties transitioning into operational properties and due to potential restrictions on cash flows available for interest recognition on outstanding loans. Based on our current and potential future joint venture investments, we expect to have aggregate positive equity in earnings from joint venture investments that have issued loans to project development borrowers. However, this positive equity in earnings may be partially offset or exceeded by losses from joint venture investments in operating properties after deducting depreciation and amortization.

Cash Flow Analysis

The three months ended March 31, 2008 as compared to the three months ended March 31, 2007

As of March 31, 2008, we acquired joint venture interests in seven properties under development and one joint venture interest in an operating apartment community. We began acquiring interests in real estate in April 2007.  As a result, our cash flows for the three months ended March 31, 2008 reflect significant differences from the cash flows for the three months ended March 31, 2007.

Cash flows provided by operating activities for the three months ended March 31, 2008 were $772,000 and included our net income of $697,070; amortization expense of $22,000; return on investments resulting from distributed earnings of our joint venture investments of $765,000; and other net changes in working capital accounts of $53,000 for board of director compensation, accounting, tax, and legal fees.

Cash flows used in investing activities for the three months ended March 31, 2008 were $5.4 million. During the period we invested $5.8 million to acquire interests in real estate ventures; cash distributions from our real estate ventures exceeded GAAP earnings, resulting in $644,000 being accounted for as a return of investment; we incurred acquisition costs of $71,000 in connection with potential acquisitions of interests in real estate ventures; and, we had net short-term advances to and from affiliates of $150,000.

Cash flows used in financing activities for the three months ended March 31, 2008 were $1.6 million. During the period, we redeemed common stock in the amount of $50,000.  We paid dividends of $1.3 million and received cash of $288,000 that will be remitted to affiliates for offering costs.  During the three months ended March 31, 2007, we received proceeds from our prior private offering of $2.4 million that were held in escrow.

Year ended December 31, 2007 as compared to the period from August 4, 2006 (date of inception) through December 31, 2006

As of December 31, 2007, we acquired joint venture interests in seven properties under development and one joint venture interest in an operating apartment community. We began acquiring interests in real estate in April 2007.  As a result, our cash flows for the year ended December 31, 2007 reflect significant differences from the cash flows for the period from August 4, 2006 (date of inception) to December 31, 2006.

Cash flows provided by operating activities for the year ended December 31, 2007 were $245,000 and included our net loss of $207,107; amortization expense of $328,000 for our deferred financing costs under the one-year credit facility with Behringer Harvard Operating Partnership I LP; return on investments resulting from distributed earnings of our joint venture investments of $793,000; and other net changes in working capital accounts of $124,000 for board of director compensation, accounting, tax, and legal fees.

Cash flows used in investing activities for the year ended December 31, 2007 were $60.8 million. During the period we invested $58.3 million to acquire interests in real estate ventures and issued $3 million in loans to real estate ventures; we sold an equity interest in two wholly-owned subsidiaries for $2 million; cash distributions from our real estate ventures exceeded GAAP earnings, resulting in $160,000 being accounted for as a return of investment; we deposited $889,000 in escrow and incurred acquisition costs of $518,000 in connection with potential acquisitions of interests in real estate ventures; and, we had net short-term advances to and from affiliates of $227,000.

Cash flows provided by financing activities for the year ended December 31, 2007 were $113.9 million. During the period, we received proceeds from the sale of our common stock in the amount of $127.5 million and paid offering costs of $13 million; we paid costs of $328,000 in connection with obtaining our credit facility, as well as dividends to our stockholders of $515,000.  During the period from August 4, 2006 (date of inception) to December 31, 2006, cash flows provided by financing activities were $20,000 resulting from our initial capitalization.

Liquidity and Capital Resources

Our principal demands for funds will continue to be for making investments, on our own or through joint ventures, in existing core multifamily properties, multifamily properties in various stages of development, mortgage, bridge or mezzanine loans and other investments, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness.  Generally, cash needs for items other than our investments are expected to be met from operations, and cash needs for our investments are expected to be met from the net proceeds of our initial public offering and other offerings of our securities as well as mortgages secured by our real estate investments.  However, there may be a delay between the sale of our shares, making investments in real estate and loans and the receipt of income from such investments, which could result in a delay in the benefits to our stockholders of returns generated from our operations.  Assuming we commence our initial public offering and no shares are reallocated from our distribution reinvestment plan, or DRIP offering, to our initial public offering and the maximum offering amount of $2,475,000,000 is raised, we expect to use approximately 91.6% of the gross proceeds raised in our initial public offering (89.6% with respect to gross proceeds from our initial public offering and 100% with respect to gross proceeds from our distribution reinvestment plan) to make investments in real estate, loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish.  We expect to use approximately 91.6% of the gross proceeds if no shares are reallocated from our distribution reinvestment plan to our initial public offering and the maximum offering is raised (89.6%

with respect to gross proceeds from our initial public offering and 100.0% with respect to gross proceeds from our distribution reinvestment plan) to make investments in real estate, loans and other investments and to use approximately 2.1% of the gross proceeds for establishment of capital reserves and payment of acquisition fees and expenses related to the selection and acquisition of our investments, assuming no debt financing fee (2.1% with respect to gross proceeds from our initial public offering and 2.3% with respect to gross proceeds from our distribution reinvestment plan).

Our advisor evaluates our potential investments and engages in negotiations with sellers and borrowers on our behalf.  After a contract for the purchase of an investment is executed, the investment will not be purchased until the substantial completion of due diligence.  During this period, we may decide to temporarily invest any unused proceeds from our initial public offering in investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

The amount of distributions to be distributed to our stockholders will be determined by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.  Until proceeds from our offerings are fully invested and generating operating cash flow sufficient to fund distributions made to stockholders, we have and may continue to pay all or a substantial portion of our distributions from the proceeds of such offerings or from borrowings in anticipation of future cash flow.  As of March 31, 2008, we paid distributions in the amount of $1,795,000 to our stockholders since our inception. Any distributions made by us in the future may be in the form of a return of capital and/or from the taxable earnings of real estate operations.   Sources of distributable cash other than from operating cash flow may include offering proceeds, cash advanced to us by or reimbursements for expenses from, our advisor and proceeds from loans including those secured by our assets.

We had the ability to borrow funds and use guarantees and letters of credit under a credit agreement with Behringer Harvard Operating Partnership I LP (the “Credit Facility”), and used borrowings under the Credit Facility to fund certain of our investments.  We pledged substantially all of the assets of Behringer Harvard Multifamily OP I and subsidiaries as collateral for the Credit Facility.  The Credit Facility provided us with an optional source of funds, guarantees, and letters of credit issued on our behalf. The Credit Facility had an aggregate commitment of $100 million, which could have been increased to a maximum of $400 million. Principal and interest could be prepaid without penalty and were due at the end of the one-year term, April 2, 2008. The term of the loan could have been extended until April 1, 2009 upon the agreements of both parties; this Credit Facility was terminated on December 20, 2007. The following table lists interest and fees under the Credit Facility:

•                  Interest at rates between 7.5% and 13%, depending on our leverage-to-tangible assets ratio as of the prior calendar quarter end.

•                  Commitment Fee of 0.25% on the Maximum Commitment Amount, paid at inception and upon each $100 million Credit Facility increase. Total commitment fees paid were $250,000.

•                  Facility Fee of 0.1% for the average unused portion of the maximum commitment amount (including loans, commitment letters and guarantees); paid annually. Total facility fees paid were $68,000.

•                  Letter of credit fees of 1.5% of aggregate face amount; paid quarterly in advance. We paid no letter of credit fees.

•                  Guaranty fees of 1.5% of the total indebtedness guaranteed; paid quarterly in advance. We paid no guaranty fees.

We used borrowings of approximately $1.6 million under the Credit Facility to fund our senior mezzanine loan and our junior mezzanine loan for the Lovers Lane Townhomes investment and have fully repaid all outstanding principal and interest as of June 30, 2007.  As of March 31, 2008, we have investments in a joint venture (senior mezzanine loan) and a direct investment (junior mezzanine loan) with an approximate total carrying value of $1.9 million for the Lovers Lane Townhomes investment.

We used borrowings of approximately $1 million under the Credit Facility to fund our equity and mezzanine loan for The Eclipse investments and have fully repaid all outstanding principal and interest as of June 30, 2007.  As of March 31, 2008, we have an investment in a joint venture with an approximate total carrying value of $7.1 million for The Eclipse investments.

We used borrowings of approximately $8 million under the Credit Facility to fund our mezzanine loan for the Fairfield at Baileys Crossing investment and have fully repaid all outstanding principal and interest as of December 31, 2007.  As of March 31, 2008, we have an investment in a joint venture with an approximate total carrying value of $12.5 million for Fairfield at Baileys Crossing investment.

We used borrowings of approximately $3 million under the Credit Facility to fund our mezzanine loan for the Alexan St. Rose investment and have fully repaid all outstanding principal and interest as of December 31, 2007.  As of March 31, 2008, we have an investment in a joint venture with an approximate total carrying value of $2.8 million for the Alexan St. Rose investment.

We used borrowings of approximately $4 million under the Credit Facility to pay a portion of our 80% equity ownership in The Reserve at Johns Creek Walk investment and fully repaid all outstanding principal and interest as of December 31, 2007.  As of March 31, 2008, we have an investment in a joint venture with an approximate total carrying value of $5.5 million for The Reserve at Johns Creek Walk investment.

Our joint venture with PGGM for The Reserve at Johns Creek Walk has a wholly owned subsidiary.  This subsidiary owns the 80% equity ownership in The Reserve at Johns Creek Walk property and also borrowed approximately $23 million under a loan agreement with Bear Sterns Commercial Mortgage, Inc. to finance the total purchase price (“The Reserve at Johns Creek Walk Senior Loan”).  The interest rate under The Reserve at Johns Creek Walk Senior Loan varies based on the 5.5 year yield on United States Treasury Securities plus 130 basis points; subject to a minimum annual rate of 4.93%. The Reserve at Johns Creek Walk Senior Loan is non-recourse and requires that the property be held by a special purpose entity; only permits interest payments during its 5.5 year term; does not permit prepayment of principal prior to the earlier to occur of (i) two (2) years from securitization of the entire loan, or (ii) the fourth (4th) anniversary of the first monthly payment date made under the loan; requires certain operating reserves for maintenance, taxes, insurance, and operations. For the three months ended March 31, 2008, this property paid interest of $377,000, and the outstanding principal balance owed by the property was approximately $23 million. As of March 31, 2008, the occupancy rate at The Reserve at Johns Creek Walk was 91%.

We used borrowings of approximately $6.7 million under the Credit Facility to fund our equity investment and mezzanine loan for the Tower 55 Hundred investments, and have fully repaid all outstanding principal and interest under the Tower 55 Hundred investments as of December 31, 2007.  As of March 31, 2008, we have an investment in a joint venture with an approximate total carrying value of $13.6 million for the Tower 55 Hundred investments.

We used borrowings of approximately $6 million under the Credit Facility to fund our equity investment and mezzanine loan for the Satori investments, and have fully repaid all outstanding principal and interest as of December 31, 2007. As of March 31, 2008, we have an investment in a joint venture with an approximate total carrying value of $13.1 million for the Satori investments.

During the year ended December 31, 2007 total amounts borrowed and repaid under the Credit Facility, for use in the above investments, were approximately $36 million; all amounts have been repaid, including interest and other fees of approximately $925,000.  We had no borrowings for the three months ended March 31, 2008 and 2007.

As of March 31, 2008, we were in compliance with all material financial covenants and restrictions.

On December 28, 2007, we ceased offering shares of common stock under our private offering. We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross private offering proceeds in the private offering.

We expect to meet our short-term liquidity requirements through the net cash raised from our prior private offering, our initial public offering (should we commence that offering), and cash flow from the operations of our current investments.  Currently, a portion of the distributions are paid from cash provided by operations and sources other than operating cash flow, such as offering proceeds and cash advanced to us by our sponsor.  Operating cash flows are expected to increase as additional investments are added to the portfolio.  For both our short-term and long-term liquidity requirements, other potential future sources of capital may include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of our investments, if and when any are sold, and undistributed funds from operations.  If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Recently, domestic financial markets have experienced unusual volatility and uncertainty. Although this condition has occurred most visibly within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall domestic financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all. However, for purposes of our long-term liquidity requirements, we expect that the net cash from our initial public offering (should we commence that offering) and from our current and future investments will generate sufficient cash flow to cover operating expenses and our monthly distribution.

During three months ended March 31, 2007, we owned no properties or real estate investments, and our operations consisted primarily of general and administrative expenses incurred in connection with the inception of our company.

Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries.  We believe that FFO is helpful to our stockholders and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which is not immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Because real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance.  Factors that affect FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts pending investment, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.  In addition, FFO will be affected by the types and mix of investments in our portfolio, which include but are not limited to investments in existing operating properties, properties in various stages of development, mezzanine, mortgage and bridge loans and the accounting treatment of the investments in accordance with our accounting policies.  FFO should not be considered as an alternative to net income (loss), as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Our calculations of FFO are presented below:

	For the three months ended March 31, 2008	For the three months ended March 31, 2007	Year ended December 31, 2007	For the period from August 4, 2006 (date of inception) through December 31, 2006
Net income (loss)	$697,070	$(9,291)	$(207,107)	$(14,055)
Real Estate Depreciation (1)	280,999	—	508,263	—
Funds from Operations (FFO)	$978,069	$(9,291)	$301,156	$(14,055)

GAAP weighted average shares	14,270,558	4,249	2,730,666	1,249

(1) includes our share of real estate depreciation incurred by our investments in real estate ventures.

Distributions

Distributions as of March 31, 2008 and December 31, 2007 were as follows:

	Distributions
2007	Declared	Paid
Fourth Quarter	$730,682	$396,450
Third Quarter	196,590	118,764
Second Quarter	—	—
First Quarter	—	—
	$927,272	$515,214

2008	Declared	Paid
Fourth Quarter	$—	$—
Third Quarter	—	—
Second Quarter	—	—
First Quarter	1,301,225	1,279,428
	$1,301,225	$1,279,428

The Daily Distribution was declared and paid in excess of FFO and we expect to continue to do so in the near-term.  Over the long-term, we expect that a greater percentage of our distributions will be from FFO (except to the extent of distributions from the sale of our assets).  However, given the uncertainty arising from numerous factors, including both the raising and placing of capital in the current real estate environment, the types and mix of investments in our portfolio, which include but are not limited to investments in existing operating properties, properties in various stages of development, mezzanine, mortgage and bridge loans, the accounting treatment of our investments in accordance with our accounting policies, ultimate FFO performance cannot be predicted with certainty.  As a result, future distributions declared and paid may continue to exceed FFO.

Off-Balance Sheet Arrangements

Until December 20, 2007, we had the ability to borrow funds and use guarantees and letters of credit under a credit agreement with Behringer Harvard Operating Partnership I LP (the “Credit Facility”).  We used borrowings under the Credit Facility to fund our investments but did not use any guarantees or letters of credit.  We pledged substantially all of the assets of Behringer Harvard Multifamily OP I and subsidiaries as collateral for the Credit Facility.  The Credit Facility provided us with an optional source of funds, guarantees, and letters of credit issued on our behalf. The Credit Facility had an aggregate commitment of $100 million, which could have been increased to a maximum of $400 million. Principal and interest could be prepaid without penalty and were due at the end of the one-year term, April 2, 2008. The term of the loan could have been extended until April 1, 2009 upon the agreements of both parties; this Credit Facility was terminated on December 20, 2007. The following table lists interest and fees under the Credit Facility:

•                  Interest at rates between 7.5% and 13%, depending on our leverage-to-tangible assets ratio as of the prior calendar quarter end.

•                  Commitment Fee of 0.25% on the Maximum Commitment Amount, paid at inception and upon each $100 million Credit Facility increase. Total commitment fees paid were $250,000.

•                  Facility Fee of 0.1% for the average unused portion of the maximum commitment amount (including loans, commitment letters and guarantees); paid annually. Total facility fees paid were $68,000.

•                  Letter of credit fees of 1.5% of aggregate face amount; paid quarterly in advance. We paid no letter of credit fees.

•                  Guaranty fees of 1.5% of the total indebtedness guaranteed; paid quarterly in advance. We paid no guaranty fees.

On May 7, 2007, affiliates of our advisor agreed to an investment arrangement (the “Master Co-Investment Arrangement”) with Stichting Pensioenfonds Zorg en Welijn, a Dutch foundation (“PGGM”).  PGGM is a Dutch pension fund serving 1.9 million families of healthcare and social workers, managing more than $95 billion in pension assets and investing in the Netherlands and abroad in equities, fixed-interest securities, real estate, private equity and commodities.

Under arrangements managed by Behringer Harvard Institutional GP LP, a Texas limited partnership, which is an affiliate of our advisor and is indirectly wholly owned by Behringer Harvard Holdings, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements for the purposes of forming and operating entities that will be managed by us or a subsidiary of ours and will invest in to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization.  Behringer Harvard Master Partnership I LP, a Delaware limited partnership (the “Co-Investment Partner”), is our co-investment partner for these co-investment projects.  Our Co-Investment Partner is owned (i) 99% by PGGM, which serves as the limited partner of the Co-Investment Partner, and (ii) 1% by Behringer Harvard Institutional GP, which serves as the general partner of the Co-Investment Partner.  PGGM has committed to invest up to $200 million in co-investment ventures through the Co-Investment Partner, but may increase its commitment to $300 million at any time prior to November 9, 2011.  Behringer Harvard Institutional GP will provide the remaining 1% of capital for the Co-Investment Partner’s investments in co-investment ventures.  Generally, the Co-Investment Partner will own 45% of each co-investment venture, although the Co-Investment Partner may own less than 45% of a co-investment venture if such venture will own a co-investment project with expected development costs in excess of $75 million or if the parties so agree.  We have committed to invest up to $247 million in co-investment ventures approved by our board of directors and to own 55% of each these co-investment ventures.  In addition, we have agreed to increase this commitment to $370 million if PGGM were to increase its capital commitment to the Co-Investment Partner to $300 million.  As manager, we will have control over the affairs of the co-investment ventures, but the operation of co-investment ventures must generally be conducted in accordance with operating plans approved by the Co-Investment Partner.

Our joint venture with PGGM for The Reserve at Johns Creek Walk has a wholly owned subsidiary.  This subsidiary owns the 80% equity ownership in The Reserve at Johns Creek Walk property and also borrowed approximately $23 million under a loan agreement with Bear Sterns Commercial Mortgage, Inc. to finance the total purchase price (“The Reserve at Johns Creek Walk Senior Loan”).  The interest rate under The Reserve at Johns Creek Walk Senior Loan varies based on the 5.5 year yield on United States Treasury Securities plus 130 basis points; subject to a minimum annual rate of 4.93%. The Reserve at Johns Creek Walk Senior Loan is non-recourse and requires that the property be held by a special purpose entity; only permits interest payments during its 5.5 year term; does not permit prepayment of principal prior to the earlier to occur of (i) two (2) years from securitization of the entire loan, or (ii) the fourth (4th) anniversary of the first monthly payment date made under the loan; requires certain operating reserves for maintenance, taxes, insurance, and operations. As of March 31, 2008, the outstanding principal balance owed by the joint venture under The Reserve at Johns Creek Walk Senior Loan was approximately $23 million.

The investments in real estate and loans owned by us and our Co-Investment Ventures were entered into  with unaffiliated developers who own interests in the underlying real estate and development projects.  These unaffiliated parties and their affiliates have provided us with collateral interests in the properties, development projects, improvements, project owning entities and/or financial and performance guarantees of the developer and certain of its affiliates.  These entities have also obtained additional necessary financing that is senior in priority to our investments, by providing a collateral interest in the property and improvements senior in priority to ours; using the credit of the unaffiliated developer and certain of its affiliates; and by the issuance of performance and financial guarantees from the unaffiliated developer and certain of its affiliates.  We have no contractual obligation on these senior level financings obtained by the unaffiliated developer, which includes land loans, construction loans, and ground leases.

We have no other off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

We had no unpaid contractual debt obligations as of December 31, 2006.

In the ordinary course of business, we and/or Co-Investment Ventures contract with unaffiliated commercial property development companies to provide them with a total equity and/or mezzanine loan amount on a particular project (our “Project Commitments”).  We fund an initial amount under our Project Commitments at contract inception and make additional payments as construction progresses, typically spanning one to two years.

As of March 31, 2008, the Co-Investment Ventures held contracts for equity investments and/or mortgage loans with a total commitment value of approximately $126.5 million and the Ventures have currently funded approximately $111.0 million.  The Co-Investment Ventures will require additional capital from us and Behringer Harvard Master Partnership I in order to fund the remaining $15.5 million equity investment and/or mortgage loan commitments.  The Ventures have also issued contingent sell options to the Project Entities.  In addition, as of March 31, 2008, we hold The Lovers Lane Townhomes Junior Mezzanine Loan with a total commitment value of approximately $3.2 million and have currently funded approximately $1,000.

The remaining commitments on the real estate investment development by the Co-Investment Ventures will be funded as actual construction progresses.  Estimated future payments are as follows, as of March 31, 2008:

	The Co- Investment Ventures’ total unfunded commitments	The Co- Investment Ventures’ other contingent obligations under sell options	Our estimated portion of the Co-Investment Ventures’ unfunded commitments and contingent options	Our estimated unfunded commitment on our mortgage loan	Our estimated total

2008	$7,730,000	$—	$4,251,400	$1,610,100	$5,861,400
2009	7,730,000	14,600,000	12,281,400	1,610,100	13,891,400
2010	—	49,738,000	27,356,000	—	27,536,000
Total	$15,460,000	$64,338,000	$43,888,800	$3,220,200	$47,108,800

At December 31, 2007, the Co-Investment Ventures held contracts for equity investments and/or mortgage loans with a total commitment value of approximately $126.5 million and the Co-Investment Ventures have currently funded approximately $102.3 million. The Ventures will require additional capital from us and Behringer Harvard Master Partnership I in order to fund the remaining $24.2 million equity investment and/or mortgage loan commitments.  The Co-Investment Ventures have also issued contingent sell options to the Project Entities. In addition, as of December 31, 2007, we held The Lovers Lane Townhomes Junior Mezzanine Loan with a total commitment value of approximately $3.2 million and have currently funded approximately $1,000.

The remaining commitments on the real estate investment development by the Co-Investment Ventures will be funded as actual construction progresses. Estimated future payments are as follows, as of December 31, 2007:

	The Co- Investment Ventures’ total unfunded commitments	The Co- Investment Ventures’ other contingent obligations under sell options	Our estimated portion of the Co-Investment Ventures’ unfunded commitments and contingent options	Our estimated unfunded commitment on our mortgage loan	Our estimated total

2008	$24,229,508	$—	$13,326,229	$1,610,102	$14,936,331
2009	—	61,545,395	33,849,967	1,610,102	35,460,069
Total	$24,229,508	$61,545,395	$47,176,196	$3,220,204	$50,396,400

The Co-Investment Ventures’ other contingent obligations under sell options issued to the Project Entities

The Co-Investment Venture, which has made a mezzanine loan to the Fairfield at Baileys Crossing Project Entity has also issued a contingent sell option to an unaffiliated equity investor in the Project Entity.  This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If the sell option becomes exercisable, it will expire after 90 days. If exercised, the Venture will be required to purchase their interest, free of all liens, claims, and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise.  This investor’s equity balance was approximately $14.6 million and $11.8 million at March 31, 2008 and December 31, 2007, respectively, and has been included in the above table as the estimated exercise price due.  Option exercise is dependent upon construction and may become exercisable in 2009 or 2010.

The Co-Investment Venture, which made a mezzanine loan to an affiliate of the Fairfield at Cameron House Project Entity, has also issued a contingent sell option to an unaffiliated equity investor in the Project Entity.  This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If the sell option becomes exercisable, it will expire after 90 days.  If exercised, the Venture will be required to purchase their interest, free of all liens, claims, and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise.  This investor’s equity balance is approximately $10.3 million at March 31, 2008 and  December 31, 2007, and has been included in the above table as the estimated exercise price due.  Option exercise is dependent upon construction and may become exercisable in 2009 or 2010.

The Co-Investment Venture, which made a mezzanine loan to the Lovers Lane Townhomes Project Entity has issued a contingent sell option to the Project Entity.  This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If this contingent sell option becomes exercisable, it will expire after 30 days.  If exercised, the Venture will be required to purchase The Lovers Lane Townhomes, free of all liens, claims, and encumbrances, for cash in an amount equal to the lower of (a) actual project costs plus interest charges, or (b) the maximum budgeted cost amount plus interest charges.  The estimated exercise price of approximately $39.4 million has been included in the above table as the estimated amount due.  Option exercise is dependent upon construction and may become exercisable in 2009 or 2010. If the Venture were to purchase the property, we expect the Venture’s total cash outlay will approximate $4 million after considering the application of proceeds received from a new senior property mortgage and any unpaid principal and interest on the Lovers Lane Townhome mezzanine loans issued by us and the Venture.

Non-cash Items Included in Net Loss:

Amortization of deferred financing costs of $328,000 was recognized as interest expense for the year ended December 31, 2007.  In addition, cash flows generated by FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capital expenditures and payments of principal on debt, each of which may impact the amount of cash available for distribution to our stockholders.

We have declared and paid distributions in excess of FFO and expect to continue to do so.  Some or all of our distributions have been paid from sources other than operating cash flow, such as offering proceeds, cash advanced to us by, or reimbursements for expenses from, our advisor and proceeds from loans including those secured by our assets. Given the uncertainty arising from numerous factors, including both the raising and placing of capital in the current real estate environment, the types and mix of investments in our portfolio, which include but are not limited to investments in existing operating properties, properties in various stages of development, mezzanine, mortgage and bridge loans, the accounting treatment of our investments in accordance with our accounting policies, ultimate FFO performance cannot be predicted with certainty.  As a result, future distributions declared and paid may continue to exceed FFO.

Recently Announced Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.   Our adoption of SFAS No. 157, on January 1, 2008, did not have a material effect on our consolidated results of operations or financial position.

In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP SFAS 157-2”).  FSP SFAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP SFAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.  We are currently assessing the effect FSP SFAS No. 157-2 may have on our consolidated results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We have not elected the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement replaces SFAS No. 141 “Business Combinations” but retains the fundamental requirement that the acquisition method of accounting, or purchase method, be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring considerations.  SFAS 141R applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141, including a broader definition of a business and the requirement that acquisition related costs are expensed as incurred.  This statement applies to business combinations occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not allowed.  We expect SFAS No. 141(R) will have a material effect on our accounting for future acquisitions of properties if they fall under the definition of a business combination.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- An amendment of ARB No. 51.  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to a relatively low inflation rate.  The majority of our fixed lease terms are less than 18 months and contain protection provisions applicable to reimbursement billings for utilities.

Quantitative and Qualitative Disclosures About Market Risk

On an ongoing basis we are exposed to interest rate changes primarily as a result of long-term debt used to acquire properties.  Our management’s objectives with regard to interest rate risk are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we may borrow at fixed rates or variable rates with the lowest margins available and in some cases, the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

We do not have any foreign operations and thus are not exposed to foreign currency fluctuations.

REIT Tax Election

We intend to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders.  REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Subsequent Events

During April 2008, we entered into a joint venture with PGGM.  This Co-Investment Venture, Alexan Prospect, committed to making an equity investment of $7.4 million and a mezzanine loan of $14.8 million for a development project located in Denver, Colorado.  This project is expected to be a 400-unit garden-style apartment community.  As of May 31, 2008, this Co-Investment Venture has funded $10.6 million of its commitment.

On May 14, 2008 the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on June 1, 2008 and ending on June 30, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars and twenty-five cents ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

Item 3.                    Properties

As of May 31, 2008, we owned interests in nine multifamily communities or development projects located in seven states, comprising 2,771 developed or to-be-developed residential units, through one wholly owned mezzanine loan and interests in eight joint ventures with equity or mezzanine debt investments.  As of May 31, 2008, all of our investments made by our joint ventures were acquired from unaffiliated parties in arm’s length transactions.  The information below regarding the funding of our investments excludes legal fees and closing costs. The information presented below is as of May 31, 2008.

Summary Property Information

Name of Property	No. of Units	Estimated Completion Date
The Reserve at Johns Creek	210	Completed, In Operation
The Eclipse	330	4th Quarter 2008
Satori	279	3rd Quarter 2009
Tower 55 Hundred	234	4th Quarter 2009
Fairfield at Baileys Crossing	414	1st Quarter 2010
Fairfield at Cameron House	325	1st Quarter 2010
Lovers Lane Townhomes	149	1st Quarter 2010
Alexan St. Rose	430	3rd Quarter 2010
Alexan Prospect	400	3rd Quarter 2010

(1)  The above estimated completion dates are based solely on current market conditions and construction estimates and are accurate as of the date of this Form 10.  These estimates are subject to change at any time based on these and other factors.

Wholly Owned Investment

The table below lists the principal terms of our wholly owned mezzanine loan investment as of May 31, 2008.  A description of the terms and characteristics of the investment follows.

Mezzanine Loan

Underlying Property Information			Investment Information
Name	Type	Location	Maximum Advance	Amount Advanced	Interest Rate	Maturity Date		Equity Option
Lovers Lane Townhomes (1)	Multifamily Development	Dallas, TX	$2,184,000	$1,000	10.0%	4/2011	(2)	—

(1) This mezzanine loan is junior to a $7,488,000 senior mezzanine loan investment in the Lovers Lane Townhomes project that we made with a joint venture partner and is listed in the tables below.

(2) This mezzanine loan matures on the earlier of (i) April 12, 2012 and (ii) the maturity date of the construction loan for the Lovers Lane Townhomes project (which is currently April 23, 2011).

Joint Venture Investments with Dutch Foundation

We own interests in certain investments through unconsolidated joint ventures with our Co-Investment Partner pursuant to a co-investment arrangement between our sponsor and the Dutch foundation PGGM.  For a description of this co-investment arrangement, see “Item 1. Business—Description of Investment Policies—Acquisition and Investment Policies—Joint Venture Investments.”  The tables below list the principal terms of each of our mezzanine loans and equity investments made under joint ventures with our Co-Investment Partner, each as of May 31, 2008.  Unless stated otherwise, we hold a 55% ownership interest in each joint venture investment with our Co-Investment Partner and our Co-Investment Partner owns the remaining 45%.

Mezzanine Loans

Underlying Property Information			Investment Information
Name	Type	Location	Maximum Advance	Amount Advanced	Interest Rate	Maturity Date		Equity Option
Lovers Lane Townhomes (1)	Multifamily Development	Dallas, TX	$7,488,000	$3,987,000	10.0%	4/2011	(2)	—
The Eclipse (3)	Multifamily Development	Houston, TX	$8,147,000	$8,147,000	9.5%	4/2012	(4)		(5)
Fairfield at Baileys Crossing	Multifamily Development	Fairfax County and Arlington County, VA	$22,138,000	$22,138,000	9.5%	7/2012			(6)
Alexan St. Rose	Multifamily Development	Clark County, NV	$11,356,000	$4,691,000	10.75%	12/2012			(7)
Tower 55 Hundred	Multifamily Development	Arlington County, VA	$19,955,000	$19,955,000	9.5%	10/2012			(8)
Satori	Multifamily Development	Broward County, FL	$14,775,000	$14,775,000	10.0%	10/2012			(9)
Fairfield at Cameron House	Multifamily Development	Silver Spring, MD	$19,338,000	$14,911,000	9.5%	12/2012			(6)
Alexan Prospect	Multifamily Development	Denver, CO	$14,771,000	$3,252,000	10.0%	4/2013			(8)

(1) This mezzanine loan is senior to a $2,184,000 junior mezzanine loan investment in the Lovers Lane Townhomes project that we made without a joint venture partner and is listed in the tables above.

(2) This mezzanine loan matures on the earlier of (i) April 12, 2012 and (ii) the maturity date of the construction loan for the Lovers Lane Townhomes project (which is currently April 23, 2011).

(3) This property is owned subject to a long-term ground lease.

(4) The maturity date of this mezzanine loan may be extended for two additional one-year periods.

(5) In connection with the mezzanine loan, the joint venture acquired an option to purchase the project from the project owner.

(6) In connection with the mezzanine loan, the joint venture acquired an option to purchase a 60% ownership interest in the project owner.

(7) Prior to making advances under this loan, the joint venture must be admitted as a limited partner of the project owner.  We expect the joint venture to acquire a 50.1% interest in the project owner when admitted as a limited partner.

(8) In connection with the mezzanine loan, the joint venture acquired an option to convert the mezzanine loan into an equity interest in the project owner.  The converted amount would be considered capital contributed to the project owner, entitling the joint venture to a 9.5% preferred return on such capital.  However, the conversion of the mezzanine loan to an equity interest would not increase the joint venture’s right to 50.1% of the project owner’s net proceeds after all other required distributions are made.

(9) In connection with the mezzanine loan, the joint venture acquired an option to convert the mezzanine loan into an equity interest in the project owner.  The converted amount would be considered capital contributed to the project owner, entitling the joint venture to a 9.5% preferred return on such capital.  However, the conversion of the mezzanine loan to an equity interest would not increase the joint venture’s right to 50.0% of the project owner’s net proceeds after all other required distributions are made.

Equity Investments

Property Information			Investment Information
Name	Type	Location	Investment Amount	Ownership		Preferred Return
The Eclipse	Multifamily Development	Houston, TX	$4,024,000	50.1%		9.5%
The Reserve at Johns Creek (1)	Multifamily	Fulton County, GA	$9,196,000	80.0%		5.0%
Tower 55 Hundred	Multifamily Development	Arlington County, VA	$3,553,000	50.1	%(2)	9.5%
Satori	Multifamily Development	Broward County, FL	$7,350,000	50.0%		9.5%
Alexan Prospect	Multifamily Development	Denver, CO	$7,360,000	50.1%		9.5%

(1) We hold a 64% ownership interest in this investment and our Co-Investment Partner owns the remaining 36%.  This property is managed by a party that is affiliated with the other equity investors in the property.

(2) We have a right to 50.1% of net proceeds after all other required distributions are made by the project owner; in order to maintain this interest, we must contribute 70% of any additional capital required by the project owner.

A description of the terms and characteristics of each of the investments listed in the tables above follows.

Lovers Lane Townhomes

General. We and our Co-Investment Partner have joined to make a $7,488,000 senior mezzanine loan (the “Lovers Lane Senior Mezzanine Loan”), while our operating partnership has made a $2,184,000 junior mezzanine loan (the “Lovers Lane Junior Mezzanine Loan” and, together with the Lovers Lane Senior Mezzanine Loan, the “Lovers Lane Mezzanine Loans”), to the owner of Lovers Lane Townhomes, a 149-unit luxury rental townhome project in Dallas, Texas to be constructed on 6.332 acres of land located at the intersection of East Lovers Lane and Skillman Street (the “Lovers Lane Project”).  In connection with the Lovers Lane Senior Mezzanine Loan, we and our Co-Investment Partner also acquired an option to purchase all the interests in the Lovers Lane Project upon its completion.  As of December 31, 2007, there was an existing multifamily community on the property that had ceased operations. The property is awaiting demolition, which is to begin no later than May 15, 2008.  As described more fully below, our Co-Investment Partner has since acquired a 45% interest in the Lovers Lane Senior Mezzanine Loan and the purchase option in the Lovers Lane Project.

Parties. The Lovers Lane Project is owned by GS Lovers Lane Prop Sub, LP (“Lovers Lane Project Owner”), which is solely owned by GS Lovers Lane, LP (“Lovers Lane Investment Partnership”).  Lovers Lane Investment Partnership is owned by Greystar Development Group, LP (“Lovers Lane Developer”), an unaffiliated third party that will develop the Lovers Lane Project.

We own an interest in the Lovers Lane Senior Mezzanine Loan through Behringer Harvard Lovers Lane Venture I, LLC (“Lovers Lane Venture”), which we manage and which is owned 55% by us and 45% by our Co-Investment Partner.  Lovers Lane Venture owns its interest in the Lovers Lane Senior Mezzanine Loan through Behringer Harvard Lovers Lane REIT I, LLC (“Lovers Lane REIT”) in which Lovers Lane Venture serves as manager and in which Lovers Lane Venture currently owns all of the voting interests and 99% of the economic interests.

Senior Financing and Total Project Development Costs.  The Lovers Lane Project serves as collateral for a $29,015,000 senior construction loan from Guaranty Bank (“Lovers Lane Senior Lender”).  The construction loan represents approximately 75% of the anticipated total development costs of the Lovers Lane Project of approximately $38.7 million.

Project Equity.  Currently, the Lovers Lane Project is owned entirely by the Lovers Lane Developer.  Lovers Lane Developer has not contributed any equity to the project, other than “sweat equity.”

Mezzanine Loan Terms.  The aggregate principal amount of the Lovers Lane Mezzanine Loans is up to $9,672,000, which represents approximately 25% of the total expected project development costs.  As of May 31, 2008, Lovers Lane REIT had advanced $3,987,000 of the Lovers Lane Senior Mezzanine Loan and we had advanced $1,000 of the Lovers Lane Junior Mezzanine Loan.  Prior to making any additional advances, the applicable mezzanine lenders must have received evidence satisfactory to it relating to various aspects of the project, including inspection reports, zoning letters, utilities, right-of-ways, the ability of Lovers Lane Project Owner to pay construction costs and any other information the mezzanine lenders may reasonably request.

The mezzanine lenders (we and Lovers Lane REIT) have agreed to construction plans and a construction budget.  No changes to such plans or budget may be made without the applicable mezzanine lender’s consent, except (i) completion date extensions due to “acts of God” and reallocation of amounts among the line items of the budget and (ii) with respect to the construction plans, changes required by governmental authorities or Lovers Lane

Senior Lender or other changes that, individually, do not increase or decrease the project costs by more than $100,000 and, in the aggregate, do not increase or decrease the project costs by more than $300,000.  The mezzanine lenders also have the right to approve all contractors (except certain contractors affiliated with Lovers Lane Developer) and all construction contracts with such contractors.

We and Lovers Lane REIT each have the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that differ from pre-authorized terms, changes to the governing documents of Lovers Lane Project Owner (under the Lovers Lane Junior Mezzanine Loan, we also have the right to approve any changes to the governing documents of Lovers Lane Investment Partnership) and certain sales or encumbrances of all or a portion of the project property.  We and Lovers Lane REIT also have rights of access and inspection with respect to the Lovers Lane Project and the books and records relating to the project.  After completion of the project, Lovers Lane Project Owner must maintain the project in good condition and repair and may remove or add improvements to the project without our consent and the consent of Lovers Lane REIT only in limited circumstances.  We and Lovers Lane REIT also have rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of Lovers Lane Senior Lender (and, with respect to our rights under the Lovers Lane Junior Mezzanine Loan, subject to the rights of the owner of the Lovers Lane Senior Mezzanine Loan, which is Lovers Lane REIT).

The Lovers Lane Mezzanine Loans mature on the earlier of (i) April 12, 2012 and (ii) the maturity date of the construction loan (which is currently April 23, 2011), including any extensions thereof.  The maturity date may be accelerated to (i) 180 days after the expiration of the put option described below or (ii) in the case of the Lovers Lane Senior Mezzanine Loan, the date that the senior loan is paid in full, and in the case of the Lovers Lane Junior Mezzanine Loan, the date that the senior loan and Lovers Lane Senior Mezzanine Loan are paid in full.  Generally no prepayment of the mezzanine loans may be made except (i) in connection with the sale of Lovers Lane Project Owner or the Lovers Lane Project (in which case prepayment is required) or (ii) 150 days after the project is completed or deemed complete by Lovers Lane Senior Lender.

The Lovers Lane Mezzanine Loans accrue interest at a rate of 10% per annum.  Until the completion of the project, no payments will be due and all interest will accrue.  Thereafter, any unpaid accrued interest on the notes is payable on a monthly basis from net cash flow to the extent net cash flow from the Lovers Lane Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent net cash flow from the Lovers Lane Project is sufficient to make such payments.  All accrued and unpaid interest on the mezzanine loans will be payable upon final maturity of the mezzanine loans.

Lovers Lane Project Owner and Lovers Lane Investment Partnership have paid loan commitment fees of 3% of the amounts advanced under the Lovers Lane Mezzanine Loans, or $290,000.  Of these amounts, $90,000 was funded from advances under the Lovers Lane Mezzanine Loans and the remainder was funded by advances under the senior loan.

The Lovers Lane Senior Mezzanine Loan is secured by a second priority interest lien on the Lovers Lane Project, subordinate only to the Lovers Lane Senior Lender’s lien on the project.  The Lovers Lane Junior Mezzanine Loan is secured by a pledge of 100% of the ownership interests in Lovers Lane Project Owner.  We and Lovers Lane REIT have the right to cure defaults under the senior loan, including the right to purchase the senior loan.

Source of Funds for the Mezzanine Loans. Prior to the assignment of the Lovers Lane Senior Mezzanine Loan, we funded the entire $2,996,000 advanced under the Lovers Lane Mezzanine Loans.  Of this amount, $1,586,000 was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP (which credit facility was fully repaid and terminated on December 20, 2007) and the balance was funded through the gross proceeds raised in our private offering of shares of common stock, which terminated on December 28, 2007.

Lovers Lane Purchase Option.  In connection with the Lovers Lane Senior Mezzanine Loan, Lovers Lane REIT has the option to purchase 100% of the interests in Lovers Lane Project Owner or the Lovers Lane Project within 120 days after the earlier of (i) one year after the date the project is completed or (ii) the date it receives notice that 90% of the units are leased and occupied.  If Lovers Lane REIT elects to exercise its purchase option, the purchase price will be an amount equal to the sum of (i) the lower of (a) the total project costs, which include, but are not limited to, all costs incurred for the acquisition, development, and construction of the Lovers Lane Project and for lease-up and operation of the Lovers Lane Project to and through the completion date, plus interest paid on the Lovers Lane Mezzanine Loans and (b) $38,686,000 plus interest paid on the Lovers Lane Mezzanine Loans, plus (ii) $8,750 per apartment unit in the Lovers Lane Project, plus (iii) $1,161,000.

Lovers Lane Put Right.  If Lovers Lane REIT does not exercise its purchase option, then Lovers Lane Investment Partnership will have one year after the earlier of (i) the expiration of the purchase option exercise period or (ii) the date it receives notice from Lovers Lane REIT that it waives its purchase option (which may not be delivered prior to project completion), to exercise a put right requiring Lovers Lane REIT to purchase 100% of the interests in Lovers Lane Project Owner or the Lovers Lane Project for a purchase price equal to the lesser of (i) the total project costs plus interest paid on the Lovers Lane Mezzanine Loans and (ii) $38,686,000 plus interest paid on the Lovers Lane Mezzanine Loans.

Lovers Lane Right of First Offer.  If neither the purchase option nor put right described above is exercised, then Lovers Lane Investment Partnership may cause Lovers Lane Project Owner to sell the Lovers Lane Project, subject to a right of first offer by Lovers Lane REIT.  Under these procedures, Lovers Lane Investment Partnership must (i) cause Lovers Lane Project Owner to offer to sell the Lovers Lane Project to Lovers Lane REIT at a specified price, which price must generate sufficient cash proceeds to cover closing costs and discharge the senior loan, the Lovers Lane Senior Mezzanine Loan and the Lovers Lane Junior Mezzanine Loan, and (ii) offer, as an alternative, to sell all the interests in Lovers Lane Project Owner Project to Lovers Lane REIT at the same specified price.  Lovers Lane REIT may accept such offer and purchase the Lovers Lane Project (or all the interests in Lovers Lane Project Owner) for such price, or, if it rejects the offer, Lovers Lane Project Owner may sell the project to a third party for no less than such price offered to Lovers Lane REIT.  If the project is not sold within 180 days of the notice of intent to sell, then the project will again be subject to the right of first offer.  Lovers Lane REIT may terminate the purchase option, put right and right of first offer described above if the project is not completed by February 28, 2010.

Guarantees.  Greystar Financial, LLC, an affiliate of the Lovers Lane Developer, has guaranteed the performance of certain obligations of Lovers Lane Project Owner and Lovers Lane Investment Partnership.  It has guaranteed (i) full repayment of the mezzanine loans if the senior lender institutes foreclosure proceedings or if neither the purchase option nor put option described above is exercised, (ii) the construction and completion of the Lovers Lane Project in the event Lovers Lane Project Owner abandons the project or fails to complete the project on the agreed schedule, (iii) the payment of any costs that exceed the approved budget for construction of the project, (iv) prompt payment of the Lovers Lane Junior Mezzanine Loan in the event that either Lovers Lane Project Owner or Lovers Lane Investment Partnership files a voluntary bankruptcy or insolvency proceeding prior to the completion of the project and (v) prompt payment of the Lovers Lane Senior Mezzanine Loan in the event that Lovers Lane Project Owner files a voluntary bankruptcy or insolvency proceeding prior to the completion of the project.  In connection with the purchase option described above, Greystar Financial, LLC has also guaranteed certain obligations of Lovers Lane Investment Partnership related to the assets Lovers Lane Project Owner may own, the liabilities it may incur, and indemnification of Lovers Lane REIT for losses caused by a breach of a representation, warranty, covenant or obligation by Lovers Lane Investment Partnership under the option agreement.  In addition, Lovers Lane Project Owner has agreed to indemnify Lovers Lane REIT, and Lovers Lane Investment Partnership has agreed to indemnify us, against any losses arising as a result of any environmentally hazardous activity on the property (other than the lawful use of hazardous materials incidental to the operation of the project) or violation of any applicable environmental laws relating to the property.

The Eclipse

General.  On April 11, 2007, we made a $4,024,000 equity investment in the owner of The Eclipse, a 330-unit apartment project to be constructed on 9.561 acres of land located on Crescent Plaza Drive, a right of way along Eldridge Road (also known as Eldridge Parkway), situated between Briar Forest Drive and Westheimer Boulevard in Houston, Texas (the “Eclipse Project”).  On April 17, 2007, we made a $8,147,000 mezzanine loan to the owner of the Eclipse Project and acquired an option to purchase the project.  As described more fully below, our Co-Investment Partner has since acquired a 45% interest in the equity investment, mezzanine loan and purchase option in the Eclipse Project.

Parties.  The Eclipse Project is owned by SV Houston Eldridge Limited Partnership (“Eclipse Project Owner”), which is 99% owned by SV Houston Eldridge Joint Limited Partnership (“Eclipse Investment Partnership”) and 1% owned by SV Houston Eldridge GP LLC (“Eclipse GP”).  Eclipse GP is the general partner of Eclipse Project Owner and wholly owned by Eclipse Investment Partnership.  Eclipse Investment Partnership is 50.1% owned by Behringer Harvard Eldridge REIT, LLC (“Eclipse REIT”), 48.9% owned by SV Eldridge

Development Partners LP (“SV Eclipse”), and 1% owned by SIVE Residential, Inc. (“SIVE Residential”).  SIVE Residential is the general partner of Eclipse Investment Partnership.  SV Eclipse and SIVE Residential (together, the “Eclipse Developer Entities”) are entities unaffiliated with us, owned directly or indirectly by Simmons Vedder & Company and its principals.  The Eclipse Developer Entities will develop the Eclipse Project.

All of the voting interests and 99% of the economic interests in Eclipse REIT are currently owned by, and Eclipse REIT is managed by, Behringer Harvard Eldridge Venture, LLC (“Eclipse Venture”), the entity through which we and our Co-Investment Partner are investing in Eclipse Project Owner.  Eclipse Venture is managed by us and owned 55% by us and 45% by our Co-Investment Partner.  In addition to making our equity investment in the Eclipse Project through Eclipse REIT, we and our Co-Investment Partner are also making the mezzanine loan through Eclipse REIT and our option to purchase the Eclipse Project described below is owned by Eclipse REIT.  Eclipse REIT acquired its equity interest in Eclipse Investment Partnership, all rights in the mezzanine loan and the purchase option by assignment from us on June 21, 2007, in connection with a payment to us by our Co-Investment Partner of $933,000, or 45% of the funds we had contributed under the equity investment and advanced under the mezzanine loan at the time.

Senior Financing, Ground Lease and Project Costs.  The Eclipse Project serves as collateral for a $23,561,000 construction loan from JPMorgan Chase Bank, N.A. (“Eclipse Senior Lender”).  No funds under the construction loan will be funded until all principal under the mezzanine loan has been funded.  The Eclipse Project will be developed on land leased pursuant to a ground lease between the State of Texas General Land Office, as lessor, and Eclipse Project Owner, as lessee.  On February 1, 2006, SIVE Residential conveyed the land to the State of Texas, which contemporaneously ground leased the land to Eclipse Project Owner for the Eclipse Project, on the condition that SIVE Residential would have the right to purchase the land from the State of Texas any time after the completion of the project until the end of the of the term of ground lease.  On April 17, 2007, SIVE Residential assigned the right to purchase the land to Eclipse Project Owner.

The anticipated total development cost of the Eclipse Project will be approximately $35,732,000.  The equity investment by us and our Co-Investment Partner in the Eclipse Project represents approximately 11.26% of this cost and the mezzanine loan investment by us and our Co-Investment Partner in the Eclipse Project will finance approximately 22.8% of this cost.

Project Equity/Eclipse Investment Partnership Capital Contributions.  The owners of the Eclipse Project have contributed $4,024,000 in cash to the project.  Eclipse REIT’s $4,024,000 equity investment was made in the form of a capital contribution to Eclipse Investment Partnership, which contribution constitutes 100% of the initial capital contributed to Eclipse Investment Partnership.  Pursuant to the provisions of Eclipse Investment Partnership, Eclipse REIT’s pro-rata share of any additional capital contributions required by the partnership is 50.1% of such additional capital while that of the Eclipse Developer Entities is 49.9%.

Eclipse Investment Partnership Distributions.  Pursuant to the provisions of Eclipse Investment Partnership, distributions are made generally as follows:  (i) first, to pay all partners with undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected project shortfalls) a preferred return of 12%, compounded annually, on their undistributed first-priority capital; (ii) second, to return undistributed first-priority capital to the respective partners; (iii) third, to pay Eclipse REIT a preferred return of 9.5%, compounded annually, on its $4,024,000 equity investment; (iv) fourth, to return to Eclipse REIT its $4,024,000 equity investment and (v) thereafter, to pay the partners the net proceeds in accordance with their respective percentage interests.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is up to $8,147,000 and may be drawn on by Eclipse Investment Partnership from time to time, but no more than twice monthly.  As of May 31, 2008, this amount has been fully funded.  In connection with the closing of the mezzanine loan, the parties have agreed or will agree to a completion date, a construction budget and construction plans for the project.  No changes to such completion date, construction budget or construction plans may be made without Eclipse REIT’s consent, except (i) completion date extensions due to “acts of God,” (ii) certain reallocations of amounts among the line items of the budget, (iii) changes required by governmental authorities, any insurer or Eclipse Senior Lender, (iv) changes required by provisions of the ground lease, (v) changes that, individually, do not increase or decrease the project costs by more than $100,000 and, in the aggregate, do not increase the project costs or decrease the project costs by more than $300,000 or (vi) any other changes that do not materially reduce the scope or quality of the project.

Eclipse REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that materially differ from pre-authorized terms, changes to the governing documents of Eclipse Project Owner or Eclipse Investment Partnership and certain sales or encumbrances of all or a portion of the project property.  Eclipse REIT also has rights of access and inspection with respect to the Eclipse Project and the books and records relating to the project.

The mezzanine loan matures on April 30, 2012, but may be extended for two additional one-year periods. The loan accrues interest at a rate of 9.50% per annum.  Until the completion of the project, interest on the note is payable on a monthly basis, first, from a budgeted interest reserve in the amount of $1,174,000 and, then, from net cash flow to the extent net cash flow from the Eclipse Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent net cash flow from the Eclipse Project is sufficient to make such payments.  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.

No prepayment of the mezzanine loan may be made until the interest reserve is fully paid or the Eclipse Project is sold, at which point the loan may be prepaid in whole or in part without any prepayment fee or premium.

The mezzanine loan is currently secured by a pledge of 100% of the ownership interests in Eclipse GP and Eclipse Project Owner.  Eclipse REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.  Eclipse REIT will not receive a loan commitment fee in connection with the mezzanine loan.

Management of the Eclipse Project.  Pursuant to the provisions of Eclipse Investment Partnership, SIVE Residential generally controls the partnership as general partner, except for certain major decisions which require the consent of Eclipse REIT, including:  (i) changes to the Eclipse Project construction plans or budget, (ii) acquiring material property, (iii) incurring indebtedness or (iv) selling the Eclipse Project, with limited exceptions for each of the foregoing.  Eclipse REIT may remove the general partner for cause under certain circumstances and appoint a successor.

Guarantee.  TDS Investments, LP, The WVDV 2002 Limited Partnership, and RCMC Capital, LP (collectively, the “Eclipse Guarantors”), all unaffiliated third parties, have guaranteed completion of the development of the Eclipse Project in accordance with its plans and specifications if, for any reason Eclipse Project Owner (i) abandons construction of the project, (ii) fails to complete the project on the agreed schedule or (iii) fails to pay all costs in full for construction of the project (including any cost overruns).The principals of the Eclipse Guarantors directly or indirectly own interests in the Eclipse Developer Entities.

Purchase Option.  Eclipse REIT may exercise an option to purchase the Eclipse Project from Eclipse Project Owner within 10 days of Eclipse Project Owner delivering a pricing notice to Eclipse REIT (which must be delivered after project completion but not later than 60 days prior to the first anniversary of project completion).  If Eclipse REIT exercises the option, Eclipse Project Owner must acquire the land used for the project from the State of Texas and convey it to Eclipse REIT along with the project.  The purchase price for the project upon exercise of the option will be established by mutual agreement between Eclipse Project Owner and Eclipse REIT.  If Eclipse Project Owner and Eclipse REIT are not able to agree on the purchase price, the purchase price will be established through an appraisal process.

Buy/Sell Rights.  Pursuant to the provisions of Eclipse Investment Partnership, if the purchase option described above is not exercised, SIVE Residential must, within 30 days thereafter, begin efforts to sell the Eclipse Project pursuant to certain prescribed terms.  If it is unable to do so, then the partners may initiate buy/sell procedures with respect to their partnership interests.  Under those procedures, a partner could make an offer to purchase the interests of the other partners based on an offer price for the partnership’s assets and the other partners would either elect to sell their interests based on that price or elect to purchase the offering partner’s partnership interests based on that price.  The partnership agreement includes provisions requiring SV Eclipse and SIVE Residential to act as a group in connection with the exercise of the buy/sell provisions.

Source of Funds for the Investment and Timing of Return. Prior to assignment of the equity and mezzanine loan investments in the Eclipse Project to Eclipse REIT, we funded $2,073,000 of the equity investment.  Of this amount, $694,000 was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP, and the balance was funded through the gross proceeds raised in our private offering of shares of common stock.  After the assignment of the equity and mezzanine loan investments in the Eclipse Project to Eclipse REIT, we funded 55% of the remaining equity investment and 55% of the advances made under the mezzanine loan investment, with the remaining 45% of each investment funded by our Co-Investment Partner.  Except for $330,000 obtained through our prior credit facility for mezzanine loan advances, we funded such additional amounts from the gross proceeds raised in our private offering of shares of common stock.

It is anticipated that the repayment of the equity investment, payment of the preferred return on the equity investment, distributions of net profit from Eclipse Investment Partnership, and repayment of the mezzanine loan will all occur when the Eclipse Project is sold.

Fairfield at Baileys Crossing

General.  On July 10, 2007, we and our Co-Investment Partner joined to make a $22,138,000 mezzanine loan to the owner of Fairfield at Baileys Crossing, a 414-unit apartment project to be constructed on land located in Baileys Crossing, Fairfax County and Arlington County, Virginia (the “Baileys Project”).  As described more fully below, upon completion of the Baileys Project, we have the option to convert the mezzanine note to a 60% common equity interest in the owner of the Baileys Project.

Parties.  The Baileys Project is owned by Fairfield Baileys LLC (“Baileys Project Owner”), which is solely owned by Fairfield Baileys Investors, LP (“Baileys Investment Partnership”).  Baileys Investment Partnership is owned by affiliates of Fairfield Residential, LLC (“Fairfield Residential”), the developer of the project, and by BREOF Baileys, LLC (“BREOF Baileys”), an equity investor unaffiliated with the developer or us.   We refer to the Fairfield Residential affiliates that are the partners in Baileys Investment Partnership as the “Baileys Developer Partners.”  The general partner of Baileys Investment Partnership is one of the Baileys Developer Partners.

We are making the mezzanine loan through Behringer Harvard Baileys Venture, LLC (“Baileys Venture”), which we manage and which is owned 55% by us and 45% by the Co-Investment Partner.  The Co-Investment Partner is managed by our sponsor, Behringer Harvard Holdings, LLC.  Baileys Venture will make the mezzanine loan through Behringer Harvard Baileys REIT, LLC (“Baileys REIT”) in which Baileys Venture serves as the manager and in which Baileys Venture currently owns all of the voting interests and 99% of the economic interests.

Senior Financing and Total Projected Development Costs.  The Baileys Project serves as collateral for a construction loan from LaSalle Bank National Association (“Baileys Senior Lender”) to Baileys Project Owner for $110,691,000.  The senior loan will not be funded until all principal under the mezzanine loan has been funded.  The anticipated total development cost of the Baileys Project is $147,588,000.

Project Equity.  The owners of the Baileys Project have contributed $14,759,000 in cash to the project.  Of this amount, Baileys Developer Partners contributed $2,952,000 and BREOF Baileys contributed $11,807,000.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is $22,138,000, which amount has been fully funded.  In connection with the closing of the mezzanine loan, the parties have agreed or will agree to a completion date, a construction budget and construction plans for the project.  No changes to such completion date, construction budget or construction plans may be made without Baileys REIT’s consent, except (i) completion date extensions due to “acts of God,” (ii) certain reallocations of amounts among the line items of the budget and (iii) changes to amounts in the budget that, individually, do not increase or decrease the project costs by more than $100,000 and, in the aggregate, do not increase the project costs or decrease the project costs by more than $500,000.  Baileys REIT also has the right to approve all contractors (except the general contractor) and all construction contracts with such contractors except for those that do not exceed $100,000.

Baileys REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that differ from pre-authorized terms, changes to the governing documents of Baileys Project Owner and certain sales or encumbrances of all or a portion of the project property.  Baileys REIT also has rights of access and inspection with respect to the Baileys Project and the books and records relating to the project.  After completion of the project, Baileys Project Owner must maintain the project in good condition and repair and may remove or add improvements to the project without Baileys REIT’s consent only in limited circumstances.  Baileys REIT also has rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of Baileys Senior Lender.

The loan will accrue interest at the rate of 9.5% per annum.  The loan matures on July 9, 2012.  Any unpaid accrued interest on the mezzanine loan is payable on a monthly basis, first, from a budgeted interest reserve in the amount of $5,848,000 and, then, from net cash flow to the extent net cash flow from the Baileys Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent that net cash flow from the Baileys Project is sufficient to make such payments.  However, if Baileys REIT does not exercise its option to convert its mezzanine note into an equity interest in Baileys Investment Partnership, as described below, then the payment of accrued interest on the mezzanine loan from funds other than the interest reserve will be subordinate to the payment of a 9.5% preferred return, compounded annually, payable to the partners in Baileys Investment Partnership and to the return of their equity investment in Baileys Investment Partnership.  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.  Generally, no prepayment of the mezzanine loan may be made except (i) prepayment is permitted 150 days after the project is completed and (ii) prepayment is required if any of the interests in the Baileys Investment Partnership that are the subject of the Baileys Option (discussed below) are sold (including pursuant to the exercise of the Baileys Option by Baileys REIT), BREOF Baileys exercises its put right (discussed below) or there is a sale of the Baileys Project.

Baileys REIT received a loan commitment fee of 3% of the loan amount, or $664,000, at the closing of the loan from the initial advance.  In connection with the making of the mezzanine loan, Baileys REIT agreed to share $231,000 of this fee with the BREOF Baileys.

The mezzanine loan is secured by (i) a lien pursuant to a deed of trust on the Baileys Project that is subordinate to the lien on the Baileys Project granted to Baileys Senior Lender and (ii) a pledge by Baileys Investment Partnership of all of the ownership interests in Baileys Project Owner.  Baileys REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.  In connection with the making of the mezzanine loan, Baileys REIT agreed with BREOF Baileys that if Baileys REIT exercises any of its remedies under these security arrangements, including foreclosure or a power of sale, such that Baileys REIT acquires Baileys Project Owner or the Baileys Project or receives any proceeds under a power of sale of Baileys Project Owner or the Baileys Project, BREOF Baileys is entitled to share in such ownership or proceeds under substantially the same co-ownership terms of Baileys Investment Partnership, as though Baileys REIT had exercised the option discussed below.

Source of Funds for the Mezzanine Loan.  We funded $12,176,000 of the mezzanine loan.  The remaining 45% of the loan was funded by our Co-Investment Partner.  Of the amount we funded, $8 million was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP, and the balance was funded through the gross proceeds raised in our private offering of shares of common stock.

Guarantee.  Fairfield Residential has guaranteed completion of the development of the Baileys Project by July 20, 2010 in accordance with the plans and specifications referenced in the mezzanine loan documents if, for any reason, Baileys Project Owner abandons the Baileys Project before its completion or fails to complete the project on the agreed schedule and pay all construction costs in full.  Fairfield Residential is liable for construction cost overruns in excess of the construction budget.  However, this guarantee will be suspended during any period in which the senior lender does not make the senior loan proceeds available to Baileys Project Owner for any reason other than a default by Baileys Project Owner that is caused by or in the reasonable control of Baileys Project Owner or a default by Fairfield Residential, provided that Baileys Project Owner or Fairfield Residential is making commercially reasonable efforts to cause senior lender to make such proceeds available or obtain proceeds from a refinancing of the senior loan.  Fairfield Residential has also guaranteed repayment of the mezzanine loan should Baileys Project Owner become the subject of a bankruptcy or insolvency proceeding, provided Baileys REIT does not consent in writing to or otherwise join as a party in such proceeding.  In addition, Fairfield Residential has agreed to indemnify Baileys REIT against any losses arising as a result of any environmentally hazardous activity on the property or violation of any applicable environmental laws relating to the property.  Fairfield Residential directly or indirectly owns interests in the Baileys Developer Partners.

Baileys Option.  Baileys REIT may exercise an option to acquire a 60% equity interest as a limited partner in Baileys Investment Partnership (the “Baileys Option”).  Baileys REIT may exercise the Baileys Option within 90 days of completion of the Baileys Project or 30 days of an event of default under the senior loan that has not been cured by Baileys REIT within the cure period provided by an intercreditor agreement.  The purchase price for the Baileys Option will be the conversion of the mezzanine loan plus an additional amount, if and to the extent needed to admit Baileys REIT as a 60% limited partner in Baileys Investment Partnership, to adjust the capital accounts of the other partners in Baileys Investment Partnership (i.e., to reconcile any additional capital contributions that may have been made by BREOF Baileys or the Baileys Developer Partners to Baileys Investment Partnership before the exercise of the Baileys Option).  If Baileys REIT exercises the Baileys Option, the outstanding principal and interest on the mezzanine loan will become second-priority capital in Baileys Investment Partnership and Baileys REIT will be entitled to receive a preferred return of 9.5%, compounded quarterly, on such investment.  In connection with the Baileys Option, the Baileys Developer Partners and BREOF Baileys have agreed that the terms of Baileys

Investment Partnership may not be amended without the consent of Baileys REIT and that BREOF Baileys may not give its consent to certain major decisions requiring the consent of the limited partners without the consent of Baileys REIT.

Baileys Investment Partnership Distributions.  Pursuant to the provisions of Baileys Investment Partnership, distributions are made generally as follows:  (i) first, to pay all partners with undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected project shortfalls) a preferred return of 14%, compounded quarterly, on their undistributed first-priority capital; (ii) second, to return undistributed first-priority capital to the respective partners; (iii) third, to pay all partners with undistributed second-priority capital (i.e., capital paid on a pro-rata basis) a preferred return of 9.5%, compounded quarterly, on their undistributed second-priority capital; (iv) fourth, to return undistributed second-priority capital to the respective partners; (v) fifth, to the payment of all unpaid deferred developer fees described below and, if the Baileys Project is sold, to pay the Baileys Developer Partners 50% of the net proceeds remaining after payment of the amounts in the preceding clauses (i) through (iv); and (vi) thereafter, to pay the partners the net proceeds in accordance with their respective percentage interests.  If Baileys REIT exercises the Baileys Option, the respective percentage interests of the partners of Baileys Investment Partnership are anticipated to be:  (1) BREOF Baileys – 32%, (2) the Baileys Developer Partners – 8%, and (3) Baileys REIT – 60%.

Baileys Developer Partners’ Deferred Fees.  The Baileys Developer Partners or their affiliates will receive the following deferred fees in connection with the project: (i) a development fee equal to 3% of the lesser of the total Baileys Project costs set forth in the budget or those actually incurred in developing the Baileys Project, with (A) the portion of the fee equal to 2.25% of total project costs payable with each loan draw under the construction loan during construction of the project and ending on completion, based on the total Baileys Project costs incurred with respect to such draw and (B) the portion of the fee equal to 0.75% of total project costs payable when the project is at least 50% leased by unaffiliated third party tenants; (ii) a general contractor’s fee equal to 6% of the lesser of hard construction costs set forth in the budget or those actually incurred in developing the Baileys Project, payable with each loan draw under the construction loan during construction of the project and ending on completion, based on the total Baileys Project hard costs incurred with respect to such draw; and (iii) a disposition fee payable upon closing of the sale of the Baileys Project of 1% of the gross sales price, reduced by any fee paid to a third-party broker (except a disposition fee shall not be payable in case of a sale under the call right, put right or buy/sell provisions discussed below).  In addition, 62.5% of an acquisition fee of $145,728, a capital markets fee of $242,000 and a development processing fee of $364,320 was paid upon the closing of the Baileys Project senior loan with the remaining 37.5% payable after completion of the project from any net distributable cash remaining after distributions (i) through (iv) described above are made to the partners, unless otherwise needed to pay construction interest shortfalls.

Baileys Developer Partners’ Management Fee.  An affiliate of the Baileys Developer Partners will receive a monthly property management fee equal to the greater of 2% of gross proceeds collected from the Baileys Project per month or $5,000.

BREOF Baileys’ Put Right.  In connection with the Baileys Option, Baileys REIT has agreed that BREOF Baileys has a right, commencing upon completion of the Baileys Project and continuing for 36 months thereafter, to require Baileys REIT to purchase BREOF Baileys’ limited partnership interest in Baileys Investment Partnership (if Baileys REIT has not exercised the Baileys Option when BREOF Baileys exercises this put right, Baileys REIT may designate an affiliate to acquire BREOF Baileys’ limited partnership interest).  The purchase price for BREOF Baileys’ interest is either an amount mutually agreed upon by BREOF Baileys and Baileys REIT or, in the absence of mutual agreement, the amount that would otherwise be distributable to BREOF Baileys if the Baileys Project were sold at a price to be determined by an arbitration process.

Baileys Developer Partners’ Put Right and BREOF Baileys’ Tag-Along Right.  If Baileys REIT exercises the Baileys Option and is a limited partner in Baileys Investment Partnership, then the Baileys Developer Partners have a right, commencing on the 13th month following completion of the Baileys Project and continuing until the fourth anniversary of the completion of the Baileys Project, to initiate a procedure to ascertain the fair market value of the Baileys Project and, thus, to ascertain the value of the partnership interests of the Baileys Developer Partners in Baileys Investment Partnership.  If such value is not mutually agreed upon by the Baileys Developer Partners and Baileys REIT, then such value would equal the distributions that the Baileys Developer Partners would receive if the Baileys Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Baileys REIT has an option to purchase the Baileys Developer Partners’ interests at that price or to request that the Baileys Developer Partners cause Baileys Project Owner to sell the Baileys Project for a price that is not less than the determined fair market value.  The Baileys Developer Partners may then elect whether to proceed with causing a sale of the Baileys Project.  If the Baileys Developer Partners do not elect to cause a sale of the Baileys Project or are unable to consummate such a sale, then the Baileys Developer Partners do not have any additional right to initiate a liquidity event similar to that described in this paragraph.  If Baileys REIT elects to purchase the Baileys Developer Partners’ interests as provided above, then BREOF Baileys has an option to require Baileys REIT to purchase BREOF Baileys’ interest for an amount equal to the distributions that BREOF Baileys would receive if the Baileys Project were sold at fair market value as determined above.  If BREOF Baileys elects not to exercise this tag-along right, then any partner in Baileys Investment Partnership may initiate the buy/sell procedures described below.

Baileys REIT’s Call Right.  If Baileys REIT exercises the Baileys Option and is a limited partner in Baileys Investment Partnership, then Baileys REIT has a right, commencing upon the earlier of either (i) 48 months after completion of the Baileys Project or (ii) an election by BREOF Baileys not to exercise its tag-along rights in connection with the exercise of the Baileys Developer Partners’ put right, to initiate a procedure to ascertain the fair market value of the Baileys Project and, thus, to ascertain the value of the partnership interests of all of the then-current partners in Baileys Investment Partnership.  If such value is not mutually agreed upon by Baileys REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the Baileys Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Baileys REIT has an option to purchase the other partners’ interests at that price.  If Baileys REIT does not elect to purchase the other parties’ interests, then any partner has the right to initiate buy/sell procedures described below.

Buy/Sell Rights.  Under the limited circumstances described above, any partner in Baileys Investment Partnership may initiate buy/sell procedures with respect to their partnership interests.  Under those procedures, a partner could make an offer to purchase the interests of the other partners based on an offer price for the partnership’s assets and the other partners would either elect to sell their interests based on that price or elect to purchase the offering partner’s partnership interests based on that price.  The partnership agreement includes provisions requiring some partners to act as a group in connection with the exercise of the buy/sell provisions.

Alexan St. Rose

General.  On July 19, 2007, we and our Co-Investment Partner joined to make an $11,356,000 mezzanine loan to the owner of Alexan St. Rose, a 430-unit apartment project to be constructed on land located in the City of Henderson, Clark County, Nevada (the “St. Rose Project”).  As described more fully below, in connection with the mezzanine loan, we and our Co-Investment Partner may acquire a 50.1% equity interest in the indirect owner of the St. Rose Project.

Parties.  The St. Rose Project is owned by SW 122 St. Rose Senior Borrower LLC (“St. Rose Project Owner”).  St. Rose Project Owner is solely owned by SW 121 St. Rose Mezzanine Borrower LLC (“St. Rose Mezzanine Borrower”).  St. Rose Mezzanine Borrower is solely owned by SW 120 St. Rose Limited Partnership (“St. Rose Investment Partnership”).  St. Rose Investment Partnership is owned by affiliates of Trammell Crow Residential (“TCR”), the developer of the project, and by Kenneth J. Valach, the Executive Managing Director at TCR.  The general partner of St. Rose Investment Partnership is one of the TCR-affiliated owners.

We are making the mezzanine loan through Behringer Harvard St. Rose Venture, LLC (“St. Rose Venture”), which we manage and which is owned 55% by us and 45% by the Co-Investment Partner.  St. Rose Venture is making the mezzanine loan through Behringer Harvard St. Rose REIT, LLC (“St. Rose REIT”) in which St. Rose Venture serves as the manager and in which
St. Rose Venture currently owns all of the voting interests and 99% of the economic interests.

Acquisition of Land for the Project.  On July 19, 2007, St. Rose Project Owner purchased approximately 24 acres of land in the City of Henderson, Clark County, Nevada (the “Larger Parcel”), a portion of which is intended to be used for the St. Rose Project.  Prior to commencement of construction of the St. Rose Project, St. Rose Project Owner will sell and convey a portion of the Larger Parcel (the “Commercial Tract”) to an unrelated third party.  St. Rose Project Owner intends to construct the St. Rose Project on the remaining portion of the Larger Parcel after the sale of the Commercial Tract.

Senior Financing and Total Projected Development Costs.  The Larger Parcel was partially financed by and serves as collateral for an $18,638,000 land loan from Bank of America, N.A. ( “St. Rose Senior Lender”).  St. Rose Project Owner intends to enter into a construction loan with St. Rose Senior Lender to provide funding to repay the land loan and provide additional funds for the construction of the St. Rose Project.  The construction loan is anticipated to be for approximately $56.8 million, which represents approximately 75% of the expected total development costs of the St. Rose Project of approximately $75.7 million.

Project Equity.  Currently, the St. Rose Project is owned entirely by affiliates of the developer, which have contributed $1,271,000 in cash equity to the project.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is up to $11,356,000, which represents approximately 15% of the total project cost.  On July 19, 2007, St. Rose REIT advanced $4,691,000 of the mezzanine loan to partially finance the acquisition of the Larger Parcel by St. Rose Project Owner.  St. Rose Mezzanine Borrower may draw additional advances from the mezzanine loan upon the satisfaction of certain advance requirements (the “St. Rose Advance Requirements”), including:  (i) finalization of the form of the partnership agreement, on or before August 31, 2007, allowing for the admission of St. Rose REIT or one of its affiliates as a limited partner in St. Rose Investment Partnership; (ii) satisfaction and St. Rose REIT’s approval of certain construction requirements (including, but not limited to, the plans and specifications and the construction budget of the St. Rose Project and the construction loan) no later than October 6, 2008; (iii) disposition of the Commercial Tract on terms satisfactory to St. Rose REIT no later than June 30, 2008; (iv) St. Rose Mezzanine Borrower’s certification of certain representations and warranties no later than October 6, 2008; and (v) execution of a deed of trust or mortgage in favor of St. Rose REIT that grants it a second priority interest lien on the St. Rose Project, subordinate only to St. Rose Senior Lender, no later than October 6, 2008.  In addition to the St. Rose Advance Requirements, prior to making any additional advance, St. Rose REIT must have received evidence satisfactory to it relating to various aspects of the project, including inspection reports, zoning letters, utilities, right-of-ways, the ability of St. Rose Project Owner to pay construction costs and any other information St. Rose REIT may reasonably request.

Until the St. Rose Advance Requirements are met, or until the mezzanine loan is paid in full, St. Rose Mezzanine Borrower may not apply for any draws on the construction loan.  In connection with the closing of the mezzanine loan, the parties agreed to a preliminary plan regarding construction of the project.  No changes to such preliminary plan, or to the construction plans or budget later agreed to in connection with the construction loan, may be made without St. Rose REIT’s consent, except (i) completion date extensions due to “acts of God” and reallocation of amounts among the line items of the budget and (ii) with respect to the construction plans agreed to in connection with the construction loan, changes required by governmental authorities or St. Rose Senior Lender or other changes that, individually, do not increase or decrease the project costs by more than $100,000 and, in the aggregate, do not increase or decrease the project costs by more than $300,000.  St. Rose REIT also has the right to approve all contractors (except the general contractor) and all construction contracts with such contractors except for those that do not exceed $100,000.

St. Rose REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that differ from pre-authorized terms, changes to the governing documents of St. Rose Project Owner or St. Rose Mezzanine Borrower and certain sales or encumbrances of all or a portion of the project property.  St. Rose REIT also has rights of access and inspection with respect to the St. Rose Project and the books and records relating to the project.  After completion of the project, St. Rose Project Owner must maintain the project in good condition and repair and may remove or add improvements to the project without our consent only in limited circumstances.  St. Rose REIT also has rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of St. Rose Senior Lender.

The mezzanine loan matures on December 31, 2012.  Because St. Rose REIT did not approve the form of the partnership agreement under which it would be admitted as a limited partner of St. Rose Investment Partnership by August 31, 2007, it may now require principal disbursed and interest accrued to be due and payable.  However, St. Rose REIT has not yet done so and continues to expect to negotiate a form of partnership agreement.  If any other St. Rose Advance Requirement is not satisfied by the applicable date stated above, the maturity date of the mezzanine loan will be accelerated and the principal disbursed and interest accrued will be due and payable as of such applicable date.  The maturity date will also be accelerated if the land loan or construction loan, as applicable, is paid in full any time prior to December 31, 2012 (other than as part of refinancing the land loan into the construction loan).  No prepayment of the mezzanine loan may be made except (i) in connection with the sale of the

Commercial Tract on terms approved by St. Rose REIT, the net sales proceeds may be applied to the principal of the mezzanine loan and (ii) 150 days after the St. Rose Project is completed in accordance with the construction plans or deemed complete by St. Rose Senior Lender, the entire outstanding principal may be prepaid.

The mezzanine loan accrues interest (i) at a rate of 10.75% per annum prior to satisfaction of the St. Rose Advance Requirements and (ii) at a rate of 10.00% per annum after satisfaction of the St. Rose Advance Requirements.  Until the closing of the construction loan, no payment will be due and all interest will accrue.  At the time of closing of the construction loan, St. Rose Mezzanine Borrower must pay all accrued interest on the mezzanine loan.  Thereafter, any unpaid accrued interest on the note is payable on a monthly basis, first, from a budgeted interest reserve in the amount of $2,839,000 and, then, from net cash flow to the extent net cash flow from the St. Rose Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent net cash flow from the St. Rose Project is sufficient to make such payments.  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.

St. Rose REIT will receive a loan commitment fee of 3% of the amounts advanced under the mezzanine loan.  A $141,000 loan commitment fee was funded at the time of and from the initial advance.

The mezzanine loan is currently secured by a pledge of 100% of the ownership interests in St. Rose Project Owner.  St. Rose REIT has the right to cure defaults under the land loan, including the right to purchase the land loan, and expects to have similar rights with respect to the construction loan.

Source of Funds for the Mezzanine Loan.  We have funded 55% of the $4,691,000 advanced under the mezzanine loan and will fund 55% of all additional advances.  The remaining 45% of the initial advance was funded and the remaining 45% of all additional advances will be funded by our Co-Investment Partner.  Of the amount we have funded, all was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP.

Guarantee.  In connection with the mezzanine loan, CFP Residential, L.P., Kenneth J. Valach, Jeffrey L. Allen, J. Ronald Terwilliger and Bruce H. Hart (collectively, the “St. Rose Guarantor”), all principals or affiliates of TCR, have guaranteed the performance of certain obligations for the benefit of St. Rose REIT.  They have guaranteed full repayment of the mezzanine loan, unless and until the St. Rose Advance Requirements are fully satisfied.  They have also guaranteed, following satisfaction of the St. Rose Advance Requirements, (i) construction and completion of the St. Rose Project if, for any reason, St. Rose Mortgagor abandons the St. Rose Project or fails to complete the St. Rose Project on the schedule agreed to in connection with the construction loan and (ii) the payment of any costs that exceed the approved budget for construction of the St. Rose Project (provided, however, that the following expenses, solely to the extent increased by “acts of God,” will not be calculated as “cost overruns” to be repaid by St. Rose Guarantor:  operating deficits, construction interest and taxes).  Finally, they have guaranteed full and prompt payment of St. Rose Mezzanine Borrower’s obligations in connection with the mezzanine loan in the event that St. Rose Mezzanine Borrower files a voluntary bankruptcy or insolvency proceeding prior to the completion of the St. Rose Project.  In addition, St. Rose Mezzanine Borrower has agreed to indemnify St. Rose REIT against any losses arising as a result of any environmentally hazardous activity on the property (other than the lawful use of hazardous materials incidental to the construction or operation of the project) or violation of any applicable environmental laws relating to the property.

Investment in St. Rose Investment Partnership.  As discussed above, St. Rose REIT or one of its affiliates must be admitted as a limited partner of St. Rose Investment Partnership before we make additional advances under the mezzanine loan.  If admitted as a limited partner, we expect that St. Rose REIT or one of its affiliates will acquire a 50.1% equity interest in St. Rose Investment Partnership and make an equity contribution of $7,298,000 and the equity contribution of the developer will be reduced to $273,000.  Combined, these equity contributions are expected to total $7,571,000, which represents approximately 10% of the expected total project costs.

The Reserve at Johns Creek Walk

General.  On August 3, 2007, we and our Co-Investment Partner joined to make a $9,196,000 equity investment in the owner of the Reserve at Johns Creek Walk, a 210-unit apartment complex located in Fulton County, Georgia (the “Johns Creek Property”), which, as of August 3, 2007, was 89.05% occupied.  As of December 31, 2007, the monthly average for market rent was $1.08 per square foot.  As described more fully below, we and our Co-Investment Partner have a collective 80% membership interest in the owner of the Johns Creek Property.

Parties.  The Johns Creek Property is owned by Johns Creek Realty Partners, LLC (“Johns Creek Property Owner”), which is 20% owned by Abbotts Bridge Apartment Partners, LLC (“ABAP”), 79% owned by Behringer Harvard Johns Creek REIT, LLC (“Johns Creek REIT”) and 1% owned by Behringer Harvard Johns Creek SM, LLC (“Johns Creek SM”).  ABAP is a third party unaffiliated with us.  All of the voting interests and 99% of the economic interests in Johns Creek REIT are currently owned by Johns Creek Venture, LLC (“Johns Creek Venture”), the entity through which we and our Co-Investment Partner are investing in Johns Creek Property Owner.  Johns Creek Venture is managed by us and owned approximately 64% by us and approximately 36% by the Co-Investment Partner.  Johns Creek Venture serves as the manager of Johns Creek REIT.  Johns Creek REIT is the sole member of Johns Creek SM, which is the managing member of Johns Creek Property Owner.

Property Management.  The Johns Creek Property will be managed by Atlantic Realty Partners, Inc. (“Johns Creek Manager”), a third party affiliated with ABAP and unaffiliated with us.  Johns Creek Property Owner and Johns Creek Manager entered into an agreement whereby Johns Creek Property Owner will employ Johns Creek Manager as an independent contractor for the leasing, operating and managing of the apartment complex.  Johns Creek Property Owner will pay Johns Creek Manager a monthly management fee equal to 3% of gross revenue for the property.  The property management agreement has a one-year term and, unless otherwise terminated, will then continue for consecutive one-year periods.  Pursuant to our existing property management agreement with our property manager, an affiliate of our advisor, we will pay a fee of 1% of gross revenues as a property management oversight fee in connection with the property management of the Johns Creek Property.  In 2007, HPT Management Services waived these fees.

Financing of the Johns Creek Property.  The total cost for the Johns Creek Property was $33,550,000.  Johns Creek Property Owner has received a loan in the amount of $23,000,000 from Bear Stearns Commercial Mortgage, Inc. (“Johns Creek Lender”) that is secured by the land and improvements that comprise the Johns Creek Property.  The loan carries an interest rate of 6.361% per annum.  Interest on the loan is payable monthly, with the principal due on the maturity date of March 1, 2013.  Under certain circumstances on or after February 1, 2011, the loan may be prepaid in whole, but not in part, with a yield maintenance premium equal to the greater of (i) 1.0% of the outstanding principal to be prepaid and (ii) the amount, if any, by which (a) the sum of the present values of all then-scheduled payments of principal and interest (discounted at the bond equivalent yield of U.S. Treasury Securities with a term to maturity closest to the remaining term of the loan) exceeds (b) the principal amount being prepaid.

Indemnity and Guarantee.  We and ABAP have agreed to indemnify Johns Creek Lender against certain losses should they arise in connection with the loan to Johns Creek Property Owner.  In addition, we have guaranteed payment of the debt in the event that Johns Creek Property Owner becomes subject to a bankruptcy or insolvency proceeding.

Equity Investment Terms.  We, along with our Co-Investment Partner, have contributed $9,196,000 in cash, or 80%, of the equity in Johns Creek Property Owner through Johns Creek Venture.  ABAP has contributed $2,299,000, or 20%, of the equity in Johns Creek Property Owner.  ABAP’s contribution was recognized in consideration of the merger of its former subsidiary, the previous owner of the Johns Creek Property, with and into Johns Creek Owner.  We will receive a preferred return of 5% on our equity investment, while ABAP will receive a second position preferred return of 5% on its equity investment.  After all preferred returns have been satisfied, the distributable cash flow will be distributed on a pro-rata basis.  The members of Johns Creek Property Owner may be required to make additional capital contributions in proportion to their equity interests to fund unexpected shortfalls in funds available to pay Johns Creek Property Owner’s costs and expenses, although Johns Creek REIT and ABAP each have the right to veto any such additional capital contributions.

Sources of Funds for the Equity Investment.  Our share of the equity investment made through Johns Creek Venture was $5,898,000, or approximately 64% of Johns Creek Venture’s total equity contribution, with the remainder paid by our Co-Investment Partner.  Of the amount we funded, $4,000,000 was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP, and the balance was funded through gross proceeds raised in our private offering of shares of common stock.

Property Owner Member Distributions.  Pursuant to the provisions of Johns Creek Property Owner’s operating agreement, distributions will be made generally as follows:  (i) first, to pay each member a preferred return of 15%, compounded annually, on its undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected cost and expense shortfalls), (ii) second, to each member for any undistributed first-priority capital, (iii) third, to pay each of Johns Creek REIT and Johns Creek SM a preferred return of 5%, compounded annually, on its undistributed second-priority capital (i.e., capital paid on a pro-rata basis), (iv) fourth, to pay ABAP a preferred return of 5%, compounded annually, on its undistributed second-priority capital, (v) fifth, to each member in proportion to its undistributed second priority capital, and (vi) thereafter, to pay the members in proportion to their back-end percentage interests, which shall initially be equal to their respective equity percentage interests in Johns Creek Property Owner but may be adjusted in the event of a member’s failure to make additional capital contributions when required.

Disposition of Johns Creek Property.  Prior to August 3, 2010, Johns Creek REIT and ABAP have a veto right over any disposition by Johns Creek Property Owner of the Johns Creek Property or any interest in the property.  Thereafter, Johns Creek SM may cause Johns Creek Property Owner to dispose of the Johns Creek Property or an interest in the property as long as it gives ABAP 30 days’ prior written notice so that ABAP can consider exercising its buy/sell rights discussed below.

Buy/Sell Rights.  After August 3, 2010, any member in Johns Creek Property Owner may initiate buy/sell procedures with respect to their ownership interests.  Under those procedures, a member could make an offer to purchase the interests of the other members based on an offer price for Johns Creek Property Owner’s assets and the other members would either elect to sell their interests based on that price or elect to purchase the offering member’s ownership interests based on that price.  The operating agreement includes provisions requiring Johns Creek REIT and Johns Creek SM to act as a group in connection with the exercise of the buy/sell provisions.

Tower 55 Hundred

General.  On October 11, 2007, we and our Co-Investment Partner joined to make a $3,553,000 equity investment in and a $19,955,000 mezzanine loan to the owner of Tower 55 Hundred, a 234-unit apartment project to be constructed on land located in Columbia Village, Arlington County, Virginia (the “Tower 55 Hundred Project”).  As described more fully below, upon completion of the Tower 55 Hundred Project, we have the option to convert the mezzanine note to a capital contribution to the owner of the Tower 55 Hundred Project.

Parties.  The Tower 55 Hundred Project is owned by West Columbia Pike, LLC (“Tower 55 Hundred Project Owner”), which is solely owned by Fairfield Columbia Pike Limited Partnership (“Tower 55 Hundred Investment Partnership”).  Tower 55 Hundred Investment Partnership is owned by affiliates of Fairfield Residential, LLC (“Fairfield Residential”), the developer of the project, and by Behringer Harvard Columbia REIT, LLC (“Tower 55 Hundred REIT”).  We refer to the Fairfield Residential affiliates that are the partners in Tower 55 Hundred Investment Partnership as the “Tower 55 Hundred Developer Partners.”  The general partner of Tower 55 Hundred Investment Partnership (“Tower 55 Hundred GP”) is one of the Tower 55 Hundred Developer Partners.

All of the voting interests and 99% of the economic interests in Tower 55 Hundred REIT are currently owned by, and Tower 55 Hundred REIT is managed by, Behringer Harvard Columbia Venture, LLC (“Tower 55 Hundred Venture”), the entity through which we and our Co-Investment Partner are investing in Tower 55 Hundred Project Owner.  Tower 55 Hundred Venture is managed by us and owned 55% by us and 45% by our Co-Investment Partner.  In addition to making our equity investment in the Tower 55 Hundred Project through Tower 55 Hundred REIT, we and our Co-Investment Partner are also making the mezzanine loan through Tower 55 Hundred REIT.

Senior Financing and Total Projected Development Costs.  The Tower 55 Hundred Project serves as collateral for a construction loan from Key Bank National Association (“Tower 55 Hundred Senior Lender”) to Tower 55 Hundred Project Owner for approximately $69,842,000.  The senior loan will not be funded until all principal under the mezzanine loan has been funded.  The anticipated total development cost of the Tower 55 Hundred Project is $99,774,000.  The equity investment by us and our Co-Investment Partner in the Tower 55 Hundred Project represents approximately 3.56% of this cost and the mezzanine loan investment by us and our Co-Investment Partner in the Tower 55 Hundred Project will finance approximately 20% of this cost.

Project Equity/Tower 55 Hundred Investment Partnership Capital Contributions.  The owners of the Tower 55 Hundred Project have contributed $3,553,000 in cash to the project.  Tower 55 Hundred REIT’s $3,553,000 equity investment was made in the form of a capital contribution to Tower 55 Hundred Investment Partnership, which contribution constitutes 100% of the initial capital contributed to the partnership.  Pursuant to the provisions of the partnership agreement, Tower 55 Hundred REIT’s pro-rata share of any additional capital contributions required by the partnership is 70% of such additional capital while that of the Tower 55 Hundred Developer Partners is 30%.

Tower 55 Hundred Investment Partnership Distributions. Pursuant to the provisions of the Tower 55 Hundred Investment Partnership, distributions are made generally as follows: (i) first, to pay all partners a preferred return of 14%, compounded quarterly, on their undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected project shortfalls); (ii) second, to each partner for any undistributed first-priority capital; (iii) third, to pay all partners a preferred return of 9.5%, compounded quarterly, on their undistributed second-priority capital (i.e., capital other than first-priority capital); (iv) fourth, to return undistributed second-priority capital to the respective partners; (v) fifth, to affiliates of the Columbia Developer Partner to the extent of the accrued and unpaid deferred fees (discussed below); (vi) sixth, 1% to the general partner, 29% to the limited partners (other than Tower 55 Hundred REIT) and 70% to Tower 55 Hundred REIT (but only until Tower 55 Hundred REIT receives a return of all its capital contributions plus a cumulative, monthly compounded return at a rate of 12% per annum on such capital contributions); (vii) seventh, 1% to the general partner, 39% to the limited partners (other than Tower 55 Hundred REIT) and 60% to Tower 55 Hundred REIT (but only until Tower 55 Hundred REIT receives a return of all its capital contributions plus a cumulative, monthly compounded, return at a rate of 15% per annum on such capital contributions); and (viii) thereafter, to pay the partners the net proceeds in accordance with their respective back-end percentage interests, which are 49.9% for the Tower 55 Hundred Developer Partners and 50.1% for Tower 55 Hundred REIT, but may be adjusted in the event of a partner’s failure to make additional capital contributions when required.  If Tower 55 Hundred REIT exercises the Tower 55 Hundred Option (discussed below), the respective back-end percentage interests of the partners of Tower 55 Hundred Investment Partnership will remain: (1) the Tower 55 Hundred Developer Partners – 49.9%, and (2) Tower 55 Hundred REIT – 50.1%.

Tower 55 Hundred Developer Partners’ Deferred Fees.  Affiliates of the Tower 55 Hundred Developer Partners will receive payment of the following deferred fees after completion of the project and from any net distributable cash remaining after distributions (i) through (iv) described above are made to the partners: (i) a development fee equal to 3% of the lesser of the total Tower 55 Hundred Project costs set forth in the budget or those actually incurred in developing the Tower 55 Hundred Project; (ii) a general contractor’s fee equal to 6% of the lesser of hard construction costs set forth in the budget or those actually incurred in developing the Tower 55 Hundred Project; (iii) an acquisition fee of $93,600 payable to employees or consultants of Tower 55 Hundred GP; (iv) a capital markets fee of $175,000 payable to employees or consultants of Tower 55 Hundred GP; and (v) a disposition fee payable upon closing of the sale of the Tower 55 Hundred Project of 1% of the gross sales price, reduced by any fee paid to a third-party broker (except a disposition fee shall not be payable in case of a sale under the call right, put right or buy/sell provisions discussed below).

Tower 55 Hundred Developer Partners’ Other Fees.  An affiliate of the Tower 55 Hundred Developer Partners will receive a property management fee equal to the greater of 2% of gross proceeds collected from the Tower 55 Hundred Project per month or $5,000.  A development processing fee of $234,000 was paid to employees or consultants of Tower 55 Hundred GP at closing.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is $19,955,000 and will accrue interest at the rate of 9.5% per annum.  In connection with the closing of the mezzanine loan, the parties have agreed or will agree to a completion date, a construction budget and construction plans for the project.  No changes to such completion date, construction budget or construction plans may be made without Tower 55 Hundred REIT’s consent, except (i) completion date extensions due to “acts of God,” (ii) certain reallocations of amounts among the line items of the budget, and (iii) changes to amounts in the budget that, individually, do not increase or decrease the project costs by more than $100,000 and, in the aggregate, do not increase the project costs or decrease the project costs by more than $500,000.  Tower 55 Hundred REIT also has the right to approve all contractors (except the general contractor) and all construction contracts with such contractors except for those that do not exceed $100,000.

Tower 55 Hundred REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that materially differ from pre-authorized terms, changes to the governing documents of Tower 55 Hundred Project Owner and certain sales or encumbrances of all or a portion of the project property.  Tower 55 Hundred REIT also has rights of access and inspection with respect to the Tower 55 Hundred Project and the books and records relating to the project.   After completion of the project, Tower 55 Hundred Project Owner must maintain the project in good condition and repair and may remove or add improvements to the project without Tower 55 Hundred REIT’s consent only in limited circumstances.  Tower 55

Hundred REIT also has rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of Tower 55 Hundred Senior Lender.

The loan matures on October 10, 2012.  There is not an extension option for the maturity date.  Any unpaid accrued interest on the mezzanine loan is payable on a monthly basis, first, from a budgeted interest reserve account in the amount of $3,791,000 and, then, from  net cash flow to the extent net cash flow from the Tower 55 Hundred Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent that net cash flow from the Tower 55 Hundred Project is sufficient to make such payments.  However, if Tower 55 Hundred REIT does not exercise its option to convert its mezzanine note into an equity interest in Tower 55 Hundred Investment Partnership, as described below, then the payment of accrued interest on the mezzanine loan from funds other than the interest reserve will be subordinate to the payment of the 9.5% preferred return, compounded annually, payable to the partners in Tower 55 Hundred Investment Partnership and to the return of their equity investment in Tower 55 Hundred Investment Partnership (currently, Tower 55 Hundred REIT is the only partner with a capital contribution eligible for such return).  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.  Generally no prepayment of the mezzanine loan may be made except (i) prepayment is permitted 150 days after the project is completed and (ii) prepayment is required if any of the interests in the Tower 55 Hundred Investment Partnership that are the subject of the Tower 55 Hundred Option (discussed below) are sold (including pursuant to the exercise of the Tower 55 Hundred Option by Tower 55 Hundred REIT) or there is a sale of the Tower 55 Hundred Project.

Tower 55 Hundred REIT received a loan commitment fee of 3% of the loan amount, or $599,000, at the closing of the loan from the initial advance.

The mezzanine loan is secured by a lien pursuant to a deed of trust on the Tower 55 Hundred Project that is subordinate to the lien on the Tower 55 Hundred Project granted to Tower 55 Hundred Senior Lender.  Tower 55 Hundred REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.

Management of the Tower 55 Hundred Project.  Pursuant to the provisions of Tower 55 Hundred Investment Partnership, Tower 55 Hundred GP generally controls the partnership as general partner, except for certain major decisions which require the consent of Tower 55 Hundred REIT, including: (i) changes to the Tower 55 Hundred Project construction plans or budget, (ii) acquiring material property, (iii) incurring indebtedness or (iv) selling the Tower 55 Hundred Project, with limited exceptions for each of the foregoing.  Tower 55 Hundred REIT may remove the general partner for cause under certain circumstances and appoint a successor.

Guarantee.  Fairfield Residential, a national developer of multifamily homes, has guaranteed completion of the development of the Tower 55 Hundred Project in accordance with the plans and specifications referenced in the mezzanine loan documents if, for any reason Tower 55 Hundred Project Owner abandons the Tower 55 Hundred Project before its completion or fails to complete the project on the agreed schedule and pay all construction costs in full.  Fairfield Residential is liable for construction cost overruns in excess of the construction budget.  However, this guarantee will be suspended during any period in which the senior lender does not make senior loan proceeds available to Tower 55 Hundred Project Owner for any reason other than a default by Tower 55 Hundred Project Owner that is caused by or in the reasonable control of Tower 55 Hundred Project Owner or a default by Fairfield Residential, provided that Tower 55 Hundred Project Owner or Fairfield is making commercially reasonable efforts to cause senior lender to make such proceeds available or obtain proceeds from a refinancing of the senior loan.  Fairfield Residential has also guaranteed repayment of the mezzanine loan should Tower 55 Hundred Project Owner become the subject of a bankruptcy or insolvency proceeding, provided Tower 55 Hundred REIT does not consent in writing to or otherwise join as a party in such proceeding.  In addition, Fairfield Residential has agreed to indemnify Tower 55 Hundred REIT against any losses arising as a result of any environmentally hazardous activity on the property or violation of any applicable environmental laws relating to the property.  Fairfield Residential directly or indirectly owns interests in the Tower 55 Hundred Developer Partners.

Tower 55 Hundred Option.  Tower 55 Hundred REIT may exercise an option to increase its capital commitment as a limited partner in Tower 55 Hundred Investment Partnership (the “Tower 55 Hundred Option”).  Tower 55 Hundred REIT may exercise the Tower 55 Hundred Option, at its discretion, within 90 days of completion of the Tower 55 Hundred Project.  The purchase price for the Tower 55 Hundred Option will be the outstanding balance of the mezzanine loan.  If Tower 55 Hundred REIT exercises the Tower 55 Hundred Option, the outstanding balance of the mezzanine loan will become second-priority capital contributed to the Tower 55 Hundred Investment Partnership, entitled to a preferred return of 9.5%, compounded quarterly, until distributed by the partnership to Tower 55 Hundred REIT, and Tower 55 Hundred REIT’s deemed capital contributions will be increased accordingly for purposes of items (vi) and (vii) of the Tower 55 Hundred Investment Partnership distributions discussed above.

Tower 55 Hundred Developer Partners’ Put Right.  The Tower 55 Hundred Developer Partners have a right, commencing on the date of completion of the Tower 55 Hundred Project and continuing until the fourth anniversary of the completion of the Tower 55 Hundred Project, to initiate a procedure to ascertain the fair market value of the Tower 55 Hundred Project and, thus, to ascertain the value of the partnership interests of the Tower 55 Hundred Developer Partners in Tower 55 Hundred Investment Partnership.  If such value is not mutually agreed upon by the Tower 55 Hundred Developer Partners and Tower 55 Hundred REIT, then such value would equal the distributions that the Tower 55 Hundred Developer Partners would receive if the Tower 55 Hundred Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Tower 55 Hundred REIT has an option to purchase the Tower 55 Hundred Developer Partners’ interests at that price or to request that the Tower 55 Hundred Developer Partners cause Tower 55 Hundred Project Owner to sell the Tower 55 Hundred Project for a price that is not less than the determined fair market value.  The Tower 55 Hundred Developer Partners may then elect whether to proceed with causing a sale of the Tower 55 Hundred Project.  If the Tower 55 Hundred Developer Partners do not elect to cause a sale of the Tower 55 Hundred Project or are unable to consummate such a sale, then the Tower 55 Hundred Developer Partners do not have any additional right to initiate a liquidity event similar to that described in this paragraph.

Tower 55 Hundred REIT’s Call Right.  If the Tower 55 Hundred Developer Partners do not exercise their put right described above, then Tower 55 Hundred REIT has a right, commencing on the fourth anniversary of the date of completion of the Tower 55 Hundred Project, to initiate a procedure to ascertain the fair market value of the Tower 55 Hundred Project and, thus, to ascertain the value of the partnership interests of all of the then-current partners in Tower 55 Hundred Investment Partnership.  If such value is not mutually agreed upon by Tower 55 Hundred REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the Tower 55 Hundred Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Tower 55 Hundred REIT has an option to purchase the other partners’ interests at that price.  If Tower 55 Hundred REIT initiates this procedure but does not elect to purchase the other parties’ interests, then any partner has the right to initiate buy/sell procedures described below.

Buy/Sell Rights.  Under the limited circumstances described above, any partner in Tower 55 Hundred Investment Partnership may initiate buy/sell procedures with respect to their partnership interests.  Under those procedures, a partner could make an offer to purchase the interests of the other partners based on an offer price for the partnership’s assets and the other partners would either elect to sell their interests based on that price or elect to purchase the offering partner’s partnership interests based on that price.  The partnership agreement includes provisions requiring the Tower 55 Hundred Developer Partners to act as a group in connection with the exercise of the buy/sell provisions.

Source of Funds for the Mezzanine Loan and Equity Investment.  All of the equity investment and the mezzanine loan investment have been fully funded.  We funded $10,975,000 of the mezzanine loan and $1,954,000 of the equity investment. The remaining 45% of the mezzanine loan and equity investment was funded by our Co-Investment Partner.  Of the amount we funded, $6,667,000 was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP, and the balance was funded through gross proceeds raised in our private offering of shares of common stock.

Satori

General.  On October 30, 2007, we and our Co-Investment Partner joined to make a $7,350,000 equity investment in and a $14,775,000 mezzanine loan to the owner of Satori, a 279-unit apartment project to be constructed on land located in Fort Lauderdale, Broward County, Florida (the “Satori Project”).  As described more fully below, upon completion of the Satori Project, we have the option to convert the mezzanine note to a capital contribution to the owner of the Satori Project.

Parties.  The Satori Project is owned by Sunrise Investors, LLLP (“Satori Project Owner”), which is 99% owned by Satori – Holding, LLC (“Satori Holding”) and 1% owned by Satori – Fort Lauderdale GP, LLC (“Satori GP”).  Satori GP is the general partner of Project Owner and wholly owned by Satori Holding.  Satori Holding is 50% owned by Behringer Harvard Satori REIT, LLC (“Satori REIT”) and 50% owned by an affiliate of Altman Development Corporation, the developer of the project.  We refer to the Altman Development Corporation affiliate that is a member in Satori Holding as the “Satori Developer Member.”

All of the voting interests and 99% of the economic interests in Satori REIT are currently owned by, and Satori REIT is managed by, Behringer Harvard Satori Venture, LLC (“Satori Venture”), the entity through which we and our Co-Investment Partner are investing in Satori Project Owner.  Satori Venture is managed by us and owned 55% by us and 45% by our Co-Investment Partner.  In addition to making our equity investment in the Satori Project through Satori REIT, we and our Co-Investment Partner are also making the mezzanine loan through Satori REIT.

Senior Financing and Total Projected Development Costs.  The Satori Project serves as collateral for a construction loan from Bank of America, N.A. (“Satori Senior Lender”) to Satori Project Owner for approximately $73,875,000.  The senior loan will not be funded until all principal under the mezzanine loan has been funded.  The anticipated total development cost of the Satori Project is $98,500,000.  The equity investment by us and our Co-Investment Partner in the Satori Project represents approximately 7.46% of this cost and the mezzanine loan investment by us and our Co-Investment Partner in the Satori Project will finance approximately 15% of this cost.

Project Equity/Satori Holding Capital Contributions. The owners of the Satori Project have contributed $9,850,000 to the project.  Satori REIT’s $7,350,000 equity investment was made in the form of a cash capital contribution to Satori Holding, which contribution constitutes of 74.6% of the initial capital contributed to Satori Holding.  Satori Developer Member was deemed to have contributed $2,500,000, the remaining 25.4% of the initial capital contributed to Satori Holding, by contributing all of the interests in a partnership owning land for the project.  Pursuant to the provisions of the Satori Holding operating agreement, Satori REIT’s pro-rata share of any additional capital contributions required by the company is 50% of such additional capital and that of the Satori Developer Member is also 50%.

Satori Holding Distributions.  Pursuant to the provisions of the Satori Holding operating agreement, distributions are made generally as follows: (i) first, to pay all members with undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected project shortfalls) a preferred return of 9.5%, compounded annually, on their undistributed first-priority capital; (ii) second, to return undistributed first-priority capital to the respective members; (iii) third, before the exercise of the Satori Option (described below), to pay the Satori Developer Member a preferred return of 9.5%, compounded annually, on its undistributed second-priority capital (i.e., capital paid on a pro-rata basis) and then to pay Satori REIT a preferred return of 9.5%, compounded annually, on its undistributed second-priority capital; and, after the exercise of the Satori Option, to pay all members with undistributed second-priority capital a preferred return of 9.5%, compounded annually, on their undistributed second-priority capital; (iv) fourth, to return undistributed second-priority capital to the respective members; (v) fifth, to affiliates of the Satori Developer Member to the extent of the accrued and unpaid deferred fees (discussed below); (vi) sixth, 40% to the Satori Developer Member and 60% to Satori REIT (but only until Satori REIT receives a return of all its capital contributions plus a cumulative, annually compounded return at a rate of 13% per annum on such capital contributions); (vii) seventh, 60% to the Satori Developer Member and 40% to Satori REIT (but only until the Satori Developer Member receives an aggregate amount of distributions pursuant to distributions (v) and (vi) equal to the aggregate distributions received by Satori REIT pursuant to distributions (v) and (vi)); and (viii) thereafter, to pay the members the net proceeds in accordance with their respective back-end percentage interests, which are 50% for the Satori Developer Member and 50% for Satori REIT, but may be adjusted in the event of a member’s failure to make additional capital contributions when required.  If Satori REIT exercises the Satori Option, the respective back-end percentage interests of the members of Satori Holding will remain: (1) the Satori Developer Member – 50% and (2) Satori REIT – 50%.

Satori Developer Member’s Deferred Fees.  Affiliates of the Satori Developer Member will receive payment of the following deferred fees after completion of the project and from any net distributable cash remaining after distributions (i) through (iv) described above are made to the members: (i) a development fee equal to $2,904,000 and (ii) a reimbursement of interest on pursuit costs equal to $1,138,000.

Satori Developer Member’s Other Fees.  Affiliates of the Satori Developer Member will also receive a general contractor’s fee equal to $3,015,000 and a property management fee as provided in a property management agreement reasonably acceptable to Satori REIT.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is $14,775,000 and will accrue interest at the rate of 10% per annum.  In connection with the closing of the mezzanine loan, the parties have agreed or will agree to a completion date, a construction budget and construction plans for the project.  No changes to completion date or budget may be made without Satori REIT’s consent, except (i) completion date extensions due to “acts of God,” (ii) certain reallocations of amounts among the line items of the budget, (iii) changes required by governmental authorities or Satori Senior Lender or (iv) other changes that, individually, do not increase or decrease the project costs by more than $250,000 and, in the aggregate, do not increase or decrease the project costs by more than $750,000.  Satori REIT also has the right to approve all contractors (except the Satori Developer Member’s affiliated general contractor) and all construction contracts with such contractors.

Satori REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that materially differ from pre-authorized terms, changes to the governing documents of Satori Holding or Satori Project Owner and certain sales or encumbrances of all or a portion of the project or equity interests in Satori Holding.  Satori REIT also has rights of access and inspection with respect to the Satori Project and the books and records relating to the project.  After completion of the project, Satori Project Owner must maintain the project in good condition and repair and may remove or add improvements to the project without Satori REIT’s consent only in limited circumstances.   Satori REIT also has rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of Satori Senior Lender.

The loan matures on October 29, 2012.  There is not an extension option for the maturity date.  Any unpaid accrued interest on the mezzanine loan is payable on a monthly basis, first, from a budgeted interest reserve account in the amount of $3,230,000 and, then, from net cash flow to the extent net cash flow from the Satori Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent that net cash flow from the Satori Project is sufficient to make such payments.  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.  Generally, no prepayment of the mezzanine loan may be made without Satori REIT’s approval except after the project’s completion or the interest reserve is fully paid.

Satori REIT received a loan commitment fee of 1.5% of the loan amount, or $222,000, at the closing of the loan from an initial advance of $11,485,000.

The mezzanine loan is secured by a lien pursuant to a mortgage on the Satori Project that is subordinate to the lien on the Satori Project granted to Satori Senior Lender.  Satori REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.

Management of the Satori Project.  Pursuant to the provisions of the Satori Holding operating agreement, the Satori Developer Member generally controls the company as manager, except for certain major decisions which require the consent of Satori REIT, including: (i) changes to the Satori Project construction plans or budget, (ii) acquiring real property, (iii) incurring indebtedness outside the ordinary course of business or (iv) selling the Satori Project.  Satori REIT may remove the manager for cause under certain circumstances and appoint a successor.

Guarantee.  Altman Development Corporation, a national developer of multifamily homes, has guaranteed completion of the development of the Satori Project in accordance with the plans and specifications referenced in the mezzanine loan documents if, for any reason, Satori Project Owner abandons the Satori Project before its completion, fails to complete the project on time (except for certain excused delays) or fails to pay all costs in full for the construction.  Altman Development Corporation is liable for construction cost overruns in excess of the construction budget, with limited exceptions for (i) construction interest, construction period property taxes and property insurance if an excused delay occurs when constructing the Satori Project and (ii) certain costs arising from aspects of the project approved by Satori REIT or to bring the project into compliance with laws first enacted after construction commenced.  Altman Development Corporation has also guaranteed repayment of the mezzanine loan should Satori Project Owner become the subject of a bankruptcy or insolvency proceeding, provided such proceeding is voluntary or, if involuntary, not dismissed within 90 days of the filing.  In addition, Altman

Development Corporation has agreed to indemnify Satori REIT against any losses arising as a result of any environmentally hazardous activity on the property or violation of any applicable environmental laws relating to the property.  Altman Development Corporation directly or indirectly owns interests in the Satori Developer Member.

Satori Option.  Satori REIT may exercise an option to increase its capital contribution as a member in Satori Holding (the “Satori Option”).  Satori REIT may exercise the Satori Option, at its discretion, within 90 days of completion of the Satori Project.  The purchase price for the Satori Option will be the outstanding balance of the mezzanine loan.  If Satori REIT exercises the Satori Option, the outstanding balance of the mezzanine loan will become second-priority capital contributed to the company, entitled to a preferred return of 9.5%, compounded annually, until distributed by the company to Satori REIT, and Satori REIT’s deemed capital contributions will be increased accordingly for purposes of items (vi) and (vii) of the Satori Holding distributions discussed above.

Satori Developer Member’s Put Right.  The Satori Developer Member has a right, commencing on the date of completion of the Satori Project and continuing until the third anniversary of the completion of the Satori Project, to initiate a procedure to ascertain the fair market value of the Satori Project and, thus, to ascertain the value of the membership interests of the members of Satori Holding.  If such value is not mutually agreed upon by the Satori Developer Member and Satori REIT, then such value would equal the distributions that the Satori Developer Member would receive if the Satori Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Satori REIT has an option to purchase the Satori Developer Member’s interest at that price or to request that the Satori Developer Member causes Satori Project Owner to sell the Satori Project for a price that is not less than the determined fair market value.  The Satori Developer Member may then elect whether to proceed with causing a sale of the Satori Project.  If the Satori Developer Member does not elect to cause a sale of the Satori Project or is unable to consummate such a sale, then the Satori Developer Member may recommence this procedure from the beginning.

Satori REIT’s Call Right.  If Satori Developer Member does not commence its put right proceedings described above or the project is not sold pursuant to such proceedings, Satori REIT has a right, commencing on the third anniversary of the date of completion of the Satori Project, to initiate those same proceedings by ascertaining the fair market value of the Satori Project and, thus, to ascertain the value of the membership interests of all of the members of Satori Holding.  If such value is not mutually agreed upon by the Satori Developer Member and Satori REIT, then such value would equal the distributions that the Satori Developer Member would receive if the Satori Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Satori REIT has an option to purchase the Satori Developer Member’s interest at that price or to request that the Satori Developer Member causes Satori Project Owner to sell the Satori Project for a price that is not less than the determined fair market value.  The Satori Developer Member may then elect whether to proceed with causing a sale of the Satori Project.  If the Satori Developer Member does not elect to cause a sale of the Satori Project or is unable to consummate such a sale, then Satori REIT may recommence this procedure from the beginning.

Buy/Sell Rights.  Each member of Satori Holdings has a right, commencing on the third anniversary of the date of completion of the Satori Project and not during any time that the put right or call right proceedings described above are ongoing, to initiate buy/sell procedures with respect to its membership interest.  Under those procedures, a member could make an offer to purchase the interests of the other member based on an offer price for the company’s assets and the other member would either elect to sell its interest based on that price or elect to purchase the offering member’s membership interests based on that price.

Source of Funds for the Mezzanine Loan and Equity Investment.  All of the equity investment and $11,485,000 of the $14,775,000 mezzanine loan investment was funded at closing, with the remaining mezzanine commitment to be funded over the next several months as required.  As of May 31, 2008, we funded $8,126,000 of the mezzanine loan and $4,043,000 of the equity investment. The remaining 45% of the mezzanine loan and equity investment was funded by our Co-Investment Partner.  Of the amount we funded, $6 million was obtained through our prior credit facility with Behringer Harvard Operating Partnership I LP, and the balance was funded through gross proceeds raised in our private offering of shares of common stock.

Fairfield at Cameron House

General.  Effective as of December 12, 2007, we and our Co-Investment Partner joined to make a $19,338,000 mezzanine loan to the owner of  Fairfield at Cameron House, a 325-unit apartment project to be constructed on land located in Silver Spring, Montgomery County, Maryland (the “Cameron House Project”).  As described more fully below, upon completion of the Cameron House Project, we have the option to convert the mezzanine note to a 60% common equity interest in the owner of the Cameron House Project.

Parties.  The Cameron House Project is owned by Fairfield Silver Spring L.P. (“Cameron House Project Owner”), which is the sole owner of FF Cameron House LLC (“Cameron House Project Borrower”).  Cameron House Project Owner is owned by affiliates of Fairfield Residential, LLC (“Fairfield Residential”), the developer of the project, and by BREOF Cameron House, LLC (“BREOF Cameron House”), an equity investor unaffiliated with the developer or us.   We refer to the Fairfield Residential affiliates that are the partners in Cameron House Project Owner as the “Cameron House Developer Partners.”  The general partner of Cameron House Project Owner is one of the Cameron House Developer Partners.

We are making the mezzanine loan to Cameron House Project Borrower through Behringer Harvard Cameron House Venture, LLC (“Cameron House Venture”), which we manage and which is owned 55% by us and 45% by the Co-Investment Partner. The Co-Investment Partner is managed by our sponsor, Behringer Harvard Holdings, LLC.  Cameron House Venture will make the mezzanine loan through Behringer Harvard Cameron House REIT, LLC (“Cameron House REIT”) in which Cameron House Venture serves as the manager and in which Cameron House Venture currently owns all of the voting interests and 99% of the economic interests.

Senior Financing and Total Projected Development Costs.  The Cameron House Project serves as collateral for a construction loan from Wachovia Bank, National Association (“Cameron House Senior Lender”) to Cameron House Project Borrower for $96,688,000.  The senior loan will not be funded until all principal under the mezzanine loan has been funded.  The anticipated total development cost of the Cameron House Project is $128,917,000.

Project Equity.  The owners of the Cameron House Project have contributed $12,891,000 in cash to the project.  Of this amount, Cameron House Developer Partners contributed $2,578,000 and BREOF Cameron House contributed $10,313,000.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is $19,338,000, of which $14,911,000 has been funded to date.  In connection with the closing of the mezzanine loan, the parties have agreed or will agree to a completion date, a construction budget and construction plans for the project.  No changes to such completion date, construction budget or construction plans may be made without Cameron House REIT’s consent, except (i) completion date extensions due to “acts of God,” (ii) certain reallocations of amounts among the line items of the budget and (iii) changes to amounts in the budget that, individually, do not increase or decrease the project costs by more than $150,000 and, in the aggregate, do not increase the project costs or decrease the project costs by more than $650,000.  Cameron House REIT also has the right to approve all contractors (except the general contractor) and all construction contracts with such contractors except for those that do not exceed $100,000.

Cameron House REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that differ from pre-authorized terms, changes to the governing documents of Cameron House Project Borrower and certain sales or encumbrances of all or a portion of the project property.  Cameron House REIT also has rights of access and inspection with respect to the Cameron House Project and the books and records relating to the project.  After completion of the project, Cameron House Project Borrower must maintain the project in good condition and repair and may remove or add improvements to the project without Cameron House REIT’s consent only in limited circumstances.  Cameron House REIT also has rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of Cameron House Senior Lender.

The loan will accrue interest at the rate of 9.5% per annum.  The loan matures on December 11, 2012.  Any unpaid accrued interest on the mezzanine loan is payable on a monthly basis, first, from a budgeted interest reserve in the amount of $4,593,000 and, then, from net cash flow to the extent net cash flow from the Cameron House Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent that net cash flow from the Cameron House Project is sufficient to make such payments.  However, if Cameron House REIT does not exercise its option to convert its mezzanine note into an equity interest in Cameron House Project Owner, as described below, then the payment of accrued interest on the mezzanine loan from funds other than the interest reserve will be subordinate to the payment of a 9.5% preferred return, compounded annually, payable to the partners in Cameron House Project Owner and to the return of their equity investment in Cameron House Project Owner.  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.  Generally, no prepayment of the mezzanine loan may be made except (i) prepayment is permitted 150 days after the project is completed and (ii) prepayment is required if any of the interests in the Cameron House Project Owner that are the subject of the Cameron House Option (discussed below) are sold (including pursuant to the exercise of the Cameron House Option by Cameron House REIT) or there is a sale of the Cameron House Project.

Cameron House REIT received a loan commitment fee of 3% of the loan amount, or $580,000, at the closing of the loan from the initial advance.  In connection with the making of the mezzanine loan, Cameron House REIT agreed to share $202,000 of this fee with BREOF Cameron House.

The mezzanine loan is secured by a lien pursuant to a deed of trust on the Cameron House Project that is subordinate to the lien on the Cameron House Project granted to Cameron House Senior Lender.  Cameron House REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.  In connection with the making of the mezzanine loan, Cameron House REIT agreed with BREOF Cameron House that if Cameron House REIT exercises any of its remedies under these security arrangements, including foreclosure or a power of sale, such that Cameron House REIT acquires the Cameron House Project or receives any proceeds under a power of sale of the Cameron House Project, BREOF Cameron House is entitled to share in such ownership or proceeds under substantially the same co-ownership terms of Cameron House Project Owner, as though Cameron House REIT had exercised the option discussed below.

Source of Funds for the Mezzanine Loan.  We have funded 55% of the $14,911,000 advanced under the mezzanine loan and will fund 55% of all additional advances.  The remaining 45% of the initial advance was funded and the remaining 45% of all additional advances will be funded by our Co-Investment Partner.  The entire amount we funded was obtained through the gross proceeds raised in our private offering of shares of common stock.

Guarantees.  Fairfield Residential has guaranteed completion of the development of the Cameron House Project by November 16, 2009, in accordance with the plans and specifications referenced in the mezzanine loan documents if, for any reason, Cameron House Project Borrower abandons the Cameron House Project before its completion or fails to complete the project on the agreed schedule and pay all construction costs in full.  Fairfield Residential is liable for construction cost overruns in excess of the construction budget.  However, this guarantee will be suspended during any period in which the senior lender does not make the senior loan proceeds available to Cameron House Project Borrower for any reason other than a default by Cameron House Project Borrower that is caused by or in the reasonable control of Cameron House Project Borrower or a default by Fairfield Residential, provided that Cameron House Project Borrower or Fairfield Residential is making commercially reasonable efforts to cause senior lender to make such proceeds available or obtain proceeds from a refinancing of the senior loan.  Fairfield Residential has also guaranteed repayment of the mezzanine loan should Cameron House Project Borrower become the subject of a bankruptcy or insolvency proceeding, provided Cameron House REIT does not consent in writing to or otherwise join as a party in such proceeding.  Fairfield Residential directly or indirectly owns interests in the Cameron House Developer Partners.  Additionally, in connection with the deed of trust granted by Cameron House Project Owner, Cameron House Project Owner has issued a guaranty of payment and performance in respect of the mezzanine loan.  Finally, Fairfield Residential has agreed to indemnify Cameron House REIT against any losses arising as a result of any environmentally hazardous activity on the property or violation of any applicable environmental laws relating to the property.

Cameron House Option.  Cameron House REIT may exercise an option to acquire a 60% common equity interest as a limited partner in Cameron House Project Owner (the “Cameron House Option”).  Cameron House REIT may exercise the Cameron House Option within 90 days of completion of the Cameron House Project.  The purchase price for the Cameron House Option will be the conversion of the mezzanine loan plus an additional amount, if and to the extent needed to admit Cameron House REIT as a 60% limited partner in Cameron House Project Owner, to adjust the capital accounts of the other partners in Cameron House Project Owner (i.e., to reconcile any additional capital contributions that may have been made by BREOF Cameron House or the Cameron House Developer Partners to Cameron House Project Owner before the exercise of the Cameron House Option).  If Cameron House REIT exercises the Cameron House Option, the outstanding principal and interest on the mezzanine loan will become second-priority capital in Cameron House Project Owner and Cameron House REIT will be entitled to receive a preferred return of 9.5%, compounded quarterly, on such investment.  In connection with the Cameron House Option, the Cameron House Developer Partners and BREOF Cameron House have agreed that the terms of Cameron House Investment Partnership may not be amended without the consent of Cameron House REIT and that BREOF Cameron House may not give its consent to certain major decisions requiring the consent of the limited partners without the consent of Cameron House REIT.

Cameron House Project Owner Distributions.  Pursuant to the provisions of Cameron House Project Owner, distributions are made generally as follows:  (i) first, to pay all partners with undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected project shortfalls) a preferred return of 14%, compounded quarterly, on their undistributed first-priority capital; (ii) second, to return undistributed first-priority capital to the respective partners; (iii) third, to pay all partners with undistributed second-priority capital (i.e., capital paid on a pro-rata basis) a preferred return of 9.5%, compounded quarterly, on their undistributed second-priority capital; (iv) fourth, to return undistributed second-priority capital to the respective partners; (v) fifth, to the payment of all unpaid deferred developer fees described below; (vi) sixth, if the Cameron House Project is sold, to pay the Cameron House Developer Partners 40% of the net proceeds remaining after payment of the amounts in the preceding clauses (i) through (iv), and (vii) thereafter, to pay the partners the net proceeds in accordance with their respective percentage interests.  If Cameron House REIT exercises the Cameron House Options, the respective percentage interests of the partners of Cameron House Project Owner are anticipated to be:  (1) BREOF Cameron House – 32%, (2) the Cameron House Developer Partners – 8%, and (3) Cameron House REIT – 60%.

Cameron House Developer Partners’ Deferred Fees.  The Cameron House Developer Partners or their affiliates will receive the following deferred fees in connection with the project: (i) a development fee equal to 3% of the lesser of the total Cameron House Project costs set forth in the budget or those actually incurred in developing the Cameron House Project, with (A) the portion of the fee equal to 2.25% of total project costs payable from budget line item surpluses, if any, and from any net distributable cash remaining after distributions (i) through (iv) described above are made to the partners, and (B) the portion of the fee equal to 0.75% of total project costs payable when the project is at least 50% leased by unaffiliated third party tenants; (ii) a general contractor’s fee equal to 6% of the lesser of hard construction costs set forth in the budget or those actually incurred in developing the Cameron House Project, with (A) $1,202,000 of the fee due and payable with each loan draw under the construction loan during construction of the project and ending on completion, based on the total Cameron House Project hard costs incurred with respect to such draw, and (B) the remaining portion of such fee payable from budget line item surpluses, if any, and from any net distributable cash remaining after distributions (i) through (iv) described above are made to the partners; and (iii) a disposition fee payable upon closing of the sale of the Cameron House Project of 1% of the gross sales price, reduced by any fee paid to a third-party broker (except a disposition fee shall not be payable in case of a sale under the call right, put right or buy/sell provisions discussed below).  In addition, 62.5% of an acquisition fee of $114,000, a capital markets fee of $212,000 and a development processing fee of $284,000 has been paid with the remaining 37.5% payable after completion of the project from any net distributable cash remaining after distributions (i) through (iv) described above are made to the partners, unless otherwise needed to pay construction interest shortfalls.

Cameron House Developer Partners’ Management Fee.  An affiliate of the Cameron House Developer Partners will receive a property management fee equal to the greater of 2% of gross proceeds collected from the Cameron House Project per month or $7,500.

BREOF Cameron House’s Put Right.  If Cameron House REIT exercises the Cameron House Option and is a limited partner in Cameron House Project Owner, then BREOF Cameron House has a right, commencing upon completion of the Cameron House Project and continuing for 36 months thereafter, to require Cameron House REIT to purchase BREOF Cameron House’s limited partnership interest in Cameron House Project Owner.  The purchase price for BREOF Cameron House’s interest is either an amount mutually agreed upon by BREOF Cameron House and Cameron House REIT or, in the absence of mutual agreement, the amount that would otherwise be distributable to BREOF Cameron House if the Cameron House Project were sold at a price to be determined by an arbitration process.

Cameron House Developer Partners’ Put Right and BREOF Cameron House’s Tag-Along Right.  If Cameron House REIT exercises the Cameron House Option and is a limited partner in Cameron House Project Owner, then the Cameron House Developer Partners have a right, commencing on the 13th month following completion of the Cameron House Project and continuing until the fourth anniversary of the completion of the Cameron House Project, to initiate a procedure to ascertain the fair market value of the Cameron House Project and, thus, to ascertain the value of the partnership interests of the Cameron House Developer Partners in Cameron House

Project Owner.  If such value is not mutually agreed upon by the Cameron House Developer Partners and Cameron House REIT, then such value would equal the distributions that the Cameron House Developer Partners would receive if the Cameron House Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Cameron House REIT has an option to purchase the Cameron House Developer Partners’ interests at that price or to request that Cameron House Developer Partners cause Cameron House Project Owner to sell the Cameron House Project for a price that is not less than the determined fair market value. The Cameron House Developer Partners may then elect whether to proceed with causing a sale of the Cameron House Project.  If the Cameron House Developer Partners do not elect to cause a sale of the Cameron House Project or are unable to consummate such a sale, then the Cameron House Developer Partners do not have any additional right to initiate a liquidity event similar to that described in this paragraph.  If Cameron House REIT elects to purchase the Cameron House Developer Partners’ interests as provided above, then BREOF Cameron House has an option to require Cameron House REIT to purchase BREOF Cameron House’s interest for an amount equal to the distributions that BREOF Cameron House would receive if the Cameron House Project were sold at fair market value as determined above.  If BREOF Cameron House elects not to exercise this tag-along right, then any partner in Cameron House Project Owner may initiate the buy/sell procedures described below.

Cameron House REIT’s Call Right.  If Cameron House REIT exercises the Cameron House Option and is a limited partner in Cameron House Project Owner, then Cameron House REIT has a right, commencing upon the earlier of either (i) 48 months after completion of the Cameron House Project or (ii) an election by BREOF Cameron House not to exercise its tag-along rights in connection with the exercise of the Cameron House Developer Partners’ put right, to initiate a procedure to ascertain the fair market value of the Cameron House Project and, thus, to ascertain the value of the partnership interests of all of the then-current partners in Cameron House Project Owner.  If such value is not mutually agreed upon by Cameron House REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the Cameron House Project were sold at its fair market value, which would be determined by an arbitration process.  Once such value is agreed upon or determined, Cameron House REIT has an option to purchase the other partners’ interests at that price.  If Cameron House REIT does not elect to purchase the other parties’ interests, then any partner has the right to initiate buy/sell procedures described below.

Buy/Sell Rights.  Under the limited circumstances described above, any partner in Cameron House Project Owner may initiate buy/sell procedures with respect to their partnership interests.  Under those procedures, a partner could make an offer to purchase the interests of the other partners based on an offer price for the partnership’s assets and the other partners would either elect to sell their interests based on that price or elect to purchase the offering partner’s partnership interests based on that price.  The partnership agreement includes provisions requiring some partners to act as a group in connection with the exercise of the buy/sell provisions.

Alexan Prospect

General.  On April 30, 2008, we and our Co-Investment Partner joined to make a $7,360,000 equity investment in and a $14,771,000 mezzanine loan to the owner of Alexan Prospect, a 400-unit apartment project to be constructed on land located in the City and County of Denver, Colorado (the “Alexan Prospect Project”).  As described more fully below, upon completion of the Alexan Prospect Project, we have the option to convert the mezzanine note to a capital contribution to the owner of the Alexan Prospect Project.

Parties.  The Alexan Prospect Project is owned by MS 120 Prospect Senior Borrower LLC (“Alexan Prospect Project Owner”).  Alexan Prospect Project Owner is solely owned by MS 119 Prospect Mezzanine Borrower LLC (“Alexan Prospect Mezzanine Borrower”).  Alexan Prospect Mezzanine Borrower is solely owned by MS 118 Prospect Limited Partnership (“Alexan Prospect Investment Partnership”).  Alexan Prospect Investment Partnership is owned by an affiliate of Trammell Crow Residential (“TCR”), the developer of the project, and by Behringer Harvard Alexan Prospect REIT, LLC (“Alexan Prospect REIT”).  We refer to the TCR affiliate that is a partner in Alexan Prospect Investment Partnership as the “Alexan Prospect Developer Partner.”

All of the economic interests in Alexan Prospect REIT are currently owned by, and Alexan Prospect REIT is managed by, Behringer Harvard Alexan Prospect Venture, LLC (“Alexan Prospect Venture”), the entity through which we and our Co-Investment Partner are investing in the Alexan Prospect Project.  Alexan Prospect Venture is managed by us and owned 55% by us and 45% by the Co-Investment Partner.  In addition to making our equity investment in the Alexan Prospect Project through Alexan Prospect REIT, we and our Co-Investment Partner are also making the mezzanine loan through Alexan Prospect REIT.

Senior Financing and Total Projected Development Costs.  The Alexan Prospect Project serves as collateral for a construction loan from KeyBank National Association (“Alexan Prospect Senior Lender”) to Alexan Prospect Project Owner for approximately $70,528,000.  $14,552,000 of the senior loan was funded on April 30, 2008.  The anticipated total development cost of the Alexan Prospect Project is $94,777,000.  The equity investment by us and our Co-Investment Partner in the Alexan Prospect Project represents approximately 7.8% of this cost and the mezzanine loan investment by us and our Co-Investment Partner in the Alexan Prospect Project will finance approximately 15.6% of this cost.

Project Equity/Alexan Prospect Investment Partnership Capital Contributions.  The owners of the Alexan Prospect Project have contributed $7,360,000 in cash to the project.  Alexan Prospect REIT’s $7,360,000 equity investment was made in the form of a capital contribution to Alexan Prospect Investment Partnership, which contribution constitutes 100% of the initial capital contributed to the partnership.  Pursuant to the provisions of the partnership agreement, Alexan Prospect REIT’s pro-rata share of any additional capital contributions required by the partnership is 50.1% of such additional capital while that of the general partner is 49.9%.

Alexan Prospect Investment Partnership Distributions.  Pursuant to the provisions of the Alexan Prospect Investment Partnership, distributions are made generally as follows: (i) first, to pay all partners a preferred return of 14%, compounded monthly, on their undistributed first-priority capital (i.e., capital paid on a non-pro-rata basis to fund unexpected project shortfalls); (ii) second, to each partner for any undistributed first-priority capital; (iii) third, to pay all partners a preferred return of 9.5%, compounded monthly, on their undistributed additional capital (i.e., capital paid on a pro-rata basis to fund unexpected shortfalls); (iv) fourth, to return undistributed additional capital to the respective partners; (v) fifth, to pay the partners pro rata in proportion to their undistributed initial capital and, with respect to the general partner, its accrued and unpaid priority distribution amount (discussed below), a preferred return of 9.5%, compounded monthly; (vi) sixth, to each partner for any undistributed initial capital; (vii) seventh, to the general partner for its accrued and unpaid priority distribution amount; (viii) eighth, 40% to the general partner and 60% to the limited partners (but only until the limited partners as a group receive a return of all their capital contributions plus a cumulative, monthly compounded, return at a rate of 13% per annum on such capital contributions); and (ix) thereafter, to pay the partners in accordance with their respective back-end percentage interests, which are 49.9% for Alexan Developer Member and 50.1% for Alexan Prospect REIT, but may be adjusted in the event of a partner’s failure to make additional capital contributions when required.  If Alexan Prospect REIT exercises the Alexan Prospect Option (discussed below), the respective back-end percentage interests of the partners of Alexan Prospect Investment Partnership will remain: (1) Alexan Developer Member – 49.9%, and (2) Alexan Prospect REIT – 50.1%.

Alexan Prospect Developer’s Deferred Fees.  Distributions (v) and (vii) described above entitle Alexan Prospect Developer to payment of the accrued general partner priority distribution amount.  This priority distribution amount is equal to 2% of the lesser of (i) the total costs budgeted for the project, less $2,760,000 or (ii) the total costs actually incurred for the project, less $2,760,000.  It accrues at a rate of 25% every six months from commencement of project construction, so that 100% will accrue after two years from commencement of project construction.

Alexan Prospect Developer’s Other Fees.  Prior to any of the distributions described above, Alexan Prospect Developer Partner will receive the following fees, subject to the condition that, until the project is complete, payments of such fees may not exceed the maximum amount of the following formula multiplied by the percentage of completion of the construction of the project: (i) a development fee equal to 6% of the lesser of (A) the total construction costs set forth in the project budget or (B)  the total construction costs actually incurred; plus (ii) a general contractor’s oversight fee of 1% of the lesser of (A) the total costs budgeted for the project, less $2,760,000 or (B) the total costs actually incurred for the project; less (iii) $400,000.  An affiliate of the Alexan Prospect Developer Partner may also receive a general contractor’s fee equal to $400,000 as provided in a form of contractor’s agreement approved by Alexan Prospect REIT.

Mezzanine Loan Terms.  The aggregate principal amount of the mezzanine loan is $14,771,000 and will accrue interest at the rate of 10% per annum.  In connection with the closing of the mezzanine loan, the parties have agreed to a completion date, a construction budget and construction plans for the project.  No changes to such completion date, construction budget or construction plans may be made without Alexan Prospect REIT’s consent, except (i) completion date extensions due to “acts of God,” (ii) certain reallocations of amounts among the line items of the budget, (iii) changes required by governmental authorities or Alexan Prospect Senior Lender and (iv) changes that, individually, do not increase or decrease the project costs by more than $100,000 and, in the aggregate, do not increase or decrease the project costs by more than $500,000.  Alexan Prospect REIT also has the right to approve all contractors (except the general contractor) and all construction contracts with such contractors except for those that do not exceed $100,000.

Alexan Prospect REIT has the right to approve certain other aspects of the project, including the property manager and the management contract, leases with terms that materially differ from pre-authorized terms, changes to the governing documents of Alexan Prospect Mezzanine Borrower or Alexan Prospect Project Owner and certain sales or encumbrances of all or a portion of the project property.  Alexan Prospect REIT also has rights of access and inspection with respect to the Alexan Prospect Project and the books and records relating to the project.   After completion of the project, Alexan Prospect Project Owner must maintain the project in good condition and repair and may remove or add improvements to the project without Alexan Prospect REIT’s consent only in limited circumstances.  Alexan Prospect REIT also has rights with respect to the application of insurance proceeds or condemnation awards, subject to the rights of Alexan Prospect Senior Lender.

The loan matures on April 29, 2013.  Any unpaid accrued interest on the mezzanine loan is payable on a monthly basis, first, from a budgeted interest reserve account in the amount of $3,139,000 and, then, from  net cash flow to the extent net cash flow from the Alexan Prospect Project is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent that net cash flow from the Alexan Prospect Project is sufficient to make such payments.  All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan.  Generally no prepayment of the mezzanine loan may be until 150 days after the project is completed.  In addition, if Alexan Prospect Mezzanine Borrower is unable to obtain all necessary permits and governmental approvals for the project (the “Alexan Prospect Entitlement Requirements”) by June 30, 2009, then the maturity date of the loan will be accelerated to such date.

Alexan Prospect REIT received a loan commitment fee of 3% of the loan amount, or $443,000, at the closing of the loan from the initial advance.

The mezzanine loan is secured by (i) a lien pursuant to a deed of trust on the Alexan Prospect Project that is subordinate to the lien on the Alexan Prospect Project granted to Alexan Prospect Senior Lender and (ii) a pledge by Alexan Prospect Mezzanine Borrower of all the ownership interests in Alexan Prospect Project Owner.  Alexan Prospect REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.

Management of the Alexan Prospect Project.  Pursuant to the provisions of Alexan Prospect Investment Partnership, Alexan Developer Member generally controls the partnership as general partner, except for certain major decisions which require the consent of Alexan Prospect REIT, including: (i) changes to the Alexan Prospect Project construction plans or budget, (ii) acquiring material property, (iii) incurring indebtedness or (iv) selling the Alexan Prospect Project, with limited exceptions for each of the foregoing.  Alexan Prospect REIT may remove the general partner for cause under certain circumstances and appoint a successor.

Guarantee.  In connection with the mezzanine loan, CFP Residential, L.P., Kenneth J. Valach, E. Scott McFadden and
J. Ronald Terwilliger (collectively, the “Alexan Prospect Guarantor”), all principals or affiliates of TCR, have guaranteed the performance of certain obligations for the benefit of Alexan Prospect REIT.  This guarantee may be satisfied only from certain types of assets of the Alexan Prospect Guarantor, or the proceeds of such assets if the aggregate value of such types of assets owned by the Alexan Prospect Guarantor is reduced below $80 million.  Alexan Prospect Guarantor has guaranteed full repayment of the mezzanine loan, unless and until the Alexan Prospect Entitlement Requirements are fully satisfied.  They have also guaranteed, following satisfaction of the Alexan Prospect Entitlement Requirements, (i) construction and completion of the Alexan Prospect Project if, for any reason, Alexan Prospect Project Owner abandons the Alexan Prospect Project or fails to complete the Alexan Prospect Project on the agreed schedule and (ii) the payment of any costs that exceed the approved budget for construction of the Alexan Prospect Project (provided, however, that the following expenses will not be calculated as “cost overruns” to be repaid by Alexan Prospect Guarantor: operating deficits, taxes and, solely to the extent increased by “acts of God,” construction interest).  Finally, they have guaranteed full and prompt payment of Alexan Prospect Mezzanine Borrower’s obligations in connection with the mezzanine loan in the event that Alexan Prospect Mezzanine Borrower files a voluntary bankruptcy or insolvency proceeding prior to the completion of the Alexan Prospect Project. In addition, Alexan Prospect Mezzanine Borrower has agreed to indemnify Alexan Prospect REIT against any losses arising as a result of any environmentally hazardous activity on the property (other than the lawful use of hazardous materials incidental to the construction or operation of the project) or violation of any applicable environmental laws relating to the property.

Abandonment of Project; Guarantee.  If the Alexan Prospect Entitlement Requirements are not timely satisfied, then Alexan Prospect REIT may elect to abandon the project.  Upon such election, the Alexan Prospect Developer Partner will buy back the limited partner interest of Alexan Prospect REIT for a price equal to the equity investment made by Alexan Prospect REIT plus a return of 10.0% compounded monthly.  The buy back of this interest, and the payment of the purchase price for the buy back, is guaranteed by the Alexan Prospect Guarantor.  This guarantee may be satisfied only from certain types of assets of the Alexan Prospect Guarantor, or the proceeds of such assets if the aggregate value of such types of assets owned by the Alexan Prospect Guarantor is reduced below $80 million.

Alexan Prospect Option.  Alexan Prospect REIT may exercise an option to increase its capital commitment as a limited partner in Alexan Prospect Investment Partnership (the “Alexan Prospect Option”).  Alexan Prospect REIT may exercise the Alexan Prospect Option, at its discretion, within 90 days of completion of the Alexan Prospect Project.  The purchase price for the Alexan Prospect Option will be the outstanding balance of the mezzanine loan.  If Alexan Prospect REIT exercises the Alexan Prospect Option, the outstanding balance of the mezzanine loan will become second-priority capital contributed to the Alexan Prospect Investment Partnership, entitled to a preferred return of 9.5%, compounded monthly, until distributed by the partnership to Alexan Prospect REIT, and Alexan Prospect REIT’s deemed capital contributions will be increased accordingly for purposes of items (v), (vi) and (viii) of the Alexan Prospect Investment Partnership distributions discussed above.  The loan commitment fee of 3% of the loan amount, or $443,000, received by Alexan Prospect REIT at the closing of the loan from the initial advance shall not be included in the calculation of item (viii) of the Alexan Prospect Investment Partnership distributions.

Alexan Prospect Developer Partner’s Put Right. The Alexan Prospect Developer Partner has a right, commencing on the date of completion of the Alexan Prospect Project and continuing until the third anniversary of the completion of the Alexan Prospect Project, to initiate a procedure to ascertain the fair market value of the Alexan Prospect Project and, thus, to ascertain the value of the partnership interests of the partners of Alexan Prospect Investment Partnership. If such value is not mutually agreed upon by Alexan Prospect REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the Alexan Prospect Project were sold at its fair market value, which would be determined by a bid process, or if qualified bids are not received, then by an arbitration process.  Once such value is agreed upon or determined, Alexan Prospect REIT has an option to purchase the Alexan Prospect Developer Partner’s interest at that price or to request that the Alexan Prospect Developer Partner cause Alexan Prospect Project Owner to sell the Alexan Prospect Project (or cause the Alexan Prospect Investment Partnership to sell its interests in the Alexan Prospect Mezzanine Borrower and the Alexan Prospect Project Owner) for a price that is not less than the determined fair market value. If the Alexan Prospect Developer Partner is unable to consummate such a sale, then the Alexan Prospect Developer Partner and Alexan Prospect REIT may each initiate buy/sell procedures described below.

Alexan Prospect REIT’s Call Right.  If Alexan Prospect Developer Partners has not initiated the pricing procedures and its put right described above, then Alexan Prospect REIT has a right, commencing on the third anniversary of the date of completion, to initiate a procedure to ascertain the fair market value of the Alexan Prospect Project and, thus, to ascertain the value of the partnership interests of all of the then-current partners in Alexan Prospect Investment Partnership.  If such value is not mutually agreed upon by Alexan Prospect REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the Alexan Prospect Project were sold at its fair market value, which would be determined by a bid process, or if qualified bids are not received, then by an arbitration process.  Once such value is agreed upon or determined, Alexan Prospect REIT has an option to purchase the Alexan Prospect Developer Partner’s interest at that price or to request that the Alexan Prospect Developer Partner cause Alexan Prospect Project Owner to sell the Alexan

Prospect Project (or cause the Alexan Prospect Investment Partnership to sell its interests in the Alexan Prospect Mezzanine Borrower and the Alexan Prospect Project Owner) for a price that is not less than the determined fair market value. If the Alexan Prospect Developer Partner is unable to consummate such a sale, then the Alexan Prospect Developer Partner and Alexan Prospect REIT may each initiate buy/sell procedures described below.

Buy/Sell Rights.  Under the limited circumstances described above or if, after the third anniversary of the date of completion neither party has initiated the pricing procedures described above, then either partner in Alexan Prospect Investment Partnership may initiate buy/sell procedures with respect to their partnership interests.  Under those procedures, a partner could make an offer to purchase the interests of the other partner based on an offer price for the partnership’s assets and the other partner would either elect to sell its interest based on that price or elect to purchase the offering partner’s partnership interests based on that price.

Source of Funds for the Mezzanine Loan and Equity Investment.  All of the equity investment and $3,252,000 of the $14,771,000 mezzanine loan investment has been funded as of May 31, 2008, with the remaining mezzanine commitment to be funded over the next several months as required.   As of May 31 2008, we funded $4,048,000 of the equity investment and $1,789,000 of the mezzanine loan.  The remaining 45% of the mezzanine loan and equity investment was funded by our Co-Investment Partner.  The entire amount we funded was funded through gross proceeds raised in our private offering of shares of common stock.

Competition

We are subject to significant competition in seeking real estate investments and tenants.  We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities.  We also face competition from other real estate investment programs, including other Behringer Harvard programs, for investments that may be suitable for us.  Many of our competitors have substantially greater financial and other resources than we have and may have substantially more operating experience than either us or our advisor.  They also may enjoy significant competitive advantages that result from, among other things, a lower cost of capital.

Insurance

We believe that we have property and liability insurance with reputable, commercially rated companies.  We also believe that our insurance policies contain commercially reasonable deductibles and limits, adequate to cover our investments.  We expect to maintain such insurance coverage and to obtain similar coverage with respect to any additional investments we acquire in the near future.  Further, we have title insurance relating to our properties in an aggregate amount that we believe to be adequate.

Regulations

Our investments, as well as any future investments that we may make, are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity.  We believe that we have all permits and approvals necessary under current law to operate our investments.

Item 4.                    Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of May 31, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by:  (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock; (2) our directors; (3) our executive officers; and (4) all of our directors and executive officers as a group.  The address for each of the persons named in the following table is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class

Behringer Harvard Holdings, LLC (2)	24,969	*
Behringer Harvard Multifamily Advisors I LP (3)	—	—
Robert M. Behringer (4)	37,246	*
Robert S. Aisner (5)	—	—
Robert J. Chapman	12,278	*
Mark Alfieri	6,139	*
Gerald J. Reihsen, III (6)	6,139	*
Gary S. Bresky (7)	3,069	*
M. Jason Mattox (8)	1,228	*
E. Alan Patton	2,000	*
Roger D. Bowler	2,000	*
Sami S. Abbasi	2,000	*
All directors and executive officers as a group (ten persons)	72,099	*

*                 Less than 1% of the outstanding shares of our common stock.

(1)                                 Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following May 31, 2008.  Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)                                 Behringer Harvard Holdings owns 24,969 shares of our common stock.  In addition, our advisor, which is indirectly wholly owned and controlled by Behringer Harvard Holdings, owns 1,000 shares of our convertible stock, but the actual number of shares of common stock which will be issuable upon conversion of the convertible stock, if any, is indeterminable at this time.  As of May 31, 2008, Mr. Behringer controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.

(3)                                 Behringer Harvard Multifamily Advisors I LP, our advisor, owns 1,000 shares of our convertible stock, which is all of the issued and outstanding shares of our convertible stock.  The actual number of shares of common stock which will be issuable upon conversion of the convertible stock, if any, is indeterminable at this time.  As of May 31, 2008, Mr. Behringer controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.

(4)                                 Includes 24,969 shares of common stock owned by Behringer Harvard Holdings and 12,277 shares of common stock jointly owned by Mr. Behringer and his spouse.  Does not include 1,000 shares of convertible stock owned by our advisor.  As of May 31, 2008, Mr. Behringer controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.

(5)                                 Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings or 1,000 shares of convertible stock owned by our advisor.  Mr. Aisner controls the disposition of 4% of the outstanding limited liability company interests in Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.  Mr. Behringer has the right to vote Mr. Aisner’s interest in Behringer Harvard Holdings.

(6)                                 Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings or 1,000 shares of convertible stock owned by our advisor.  Mr. Reihsen controls the disposition of 4.5% of the outstanding limited liability company interests in Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.  Mr. Behringer has the right to vote Mr. Reihsen’s interest in Behringer Harvard Holdings.

(7)                                 Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings or 1,000 shares of convertible stock owned by our advisor.  Mr. Bresky controls the disposition of 3% of the outstanding limited liability company interests in Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.  Mr. Behringer has the right to vote Mr. Bresky’s interest in Behringer Harvard Holdings.

(8)                                 Includes 1,228 shares of common stock owned by Mr. Mattox and his spouse as tenants in common.  Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings or 1,000 shares of convertible stock owned by our advisor.  Mr. Mattox controls the disposition of 1.5% of the outstanding limited liability company interests in Behringer Harvard Holdings, which indirectly owns and controls the voting of all of the interests in our advisor.  Mr. Behringer has the right to vote Mr. Mattox’s interest in Behringer Harvard Holdings.

Item 5.                    Directors and Executive Officers

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  The board is responsible for the management and control of our affairs.  The board has retained Behringer Harvard Multifamily Advisors I to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision.  If we commence our initial public offering, we will amend our charter.  When we refer to our charter, we are referring to our current charter; however, we include disclosure that conditions certain amendments to our charter on whether we commence our initial public offering.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors.  There may not be fewer than three or more than 15 directors, subject to increase or decrease by a vote of our board.  Our charter provides that a majority of our directors must be independent directors.  An “independent director” is a person who is not one of our officers or employees or an officer or employee of our advisor or its affiliates and has not otherwise been affiliated with such entities for the previous two years.  We have five directors, three of whom are independent.  Our charter requires that a majority of our board seats be for independent directors.  Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully oversee a real estate company; however, if we commence our initial public offering, our charter will require relevant experience to successfully acquire and manage the type of assets being acquired by us.  At least one of the independent directors must have at least three years of relevant real estate experience.  Four of our five directors have at least three years of real estate experience.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified.  Our first meeting for the election of directors occurred on April 25, 2008.  Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.  Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of holders of at least a majority of all the outstanding shares entitled to vote at a meeting properly called for the purpose of the proposed removal.  The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless filled by a vote of the stockholders as permitted by Maryland General Corporation Law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled by a vote of a majority of the remaining directors.  Independent directors shall nominate replacements for vacancies in the independent director positions.  If at any time there are no directors in office, successor directors shall be elected by the stockholders.  Each director will be bound by the charter and bylaws.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our management will take these suggestions into consideration when structuring transactions.  The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require.  The directors will meet quarterly or more frequently if necessary.  We do not expect that the directors will be required to devote a substantial portion of their time to discharge their duties as our directors.  Consequently, in the exercise of their responsibilities, the directors will be relying heavily on our advisor.  Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor.  The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

In addition to the requirement to have investment policies set forth in our charter, our board of directors has established written policies on investments and borrowing, which are set forth in this Form 10.  The directors may establish further written policies on investments and borrowings and shall monitor with sufficient frequency our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the stockholders, but they are required to monitor these policies at least annually if we commence our initial public offering.  We will follow the policies on investments and borrowings set forth in this Form 10 unless and until they are modified in accordance with our charter.

If we commence our initial public offering, the independent directors will be responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders.  In addition, if we commence our initial public offering, a majority of the directors, including a majority of the independent directors, who are not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates.  If we commence our initial public offering, our independent directors will also be responsible for reviewing the performance of our advisor and determining whether the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory management agreement are being carried out.  Specifically, if we commence our initial public offering, the independent directors will consider factors such as:

•                  the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•                  the success of our advisor in generating appropriate investment opportunities that meet our investment objectives;

•                  rates charged to other companies, especially REITs of similar structure, and other investors by advisors performing the same or similar services;

•                  additional revenues realized by our advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether we pay them or they are paid by others with whom we do business;

•                  the quality and extent of service and advice furnished by our advisor;

•                  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                  the quality of our portfolio relative to the investments generated by our advisor or its affiliates for their own accounts and its other programs and clients.

If we commence our initial public offering, none of our directors, our advisor, nor any of their affiliates will vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of our advisor, such director or any of their affiliates, or (2) any transaction between us and our advisor, such director or any of their affiliates.  In determining the requisite percentage in interest required to approve such a matter, if we commence our initial public offering, any shares owned by such persons will not be included; provided however, that the preceding restriction will only apply to directors with an interest in the matter submitted to the stockholders for a vote.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including any property acquisitions.  However, we have established an audit committee so that audit functions can be addressed in more depth than may be possible at a full board meeting.  In addition, if we commence our initial public offering, we will establish a compensation committee and a nominating committee.  Independent directors comprise all of the members of the audit committee and will in the future comprise all of the members of a compensation committee and a nominating committee.

Audit Committee

The audit committee meets on a regular basis at least four times a year.  The audit committee is comprised entirely of independent directors.  Sami S. Abbasi, Roger D. Bowler and E. Alan Patton currently serve on the audit committee with Mr. Abbasi serving as chairman.  Our board of directors has adopted our Audit Committee Charter, which can be found on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com.  The audit committee’s primary functions are to evaluate and approve the services and fees of our independent auditors; to periodically review the auditors’ independence; and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process.

Compensation Committee

If we commence our initial public offering, we expect to also establish a compensation committee to assist the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation for our officers and our directors, and employees in the event we ever have employees.  We expect our compensation committee will be comprised of at least three independent directors.  The primary duties of the compensation committee include reviewing all forms of compensation for our executive officers, if any, and our directors; approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares; and advising on changes in compensation of members of the board of directors.  Once adopted, we will post our Compensation Committee Charter at www.behringerharvard.com.

Nominating Committee

In addition, if we commence our initial public offering, we expect to establish a nominating committee.  Our nominating committee will be comprised of at least three independent directors.  The nominating committee will recommend nominees to serve on our board of directors.  The nominating committee will have a written charter approved by the board of directors, which will be posted at www.behringerharvard.com.  The nominating committee will consider nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in our bylaws.  Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 90 and 120 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year.  Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time and shall periodically review and recommend for approval by the board any updates to the criteria as deemed necessary.  Diversity in personal background, race, gender, age and nationality for the board as a whole may be taken into account favorably in considering individual candidates.  The nominating committee will evaluate the qualifications of each director candidate against these criteria in making its recommendation to the board concerning nominations for election or reelection as a director.  The process for evaluating candidates recommended by our stockholders pursuant to our bylaws will be no different than the process for evaluating other candidates considered by the nominating committee.

Other Committees

We may also determine to establish additional committees of the board in the future.

Biographical Information about our Directors and Executive Officers

We have provided below certain information about our directors and executive officers.

Name	Age*	Position(s)

Robert M. Behringer	60	Chairman of the Board
Robert S. Aisner	61	Chief Executive Officer and Director
Robert J. Chapman	60	President
Mark T. Alfieri	46	Chief Operating Officer
Gerald J. Reihsen, III	49	Executive Vice President – Corporate Development & Legal and Assistant Secretary
Gary S. Bresky	41	Executive Vice President and Chief Financial Officer
M. Jason Mattox	32	Executive Vice President
E. Alan Patton	45	Independent Director
Roger D. Bowler	63	Independent Director
Sami S. Abbasi	43	Independent Director

*As of May 31, 2008

Robert M. Behringer is our Chairman of the Board.  Mr. Behringer is also the Chief Executive Officer of Behringer Harvard Multifamily Advisors I, our advisor.  Mr. Behringer is also the founder, sole manager and Chief Executive Officer of Behringer Harvard Holdings, the parent company of our advisor.  Mr. Behringer also serves as the Chief Executive Officer, Chief Investment Officer and Chairman of the Board of Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II, all publicly registered real estate investment trusts, except for Behringer Harvard REIT II, which has filed a registration statement with the SEC that is not yet effective.  Since 2002, Mr. Behringer has been a general partner of Behringer Harvard Short-Term Opportunity Fund I and Behringer Harvard Mid-Term Value Enhancement Fund I, each a publicly registered real estate limited partnership.  Mr. Behringer also controls the general partners of Behringer Harvard Strategic Opportunity Fund I and Behringer Harvard Strategic Opportunity Fund II, private real estate limited partnerships.  Since 2001, Mr. Behringer also has been the Chief Executive Officer of the other Behringer Harvard companies.

From 1995 until 2001, Mr. Behringer was Chief Executive Officer of Harvard Property Trust, Inc., a privately held REIT formed by Mr. Behringer that has been liquidated and that had a net asset value of approximately $200 million before its liquidation.  Before forming Harvard Property Trust, Inc., Mr. Behringer invested in commercial real estate as Behringer Partners, a sole proprietorship formed in 1989 that invested in single asset limited partnerships.  From 1985 until 1993, Mr. Behringer was Vice President and Investment Officer of Equitable Real Estate Investment Management, Inc. (now known as Lend Lease Real Estate Investments, Inc.), one of the largest pension funds advisors and owners of real estate in the United States.  While at Equitable, Mr. Behringer was responsible for its General Account Real Estate Assets located in the south-central United States.  The portfolio included institutional-quality office, industrial, retail, apartment and hotel properties exceeding 17 million square feet with a value of approximately $2.8 billion.  Although Mr. Behringer was a significant participant in acquisitions, management, leasing, redevelopment and dispositions, his primary responsibility was to increase net operating income and the overall value of the portfolio.

Mr. Behringer has over 25 years of experience in real estate investment, management and finance activities, including approximately 140 different properties with over 24 million square feet of office, retail, industrial, apartment, hotel and recreational space.  Since the founding of the Behringer Harvard organization, Mr. Behringer’s experience includes an additional approximately 130 properties, with over approximately 30 million square feet of office, retail, industrial, apartment, hotel and recreational properties.  Mr. Behringer is a Certified Property Manager, Real Property Administrator and Certified Hotel Administrator, holds FINRA Series 7, 24 and 63 registrations and is a member of the Institute of Real Estate Management, the Building Owners and Managers Association, the Urban Land Institute and the Real Estate Council.  Mr. Behringer was also a licensed certified public accountant for over 20 years.  Mr. Behringer received a Bachelor of Science degree from the University of Minnesota.

Robert S. Aisner is our Chief Executive Officer and also serves as one of our directors.  In addition, Mr. Aisner serves as President, Chief Operating Officer and a director of Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II and President and Chief Operating Officer of Behringer Harvard REIT II.  Mr. Aisner is also President of the other Behringer Harvard companies, including our advisor.  Mr. Aisner has over 30 years of commercial real estate experience.  From 1996 until joining Behringer Harvard in 2003, Mr. Aisner served as:  (1) Executive Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT focused on the development, acquisition and management of upscale apartment communities and serves as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities; (2) President of AMLI Management Company, which oversees all of AMLI’s apartment operations in 80 communities; (3) President of the AMLI Corporate Homes division that manages AMLI’s corporate housing properties; (4) Vice President of AMLI Residential Construction, a division of AMLI that performs real estate construction services; and (5) Vice President of AMLI Institutional Advisors, the AMLI division that serves as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities.  Mr. Aisner also served on AMLI’s Executive Committee and Investment Committee from 1999 until 2003.  From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group.  From 1984 to 1994, Mr. Aisner was employed by HRW Resources, Inc., a real estate development and management company, where he served as Vice President.  Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Robert J. Chapman is our President, an Executive Vice President of our advisor and Executive Vice President and Co-Chief Operating Officer of Harvard Property Trust, LLC, an affiliate of our sponsor and advisor.  Prior to joining Behringer Harvard in September 2007, Mr. Chapman was Executive Vice President and Chief Financial Officer of AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, from December 1997 to August 2007.  Mr. Chapman also served as an independent board member and the audit committee chairman of Behringer Harvard Opportunity REIT I from March 2005 to August 2007.  From 1994 to 1997, Mr. Chapman was Managing Director of Heitman Capital Management Corporation.  Mr. Chapman served as Managing Director and Chief Financial Officer of JMB Institutional Realty Corporation in 1994 and as Managing Director and Chief Financial Officer of JMB Realty Corporation, where he was employed from 1976 to 1994.  From 1972 to 1976, Mr. Chapman was associated with KPMG LLP.  Mr. Chapman received a B.B.A. in Accounting in 1970 and an M.B.A. in Finance in 1971 from the University of Cincinnati.  Mr. Chapman is a CPA and, when previously affiliated with a broker-dealer, was a FINRA Registered Representative.  Mr. Chapman is, or has been, a member of the Association of Foreign Investors in Real Estate, the Mortgage Bankers Association, the National Association of Real Estate Investment Trusts, the National Multi Housing Council, Pension Real Estate Association, the Real Estate Investment Advisory Council, the Urban Land Institute, the International Council of Shopping Centers, the American Institute of Certified Public Accountants and the Illinois CPA Society.  Mr. Chapman has served as a Board Member of the National Association of Real Estate Companies and the Real Estate Advisory Council of the University of Cincinnati, and is currently an adjunct professor of real estate finance at DePaul University in Chicago.

Mark T. Alfieri is our Chief Operating Officer and serves as Chief Operating Officer of our advisor.  Mr. Alfieri also serves as Senior Vice President - Real Estate for Harvard Property Trust, LLC.  Prior to joining Behringer Harvard in May 2006, from January 1999 to April 2006 Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, where he directed investment activities for the Southwest region.  During his seven-year tenure at AMLI Residential Properties Trust, Mr. Alfieri consummated over $1.4 billion in multifamily transactions.  From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee.  From 1991 until 1998, Mr. Alfieri was president and Chief Executive Officer of Revest Group, Inc., a regional full service investment company.  Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors.  Mr. Alfieri also was president and Chief Executive Officer of Revest Management Services.  Revest Management Services fee managed office, ministorage and multifamily properties.  Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing.  Mr. Alfieri is a licensed Real Estate Broker in the State of Texas.  Mr. Alfieri served on the Board of Directors of the National Multi Housing Council from 2002-2004 and is currently a member of the National Multi Housing Council.

Gerald J. Reihsen, III is our Executive Vice President – Corporate Development & Legal and Assistant Secretary.  Mr. Reihsen is also the Executive Vice President – Corporate Development & Legal and Secretary of Behringer Harvard Multifamily Advisors I and serves in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.  Mr. Reihsen is also President of Behringer Securities.

For over 20 years, Mr. Reihsen’s business and legal background has centered on sophisticated financial and transactional matters, including commercial real estate transactions, real estate partnerships, and public and private securities offerings.  Prior to joining Behringer Harvard in 2001, for the period from 1985 to 2000, Mr. Reihsen practiced as an outside corporate securities attorney.  After serving from 1986 to 1995 in the corporate department of Gibson, Dunn & Crutcher, a leading international commercial law firm, Mr. Reihsen established his own firm, Travis & Reihsen, where he served as a corporate/securities partner until 1998.  In 1998, Mr. Reihsen became the lead partner in the corporate/securities section of the law firm Novakov Davis, where he served until 2000.  In 2000, Mr. Reihsen practiced law as a principal of Block & Balestri, a corporate and securities law firm.  In 2000 and 2001, Mr. Reihsen was employed as the Vice President – Corporate Development and Legal of Xybridge Technologies, Inc., a telecommunications software company that Mr. Reihsen helped guide through venture funding, strategic alliances with international telecommunications leaders and its ultimate sale to Zhone Technologies, Inc.  Mr. Reihsen holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Reihsen received a Bachelor of Arts degree, magna cum laude, from the University of Mississippi and a Juris Doctorate degree, cum laude, from the University of Wisconsin.

Gary S. Bresky is our Executive Vice President and Chief Financial Officer.  Mr. Bresky is also the Executive Vice President, Chief Financial Officer and Treasurer of Behringer Harvard Multifamily Advisors I and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

Mr. Bresky has been active in commercial real estate and related financial activities for over 15 years.  Prior to joining Behringer Harvard in 2002, Mr. Bresky served as a Senior Vice President of Finance with Harvard Property Trust, Inc. from 1997 to 2001.  In this capacity, Mr. Bresky was responsible for directing all accounting and financial reporting functions and overseeing all treasury management and banking functions for the company.  Mr. Bresky also was integral in analyzing deal and capital structures as well as participating in all major decisions related to any acquisition or sale of assets.

From 1995 until 1996, Mr. Bresky worked in the Real Estate Group at Coopers & Lybrand LLP in Dallas, Texas, where he focused on finance and accounting for both public and private real estate investment trusts.  His experience included conducting annual audits, preparing public securities reporting compliance filings and public real estate securities registration statements for his clients.  From 1989 to 1994, Mr. Bresky worked with Ten West Associates, Ltd. and Westwood Financial Corporation in Los Angeles, California as a real estate analyst and asset manager for two commercial real estate portfolios totaling in excess of $185 million.  From 1988 until 1989, Mr. Bresky worked as an analysts’ assistant for both Shearson-Lehman Bros., Inc. and Hambrecht and Quist Inc. assisting brokers in portfolio management.  Mr. Bresky holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Bresky received a Bachelor of Arts degree from the University of California – Berkeley and a Masters of Business Administration degree from the University of Texas at Austin.

M. Jason Mattox is our Executive Vice President.  Mr. Mattox also serves as an Executive Vice President of Behringer Harvard Multifamily Advisors I and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

From 1997 until joining Behringer Harvard in 2002, Mr. Mattox served as a Vice President of Harvard Property Trust, Inc. and became a member of its Investment Committee in 1998.  From 1999 until 2001, Mr. Mattox served as Vice President of Sun Resorts International, Inc., a recreational property investment company, coordinating marina acquisitions throughout the southern United States and the U.S. Virgin Islands.  From 1999 until 2001, in addition to providing services related to investing, acquisition, disposition and operational activities, Mr. Mattox served as an asset manager with responsibility for over one million square feet of Harvard Property Trust, Inc.’s commercial office assets in Texas and Minnesota, overseeing property performance, management offices, personnel and outsourcing relationships.

Mr. Mattox is a continuing member of the Building Owners and Managers Association and the National Association of Industrial and Office Properties.  Mr. Mattox holds FINRA Series 7, 24 and 63 registrations.  Mr. Mattox received a Bachelor of Business Administration degree, with honors, and a Bachelor of Science degree, cum laude, from Southern Methodist University.

Independent Directors

E. Alan Patton has served as one of our independent directors since November 2006.  Mr. Patton is President of The Morgan Group, Inc., an apartment development and management company, and has been responsible for the day-to-day operations of The Morgan Group since 1999.  From 1990 to 1998, Mr. Patton was the Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors).  During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product, worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group. Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years.  Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science - Finance degree and his Masters of Business Administration.  Mr. Patton is on the Board of Directors of the the National Multi Housing Council and a council member of the Urban Land Institute.

Roger D. Bowler has served as one of our independent directors since November 2006.  Mr. Bowler served in various capacities at Embrey Partners, Ltd., a San Antonio, Texas based apartment development and management company, from 1981 through 2006.  From 1991 through 2006, Mr. Bowler served as Executive Vice President for Embrey and was responsible for corporate operations, as well as project feasibility, financing, and sales.  On December 31, 2006, Mr. Bowler retired from full-time employment at Embrey.  Mr. Bowler is currently providing consulting services to Embrey on a part-time basis.  Prior to his full-time employment at Embrey, Mr. Bowler established and managed a corporate planning group for a Midwest bank holding company.  Mr. Bowler also served as the Senior Financial Officer for a Houston retail and office developer.  Mr. Bowler earned a Bachelor’s degree in Accounting and a Masters of Business Administration in finance from Michigan State University.  From 1984 through 2006, Mr. Bowler served on the Advisory Board of Directors for the JP Morgan Chase Bank of San Antonio.  Mr. Bowler currently serves on the Board of Directors for the Marathon Title Insurance Company and American Village Communities, Inc. of Fairfax, Virginia.  Mr. Bowler is a member of the National Multi Housing Council.

Sami S. Abbasi has served as one of our independent directors since November 2006.  Mr. Abbasi has served as Chairman and Chief Executive Officer of National Surgical Care, Inc., which owns, develops, and operates surgical facilities in partnership with physicians and healthcare systems since January 2007.  From November 2004 to November 2006, Mr. Abbasi served as President and Chief Executive Officer of Radiologix, Inc., a provider of diagnostic imaging services, which was acquired by RadNet, Inc., formerly known as Primedex Health Systems, Inc., in November 2006.  From February 2005 until November 2006, Mr. Abbasi served as a director of Radiologix.  Mr. Abbasi served as Executive Vice President and Chief Operating Officer of Radiologix from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer of Radiologix from December 2000 until March 2004.  Radiologix was a leading national provider of diagnostic imaging services and was listed on the American Stock Exchange until its November 2006 acquisition by Primedex.  From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry.  From August 1996 through December 1999, Mr. Abbasi was Senior Vice President and Chief Financial Officer of Radiologix.  From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions.  From June 1988 through January 1995, Mr. Abbasi held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group.  Mr. Abbasi received his Masters of Business Administration from the University of Rochester and his Bachelor of Arts, magna cum laude, in Economics from the University of Pennsylvania.

Key Employees

In addition to the executive officers listed above, Behringer Harvard Multifamily Advisors I relies on key personnel employed by other Behringer Harvard-affiliated entities. These persons have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. Andrew J. Bruce, Vice President of Finance of Behringer Harvard Multifamily Advisors I, Robert T. Poynter, Vice President of Multifamily of Behringer Harvard Multifamily Advisors I and Ross P. Odland, Vice President—Portfolio Management of Behringer Harvard Multifamily Advisors I, are non-executive personnel who are important to our success.

Andrew J. Bruce is the Vice President of Finance of our advisor and reports to Mr. Bresky.  Mr. Bruce is responsible for managing the financing activities and the finance group for the Behringer Harvard-sponsored programs.  This includes the structuring and placement of commercial debt for new acquisitions and developments, for the refinancing of existing debt, and for fund level credit facilities.  In addition, Mr. Bruce is responsible for maintaining existing banking and lending relationships as well as cultivating new relationships.  Mr. Bruce also is charged with analyzing and managing the programs’ use of derivatives and hedging instruments, and working with the programs’ real estate professionals in their efforts to analyze potential new development projects that the programs are considering.

Prior to joining Behringer Harvard, from 1994 to early 2006 Mr. Bruce worked for AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, in Dallas and in Chicago.  While at AMLI, Mr. Bruce was responsible for placing AMLI’s secured and unsecured debt and for overseeing the underwriting projections for new development projects, including acquisitions made on behalf of the AMLI/BPMT joint venture.

Mr. Bruce graduated from Western Michigan University with a Bachelor of Business Administration degree.  Mr. Bruce also earned a Masters in Business Administration degree from the University of Chicago, and a CPA designation while working in Illinois.

Robert T. Poynter is the Vice President of Multifamily of our advisor.  Mr. Poynter is  responsible for reviewing and improving existing policies regarding the multifamily investment and acquisition process for Behringer Harvard and for developing best practices for the multifamily group.  In this capacity Mr. Poynter also is responsible for sourcing, underwriting and administering the multifamily investment and acquisition process for Behringer Harvard.

Prior to joining Behringer Harvard, from October 1983 to September 2006, Mr. Poynter was employed by JPI, a multifamily development and acquisition company.  Mr. Poynter was a Senior Vice President of several different JPI-affiliated entities and served as the Strategic Recapitalization Services Partner.  During that time, Mr. Poynter worked on condominium and home sales, corporate housing, third party property management services and acquisitions.  Mr. Poynter also was involved in numerous disposition transactions for JPI with an aggregate value of approximately $2.2 billion.  Mr. Poynter is a licensed Real Estate Broker in the state of Texas.  Mr. Poynter received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania.

Ross P. Odland is the Vice President – Portfolio Management of our advisor.  Mr. Odland is responsible for developing investment strategies, sourcing, developing and managing joint venture partnerships, and leading the asset management group for the multifamily group.

Prior to joining Behringer Harvard, from 2000 to 2007, Mr. Odland was Vice President of Portfolio Management at AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, where he managed the company’s joint venture relationships and performed portfolio and asset management duties for the company’s southwest region which was valued in excess of $1.1 billion.  From 1997 to 2000, Mr. Odland was a consultant with Pricewaterhouse Coopers in the Real Estate Advisory Group. In this role, Mr. Odland performed valuation, market research, and due diligence activities for publicly traded REITS and institutional real estate funds.

Mr. Odland holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison. Mr. Odland is a chartered financial analyst (CFA) and member of the CFA Society of Dallas-Fort Worth and a member of the Pension Real Estate Advisory Association.

Duties of Our Executive Officers

The chairman of the board presides at all meetings of the stockholders, the board of directors and any committee on which he serves.  The chief executive officer is our highest ranking executive officer and, subject to the supervision of the board of directors, has all authority and power with respect to, and is responsible for, the general management of our business, financial affairs, and day-to-day operations.  The chief executive officer oversees the day-to-day advisory services performed by our advisor.

The president reports to the chief executive officer, and has, subject to the control of the chief executive officer and the board, responsibility for the active supervision and management over our day-to-day operations and over our officers, assistants, agents and employees who are subordinate to the president.

The chief operating officer reports to the president and, subject to the control of the president and the board of directors, has responsibility for the active supervision of our day-to-day operations and over our employees, subordinate officers, assistants and agents.

The chief financial officer reports to the chief executive officer and has, subject to the control of the chief executive officer and the board of directors, the general care and custody of our funds and securities and the authority and power with respect to, and the responsibility for, our accounting, auditing, reporting and financial record-keeping methods and procedures; controls and procedures with respect to the receipt, tracking and disposition of our revenues and expenses; the establishment and maintenance of our depository, checking, savings, investment and other accounts; relations with accountants, financial institutions, lenders, underwriters and analysts; the development and implementation of funds management and short-term investment strategies; the preparation of our financial statements and all of our tax returns and filings; and the supervision and management of all subordinate officers and personnel associated with the foregoing.

Each vice president has the powers and duties prescribed from time to time by the board of directors or delegated from time to time by the president.

The secretary maintains minutes of all meetings of the board of directors, of each committee, and of the stockholders, or consents in lieu of such minutes in our minute books, and causes notice of such meetings to be given when requested by any person authorized to call such meetings.  The secretary has charge of the certificate books, stock transfer books, and stock papers as the board of directors may direct, all of which shall at all reasonable times be open to inspection by any director at our office during business hours.  The secretary performs such other duties as may be prescribed from time to time by the board of directors or as may be delegated from time to time by the president.

As an externally advised corporation, our day-to-day operations are generally performed by our advisor.  All of our executive officers described above are also officers or employees of our advisor.  Our executive officers personally oversee our advisor’s day-to-day operations with respect to us.  However, when doing so, such executive officers are acting on behalf of our advisor in performing its obligations under the Advisory Management Agreement.  Generally, the only services performed by our executive officers in their capacity as executive officers are those required by law or regulation, such as executing documents as required by Maryland law and providing certifications required by the federal securities laws.

Item 6.                    Executive Compensation

Compensation of Our Executive Officers

Our executive officers do not receive compensation from us for services rendered to us.  Our executive officers are also officers of Behringer Harvard Multifamily Advisors I, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us.  See “—Management Compensation” below for a discussion of the fees paid to and services provided by Behringer Harvard Multifamily Advisors I and its affiliates.

Compensation of Directors

We pay each of our directors who is not our employee or an employee of Behringer Harvard Multifamily Advisors I or their affiliates $1,250 per month plus $500 for each board or committee meeting the director attends in person or by phone.  We pay the chairman of our Audit Committee $1,000 (rather than $500) for each meeting of the Audit Committee he attends.

Under our Incentive Award Plan (discussed below), we issued each of our independent directors 1,000 shares of restricted common stock on the date he first became a director and, after serving as an independent director for one year, another 1,000 shares of restricted common stock in contemplation of a second year of service as an independent director.  Until recently, our Incentive Award Plan provided each independent director an automatic grant of 1,000 shares of restricted stock on the date he or she first became a director and upon each person’s election as a director.  We recently amended our Incentive Award Plan to remove these automatic grants.  However, if we do not commence an initial public offering, we may continue to grant independent directors 1,000 shares of restricted stock on the date he or she first becomes a director and upon each person’s election as a director or otherwise in contemplation of an additional year of service as an independent director.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  If a director also is an employee of us or our affiliates, or an employee of Behringer Harvard Multifamily Advisors I or its affiliates, we do not pay compensation for services rendered as a director.

We have provided below certain information regarding compensation paid to our directors during fiscal year 2007.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Robert M. Behringer	—	—	—
Robert S. Aisner	—	—	—
E. Alan Patton	$19,500	$8,145	$27,645
Roger D. Bowler	$19,500	$8,145	$27,645
Sami S. Abbasi	$20,500	$8,145	$28,645

(1) Each of Messrs. Patton, Bowler and Abbasi received a grant of 1,000 restricted shares of our common stock on November 28, 2007, with a grant date fair value of $8.145.

Upon commencement of our initial public offering, we will pay each of our independent directors an annual retainer of $25,000 per year.  In addition we will pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year.  All such retainers will be paid quarterly in arrears.  In addition, we will pay each of our independent directors (i) $1,000 for each board or committee meeting attended in person and (ii) $500 for each board or committee meeting attended by telephone and for each written consent considered by the director.

Incentive Award Plan

We have adopted an Incentive Award Plan that provides for the grant of equity awards to our employees, directors and consultants and those of our advisor and its affiliates.  A total of 10,000,000 shares have been authorized and reserved for issuance under the Incentive Award Plan.  As of December 31, 2007, 6,000 shares of restricted common stock have been awarded to our independent directors.  We issued each of our independent directors 1,000 shares of restricted common stock on the date he or she first became a director and, after serving as an independent director for one year, another 1,000 shares of restricted common stock in contemplation of a second year of service as an independent director.  Currently, we have no plans to issue any additional awards under the Incentive Award Plan.

The purpose of our Incentive Award Plan is to enable us and our advisor and its affiliates, including Behringer Harvard Holdings, Behringer Harvard Partners, Behringer Securities, HPT Management Services, Behringer Harvard Multifamily OP I and BHMF Trust, (1) to provide an incentive to employees, directors and consultants of us and our advisor and its affiliates to increase the value of our shares, (2) to give such persons a stake in our future that corresponds to the stake of each of our stockholders, and (3) to obtain or retain the services of these persons who are considered essential to our long-term success, by offering such employees, directors and consultants an opportunity to participate in our growth through ownership of our common stock or through other equity-related awards.

Our Incentive Award Plan is administered by our board of directors, which may delegate such authority to the compensation committee of the board or such other persons as may be allowed under Maryland law.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options to purchase our common stock, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards to our employees, directors and consultants and employees, directors and consultants of us and our advisor and its affiliates subject to the absolute discretion of the board and the applicable limitations of the Incentive Award Plan.

Awards granted under our Incentive Award Plan are evidenced by an incentive award agreement, which contains such terms and provisions as the plan administrator deems appropriate except as otherwise specified in the Incentive Award Plan.  Shares issued under our Incentive Award Plan are restricted shares under federal securities law and are subject to limitations on resale until such time as we file a registration statement covering the resale of such shares.

Awards issued under our Incentive Award Plan are not transferable or assignable except by will or by the laws of descent and distribution; however, nonqualified options and certain stock appreciation rights may be transferred as a bona fide gift to immediate family members, and trusts and partnerships established for such immediate family members.

To the extent we undergo a change of control, the Incentive Award Plan provides that outstanding awards may be assumed or substituted in accordance with their terms.  If the awards are not assumed or substituted, then the plan administrator may take any of the following actions, contingent on the consummation of the change of control and in accordance with the terms of such change of control:  (1) accelerate the vesting of all or part of the award; (2) cancel such awards to the extent the awards are not exercised, are not exercisable or are out of the money; or (3) cancel such awards for a payment of cash or our shares.  A change of control means any transaction or series of transactions where we sell, transfer, lease, exchange or otherwise dispose of at least 85% of our assets or a transaction where persons who are not our current stockholders acquire enough of an interest in us, so that our stockholders prior to such transaction no longer have 50% or more of our voting power.  In the event of any corporate transaction (as described under Section 424(a) of the Internal Revenue Code) that does not qualify as a change of control, the awards will be assumed, continued or substituted.

Upon a stock split, stock dividend or other change in our capitalization, an appropriate adjustment will be made in the number and kind of shares that may be issued pursuant to the Incentive Award Plan.  A corresponding adjustment to the exercise price of any options or other awards granted prior to any change also will be made. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options or warrants not exercised, but will change only the exercise price for each share.  In the event of a corporate transaction (as described under Section 424(a) of the Internal Revenue Code) that provides for the assumption or substitution of the awards, an appropriate adjustment will also be made.

Fair market value as of a given date for purposes of our Incentive Award Plan is defined generally to mean:

•                  the closing sale price for such date, if the shares are traded on a national stock exchange;

•                  the average of the closing bid and asked prices on such date, if no sale of the shares was reported on such date and if the shares are traded on a national stock exchange; or

•                  the fair market value as determined by our board of directors in the absence of an established public trading market for the shares.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, our charter, and federal and state securities laws.

Our charter requires us to hold harmless our directors and officers, and to indemnify our directors, officers and employees and our advisor, its affiliates and any of their employees acting as an agent to us to the maximum extent permitted by the NASAA REIT Guidelines and by Maryland law for losses.  However, if we commence our initial public offering, the foregoing exculpation and indemnification will be provided only if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•                  the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•                  in the case of non-independent directors, our advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although equitable remedies may not be an effective remedy in some circumstances.

The SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy and unenforceable.  Further, if we commence our initial public offering, our charter will prohibit the indemnification of our directors, our advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

If we commence our initial public offering, our charter will require the advancement of funds to our directors, our advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:  (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) the party seeking indemnification provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We will also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Our Advisor

We are externally managed by our advisor, Behringer Harvard Multifamily Advisors I LP, a Texas limited partnership formed in September 2006.  Some of our officers and directors are also officers of our advisor.  Behringer Harvard Multifamily Advisors I has contractual responsibility to us and our stockholders pursuant to the advisory management agreement.

The executive officers of Behringer Harvard Multifamily Advisors I are as follows:

Name	Age*	Position(s)

Robert M. Behringer	60	Chief Executive Officer
Robert S. Aisner	61	President
Mark T. Alfieri	46	Chief Operating Officer
Gerald J. Reihsen, III	49	Executive Vice President – Corporate Development & Legal and Secretary
Gary S. Bresky	41	Executive Vice President, Chief Financial Officer and Treasurer
Robert J. Chapman	60	Executive Vice President
M. Jason Mattox	32	Executive Vice President

* As of May 31, 2008

For more information regarding the background and experience of Messrs. Behringer, Aisner, Alfieri, Reihsen, Bresky, Chapman and Mattox, see “Item 5. Directors and Executive Officers” above.

Behringer Harvard Multifamily Advisors I relies on personnel employed by other Behringer entities, in addition to the executive officers listed above, who have extensive experience in selecting and managing properties similar to the properties sought to be acquired by us.  As of December 31, 2007, Messrs. Behringer, Aisner, Chapman and Alfieri, together with key employees Andrew J. Bruce, Robert T. Poynter and Ross P. Odland, had experience acquiring, financing, managing and/or disposing of 181,200 multifamily units with a total value in excess of $15.8 billion.

The Advisory Management Agreement

Many of the services to be performed by our advisor in managing our day-to-day activities are summarized below.  In some instances our advisor may contract with an affiliated entity to provide certain services requiring state specific licenses to be performed under the advisory management agreement.  This summary is provided to illustrate the material functions that our advisor will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties.  Under the terms of the advisory management agreement, our advisor undertakes to use its best efforts to present us with investment opportunities that are consistent with our investment policies and objectives as adopted by our board of directors.  Our advisor has a fiduciary duty and responsibility to us and our stockholders.  In its performance of this undertaking, our advisor, either directly or indirectly by engaging an affiliate, shall, subject to the authority of the board:

•                  find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•                  structure the terms and conditions of our acquisitions, sales and joint ventures;

•                  acquire properties and make and invest in mortgage, bridge or mezzanine loans and other investments on our behalf in compliance with our investment objectives and policies;

•                  arrange for financing and refinancing of properties and other investments;

•                  enter into leases and service contracts for the properties and other investments;

•                  service or enter into contracts for servicing our mortgage, bridge or mezzanine loans;

•                  assist us in obtaining insurance;

•                  generate an annual budget for us;

•                  review and analyze financial information for each property and the overall portfolio;

•                  formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•                  perform investor-relations services;

•                  maintain our accounting and other records and assist us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•                  engage and supervise the performance of our agents, including our registrar and transfer agent; and

•                  perform any other services reasonably requested by us.

The advisory management agreement will have a one-year term that may be renewed for an unlimited number of successive one-year periods.  It will be the duty of our board of directors to evaluate the performance of our advisor before entering into or renewing an advisory management agreement.  The criteria used in such evaluation will be reflected in the minutes of such meeting.

Our advisory management agreement will automatically terminate upon any listing of our shares for trading on a national securities exchange.  In addition, either party may terminate the advisory management agreement upon 60 days’ written notice without penalty.  If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors.  In the event of the termination of our advisory management agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.  Under our advisory management agreement, we are restricted from hiring or soliciting any employee of our advisor or its affiliates for one year from the termination of the agreement.  Upon termination of the advisory management agreement between us and our advisor, our advisor may be entitled to convert our convertible stock into common stock.  See “Item 6. Executive Compensation—Management Compensation.”

Our advisor and its officers and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business.  However, pursuant to the advisory management agreement, our advisor must devote sufficient resources to our administration to discharge its obligations.  See “Item 1.A. Risk Factors—Risks Related to Conflicts of Interest.”  In cases where our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates do not have experience, our advisor intends to employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.  Our advisor may assign the advisory management agreement to an affiliate upon approval of a majority of our independent directors.  We may assign or transfer the advisory management agreement to a successor entity.

Our advisor may not cause us to acquire or finance any property or make or invest in any mortgage loan or other investment on our behalf without the prior approval of our board of directors, including a majority of our independent directors.  The actual terms and conditions of transactions involving our investments will be determined by our advisor, subject at all times to such board approval.

We may reimburse our advisor for all of the costs and expenses that are in any way related to the operation of our company or the conduct of our business or the services our advisor provides to us, including (except as noted below) direct expenses and costs of salaries and benefits of persons employed by our advisor and/or its affiliates performing advisory services for us.  If we commence our initial public offering in registration with the SEC, the costs and expenses include, but are not limited to:

•                  organization and offering expenses related to our initial public offering (other than selling commissions and the dealer manager fee) in an amount up to 1.5% of gross offering proceeds from the initial public offering less any such organization and offering expenses we pay directly.  Our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our initial public offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from our initial public offering, without recourse against or reimbursement by us;

•                  the actual cost of goods, services and materials used by us and obtained from entities not affiliated with our advisor, including brokerage fees paid in connection with the purchase and sale of securities;

•                  third-party acquisition expenses related to the selection and acquisition of assets, whether or not acquired by us, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs;

•                  administrative service expenses;

•                  all expenses associated with stockholder communications including the cost of preparing, printing and mailing annual reports, proxy statements and other reports required by governmental entities;

•                  audit, accounting and legal fees paid to third parties;

•                  premiums and other associated fees for insurance policies including director and officer liability insurance;

•                  taxes and assessments on income or real property and taxes; and

•                  transfer agent and registrar’s fees and charges paid to third parties.

If we commence our initial public offering, we will generally not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four immediately preceding fiscal quarters exceed the greater of:  (1) 2% of our average invested assets for that period, or (2) 25% of our net income, before any additions to or allowances for reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that period.  If we have already reimbursed our advisor for such excess operating expenses, our advisor will be required to repay such amount to us.  Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.  For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of such quarter send a written disclosure of this fact to our stockholders; in each case such disclosure will include an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.  If the independent directors do not determine that such excess expenses were justified, our advisor will reimburse us, at the end of the 12-month period, the amount by which the aggregate expenses exceeded the limitation.  We will not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

Our advisor will be paid fees in connection with services provided to us.  Our advisor generally will be entitled to receive all accrued but unpaid compensation and expense reimbursements from us in cash within 30 days of the date of termination of the advisory management agreement and, in some circumstances, will also be paid a subordinated disposition fee relating to the disposition of our assets prior to the termination of the advisory management agreement.  See “—Management Compensation.”

License Agreement

Upon commencement of our initial public offering, we intend to enter into a license agreement with Behringer Harvard Holdings, an affiliate of our advisor,  pursuant to which Behringer Harvard Holdings has granted us a non-exclusive, royalty-free license to use the name “Behringer Harvard,” and the goodwill associated with it, in connection with our business.  Under this agreement, we have a right to use the “Behringer Harvard” name for so long as Behringer Harvard Holdings remains our sponsor.  Behringer Harvard Holdings will be considered to be our sponsor until an affiliate of Behringer Harvard Holdings is no longer serving as one of our officers or directors.  Other than with respect to this limited license, we have no legal right to the “Behringer Harvard” name.  In the event that we are no longer permitted to use the “Behringer Harvard” name, we would be responsible for the costs of changing our name.

Stockholdings

Behringer Harvard Holdings, an affiliate of our advisor, acquired 24,969 shares of common stock for an aggregate purchase price of $200,001.69.  Our wholly owned subsidiary, BHMF Business Trust, owns more than 99.9% of the partnership interests in Behringer Harvard Multifamily OP I, our operating partnership.  BHMF, our wholly owned subsidiary, is the sole general partner and owner of less than a 0.1% partnership interest in our operating partnership.  Behringer Harvard Holdings and BHMF Business Trust may not sell any of these securities during the period Behringer Harvard Multifamily Advisors I serves as our advisor, except for transfer of such securities to their affiliates.  In addition, any resale of these securities and the resale of any such securities that may be acquired by our affiliates are subject to the provisions of Rule 144 promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale.  Although Behringer Harvard Holdings and its affiliates are not prohibited from acquiring additional shares, they have no options or warrants to acquire any additional shares and have no current plans to acquire additional shares.  Behringer Harvard Holdings has agreed to abstain from voting any shares it now owns or hereafter acquires in any vote for the election of directors subsequent to the initial acceptance of subscriptions for the purchase of shares in our initial public offering or any vote regarding the approval or termination of any contract or transaction with our advisor or any of its affiliates.  For a more general discussion of Behringer Harvard Multifamily OP I, see “Item 1. Business—The Operating Partnership Agreement.”

As of the date of this Form 10, our advisor owns all of the 1,000 issued and outstanding shares of our convertible stock, which it acquired for an aggregate purchase price of $1,000.  Under certain circumstances, these shares may be converted into shares of our common stock.  No additional consideration is due upon the conversion of the convertible stock.  Prior to commencement of our initial public offering, we intend to repurchase the outstanding convertible stock from our advisor and reissue such convertible stock with new terms.  The terms of the convertible stock in effect now and the terms of the convertible stock that we expect to be in effect prior to the commencement of our initial public offering are described below.

Convertible Stock

Our authorized capital stock includes 1,000 shares of convertible stock, par value $0.0001 per share.  As stated above, we have issued all of such shares to our advisor.  No additional consideration is due upon the conversion of the convertible stock.  There will be no distributions paid on shares of convertible stock.  The conversion of the convertible stock into common shares will result in dilution of the stockholders’ interests.

With certain limited exceptions, shares of convertible stock shall not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of stockholders of the company at which they are not entitled to vote.  However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock is required for the adoption of any amendment, alteration or repeal of a provision of the charter that adversely changes the preferences, limitations or relative rights of the shares of convertible stock.

As of the date of this Form 10, the Advisor currently holds convertible shares with the following terms. Upon the occurrence of (A) our making total distributions on the then outstanding shares of our common stock equal to the issue price of those shares (that is, the price paid for those shares) plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares; or (B) the listing of the shares of common stock for trading on a national securities exchange, each outstanding share of our convertible stock will convert into the number of shares of our common stock described below unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor (each of these two events is a “Triggering Event”).  Before we will be able to pay distributions to our stockholders equal to the aggregate issue price of our then outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares, we will need to sell a portion of our assets.  Thus, the sale of one or more assets will be a practical prerequisite for conversion under clause (A) above.

Upon the occurrence of a Triggering Event, each share of convertible stock shall be converted into a number of shares of common stock equal to 1/1000 of the quotient of (A) 15% of the amount, if any, by which (1) the value of the company (determined in accordance with the provisions of the charter and summarized in the second following paragraph) as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds (2) the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by (B) the value of the company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.  In the case of conversion upon the listing of our shares, the conversion of the convertible stock will not occur until the 31st trading day after the date of such listing.

Upon the occurrence of the termination or expiration without renewal of our advisory management agreement with Behringer Harvard Multifamily Advisors I, other than a termination by us because of a material breach by our advisor, each outstanding share of our convertible stock will become convertible (but will not convert) into the number of shares of our common stock equal to 1/1000 of the quotient of (A) 15% of the amount, if any, by which (1) the value of the company (determined in accordance with the provisions of the charter and summarized in the following paragraph) plus the total distributions paid through the date of the termination or expiration of the advisory management agreement on the then outstanding shares of our common stock exceeds (2) the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares, divided by (B) the value of the company as of the date of the termination or expiration of the advisory management agreement divided by the number of outstanding shares of common stock as of such date.  Thereafter, the convertible stock will automatically convert into the applicable number of shares of common stock upon the earlier to occur of (1) the date we have made total distributions on the then outstanding shares of our common stock equal to the issue price of those shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares or (2) the listing of the common stock for trading on a national securities exchange; provided that the value of the company plus total distributions paid to holders of our then outstanding common stock through the date of listing exceeds the issue price of those shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares.

As used above and in our charter, “value of the company” as of a specific date means our actual value as a going concern on the applicable date based on the difference between (A) the actual value of all of our assets as determined in good faith by our board, including a majority of the independent directors, and (B) all of our liabilities as set forth on our balance sheet for the period ended immediately prior to the determination date, provided that (1) if such value is being determined in connection with a change of control that establishes our net worth, then the value shall be the net worth established thereby and (2) if such value is being determined in connection with the listing of our common stock for trading on a national securities exchange, then the value shall be the number of outstanding shares of common stock multiplied by the closing price of a single share of common stock, averaged over a period of 30 trading days after the date of listing.  If the holder of shares of convertible stock disagrees with the value determined by the board, then each of the holder of the convertible stock and us shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the value of the company shall be final and binding on the parties.  The cost of such appraisal shall be shared evenly between us and our advisor.

Our charter provides that that if we:

•                            reclassify or otherwise recapitalize our outstanding common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares) or

•                            consolidate or merge with another entity in a transaction in which we are either (1) not the surviving entity or (2) the surviving entity but that results in a reclassification or recapitalization of our common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares), then we or the successor or purchasing business entity must provide that the holder of each share of our convertible stock outstanding at the time one of the events triggering conversion described above occurs will continue to have the right to convert the convertible stock upon such a triggering event.  After one of the above transactions occurs, the convertible stock will be convertible into the kind and amount of stock and other securities and property received by the holders of common stock in the transaction that occurred, such that upon conversion, the holders of convertible stock will realize as nearly as possible the same economic rights and effects as described above in the description of the conversion of our convertible stock.  This right will apply to successive reclassifications, recapitalizations, consolidations and mergers until the convertible stock is converted.

Our board of directors will oversee the conversion of the convertible stock to ensure that any shares of common stock issuable in connection with the conversion is calculated in accordance with the terms of our charter and to evaluate the impact of the conversion on our REIT status.  If, in the good faith judgment of our board, full conversion of the convertible stock would jeopardize our status as a REIT, then only such number of shares of convertible stock (or fraction of a share thereof) shall be converted into a number of shares of common stock such that our REIT status would not be jeopardized.  The conversion of the remaining shares of convertible stock will be deferred until the earliest date after our board of directors determines that such conversion will not jeopardize our qualification as a real estate investment trust.  Any such deferral will not otherwise alter the terms of the convertible stock.

Prior to the commencement of our initial public offering, we intend to repurchase the outstanding convertible stock described above from our advisor and reissue such convertible stock with new terms.  The new terms will change how we calculate the conversion of our convertible stock if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor).  Currently, the number of shares of common stock into which the convertible stock converts is calculated at the time the advisory management agreement terminates.  If, at that time, our company value plus prior distributions are not sufficient to meet the above-described 7% return threshold, then the convertible stock would be of no value.  Although the conversion ratio is set at the time the advisory management agreement terminates, the actual conversion will not occur until a Triggering Event occurs.

As amended, following the termination of the advisory management agreement, the number of shares of common stock into which the convertible stock would convert would be determined on a Triggering Event instead of at the time the advisory management agreement terminates.  If it is determined that the convertible stock is convertible into shares of common stock, the actual number of shares of common stock to be received upon conversion would be reduced from that provided in our current charter so that the holder of the convertible stock would only be entitled to a prorated portion of common stock based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.

Companies Affiliated with Our Advisor

Property Manager

BHM Management, our property manager, will be responsible for property management and leasing services for our properties.  In some instances BHM Management may contract with an affiliated entity to provide certain property management services requiring state specific licenses or a non-affiliated third-party property manager to whom BHM Management may subcontract its property management duties.  IMS is the sole manager and member of BHM Management.  Behringer Harvard Holdings is the sole owner of IMS.  Robert M. Behringer is the Chief Executive Officer of each of Behringer Harvard Holdings, IMS and BHM Management.  Mr. Behringer is also the sole manager of IMS.  See “Item 7. Certain Relationships and Related Transactions, and Director Independence”  The principal officers of BHM Management are as follows:

Name	Age*	Position(s)

Robert M. Behringer	60	Chief Executive Officer
Robert S. Aisner	61	President
Mark T. Alfieri	46	Chief Operating Officer
Gerald J. Reihsen, III	49	Executive Vice President – Corporate Development & Legal and Secretary
Gary S. Bresky	41	Executive Vice President, Chief Financial Officer and Treasurer
Robert J. Chapman	60	Executive Vice President
M. Jason Mattox	32	Executive Vice President

* As of May 31, 2008

For more information regarding the background and experience of Messrs. Behringer, Aisner, Reihsen, Bresky, and Mattox, see “Item 5. Directors and Executive Officers.”

BHM Management is engaged in the business of real estate management.  On March 17, 2008 with our consent and the consent of our operating partnership, HPT Management assigned its property management agreement with us to BHM Management.  BHM Management is newly organized to manage and lease properties in our portfolio.  We will pay BHM Management property management fees equal to 3.75% of the gross revenues from the properties managed by BHM Management.  Upon commencement of our initial public offering, BHM Management’s engagement will not commence with respect to any particular project until we, in our sole discretion, have the ability to appoint or hire BHM Management.  In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we may pay BHM Management an oversight fee equal to 1% of the gross revenues from the property managed.  Upon commencement of our initial public offering, we will reduce this oversight fee to 0.50% of the gross revenues from the property managed.  In no event will we pay both a property management fee and an oversight fee to BHM Management with respect to any particular property.  Other third-party charges, including fees and expenses of apartment locators and third-party accountants, will be reimbursed.

BHM Management currently intends to subcontract most on-site property management duties to other management companies with experience in the applicable markets that also will be authorized to lease our properties consistent with the leasing guidelines promulgated by our advisor.  These other property managers will offer superior and dependable services, which will be important in competitive markets and could positively impact the ultimate selling price for an apartment community.  Such local management companies will have a greater understanding of the local market and the needs of current and potential residents.  In addition, those local management companies will have, as a result of the multiple properties managed by each, certain economies of scale for the area in which they are located.  The information BHM Management learns from the local property management companies about the market and residents’ needs could assist us in acquiring “off market” properties on attractive terms and/or prices and aiding in resident retention.  BHM Management nonetheless will continue to closely supervise any subcontracted, on-site property managers.  BHM Management also will be responsible for paying such subcontractors’ fees and expenses.  We will have no obligation to make any payments to the subcontractors, unless we and BHM Management otherwise agree in writing.  In addition, BHM Management will remain directly involved in many property management activities including, leasing decisions, budgeting, vendor relations (especially national vendor relations), selection and provision of professional services and their providers (i.e., accounting, legal, and banking services), and general property-level problem solving.  To the extent BHM Management directly performs on-site management, it will hire, direct and establish policies for employees who will have direct responsibility for such property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel.  For any properties for which the on-site management is subcontracted, BHM Management has the right to and will approve all on-site personnel of such subcontractor and establish policies for the properties’ operations.  Some or all of the other employees may be employed on a part-time basis and may also be employed by one or more of:

•                  BHM Management;

•                  subsidiaries of and partnerships organized by BHM Management and its affiliates; and

•                  other persons or entities owning properties managed by BHM Management.

BHM Management will also direct the purchase of equipment and supplies and will supervise all maintenance activity.  BHM Management will continuously consider alternatives to provide the most efficient property management services to us.

The management fees to be paid to BHM Management will cover, without additional expense to us, the property manager’s general overhead costs, such as its expenses for rent and utilities.  Pursuant to separately negotiated agreements, however, our company and BHM Management may agree that BHM Management will supervise the construction and/or installation of certain capital improvements or other major repairs outside of normal maintenance and repair at any property.  In such case, we will pay additional compensation to BHM Management pursuant to such separately negotiated agreements.  Our property management agreement with BHM Management has an initial term of seven years ending November 21, 2013, and is subject to successive five-year renewals unless we or BHM Management provide written notice of its intent to terminate 30 days prior to the expiration of the initial or renewal term.  We may also terminate the agreement upon 30 days’ prior written notice in the event of willful misconduct, gross negligence or deliberate malfeasance by the property manager.  If we materially breach our obligations under the agreement and such breach remains uncured for a period of ten days after written notification of such breach, the property manager may terminate the agreement.  Under our the property management agreement, we are restricted from hiring or soliciting any employee of BHM Management or its affiliates for one year from the termination of the agreement.

The principal office of BHM Management is located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

Dealer Manager

Behringer Securities, our dealer manager, is a member firm of FINRA.  Behringer Securities was organized in December 2001 for the purpose of participating in and facilitating the distribution of securities of Behringer Harvard-sponsored programs.

If we commence our initial public offering, Behringer Securities will provide certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered.  It may also sell a limited number of shares at the retail level.  For purposes of our initial public offering, Behringer Securities intends to reallow the selling commissions to participating broker-dealers.  No additional fees beyond the dealer manager fee of 2.5% of the gross proceeds of the initial public offering will be paid to Behringer Securities for wholesaling services, provided that no dealer manager fee will be paid with respect to sales of shares pursuant to our distribution reinvestment plan.  See the “—Management Compensation” and “Plan of Distribution” sections below.

Harvard Property Trust, LLC is the sole general partner, and Behringer Harvard Partners is the sole limited partner, of Behringer Securities, and Behringer Harvard Holdings is the sole owner of each of Harvard Property Trust, LLC and Behringer Harvard Partners.  Mr. Behringer is the Chief Executive Officer of each of Harvard Property Trust, LLC, Behringer Harvard Partners and Behringer Securities and a manager of Behringer Harvard Partners and Harvard Property Trust, LLC.  See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”  The principal officers of Behringer Securities are as follows:

Name	Age*	Position(s)

Robert M. Behringer	60	Chief Executive Officer
Gerald J. Reihsen, III	49	President
Jeffrey S. Schwaber	46	Executive Vice President – National Sales Director
Gary S. Bresky	41	Chief Financial Officer and Treasurer
M. Jason Mattox	32	Executive Vice President and Secretary

*As of May 31, 2008

For more information regarding the background and experience of Messrs. Behringer, Reihsen, Bresky and Mattox, see “Item 5. Directors and Executive Officers.”

Management Decisions

The primary responsibility for the management decisions of our advisor and its affiliates, including the selection of investments to be recommended to our board of directors, the negotiation of these acquisitions, and the property management of these investments will reside with Robert M. Behringer, Robert S. Aisner, Robert J. Chapman, Mark T. Alfieri, Gerald J. Reihsen, III, Gary S. Bresky and M. Jason Mattox.  Our advisor seeks to invest in real estate and real estate-related assets that satisfy our investment objectives.  Our board of directors, including a majority of our independent directors, must approve all investments.

Management Compensation

Although we have executive officers who will manage our operations, we do not have any paid employees.  Upon commencement of our initial public offering, we will pay each of our independent directors an annual retainer of $25,000 per year.  In addition, we will pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year.  All such retainers will be paid quarterly in arrears.  In addition, we will pay each of our independent directors (i) $1,000 for each board or committee meeting attended in person and (ii) $500 for each board or committee meeting attended by telephone and for each written consent considered by the director.  See
“—Compensation of Directors” above.

The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by us to Behringer Harvard Multifamily Advisors I, Behringer Securities and their affiliates during the various phases of our organization and operation.  The estimated maximum dollar amounts are based on the sale of a maximum of 200,000,000 shares to the public at $10.00 per share in our initial public offering.  We reserve the right to reallocate the shares of common stock we are offering between the initial public offering and the distribution reinvestment plan or DRIP offering.  All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts and, in limited circumstances, the dealer manager fee may be reduced with respect to certain purchases.  The offering-stage compensation described below relates to our initial public offering, as opposed to any prior or subsequent offerings.  For purposes of this Form 10, we have included descriptions of the amounts of these fees and whether they will change if we commence our initial public offering.

Type of Compensation – To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount of our Initial Public Offering (1)
	Offering Stage
Selling Commissions – Behringer Securities (2)	Up to 7% of gross offering proceeds before reallowance of selling commissions earned by participating broker-dealers. Behringer Securities will reallow 100% of selling commissions earned to participating broker-dealers. No selling commissions will be paid for sales under the distribution reinvestment plan.	$140,000,000
Dealer Manager Fee – Behringer Securities (3)

Up to 2.5% of gross offering proceeds before reallowance to participating broker-dealers. Pursuant to separately negotiated agreements, Behringer Securities may reallow a portion of its dealer manager fee in an aggregate amount up to 2% of gross offering proceeds to broker-dealers participating in the offering; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, conference fees and non-itemized, non-invoiced due diligence efforts and no more than 0.5% of gross offering proceeds for out-of-pocket and bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties. No dealer manager fee will be paid for sales under the distribution reinvestment plan.

		$50,000,000
Reimbursement of Other Organization and Offering Expenses – Behringer Harvard Multifamily Advisors I or its affiliates (4)

With respect to our initial public offering, we will reimburse our advisor for organization and offering expenses that it incurs on our behalf (other than selling commissions and the dealer manager fee), provided that at no point will we reimburse expenses that would cause our total organization and offering expenses related to our initial public offering (other than selling commissions and the dealer manager fee) to exceed 1.5% of gross offering proceeds from our initial public offering. Our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our initial public offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from our initial public offering. If we commence our initial public offering, we may reimburse our advisor for certain expenses, costs of salaries and benefits of persons employed by our advisor and/or its affiliates performing advisory services relating to our initial public offering. Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 15% of the gross proceeds from the offering.

		$30,000,000
	Acquisition and Development Stage
Acquisition and Advisory Fees – Behringer Harvard Multifamily Advisors I or its affiliates (5)(6)

2.5% (upon commencement of our initial public offering, we will reduce this fee to 1.75%) of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, including any debt attributable to these assets.

		$43,162,000 (assuming no debt financing to purchase assets). $171,353,000 (assuming debt financing equal to 75% of the aggregate value

Type of Compensation – To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount of our Initial Public Offering (1)
of our assets).
Acquisition Expenses – Behringer Harvard Multifamily Advisors I or its affiliates (5)(6)

Our advisor and its affiliates will be reimbursed for all third-party expenses related to the selection and acquisition of assets, whether or not acquired by us, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.

Actual amounts cannot be determined at the present time. (7)
Debt Financing Fee – Behringer Harvard Multifamily Advisors I or its affiliates (5)(6)

1% of the amount available under any loan or line of credit made available to us. The advisor will use some or all of this amount to reimburse third parties with whom it subcontracts to coordinate financing for us.

Actual amounts are dependent upon the amount of any debt financed and therefore cannot be determined at the present time. If we utilize leverage equal to 75% of the aggregate value of our assets, the fees would be $53,400,000.

Development Fee – Behringer Development

We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Development fees may be paid for the packaging of a development project, including services such as the negotiation and approval of plans, assistance in obtaining zoning and necessary variances and financing for a specific property.

Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

Type of Compensation – To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount of our Initial Public Offering (1)
Operational Stage
Property Management Fees – BHM Management

Property management fees equal to 3.75% of gross revenues from the properties managed by BHM Management. Upon commencement of our initial public offering, BHM Management’s engagement will not commence with respect to any particular project until we, in our sole discretion, have the ability to appoint or hire BHM Management. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we will pay BHM Management an oversight fee equal to 1% of gross revenues from the property managed (upon commencement of our initial public offering, we will reduce this oversight fee to 0.50% of gross revenues from the property managed). In no event will we pay both a property management fee and an oversight fee to BHM Management with respect to any particular property. BHM Management may subcontract some or all of the performance of its property management duties to third parties, in which case BHM Management will use the property management fees as reimbursement for the cost of subcontracting its property management responsibilities. Other third-party charges, including fees and expenses of apartment locators and of third-party accountants, will be reimbursed by us to BHM Management or its subcontractors. We will reimburse the costs and expenses incurred by BHM Management on our behalf, including the wages and salaries and other employee-related expenses of all on-site employees of BHM Management or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.

Actual amounts are dependent upon gross revenues from specific properties and actual management fees or property management fees and therefore cannot be determined at the present time.
Asset Management Fee – Behringer Harvard Multifamily Advisors I or its affiliates

Monthly fee equal to one-twelfth of 1.0% (upon commencement of our initial public offering, we will reduce this fee to one-twelfth of 0.75%) of the sum of the higher of the cost or value of each asset, where cost equals the amount actually paid or budgeted (excluding acquisition fees and expenses) in respect of the purchase, development, construction or improvement of an asset, including the amount of any debt attributable to the asset (including debt encumbering the asset after its acquisition) and where the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee will be based only on the portion of the cost or value attributable to our investment in an asset if we do not own all or a majority of an asset, do not manage or control the asset, and did not or do not provide substantial services in the acquisition, development or management of the asset.

Actual amounts are dependent upon aggregate asset value and therefore cannot be determined at the present time.

Type of Compensation – To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount of our Initial Public Offering (1)
Subordinated Disposition Fee – Behringer Harvard Multifamily Advisors I or its affiliates (8)

If our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets, it will receive (subject to satisfaction of the condition set forth below) a subordinated disposition fee equal to the lesser of: (A) one-half of the aggregate brokerage commission paid (including the subordinated disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property or asset sold, upon satisfaction of the condition that our stockholders have first received distributions equal to or greater than the aggregate capital contributions made by stockholders plus a 7% cumulative, non-compounded, annual return on such capital contributions. Subordinated disposition fees relative to asset sales made prior to the satisfaction of the above condition will be reflected as a contingent liability of our company, which will be earned and paid when the above condition has been satisfied, if ever. The stated annual return is a benchmark for determining incentive arrangements and there is no assurance that the annual return will be as stated.

Actual amounts are dependent upon the sales price of specific properties and therefore cannot be determined at the present time.
Common Stock Issuable Upon Conversion of Convertible Stock – Behringer Harvard Multifamily Advisors I

Upon commencement of our initial public offering, we will repurchase the current outstanding convertible stock and reissue such convertible stock pursuant to the following terms. Such reissued convertible stock will convert into shares of common stock on one of two events. First, it will convert if we have paid distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders. Each of these two events is a “Triggering Event.” Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares. However, if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the

Actual amounts depend on the value of our company at the time the convertible stock converts or becomes convertible and therefore cannot be determined at the present time.

Type of Compensation – To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount of our Initial Public Offering (1)
number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.
Operating Expenses – Behringer Harvard Multifamily Advisors I (9)

We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that, upon commencement of our initial public offering, we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of our average invested assets, or (B) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period. If we have already reimbursed our advisor for such excess operating expenses, our advisor will be required to repay such amount to us. Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. We will not reimburse our advisor or its affiliates for acquisition, asset management and disposition services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

Actual amounts are dependent upon expenses paid or incurred and therefore cannot be determined at the present time.

(1)

The estimated maximum dollar amounts are based on whether we commence our initial public offering and sell a maximum of 200,000,000 shares to the public at $10.00 per share. Although not included in the fee estimates above, we may also sell a maximum of 50,000,000 shares to the public as part of our distribution reinvestment plan or DRIP offering. We reserve the right to reallocate the shares of common stock we are offering between the initial public offering and the DRIP offering.

(2)	All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts.

(3)	In limited circumstances, the dealer manager fee may be reduced with respect to certain purchases.

(4)

These reimbursements include organization and offering expenses previously advanced by our advisor related to a prior offering of our shares, to the extent not reimbursed out of proceeds from the prior offering, and subject to the 1.5% of gross offering proceeds limitation for our initial public offering. These reimbursements do not include dealer manager fees or selling commissions, or expenses associated with organizing our advisor or any other affiliate.

(5)

Notwithstanding the method by which we calculate the payment of acquisition and advisory fees and acquisition expenses, as described in the table, our charter and the NASAA REIT Guidelines limit the amount of acquisition and advisory fees and acquisition expenses we can incur to a total of 6% of the contract purchase price of a property or, in the case of a mortgage, bridge or mezzanine loan or other investment, to 6% of the funds advanced. This limit may only be exceeded if a majority of the board of directors, including a majority of our independent directors, approves the fees and expenses and find the transaction to be commercially competitive, fair and reasonable to us. Acquisition and advisory fees may be payable subsequent to the date of acquisition of a property in connection with the expenditure of funds for development, construction or improvement of a property, to the extent we capitalize such costs. Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory management agreement limits these fees to (1) an acquisition fee equal to 2.5% of the funds paid (upon commencement of our initial public offering, we will reduce this fee to 1.75%) and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, (2) reimbursement of third-party acquisition expenses, (3) debt financing fees of up to 1.0% of the loan or line of credit made available to us and (4) development fees paid to an affiliate of our advisor if such affiliate provides the development services and if, after we commence our initial public offering, a majority of our independent directors determines that such development fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.  Our advisor may forego or reduce any of these fees so they do not exceed our charter limitation of 6%.  Any increase in these fees stipulated in the advisory management agreement would require the approval of a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction.

(6)

For purposes of this table, we have assumed that we will fund acquisitions solely from net proceeds from the sale of shares in our initial public offering; however, because the acquisition and advisory fees we pay our advisor are a percentage of the purchase price of an investment, the acquisition and advisory fees will be greater than that shown to the extent we also fund acquisitions through (1) the incurrence of debt (the aggregate amount of borrowings is targeted at 60% upon stabilization, but not to exceed approximately 75% of the aggregate value of all assets), (2) retained cash flow from operations, (3) issuances of equity in exchange for properties and (4) proceeds from the sale of shares under our distribution reinvestment plan.

If we commence our initial public offering, our charter will provide that the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors. In addition to this potential charter limitation, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets once we have ceased raising capital under our initial public offering or any subsequent offering and invested substantially all of our capital. During our offering stage and until we have invested the proceeds of our initial public offering or any subsequent offering, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

Assuming we commence our initial public offering and (1) we sell 200,000,000 shares in the primary offering at $10.00 per share, (2) we use debt financing equal up to the maximum amount permitted by our policy, (3) the value of our assets is equal to the contract price of the assets, (4) we establish capital reserves equal to 0.1% of the aggregate value of our assets, (5) third-party expenses related to the selection and acquisition of assets average 0.5% of the contract purchase price and (6) we do not reinvest the proceeds of any sales of investments, then $7,120,000,000 would be available for investment in real estate properties, mortgage, bridge or mezzanine loans and other investments (of which approximately $5,340,000,000 would be debt financing). Of the $7,120,000,000 available for investment, $205,623,666 of this would be used for payment of acquisition fees and expenses related to the selection and acquisition of our investments, $6,854,122 would be used for initial capital reserves, and $53,400,000 would be paid to our advisor or its affiliates as a 1% debt financing fee for services in connection with any debt financing obtained by us (including any refinancing of debt). Please note that these calculations do not take into account the reduction in fees that will occur only after the initial public offering is commenced and we have entered into our amended and restated advisory management and property management agreements.

(7)

It is our intent to leverage our investments with debt. Therefore, actual amounts are dependent upon the value of our assets as financed and cannot be determined at the present time. Moreover, additional fees and expenses resulting from the use of leverage may be paid out of the proceeds of such financings and not from proceeds of our initial public offering.

(8)

Our charter limits disposition fees paid to our advisor to an amount equal to the lesser of (i) one-half of the aggregate brokerage commission paid (including the disposition fee) or, if no such commission is paid, the amount of such a commission that customarily would be paid for the purchase and sale of the asset that is reasonable, customary, and competitive in light of the size, type and location of such asset (as determined by the board of directors, including a majority of our independent directors), or (ii) 3% of the sales price of the asset. Our charter also limits all real estate commissions paid to our advisor, its affiliates and third parties, including the subordinated disposition fee, to 6% of the contract sales price of each asset. In addition, the disposition fee paid upon the sale of any assets other than real property will be included in the calculation of operating expenses for purposes of the limitation on total operating expenses described above.

(9)

If a majority of our independent directors determines that expenses in excess of this limitation are justified, we will send a written disclosure of this fact to our stockholders within 60 days of the end of the fiscal quarter in which such excess expenses occurred; in each case, such disclosure will include an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. If the independent directors do not determine that such excess expenses were justified, our advisor will reimburse us, at the end of the 12-month period, the amount by which the aggregate expenses exceeded the limitation. We will not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

The average invested assets for a period will equal the average of the aggregate book value of our assets before deduction for depreciation, bad debts or other non-cash reserves, computed by taking the average of the values at the end of each month during the period specified. The expense of any restricted stock issued to employees of our advisor or its affiliates as reflected in our financial statements from time to time will be included in the calculation of operating expenses for purposes of the limitation on total operating expenses described above.

After we commence our initial public offering, our independent directors will determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated REITs.  Each such determination will be reflected in the minutes of our board of directors.  After we commence our initial public offering, our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory management agreement are being carried out.  Each such determination will be recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•                  the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•                  the success of our advisor in generating opportunities that meet our investment objectives;

•                  the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•                  additional revenues realized by our advisor and its affiliates through its relationship with us;

•                  the quality and extent of service and advice furnished by our advisor;

•                  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                  the quality of our portfolio in relation to the investments generated by our advisor for the account of its other clients.

Because our advisor and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf such as the property management fees for operating our properties and the subordinated disposition fees, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions.  However, our advisor is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the advisory management agreement.  See “—The Advisory Management Agreement” section above.  Because these fees and expenses are payable only with respect to certain transactions or services, they may not be recovered by our advisor or its affiliates by reclassifying them under a different category.

In addition, from time to time, Behringer Harvard Holdings or its affiliates, including our advisor, may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or incentives due them, enter into lease agreements for unleased space, pay general administrative expenses or otherwise supplement stockholder returns in order to increase the amount of cash available to make distributions to our stockholders.

Item 7.                    Certain Relationships and Related Transactions, and Director Independence

We are subject to various conflicts of interest arising out of our relationship with Behringer Harvard Multifamily Advisors I, our advisor and its affiliates, some of whom serve as our executive officers and directors.  These conflicts include the compensation arrangements between us and our advisor and its affiliates.  Our agreements and arrangements with our advisor and its affiliates, including our dealer manager and property manager, are not the result of arm’s-length negotiations.  See “Item 6. Executive Compensation—Management Compensation.”  In this section we discuss these conflicts and the corporate governance measures we have adopted to ameliorate some of the risks posed by the conflicts.

Our advisor, dealer manager, property manager and their affiliates, some of whom serve as our executive officers and directors, will try to balance our interests with their duties to other Behringer Harvard-sponsored programs.  However, to the extent that they take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of our shares.  In addition, our directors and officers and the officers of our advisor and its affiliates may engage for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries.  For a description of some of the risks related to these conflicts of interest, see “Item 1.A. Risk Factors—Risks Related to Conflicts of Interest.”

We expect our independent directors to act on all matters in which a conflict of interest may arise.  All of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Our executive officers and the executive officers of Behringer Harvard Multifamily Advisors I and its affiliates are advisors or general partners of other Behringer Harvard-sponsored programs, including partnerships, public and private REITs and other programs that have investment objectives similar to ours, and we expect that they will organize other such programs in the future.  These persons have legal and financial obligations with respect to these programs that are similar to their obligations to us.  As general partners, they may have contingent liability for the obligations of programs structured as partnerships, which, if such obligations were enforced against them, could result in a substantial reduction of their net worth.

Affiliates of our advisor are currently sponsoring or have recently sponsored six other public real estate programs (Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Mid-Term Value Enhancement Fund I and Behringer Harvard Short-Term Opportunity Fund I).  As of the date of this Form 10, Behringer Harvard REIT I and Behringer Harvard Opportunity REIT II are raising capital concurrent with our initial public offering.  Behringer Harvard REIT II is a newly organized program that has filed a registration statement relating to its planned initial public offering.  The initial public offerings with respect to Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I and Behringer Harvard REIT I terminated on February 19, 2005.  Behringer Harvard REIT I initiated a follow-on offering on February 19, 2005, which was terminated on October 20, 2006 in all jurisdictions except Pennsylvania where it was terminated on February 9, 2007.  A second follow-on offering commenced on October 20, 2006 in all jurisdictions except Pennsylvania where it commenced on February 12, 2007.  The current registration statement of Behringer Harvard REIT I is for the offer and sale to the public of up to 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 50,000,000 shares of common stock at $9.50 per share pursuant to the distribution reinvestment plan of Behringer Harvard REIT I.  Behringer Harvard Opportunity REIT I is currently conducting its initial public offering.  The registration statement for Behringer Harvard Opportunity REIT I is for the offer and sale to the public of up to 40,000,000 shares of common stock at $10.00 per share in its primary offering, plus an additional 8,000,000 shares of common stock at $9.50 per share pursuant to its distribution reinvestment plan.  The registration statement for Behringer Harvard REIT II is for the offer and sale to the public of up to 200,000,000 shares of common stock at $10.00 per share in its primary offering, plus an additional 50,000,000 shares of common stock at $9.50 per share pursuant to its distribution reinvestment plan.  The registration statement for Behringer Harvard Opportunity REIT II is for the offer and sale to the public of up to 100,000,000 shares of common stock at $10.00 per share in its primary offering, plus an additional 25,000,000 shares of common stock at $9.50 per share pursuant to its distribution reinvestment plan.  As described in the “Prior Performance Summary,” Robert M. Behringer and his affiliates also have sponsored and continue to sponsor privately offered real estate programs that have a mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms, that are similar to ours, and which are still operating and may acquire additional properties in the future.  Our executive officers and our advisor and its affiliates will experience conflicts of interest as they simultaneously perform services for us and other Behringer Harvard-sponsored programs.  However, to date the investment strategies of the various Behringer Harvard-sponsored programs have differed enough that there have not been significant conflicts in the allocation of properties.

Our sponsor generally seeks to reduce conflicts that may arise between its various programs by avoiding simultaneous public offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms.  There may be periods, however, during which one or more Behringer Harvard-sponsored programs are raising capital and seeking to invest in similar properties or are otherwise potentially subject to a conflict of interest.

Other Activities of Our Advisor and Its Affiliates

We rely on our advisor for the day-to-day operation of our business.  As a result of the interests of members of its management in other Behringer Harvard-sponsored programs and the fact that they have also engaged and will continue to engage in other business activities, our advisor and its affiliates will have conflicts of interest in allocating their time between us and other Behringer Harvard-sponsored programs, such as Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I, Behringer Harvard REIT II and numerous private programs and any other activities in which they are involved.  However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Behringer Harvard-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers, including Mr. Behringer, who is our Chairman of the Board, are also officers of our advisor, our property manager, our dealer manager and other entities affiliated with our advisor as well as the officers of other Behringer Harvard-sponsored programs.  As a result, these individuals owe fiduciary duties to these other entities and programs, which may conflict with the fiduciary duties that they owe to us and our stockholders.

Competition in Acquiring Properties, Finding Tenants and Selling Properties

Conflicts of interest will exist to the extent that we acquire properties in the same geographic areas where properties owned by other Behringer Harvard-sponsored programs are located.  In such a case, a conflict could arise in the leasing of properties in the event that we and another Behringer Harvard-sponsored program were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Behringer Harvard-sponsored program were to attempt to sell similar properties at the same time, including in particular in the event another Behringer Harvard-sponsored program liquidates at the same time as us.  Conflicts of interest may also exist at such time as we or affiliates of our advisor managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances.  Our executive officers and the executive officers of our advisor also are the executive officers of the advisors and general partners of other Behringer Harvard-sponsored programs, and these entities are and will be under common ownership.  Additionally, the executive officers of our advisor are executive officers of BHM Management, our property manager.  There is a risk that a potential investment would be suitable for one or more other Behringer Harvard-sponsored programs, in which case the executive officers of our advisor will have a conflict of interest in allocation of the investment to us or another program.

Although any Behringer Harvard-sponsored program with available proceeds could compete with us for investment opportunities, we believe that competition for investments from other Behringer Harvard-sponsored programs is not likely to have a significant impact on our ability to make multifamily investments.  As of the date of this Form 10, we believe that only three other Behringer Harvard-sponsored entities are likely to grow their portfolios significantly — Behringer Harvard REIT I, Behringer Harvard REIT II and Behringer Harvard Opportunity REIT II.  Behringer Harvard REIT I may acquire additional investments, but focuses on the multitenant office property sector and therefore, it is unlikely that it will invest in multifamily properties.  Both Behringer Harvard Opportunity REIT II and Behringer Harvard REIT II have broad investment focuses rather than a focus on multifamily properties; therefore,  we believe that our advisor and its affiliates are more likely to offer multifamily investment opportunities to us before Behringer Harvard Opportunity REIT II or Behringer Harvard REIT II.

There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another Behringer Harvard-sponsored program.  Additionally, our property manager may cause a prospective tenant to enter into a lease for property owned by another Behringer Harvard-sponsored program.  In the event these conflicts arise, we cannot assure our stockholders that our best interests will be met when officers and employees acting on behalf of our advisor or property manager and on behalf of managers of other Behringer Harvard-sponsored programs decide whether to allocate any particular property to us or to another Behringer Harvard-sponsored program or an affiliate of our advisor.  Our advisor will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons.  In addition, our advisor will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties.  However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

In the event that we, or any other Behringer Harvard-sponsored program or other entity formed or managed by our advisor or its affiliates, are in the market for investments similar to those we intend to make, our advisor will review the investment portfolio of each such affiliated entity prior to making a decision as to which Behringer Harvard-sponsored program will purchase such properties or make or invest in such mortgage, bridge or mezzanine loans or other investments.  See “— Certain Conflict Resolution Procedures.”

Our advisor or its affiliates may acquire, for their own account or for properties and other investments that they deem are not suitable for purchase by us, whether because of the greater degree of risk, the complexity of structuring inherent in such transactions, financing considerations or for other reasons, including properties and investments with potential for attractive investment returns.  For more information with respect to allocation of investment opportunities, see “—Certain Conflict Resolution Procedures.”

Co-Investments with Dutch Foundation

Our sponsor has entered into a master co-investment agreement for multifamily-development projects.  The master co-investment arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program; however because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the Co-Investment Partner.  As described above, most of our executive officers and the executive officers of our advisor also are the executive officers of the advisors and general partners of other Behringer Harvard-sponsored programs, and these entities are under common ownership.  There is a risk that a potential investment under the master co-investment arrangement would be suitable for one or more other Behringer Harvard-sponsored programs, in which case the executive officers of our advisor will have a conflict of interest in allocation of the investment to us or another program.  In addition, in connection with the master co-investment arrangement, our sponsor made certain undertakings to make and share, through it or its affiliates, multifamily-development investments of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  These undertakings make it unlikely that we will pursue on our own multifamily-development investment opportunities of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  The capital commitment of PGGM is currently $200 million, with approximately $67 million committed to existing projects, but may be increased to $300 million.

Dealer Manager

Because Behringer Securities, our dealer manager, is an affiliate of our advisor, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities.

Property Manager

We anticipate that properties we acquire will be managed and may be leased by BHM Management, our property manager and an affiliate of our advisor.  Our property management agreement commenced on November 22, 2006 and has an initial term of seven years ending November 21, 2013. Our property management agreement is subject to successive five-year renewals unless we or BHM Management provide written notice of its intent to terminate 30 days prior to the expiration of the initial or renewal term.  We may also terminate the agreement upon 30 days’ prior written notice in the event of willful misconduct, gross negligence or deliberate malfeasance by the property manager.  If we materially breach our obligations under the agreement and such breach remains uncured for a period of ten days after written notification of such breach, the property manager may terminate the agreement.  BHM Management also serves as property manager for properties owned by other Behringer Harvard-sponsored programs, some of which may compete with our properties.  Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties.  For a more detailed discussion of the anticipated fees to be paid for property management services, see “Item 6. Executive Compensation—Companies Affiliated with our Advisor” and “Executive Compensation—Management Compensation.”

Joint Ventures and 1031 Tenant-in-Common Transactions with Affiliates of Our Advisor

We expect to enter into joint ventures, tenant-in-common investments, 1031 exchange transfers or other co-ownership or financing arrangements with other Behringer Harvard-sponsored programs (as well as other parties) for or relating to the acquisition, development or improvement of properties and other investments.  See “Item 1. Business—Description of Investment Policy—Acquisition and Investment Policies—Joint Venture Investments.”  Our advisor and its affiliates may have conflicts of interest in determining which Behringer Harvard-sponsored program should enter into any particular joint venture agreement.  The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.  In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture.  Since our advisor and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Behringer Harvard Holdings, an affiliate of our advisor, and its affiliates sponsor private offerings of tenant-in-common interests through special-purpose entities for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons, referred to herein as 1031 Participants, who wish to invest the proceeds from a prior sale of real estate in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  In such a transaction, the special-purpose entity will purchase the property directly from the seller.  Each 1031 Participant will then purchase a tenant-in-common interest in the property through an assignment of the purchase and sale agreement relating to the property.  Whenever we acquire a tenant-in-common interest, we acquire such interest directly from the original third-party seller at the same price as the Behringer Harvard Exchange Entity.  We will not incur any upcharge or pay any fees to the Behringer Harvard Exchange Entity in connection with such acquisition.  We will, however, incur the same fees and expenses normally incurred by us in connection with any other investment.

In any Section 1031 TIC Transaction, Behringer Harvard Holdings, the Behringer Harvard Exchange Entity, or the other tenant-in-common owners may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.  For instance, Behringer Harvard Holdings will receive substantial fees in connection with its sponsoring of a Section 1031 TIC Transaction and our participation in such a transaction likely would facilitate its consummation of the transactions.  For these reasons, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of Behringer Harvard Holdings or the special-purpose entity.  As a result, agreements and transactions between the parties with respect to the property will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated parties.

Related Transactions

Behringer Harvard Multifamily REIT I has no employees and is supported by related party arrangements. Our advisor and certain of its affiliates earn fees and compensation in connection with our offering and in connection with the acquisition, management, and sale of our assets.  See “Item 6. Executive Compensation.”

Credit Facility with Behringer Harvard Operating Partnership I LP

On April 2, 2007, our operating partnership, Behringer Harvard Multifamily OP I, entered into a one-year credit facility with the operating partnership of Behringer Harvard REIT I, Inc., Behringer Harvard Operating Partnership I LP (the “Credit Facility”). The Credit Facility was terminated on December 20, 2007.  During 2007, we paid cash for interest and other fees of approximately $925,000. Our investments in unconsolidated real estate joint ventures include approximately $283,000 of capitalized interest costs.

Fees Paid to Our Dealer Manager

Behringer Securities, an affiliate of Behringer Harvard Multifamily Advisors I and dealer manager for our prior private offering and our initial public offering, received and will receive a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers.  In addition, up to 2.5% of gross offering proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee.  Behringer Securities will reallow all of its commissions to participating broker-dealers.

Behringer Securities may, pursuant to separately negotiated agreements, reallow a portion of its dealer manager fee in an aggregate amount up to 1.5% of gross offering proceeds to participating broker-dealers for marketing fees, including the cost of bona fide training and educational meetings, and due diligence expense reimbursements and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties.  For the year ended December 31, 2007, Behringer Securities earned commissions and dealer manager fees of $7.9 million and $3.2 million, respectively.  No fees were earned for the three months ended March 31, 2008.  For more information, see “Item 6. Executive Compensation—Dealer Manager.”

                All organization and offering expenses (excluding selling commissions and the dealer manager fee) are incurred and paid by Behringer Harvard Multifamily Advisors I or its affiliates. As related to the prior private offering, we paid Behringer Harvard Multifamily Advisors I a fixed rate of 1.5% of gross offering proceeds, regardless of whether the actual amount of organization and offering expenses was greater or less than 1.5% of gross offering proceeds.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned organization and offering expenses of $1.9 million.  No fees were earned for the three months ended March 31, 2008.

                Fees Paid to Our Advisor and Its Affiliates

                Behringer Harvard Multifamily Advisors I or its affiliates will receive acquisition and advisory fees of 2.5% (upon commencement of our initial public offering, we will reduce this fee to 1.75%) of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Harvard Multifamily Advisors I or its affiliates will also receive 2.5% (upon commencement of our initial public offering, we will reduce this fee to 1.75%) of the funds advanced in respect of a loan or other investment.  Behringer Harvard Multifamily Advisors I or its affiliates will be reimbursed for all expenses related to the selection and acquisition of assets, whether or not acquired by us.  For the three months ended March 31, 2008 and year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned acquisition and advisory fees of approximately $14,000 and $2.6 million, respectively. For more information, see “Item 6. Executive Compensation—The Advisory Management Agreement.”

                Behringer Harvard Multifamily Advisors I or its affiliates will receive debt financing fees of 1% of the amount available to us under debt financing originated or refinanced by or for us.  It is anticipated that our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned debt financing fees of $0.2 million from The Reserve at Johns Creek Walk property.  No fees were earned for the three months ended March 31, 2008.

                Behringer Harvard Multifamily Advisors I will receive a monthly asset management fee for each asset.  This amount will be calculated based upon one-twelfth of 1% (upon commencement of our initial public offering, we will reduce this fee to 0.75%) of aggregate assets value, as defined, as of the last day of the preceding month.  For the three months ended March 31, 2008 and year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned asset management fees of approximately $175,000 and $218,000, respectively.

                We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development.

                We expect to pay BHM Management Services, our property manager and an affiliate of our advisor, fees for the management of our properties, which may be subcontracted to unaffiliated third parties.  Such fees are equal to 3.75% of gross revenues from the properties managed by BHM Management.  BHM Management’s engagement will not commence with respect to any particular project until we, in our sole discretion, have the ability to appoint or hire BHM Management.  In the event that we contract directly with a non-affiliated third party property manager in respect of a property, we will pay BHM Management an oversight fee equal to 1% of gross revenues from the property managed (upon commencement of our initial public offering, we will reduce this fee to 0.50%).  In no event will we pay both a property management fee and an oversight fee to BHM Management with respect to a particular property.  We will reimburse the costs and expenses incurred by BHM Management on our behalf, including fees and expenses of apartment locators and third-party accountants, the wages and salaries and other employee-related expenses of all on-site employees of BHM Management who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.

                In March 2008, with our consent, HPT Management, also an affiliate of our advisor, assigned the property management agreement to BHM Management.  HPT Management waived its oversight fee for property managed during 2007.  For the three months ended March 31, 2008 and year ended December 31, 2007, HPT Management earned no property management fees.  For more information, see “Item 6. Executive Compensation—Property Manager.”

                We are dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and BHM Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

The following amounts are included in affiliate related receivables and payables:

	March 31, 2008	December 31, 2007
Advances to Ventures	$195,315	$226,443
Commissions and dealer manager fees	4,750	—
Organization and offering costs	65,717	—
Reimbursements of pursuit and other costs	190,254	74,484
Total Receivables from affiliates	$456,036	$300,927

Asset management fees	$175,246	$217,837
Acquisition and advisory fees	14,173	908,345
Commissions and dealer manager fees	—	231,976
Organization and offering costs	—	50,238
General and administration costs	43,942	—
Due to Ventures	4,810	4,810
Total Payables to Affiliates	$238,171	$1,413,206

Receipt of Fees and Other Compensation by Our Advisor and Its Affiliates

Our advisor, Behringer Harvard Multifamily Advisors I LP and its affiliates, including our dealer manager and our property manager, are entitled to substantial fees from us under the terms of the advisory management agreement, dealer manager agreement and property management agreement.  These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•                  the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory management agreement, the dealer-manager agreement and the property management agreement;

•                  public offerings of equity by us, which entitle Behringer Securities to dealer-manager fees and will likely entitle our advisor to increased acquisition and asset management fees;

•                  property sales, which entitle our advisor to real estate commissions and the possible issuance to our advisor of shares of our common stock through the conversion of our convertible stock;

•                  property acquisitions from other Behringer Harvard-sponsored programs, which might entitle affiliates of our advisor to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•                  property acquisitions from third parties, which entitle our advisor to acquisition fees, asset management fees and possibly property management and leasing fees;

•                  borrowings to acquire properties, which borrowings will increase the acquisition and asset management fees payable to our advisor as well as entitle the advisor to a debt financing fee;

•                  whether we seek to internalize our management functions, which internalization could result in our retaining some of our advisor’s key officers and employees for compensation that is greater than that which they currently earn or which could require additional payments to our advisor and its affiliates to purchase the assets and operations of our advisor;

•                  whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our advisor to the issuance of shares of our common stock through the conversion of our convertible stock; and

•                  whether and when we seek to sell the company or its assets, which sale could entitle our advisor to real estate commissions and the issuance of shares of our common stock through the conversion of our convertible stock.

Subject to oversight by our board of directors, our advisor has considerable discretion with respect to all decisions relating to the terms and timing of all transactions.  Therefore, our advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees will generally be payable to our advisor and its affiliates regardless of the quality of the properties acquired or the services provided to us.  See “Item 6. Executive Compensation—Management Compensation.”

We issued to Behringer Harvard Multifamily Advisors I, our advisor, 1,000 shares of convertible stock for an aggregate purchase price of $1,000.  Under limited circumstances, these shares may be converted into shares of our common stock, thereby resulting in dilution of the stockholders’ interest in us.

Our advisor and Mr. Behringer can influence whether we terminate the advisory management agreement, allow it to expire without renewal or whether our common shares are listed for trading on a national securities exchange.  Accordingly, our advisor can influence both the conversion of the convertible stock issued to it and the resulting dilution of other stockholders’ interests.  There will be no distributions paid on shares of convertible stock.  For a detailed description of the terms of the convertible stock, please see “Item 6. Executive Compensation—Our Advisor—Convertible Stock.”

Certain Conflict Resolution Procedures

We expect our independent directors to act on all matters in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.  In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to conflicts of interest, including the following:

Advisor Compensation.  After we commence our initial public offering, our independent directors will determine, from time to time but at least annually, that our total fees and expenses are reasonable, in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable, unaffiliated REITs.  Each such determination will be reflected in the minutes of our board of directors.  After we commence our initial public offering, our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory management agreement are being carried out.  Each such determination will be recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•                  the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•                  the success of our advisor in generating opportunities that meet our investment objectives;

•                  the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•                  additional revenues realized by our advisor and its affiliates through its relationship with us;

•                  the quality and extent of service and advice furnished by our advisor;

•                  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                  the quality of our portfolio in relation to the investments generated by our advisor for the account of its other clients.

Under our charter, we can only pay our advisor a real estate commission in connection with the sale of a property if it provides a substantial amount of the services in the effort to sell the property and the commission does not exceed 3% of the sales price of the property.  Moreover, our charter also provides that the commission, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

Our charter permits us to pay our advisor a gain from a sale of assets.  If we commence an initial public offering, we will amend our charter immediately prior to such commencement so that it will require that any gain from the sale of assets that we pay our advisor or an entity affiliated with our advisor must be reasonable.  Such an interest in gain from the sale of assets will be presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative.

Our charter also limits the amount of acquisition fees and acquisition expenses we can incur to a total of 6% of the contract purchase price for the property or, in the case of a mortgage loan, to 6% of the funds advanced.  This limit may only be exceeded if a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction approve the fees and expenses and find the transaction to be commercially competitive, fair and reasonable to us.  Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory management agreement limits these fees to (1) an acquisition fee equal to 2.5% (upon commencement of our initial public offering, we will reduce this fee to 1.75%) of the funds paid and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, (2) reimbursement of third-party acquisition expenses borne by our advisor, (3) debt financing fees of up to 1.0% of the loan or line of credit made available to us, and (4) development fees paid to an affiliate of our advisor if such affiliate provides the development services and if a majority of our independent directors determines that such development fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.  Our advisor may forego or reduce any of these fees so they do not exceed our charter limitation of 6%.  Any increase in these fees stipulated in the advisory management agreement would require the approval of a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction.

Term of Advisory Management Agreement.  Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor.  A majority of the independent directors or our advisor may terminate our advisory management agreement without cause or penalty on 60 days’ written notice.

Our Acquisitions.  If we commence our initial public offering, we will not purchase or lease properties in which our advisor, any of our directors or officers or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable.  In no event will we acquire any such property at an amount in excess of its appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction.  An appraisal is “current” if obtained within the prior year.  If we commence our initial public offering, we will not sell or lease properties to our advisor, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, determines the transaction is fair and reasonable to us.  We expect that from time to time our advisor or its affiliates will temporarily enter into contracts relating to investment in properties and other assets all or a portion of which is to be assigned to us prior to closing or may purchase property or other investments in their own name and temporarily hold title for us.

Loans.  If we commence our initial public offering, we will not make any loans to our advisor, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of our independent directors as fair and reasonable to us and on terms no less favorable to us than those available from third parties.  We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders.  In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title.  If we commence our initial public offering, our charter will prohibit us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of Behringer Harvard Multifamily Advisors I, our directors or officers or any of their affiliates.

In addition, our advisor, our directors and their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances.

Limitation on Operating Expenses. Our advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on our behalf or joint ventures in which we are a joint venture partner.  However, if we commence our initial public offering, we will first amend our charter so that the reimbursement will be subject to the limitation that our advisor must reimburse us for the amount, if any, by which our total operating expenses, including the asset management fee, paid during the previous fiscal year exceed the greater of:  (1) 2% of our average invested assets for that fiscal year, or (2) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets for that fiscal year.  If we have already reimbursed our advisor for such excess operating expenses, our advisor will be required to repay such amount to us.  Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.  For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of such quarter we will send a written disclosure of this fact to our stockholders.  In each case such disclosure will include an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.  If the independent directors do not determine that such excess expenses were justified, our advisor will reimburse us, at the end of the 12-month period, the amount by which the aggregate expenses exceeded the limitation.  We will not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

Allocation of Investment Opportunities.  In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by our advisor, for both us and one or more other public or private entities affiliated with our advisor and its affiliates, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity.  It shall be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us.  In determining whether or not an investment opportunity is suitable for more than one program, our advisor, subject to approval by our board of directors, shall examine, among others, the following factors:

•                  the anticipated cash flow of the property to be acquired and the cash requirements of each program;

•                  the effect of the acquisition both on diversification of each program’s investments by type of property and geographic area and on diversification of the tenants of its properties;

•                  the policy of each program relating to leverage of properties;

•                  the income tax effects of the purchase to each program;

•                  the size of the investment; and

•                  the amount of funds available to each program and the length of time such funds have been available for investment.

If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another program affiliated with our advisor or its affiliates will make the investment.

Issuance of Options and Warrants to Certain Affiliates.  Our charter prohibits the issuance of options or warrants to purchase our capital stock to Behringer Harvard Multifamily Advisors I, our directors or officers or any of their affiliates (a) on terms more favorable than we offer such options or warrants to the general public or (b) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares.  Our charter prohibits us from paying a fee to Behringer Harvard Multifamily Advisors I or our directors or officers or any of their affiliates in connection with our repurchase of our capital stock.

Reports to Stockholders.  Our charter requires that if we commence our initial public offering, we will prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year.  Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•                  the ratio of the costs of raising capital during the year to the capital raised;

•                  the aggregate amount of advisory fees and the aggregate amount of other fees paid to Behringer Harvard Multifamily Advisors I and any affiliates of Behringer Harvard Multifamily Advisors I by us or third parties doing business with us during the year;

•                  our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•                  a report from the independent directors that our policies are in the best interests of our common stockholders and the basis for such determination; and

•                  a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates.  Before becoming a stockholder, Behringer Harvard Holdings, an affiliate of our advisor, our advisor, our directors and officers and their affiliates must agree, if we commence our initial public offering, not to vote their shares regarding (1) the removal of any of these affiliates or (2) any transaction between them and us.

                Other Transactions with Affiliates. If we commence our initial public offering, we will not accept goods or services from our advisor or its affiliates or enter into any other transaction with our advisor or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Independence of the Board of Directors

                Our Board of Directors affirmatively determines which directors are independent. On March 14, 2008, our Board of Directors reviewed each Director’s relationship with us in conjunction with the definition of independence under the applicable NASDAQ listing standards  At the meeting, the Board affirmatively determined that all directors, not employed by our advisor—Messrs.  Abbasi, Bowler and Patton—meet the categorical standards and are independent directors under the NASDAQ listing standards.  Messrs. Abbasi, Bowler and Patton compose the members of our Audit Committee of which Mr. Abbasi serves as Chairman.  In the course of its determination of the independence of each director, not employed by our advisor, the Board considered the transactions, relationships and arrangements listed above.

Item 8.                    Legal Proceedings

Pending Litigation

One of the tenant-in-common programs, Behringer Harvard Beau Terre S, LLC, is currently underperforming relative to projections, which were based on certain seller representations regarding operating expenses and revenues for Beau Terre Office Park that Behringer Harvard Holdings believes to be false.  The private placement offering of tenant-in-common interests in Behringer Harvard Beau Terre S, LLC commenced on May 12, 2004 and was completed on August 18, 2004.  Behringer Harvard Beau Terre S, LLC raised total gross offering proceeds of approximately $17.6 million from the sale of 28 tenant-in-common interests.  Behringer Harvard Holdings relied on seller representations and third party due diligence, which included independent appraisals, regarding revenues related to the Beau Terre Office Park and has since learned that certain leases were fraudulent and a building had not been built.  When acquired in June 2004, Behringer Harvard Holdings projected an annualized yield to investors of 8.86%, 8.74% and 8.68% for the years ended December 31, 2005, 2006 and 2007, respectively.  In December 2005, Behringer Harvard Holdings completed a settlement with investors in the Beau Terre Office Park tenant-in-common program to support these projected returns. Under the terms of the settlement, Behringer Harvard Holdings agreed to, among other things, increase the lease payments under certain leases at the property, replace the existing property manager, build a new office building on an undeveloped lot at that property and pay $1.25 million.  In connection with the settlement with investors, Behringer Harvard Holdings revised its projections to 3.60% and 3.43% for the years ended December 31, 2006 and 2007, respectively.   Further, during 2006, the investors approved the 2007 budget with an annualized yield to investors of 1.64%.  Actual results for December 31, 2005, 2006 and 2007 were 8.56%, 7.00% and 5.39%, respectively.

As a result of the lower than anticipated performance of this asset, Behringer Harvard Holdings allowed the property management agreement with the on-site property manager to expire according to its terms.  The on-site property manager was replaced with Trammell Crow Company beginning in January 2006, which was replaced by Colliers Dickson Flake Partners in April 2007.  The former on-site property manager, an agent of the seller, filed a lawsuit against Behringer Harvard Holdings in Dallas, Texas alleging breach of contract, among other things.  Behringer Harvard Holdings believes that the lawsuit lacks merit and is actively defending those claims and pursuing its own claims against the seller and others.  In November 2007, Behringer Harvard Holdings and the investors completed a settlement with the seller and its agent.  In June 2008, Behringer Harvard Holdings and the investors completed a settlement with the appraiser and its successor in interest.  Also in June 2008, the investors dismissed  all of their remaining causes of action against the remaining parties and are no longer parties to the lawsuit.  This lawsuit between Behringer Harvard Holdings and the former on-site property manager and its affiliates is ongoing and is currently in the discovery phase.

Item 9.                    Market Price of and Distributions on our Common Stock and Related Stockholder Matters

As of March 31, 2008, we had approximately 14,278,324 shares of common stock outstanding, held by a total of approximately 1,957 stockholders.  The number of stockholders is based on the records of our transfer agent.

There currently is no public market for our common shares and we do not expect one to develop. We currently have no plans to list our shares on a national securities exchange or over-the-counter market, or to include our shares for quotation on any national securities market. Consequently, there is the risk that a stockholder may not be able to sell our common shares promptly or at all.

Prior to commencement of our initial public offering (should we commence that offering), our board of directors expects to approve (but delay the adoption of) a share redemption program that may enable stockholders to sell their shares to us in limited circumstances.  However, our board of directors could choose not to adopt the proposed redemption program or to amend its provisions without the approval of our stockholders.  See “Item 11. Description of our Securities to be Registered—Proposed Share Redemption Program” for further explanation of the share redemption program.

Distributions

We intend to declare and make distributions on a monthly basis provided that our board of directors determines we have, or anticipate having, sufficient cash available to do so.  Distributions will be paid to stockholders as of the record dates selected by the directors.  We intend to calculate our monthly distributions based on daily record and distribution declaration dates so our stockholders will be entitled to be paid distributions immediately upon the purchase of their shares.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes.  Generally, distributed income will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our REIT taxable income.

We have declared distributions based on daily record dates for each day during the period commencing July 1, 2007 through June 30, 2008, aggregated by month as follows:

	7/1/2007 through 7/31/2007 (1)	8/1/2007 through 8/31/2007 (1)	9/1/2007 through 9/30/2007 (1)	10/1/2007 through 10/31/2007 (1)	11/1/2007 through 11/30/2007 (1)	12/1/2007 through 12/31/2007 (1)(2)
Total Distributions Declared	$54,542	$64,221	$77,827	$121,126	$197,042	$412,059
Total Per Share Distribution	$0.000986301	$0.000986301	$0.000986301	$0.000986301	$0.000986301	$0.001013699
Annualized Rate Based on Purchase Price of $9.00 Per Share	4%	4%	4%	4%	4%	4%

	1/1/2008 through 1/31/2008 (1)(2)	2/1/2008 through 2/29/2008 (1)(2)	3/1/2008 through 3/31/2008 (1)(2)	4/1/2008 through 4/30/2008 (2)	5/1/2008 through 5/31/2008 (3)	6/1/2008 through 6/30/2008 (3)
Total Distributions Declared	$448,586	$419,407	$448,675	$433,855	$448,675	$433,855
Total Per Share Distribution	$0.001013699	$0.001013699	$0.001013699	$0.001013699	$0.001013699	$0.001013699
Annualized Rate Based on Purchase Price of $9.25 Per Share	4%	4%	4%	4%	4%	4%

(1) Approximately 76% of the distributions declared through December 31, 2007 represented a return of capital for tax purposes.

(2) The December 2007 through June 2008 distribution declarations have annualized rates based on a purchase price of $9.25 per share. In accordance with the terms of our private offering, the price per share increased from $9.00 to $9.25 because we exceeded $100 million in aggregate offering proceeds. Therefore, the effective annualized rate based on a purchase price of $9.00 per share was 4.11% for the months of December 2007 through April 2008.

(3) As of May 31, 2008, the board of directors has authorized distributions for the months of May 2008 through June 2008, but these distributions have not yet been paid to stockholders.

On June 6, 2007, our board of directors authorized distributions payable to the stockholders of record each business day of the period commencing July 1, 2007 and ending August 31, 2007.  The declared distributions equaled a daily amount of $0.000986301 per share of common stock, which is equivalent to an annual distribution rate of 4% on common stock purchased in the private offering for $9.00 per share.  We also determined that the distributions payable to each stockholder of record during a month would be paid in cash on or before the 16th day of the following month.  In order that our stockholders could begin receiving cash distributions for the period commencing July 1, 2007, we elected to use proceeds from the private offering to pay the authorized distributions described above.

On August 28, 2007, our board authorized identical payments of cash distributions to stockholders of record as of the close of business on each day of the period commencing on September 1, 2007 and ending November 30, 2007 equal to a daily amount of $0.000986301 per share of common stock equivalent to an annual distribution rate of 4% on common stock purchased in the private offering for $9.00 per share.

On November 28, 2007, our board of directors authorized distributions payable to the stockholders of record each business day of the period commencing December 1, 2007 and ending February 29, 2008 equal to a daily amount of $0.001013699 per share of common stock equivalent to an annual distribution rate of 4% on common stock purchased in the private offering for $9.25 per share.

On February 11, 2008, our board of directors authorized distributions payable to the stockholders of record each business day of the period commencing March 1, 2008 and ending March 31, 2008 equal to a daily amount of $0.001013699 per share of common stock equivalent to an annual distribution rate of 4% on common stock purchased in the private offering for $9.25 per share.

On March 14, 2008, our board of directors authorized distributions payable to the stockholders of record each business day of the period commencing April 1, 2008 and ending May 31, 2008 equal to a daily amount of $0.001013699 per share of common stock equivalent to an annual distribution rate of 4% on common stock purchased in the private offering for $9.25 per share.

On May 14, 2008, our board of directors authorized distributions payable to the stockholders of record each business day of the period commencing June 1, 2008 and ending June 30, 2008 equal to a daily amount of $0.001013699 per share of common stock equivalent to an annual distribution rate of 4% on common stock purchased in the private offering for $9.25 per share.

As of the date of this Form 10, we have not generated sufficient funds from operations to pay for all such distributions.  We can give no assurance that we will pay distributions solely from our funds from operations in the future, especially during the offering period when we may raise capital more quickly than we acquire income-producing properties.

                As described above, we have begun to make regular distributions and our board of directors determines the amount of each distribution.  We have elected to use gross offering proceeds from the private offering to pay a significant portion of these authorized distributions with the balance paid from operations and interest income.  We anticipate that we will pay a substantial portion of our distributions during the offering stage and early acquisition and development stage from sources other than cash flow from operations in anticipation of future cash flow, such as from the proceeds of this or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings, whether or not secured by our assets, in anticipation of future operating cash flow.  The amount of each distribution generally will be based upon such factors as the amount of actual or expected distributable funds, capital available or anticipated to be available from our investments, current and projected cash requirements, tax considerations and other factors.  Distributions in any period may constitute a return of capital.

Item 10.                 Recent Sales of Unregistered Securities

In connection with our initial capitalization, on August 4, 2006, we issued 1,249 shares of our common stock to Behringer Harvard Holdings for $8.01 per share.  In addition, on November 28, 2007, we issued 23,720 additional shares of our common stock to Behringer Harvard Holdings for $8.01 per share and 1,000 shares of our non-convertible stock to the Advisor for $1 per share.  The convertible stock is convertible into shares of our common stock only on the terms and conditions set forth in the Form 10.  We issued these shares of common stock and convertible stock in private transactions exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

We also commenced a private offering with no general solicitation to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007. We issued an aggregate of approximately 14.2 million shares of our common stock for an aggregate purchase price of approximately $127.3 million in the private offering.  We issued these shares of common stock in private transactions exempt from the registration requirements under the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 11.                 Description of our Securities to be Registered

The following description of our shares is not complete but is a summary and is qualified in its entirety by reference to the Maryland General Corporation Law, our charter and our bylaws.  We expect to amend our charter and our bylaws prior to the commencement of our initial public offering; when we refer to “our charter” and “our bylaws” in this Form 10, we are referring to them as they will be amended unless otherwise noted.

Under our charter, we have authority to issue a total of 1,000,000,000 shares of capital stock.  Of the total shares authorized, 875,000,000 shares are designated as common stock with a par value of $0.0001 per share, 1,000 shares are designated as convertible stock with a par value of $0.0001 per share, and 124,999,000 shares are designated as preferred stock with a par value of $0.0001 per share.  Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock without stockholder approval.  Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.  Thus, the board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.  In addition, our board of directors is authorized to amend our charter, without the approval of our stockholders, to increase the aggregate number of our authorized shares of capital stock or the number of shares of any class or series that we have authority to issue.

As of December 31, 2007, (i) approximately 14,278,324 shares of our common stock were issued and outstanding, 24,969 of which were owned by Behringer Harvard Holdings, an affiliate of our advisor, and 6,000 shares of which were shares of restricted stock owned by our independent directors, (ii) 1,000 shares of our convertible stock were issued and outstanding, all of which were owned by our advisor, and (iii) no shares of preferred stock were issued and outstanding.  We issued each of our independent directors 1,000 shares of restricted common stock on the date he or she first became a director and, after serving as an independent director for one year, another 1,000 shares of restricted common stock in contemplation of a second year of service as an independent director.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including election of our directors.  Our charter does not provide for cumulative voting in the election of directors.  Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors.  Subject to any preferential rights of any outstanding series of preferred stock that may be designated, the holders of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of available funds and, subject to the rights of any outstanding preferred shares are entitled to receive, upon liquidation, all assets available for distribution to our stockholders.  All shares of common stock issued in our initial public offering will be fully paid and non-assessable.  The holders of shares of our common stock will not have preemptive rights, which means that our stockholders will not have an automatic option to purchase any new shares that we issue, nor will such holders have any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Our charter requires our shares to be issued without certificates until our common stock is listed on a national securities exchange.  If we commence our initial public offering, we will amend our charter to provide discretion to our board of directors over whether we issue shares with or without certificates.  We expect that, until our common stock is listed for trading on a national securities exchange, we will not issue shares of common stock in certificated form.  DST Systems, Inc. acts as our registrar and as the transfer agent for our shares.  Permitted transfers can be effected simply by mailing to our transfer agent a transfer and assignment form, which we will provide to our stockholders at no charge.  We will cover the costs associated with the transfer.

Convertible Stock

Our authorized capital stock includes 1,000 shares of convertible stock, par value $0.0001 per share.  We have issued all of such shares to our advisor.  No additional consideration is due upon the conversion of the convertible stock.  There will be no distributions paid on shares of convertible stock.  The conversion of the convertible stock into common shares will result in dilution of the stockholders’ interests.  With certain limited exceptions, shares of convertible stock shall not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of stockholders of the company at which they are not entitled to vote.  However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock is required for the adoption of any amendment, alteration or repeal of a provision of the charter that adversely changes the preferences, limitations or relative rights of the shares of convertible stock.

Prior to commencement of our initial public offering, we intend to repurchase the outstanding convertible stock from our advisor and reissue convertible stock with new terms. For a description of our convertible stock terms, please see “Item 6. Executive Compensation—Our Advisor—Convertible Stock.”

Preferred Stock

We are not registering any preferred stock on this Form 10. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.  If our board of directors does determine to issue preferred stock, we expect that such issuances will be approved by at least a majority of our independent directors who do not have an interest in the transaction and who have access to our legal counsel, or independent legal counsel, at our expense.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders.  Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president of the company or the secretary of the company upon the written request of stockholders holding at least a majority (or, after we commence our initial public offering, 10%) of our outstanding common shares entitled to vote at the meeting.  Upon receipt of a written request of stockholders holding at least a majority (or, after we commence our initial public offering, 10%) of our outstanding shares entitled to vote at the meeting stating the purpose of the special meeting, the secretary will provide all of our stockholders entitled to vote at the meeting written notice of the meeting, and the purpose of such meeting, to be held not less than 15 nor more than 60 days after the distribution of the notice of meeting.  The presence of holders of a majority of the outstanding shares entitled to vote at the meeting, either in person or by proxy, will constitute a quorum.  Unless otherwise provided by Maryland General Corporation Law or our charter, the affirmative vote of a majority of votes cast at a meeting at which a quorum is present is necessary to take stockholder action.  However, until our charter is amended immediately prior to the commencement of our initial public offering, a plurality of the votes cast in person or by proxy at an annual meeting at which quorum present is sufficient to elect a director.

Under our charter, which sets forth the stockholder voting rights required to be set forth therein under NASAA REIT Guidelines, and under the Maryland General Corporation Law, our holders of shares of our common stock are entitled to vote at a duly held meeting at which a quorum is present on:

•                  the election or removal of directors;

•                  any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:

•                  change our name;

•                  increase or decrease the aggregate number of our shares;

•                  increase or decrease the number of our shares of any class or series that we have the authority to issue;

•                  classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares;

•                  effect reverse stock splits; and

•                  opting into any of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (although, if we commence our initial public offering, we will first amend our charter so that we may not opt into any such provision until after the listing of our shares of common stock on a national securities exchange) (see “— Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8” below);

•                  a reorganization as provided in our charter;

•                  our liquidation or dissolution; and

•                  our being a party to any merger, consolidation or sale or other disposition of substantially all of our assets (if we commence an initial public offering, we will first amend or charter such that stockholders may vote on these matters notwithstanding that Maryland law may not require stockholder approval).

Our charter provides that our stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless the board, upon the affirmative vote of a majority of the entire board, determines that such rights will apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such approval in connection with which our stockholders would otherwise be entitled to exercise such rights.

Our charter currently provides that our board of directors, including a majority of our independent directors, must approve any proposed charter amendment.  If we commence our initial public offering, we will first amend our charter so that our board of directors must approve any proposed charter amendment that requires stockholder approval, and a majority of our independent directors must only approve any amended that our board of directors may make without stockholder approval.

Our advisor is selected and approved annually by our directors.  While our stockholders do not have the ability to vote to replace Behringer Harvard Multifamily Advisors I or to select a new advisor, stockholders do have the ability, by the affirmative vote of holders of a majority of the shares entitled to vote on such matter, to elect to remove a director from our board with or without cause.

If we commence our initial public offering, holders of shares of our common stock will be entitled to receive a copy of our stockholder list upon request in connection with the exercise of their voting rights or for other proper purposes.  Such list may not be used to solicit the acquisition of our shares or for another commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of the Company.  The list provided by us will include each common stockholder’s name, address and telephone number, if available, and the number of shares owned by each common stockholder, and will be sent within ten days of the receipt by us of the request.  A stockholder requesting a list will be required to pay reasonable costs of postage and duplication.  Holders of shares of our common stock and their representatives shall also be given access to our corporate records at reasonable times.  We have the right to ask that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act which provides that, upon the request of stockholders and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves.

Restriction on Ownership of Shares

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares may be owned by any five or fewer individuals, including certain entities treated as individuals under the Internal Revenue Code.  In addition, our outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year.  Each of the requirements specified in the two preceding sentences shall not apply until after 2007, the first taxable year for which we will make an election to be taxed as a REIT.  We may prohibit acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code.  However, we cannot assure our stockholders that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, our charter contains restrictions on the number of shares of our common stock and preferred stock that a person may own.  No person may acquire or hold, directly or indirectly, in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common or preferred stock.  This limitation does not apply to the holder(s) of our convertible stock or the common stock issued upon conversion of our convertible stock.  However, our board of directors may defer the timing of the conversion of all or a portion of our convertible stock if it determines that full conversion could jeopardize our qualification as a real estate investment trust under then applicable federal income tax laws and regulation.  Any such deferral will not otherwise alter the terms of the convertible stock, and such stock will convert at the earliest date after our board of directors determines that such conversion will not jeopardize our qualification as a real estate investment trust.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons.  Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock that are transferred to the trust, as discussed below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT.  The above restrictions will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board, in its sole discretion, may exempt a person from these limits.  However, the board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT.  In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity that we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant.  The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions.  The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust, as discussed below.  The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Internal Revenue Code will be null and void.  Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Internal Revenue Code or in our otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.  The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer.  Shares of our stock held in the trust will be issued and outstanding shares.  The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust.  The trustee of the trust will have all voting rights and rights to distributions or other distributions with respect to shares held in the trust.  These rights will be exercised for the exclusive benefit of the charitable beneficiary.  Any distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.  Any distribution authorized but unpaid will be paid when due to the trustee.  Any distribution paid to the trustee will be held in trust for the charitable beneficiary.  Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.  However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations.  Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows.  The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares.  Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary.  If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.  The notice given to stockholders upon issuance or transfer of shares of our stock will refer to the restrictions described above.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the fair market value on the date we, or our designee, accept the offer.  We will have the right to accept the offer until the trustee has sold the shares.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock that he or she beneficially owns and a description of the manner in which the shares are held.  Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits.  In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The foregoing ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Distributions

Some or all of our distributions have been and may be paid from sources other than funds from operations, such as from the proceeds of our initial public offering, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fund fully the payment of distributions therefrom.  We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments.  In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We intend to declare and make distributions on a monthly basis provided that our board of directors determines we have, or anticipate having, sufficient cash available to do so.  Distributions will be paid to stockholders as of the record dates selected by the directors.  We intend to calculate our monthly distributions based on daily record and distribution declaration dates so our stockholders will be entitled to be paid distributions immediately upon the purchase of their shares.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes.  Generally, distributed income will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our REIT taxable income.

Distributions will be authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition.  The board’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements.  Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.  We may utilize capital, borrow money, issue new securities or sell assets in order to make distributions.  In addition, from time to time, our advisor and its affiliates may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or other incentives due to them, enter into lease agreements for unleased space, pay general administrative expenses or otherwise supplement stockholder returns in order to increase the amount of cash available to make distributions to our stockholders.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions.  There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.  See “Item 1.A. Risk Factors—Risks Related to Our Business in General—Distributions may be paid from capital and there can be no assurance that we will be able to achieve expected cash flows necessary to continue to pay initially established distributions or maintain distributions at any particular level, or that distributions will increase over time.”

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders.  We may issue securities as stock dividends in the future.

Proposed Share Redemption Program

If we commence our initial public offering, our board of directors expects to approve (but delay the adoption of) a share redemption program that may enable our stockholders to sell their shares to us in limited circumstances.  However, our board of directors could choose not to adopt the proposed redemption program or to amend its provisions without the approval of our stockholders. Upon adoption, our proposed share redemption program would permit our stockholders to sell their shares back to us after they have held them for at least one year, subject to the significant conditions and limitations described below.  The purchase price for such shares redeemed under the redemption program will be as set forth below until we begin obtaining appraisals.  We expect to obtain appraisals of the value of our properties and our other assets three full fiscal years after the later of the termination of this or any subsequent offering of our shares.  We will retain persons independent of us and our advisor to prepare these appraisals.

Except for redemptions sought upon a stockholder’s death or qualifying disability (as defined below) or redemptions sought upon a stockholder’s confinement to a long-term care facility (upon the conditions set forth below), the purchase price per share for shares redeemed under the redemption program will equal (1) prior to the time we begin obtaining appraisals, the amount by which (a) the lesser of (i) 90% of the average gross price per share the original purchaser or purchasers of a stockholder’s shares paid to us, which we refer to as the “issue price,” for all of a stockholder’s shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the offering price of shares in our most recent public primary offering exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our investments, or (2) after we begin obtaining such appraisals, the lesser of (i) 100% of the average issue price per share for all of a stockholder’s shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the net asset value per share, as determined by the most recent appraisal.

In the event that a stockholder redeems all of his or her shares, any shares that the stockholder purchased pursuant to our distribution reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of our board of directors.  In addition, for purposes of the one-year holding period, limited partners of Behringer Harvard Multifamily OP I who exchange their limited partnership units for shares of our common stock will be deemed to have owned their shares as of the date they were issued their limited partnership units in Behringer Harvard Multifamily OP I.  For a description of the exchange rights of the limited partners of Behringer Harvard Multifamily OP I, see “Item 1. Business—The Operating Partnership Agreement—Exchange Rights.”

Subject to the limitations described in this Form 10 and provided that the redemption request is made within 270 days of the event giving rise to the following special circumstances, we will also waive the one-year holding requirement (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the disability of a stockholder or upon a stockholder’s confinement to a long-term care facility, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder.  Our board of directors reserves the right in its sole discretion at any time to (1) waive the one-year holding period in the event of other exigent circumstances affecting a stockholder such as bankruptcy or a mandatory distribution requirement under a stockholder’s IRA, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) otherwise amend the terms of our share redemption program.

In addition, and subject to the conditions and limitations described below, we will redeem shares at the prices described below upon the death of a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust.  We must receive the written notice within 270 days after the death of the stockholder.  If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a trust other than a revocable grantor trust, partnership, corporation or other similar entity, these special redemption rights upon death do not apply.

Furthermore, and subject to the conditions and limitations described below, we will redeem shares at the prices described below held by a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, with a qualifying disability or upon confinement to a long-term care facility, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not preexisting on the date that the person became a stockholder or that the stockholder seeking redemption was not confined to a long-term care facility on the date the person became a stockholder.  We must receive written notice within 270 days after the determination of such stockholder’s qualifying disability or, with respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, within 270 days of the earlier of (1) the one-year anniversary of the stockholder’s admittance to the long-term care facility or (2) the date of the determination of the stockholder’s indefinite confinement to the long-term care facility by a licensed physician.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, these special redemption rights do not apply.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”).  The “applicable governmental agencies” are limited to the following:  (1) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (2) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (3) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including, but not limited to, worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special redemption terms applicable to stockholders with a “qualifying disability” unless permitted in the discretion of the board of directors.  Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by:  (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•                  disabilities occurring after the legal retirement age;

•                  temporary disabilities; and

•                  disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special redemption terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above.  However, where a stockholder requests the redemption of his or her shares due to a disability, and such stockholder does not have a “qualifying disability” under the terms described above, our board of directors may redeem the stockholder’s shares in its discretion on the special terms available for a qualifying disability.

With respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, a “long-term care facility” shall mean an institution that:  (1) either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and (2) meets all of the following requirements:  (a) its main function is to provide skilled, intermediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents.  Where a stockholder seeks redemption of his or her shares due to confinement to a long-term care facility, the stockholder must submit a written statement from a licensed physician certifying either (1) the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or (2) that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility.  Notwithstanding the above, where a stockholder requests redemption of his or her shares due to confinement to a long-term care facility, and such stockholder does not meet the definition set forth above, our board of directors may redeem the stockholder’s shares in its discretion on the special terms available for confinement to a long-term care facility.

The purchase price per share for redemptions sought upon a stockholder’s death or qualifying disability or confinement to a long-term care facility (provided that the condition causing such qualifying disability was not preexisting on the date that such person became a stockholder or that the stockholder was not confined to a long-term care facility on the date the person became a stockholder), until we begin having appraisals performed by an independent third party, will be equal to the amount by which (a) the average issue price per share for all of a stockholder’s shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock) exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our investments.  Thereafter, the purchase price will be the net asset value per share, as determined by the most recent appraisal.

Our share redemption program, including redemptions sought upon a stockholder’s death or disability or upon confinement of a stockholder to a long-term care facility, is available only for stockholders who purchase their shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her shares by purchase from another stockholder.  In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder acquired the shares to be repurchased either (1) directly from us or (2) from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the investor’s immediate or extended family (including the investor’s spouse, parents, siblings, children or grandchildren and including relatives by marriage), (ii) through a transfer to a custodian, trustee or other fiduciary for the account of the investor or members of the investor’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.

We will generally engage a third party to conduct a Uniform Commercial Code (“UCC”) search to ensure that no liens or encumbrances are held against the shares presented for redemption.  We will cover the cost for these searches.  Shares that are not subject to liens or encumbrances will be eligible for redemption following the completion of the UCC search.  We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that such liens or encumbrances have been removed.

We intend to redeem shares quarterly under the program.  We will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption.  Our board of directors will determine at least quarterly whether we have sufficient excess cash to repurchase shares.  Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow for the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.  Our board of directors, in its sole discretion, may suspend implementation of, terminate or amend our share redemption program at any time it determines that such suspension, termination or amendment is in our best interest.  Our board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes.  These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.  Our stockholders will have no right to request redemption of their shares if the shares are listed for trading on a national securities exchange.  See “Item 1.A. Risk Factors—Risks Related to Our Business in General.”

A request for redemption may be withdrawn in whole or in part by a stockholder in writing at any time prior to redemption.  We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any particular redemption period.  If we cannot accommodate a redemption request due to the foregoing limitations, the stockholder or his or her estate, heir or beneficiary can (1) withdraw the request for redemption, or (2) ask that we honor the request at such time, if any, when the limitations no longer prevent redemption.  Such pending requests will be honored among all requests for redemptions in any given redemption period, as follows:  first, pro rata as to redemptions sought upon a stockholder’s death or disability or sought upon a stockholder’s confinement to a long-term care facility; next, pro rata as to redemptions to stockholders who demonstrate, in the discretion of our board of directors, another involuntary, exigent circumstance, such as bankruptcy; next, pro rata as to redemptions to stockholders subject to a mandatory distribution requirement under their IRAs; and, finally, pro rata as to other redemption requests.  Our advisor and its affiliates will defer their own redemption requests, if any, until all other requests for redemption have been met.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then owned for redemption, except that the minimum number of shares that must be presented for redemption shall be at least 25% of the holder’s shares.  However, as little as 10% of one of our stockholder’s shares may be presented for redemption if the stockholder’s redemption request is made within 270 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by a stockholder with a qualifying disability, who is deemed by our board of directors to be permanently disabled or who is seeking redemption upon confinement to a long-term care facility; (3) by a stockholder due to other involuntary, exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA; provided, however, that any future redemption request by such stockholder must present for redemption at least 25% of such stockholder’s remaining shares.  Except in the case of redemptions due to a mandatory distribution under a stockholder’s IRA, we will treat a redemption request that would cause a stockholder to own fewer than 200 shares as a request to redeem all of a stockholder’s shares, and we will vary from pro rata treatment of redemptions as necessary to avoid having stockholders holding fewer than 200 shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed shares will be made so that the blended price per share for all redeemed shares is reflective of the issue price per share of all shares owned by such stockholder through the dates of each redemption.

A stockholder who wishes to have shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent.  An estate, heir or beneficiary that wishes to have shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent.  A stockholder requesting the redemption of his or her shares due to a qualifying disability or confinement to a long-term care facility must mail or deliver to us a written request on a form provided by us, including the evidence and documentation described above, or evidence acceptable to our board of directors of the stockholder’s disability or confinement to a long-term care facility.  If the shares are to be redeemed under the conditions outlined herein, we will forward the documents necessary to affect the redemption, including any signature guaranty we may require.

The effective date of any redemption will be the last day of the calendar month preceding the quarterly determination by our board of directors of the availability of funds for redemption.  The shares approved for redemption will accrue no distributions after the effective date of redemption.  In making the determination of the availability of funds for redemption, our board of directors will consider only properly completed redemption requests that we received on or before the last day of the calendar month preceding the determination of the availability of funds for redemption.  Payment for the shares so approved for redemption, assuming sufficient funds for redemption and the satisfaction of all necessary conditions, will be made no later than 15 days after the date of our directors’ action to determine the shares approved for redemption.

Subject to the restrictions in Behringer Harvard Multifamily OP I’s limited partnership agreement and any other applicable agreement, we may cause Behringer Harvard Multifamily OP I to offer to its limited partners (other than our subsidiaries, BHMF, Inc. and BHMF Business Trust) a partnership unit redemption program equivalent to our share redemption program.  Any units redeemed under the partnership unit redemption program will be redeemed upon terms substantially equivalent to the redemption terms of our share redemption program and will be treated as shares for purposes of calculating the annual limitation on the number of shares that may be redeemed under our share redemption program.

Our share redemption program is only intended to provide interim liquidity for our stockholders until a secondary market develops for the shares.  No such market presently exists, and we cannot assure our stockholders that any market for their shares will ever develop.  The shares we purchase under the share redemption program will be cancelled.  Neither our advisor, nor any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the share redemption program.

The foregoing provisions regarding the share redemption program in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that the advisor, in its discretion, deems to be in our best interest.

Distribution Reinvestment Plan and Automatic Investment Plan

If we commence our initial public offering as part of our public registration statement, we are registering up to 50,000,000 shares of our common stock pursuant to a distribution reinvestment plan (which we refer to as our “DRIP offering.”)  Our DRIP offering will allow stockholders to reinvest their distributions in our common stock.

If we commence our initial public offering, we also intend to commence an automatic investment plan that will allow our stockholders to make cash investments in additional shares of common stock at regular intervals through automatic debits to their checking, savings or other bank account.  If we commence our initial public offering, after an initial purchase of shares, stockholders will be able elect to purchase additional shares of our common stock through this plan.

Restrictions on Roll-up Transactions

The following limitations with respect to “Roll-up Transactions” will apply if we commence an initial public offering.  A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (a “Roll-up Entity”) that is created or would survive after the successful completion of a Roll-up Transaction.  This term does not include:

•                  a transaction involving our securities that have been for at least 12 months listed for trading on a national securities exchange; or

•                  a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in common stockholder voting rights, the term of our existence, compensation to Behringer Harvard Multifamily Advisors I or our investment objectives.

In connection with any proposed Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent, independent appraiser.  If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal shall be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for that offering.  The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction.  The appraisal shall assume an orderly liquidation of assets over a 12-month period.  The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders.  A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(1)                                  accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)                                  one of the following:

 (a)                               remaining as holders of our common stock and preserving their interests in us on the same terms and conditions as existed previously; or

 (b)                              receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•                  that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the voting rights of our stockholders, annual reports and annual and special meetings of stockholders or that would permit our shares to be assessable;

•                  that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•                  in which our investors’ rights of access to the records of the Roll-up Entity will be less than those provided in our charter and described under “—Meetings and Special Voting Requirements”; or

•                  in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by our stockholders.

Provisions of Maryland Law and of Our Charter and Bylaws

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•                  any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for his or her shares.  Maryland law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from the vote on whether to accord voting rights to the control shares.  Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.  We can offer no assurance that this provision will not be amended or eliminated at any time in the future.

Tender Offers by Stockholders

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements.  These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer.   Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:

•                  Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•                  The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•                  The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•                  That all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer.  If any stockholder initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to redeem such noncompliant stockholder’s shares and any shares acquired in such tender offer.  The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                  a classified board;

•                  two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

If we commence an initial public offering, we will first amend our charter so that we will be prohibited until such time that our shares of common stock are listed on a national securities exchange, from electing to be subject to the provisions under Subtitle 8.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.  With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.  The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Item 12.                 Indemnification of Directors and Officers

We are permitted to limit the liability of our directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, its charter, and federal and state securities laws.

Our charter requires us to hold harmless our directors and officers, and to indemnify our directors, officers and employees and the Advisor, its affiliates and any of their employees acting as an agent of us to the maximum extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administration Association on May 7, 2007 and by Maryland law for losses.  However, if we commence our initial public offering, the foregoing exculpation and indemnification will be provided only if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•                  the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•                  in the case of non-independent directors, the Advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of our assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the ability of our stockholders to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although equitable remedies may not be an effective remedy in some circumstances.

The SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.  Further, if we commence our initial public offering, our charter will prohibit the indemnification of our directors, the Advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

If we commence our initial public offering, our charter will require that the advancement of funds to its directors, the Advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:  (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) the party seeking indemnification provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We will also purchase and maintain insurance on behalf of all of its directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 13.                 Financial Statements and Supplementary Data

See the Financial Statements beginning on Page F-1.

Item 14.                 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15.                 Financial Statements and Exhibits

(a)            Financial Statements.  The list of the financial statements filed as part of this registration statement on Form 10 is set forth on page F-1 herein.

(b)            Exhibits.  The list of exhibits as part of this registration statement on Form 10 is submitted in the exhibit index below:

Ex.	Description	Incorporation by Reference

3.1	Form of Articles of Restatement	Incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11/A (No. 333-148414) filed on May 9, 2008

3.2	Form of Third Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11/A (No. 333-148414) filed on February 12, 2008

4.1	Statement regarding Restrictions on Transferability of Shares of Common Stock	Incorporated by reference to Exhibit 4.5 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11/A (No. 333-148414) filed on May 9, 2008

10.1	Form of Amended and Restated Advisory Management Agreement	Incorporated by reference to Exhibit 10. to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11/A (No. 333-148414) filed on May 9, 2008

10.2	Form of Amended and Restated Property Management Agreement	Filed herewith

10.3	Amended and Restated 2006 Incentive Award Plan	Incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11/A (No. 333-148414) filed on May 9, 2008

10.4	Form of License Agreement	Filed herewith

21.1	List of Subsidiaries	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Behringer Harvard Multifamily REIT I, Inc.

	By:	/s/ Robert S. Aisner
	Name:	Robert S. Aisner
	Title:	Chief Executive Officer
Date: June 9, 2008

INDEX TO FINANCIAL STATEMENTS

Financial Statements	Page

Behringer Harvard Multifamily REIT I, Inc. – Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-4

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-5

Consolidated Statements of Operations for the year ended December 31, 2007 and for the period from August 4, 2006 (date of inception) through December 31, 2006	F-6

Consolidated Statements of Stockholders’ Equity (Deficit) for the year ended December 31, 2007 and for the period from August 4, 2006 (date of inception) through December 31, 2006	F-7

Consolidated Statement of Cash Flows for the year ended December 31, 2007 and for the period from August 4, 2006 (date of inception) through December 31, 2006	F-8

Notes to Consolidated Financial Statements	F-9

Behringer Harvard Multifamily REIT I, Inc. – Consolidated Financial Statements (unaudited)

Consolidated Balance Sheets as of March 31, 2008 and December 31, 2007	F-27

Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007	F-28

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2007 and for the three months ended March 31, 2008	F-29

Consolidated Statement of Cash Flows for the three months ended March 31, 2008 and 2007	F-30

Notes to Consolidated Financial Statements	F-31

Behringer Harvard Lovers Lane Venture I, LLC – Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-49

Consolidated Balance Sheet as of December 31, 2007	F-50

Consolidated Statement of Operations for the period from June 1, 2007 (date of inception) through December 31, 2007	F-51

Consolidated Statement of Members’ Equity for the period from June 1, 2007 (date of inception) through December 31, 2007	F-52

Consolidated Statement of Cash Flows for the period from June 1, 2007 (date of inception) through December 31, 2007	F-53

Notes to Consolidated Financial Statements	F-54

Behringer Harvard Baileys Venture, LLC – Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-59

Consolidated Balance Sheet as of December 31, 2007	F-60

Consolidated Statement of Operations for the period from June 26, 2007 (date of inception) through December 31, 2007	F-61

Consolidated Statement of Members’ Equity for the period from June 26, 2007 (date of inception) through December 31, 2007	F-62

Consolidated Statement of Cash Flows for the period from June 26, 2007 (date of inception) through December 31, 2007	F-63

Notes to Consolidated Financial Statements	F-64

Behringer Harvard Johns Creek Venture, LLC – Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-69

Financial Statements	Page

Plaza on Lovers Lane Apartments – Financial Statements

Independent Auditors’ Report	F-110

Statements of Revenues and Certain Operating Expenses for the three months ended March 31, 2007 (unaudited) and for the year ended December 31, 2006	F-111

Notes to Statements of Revenues and Certain Operating Expenses for the three months ended March 31, 2007 (unaudited) and for the year ended December 31, 2006	F-112

The Reserve at Johns Creek Walk Apartments – Financial Statements

Independent Auditors’ Report	F-113

Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2007 (unaudited) and for the period from May 1, 2006 (date of inception) through December 31, 2006	F-114

Notes to Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2007 (unaudited) and for the period from May 1, 2006 (date of inception) through December 31, 2006	F-115

Unaudited Pro Forma Consolidated Financial Statements

Unaudited Pro Forma Consolidated Financial Statements	F-116

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2008	F-117

Unaudited Pro Forma Consolidated Statement of Income for the three months ended March 31, 2008	F-118

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2007	F-119

Unaudited Notes to Pro Forma Consolidated Financial Statements	F-120

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Behringer Harvard Multifamily REIT I, Inc.

Addison, Texas

We have audited the accompanying consolidated balance sheets of Behringer Harvard Multifamily REIT I, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and for the period from August 4, 2006 (date of inception) through December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and for the period from August 4, 2006 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 15, 2008

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Balance Sheets

as of December 31, 2007 and 2006

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$53,377,585	$20,004
Restricted cash	53,300	—
Receivables from affiliates	300,927	—
Mortgage note receivable	70,986	—
Escrow deposits	888,525	—
Other assets	681,917	—
Investments in unconsolidated real estate joint ventures	60,068,633	—
Total assets	$115,441,873	$20,004

Liabilities and stockholders’ equity (deficit)

Liabilities
Payables to affiliates	$1,413,206	$—
Subscriptions for common stock	53,300	—
Accrued liabilities	143,812	11,000
Dividends payable	412,058	—
Total liabilities	2,022,376	11,000

Commitments and contingencies

Minority interest	—	10,000

Stockholder’s equity (deficit)
Preferred stock, $.0001 par value per share; 125,000,000 shares authorized, none outstanding	—	—
Common stock, $.0001 par value per share; 875,000,000 shares authorized, 14,272,919 and 4,249 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	1,427	—
Additional paid-in capital	114,566,504	13,059
Cumulative distributions and net loss	(1,148,434)	(14,055)
Total stockholders’ equity (deficit)	113,419,497	(996)
Total liabilities and stockholders’ equity (deficit)	$115,441,873	$20,004

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Statements of Operations

for the year ended December 31, 2007 and for the
period from August 4, 2006 (date of inception) through December 31, 2006

	Year ended December 31, 2007	For the period from August 4, 2006 (date of inception) through December 31, 2006
Rental Revenue	$—	$—

Expenses
Asset management fees	217,837	—
Organization expenses	49,709	—
Interest expense	642,124	—
General and administrative	433,895	14,055
Total Expenses	1,343,565	14,055

Interest income	343,240	—
Equity in earnings of unconsolidated real estate joint venture investments	793,218	—
Net Loss	$(207,107)	(14,055)
Weighted average number of common shares outstanding	2,730,621	1,249
Basic and diluted loss per share	$(0.08)	$(11.25)

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)

for the year ended December 31, 2007 and for the
period from August 4, 2006 (date of inception) through December 31, 2006

	Common Stock		Additional	Cumulative
	Number of shares	Par Value	Paid-in Capital	Distributions and Net loss	Total
Balance at August 4, 2006 (inception)	—	$—	$—	$—	$—

Net loss				(14,055)	(14,055)
Issuances of common stock under:
Sale of common stock, net	1,249	—	10,004	—	10,004
Incentive award plan	3,000	—	3,055	—	3,055

Balance at December 31, 2006	4,249	—	13,059	(14,055)	(996)

Net loss				(207,107)	(207,107)
Issuances of common stock under:
Sale of common stock, net	14,268,670	1,427	114,529,010	—	114,530,437
Incentive award plan	—	—	24,435	—	24,435
Distributions declared on common stock	—	—	—	(927,272)	(927,272)

Balance at December 31, 2007	14,272,919	$1,427	$114,566,504	$(1,148,434)	$113,419,497

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Statement of Cash Flows

for the year ended December 31, 2007 and for the
period from August 4, 2006 (date of inception) through December 31, 2006

	Year ended December 31, 2007	For the period from August 4, 2006 (date of inception) through December 31, 2006
Cash flows from operating activities
Net loss	$(207,107)	$(14,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	327,994	—
Equity in earnings of unconsolidated real estate	(793,218)	—
Joint venture investees
Stock-based compensation amortization	24,435	3,055
Distributions received from unconsolidated real estate joint ventures	793,218	—
Changes in operating assets and liabilities:
Accrued interest on mortgage notes receivable	(67,986)	—
Other assets	(164,107)	—
Payables to affiliates	130,475	—
Accounts receivable	(2,000)	—
Accrued liabilities	203,607	11,000
Cash provided by operating activities	245,311	—

Cash flows from investing activities
Advances to unconsolidated real estate joint ventures	(226,443)	—
Prepaid to acquisition costs	(517,810)	—
Issuances of mortgage notes receivable	(2,995,719)	—
Proceeds from sales of interests in real estate ventures	1,969,242	—
Investments in unconsolidated real estate joint ventures	(58,292,831)	—
Return of investments in unconsolidated real estate joint ventures	160,346	—
Escrow deposits	(888,525)	—
Cash used in investing activities	(60,791,740)	—

Cash flows from financing activities
Proceeds from sales of common stock	127,498,054	10,004
Issuance (return) of incentive units	(10,000)	10,000
Change in subscriptions for common stock	53,300	—
Change in subscription cash received	(53,300)	—
Offering costs	(12,967,617)	—
Dividends paid	(515,214)	—
Credit Facility:	—
Proceeds	36,000,000	—
Repayments	(36,000,000)	—
Financing fees	(327,994)	—
Change in payables to related parties	226,781	—
Cash provided by financing activities	113,904,010	20,004

Net change in cash and cash equivalents	53,357,581	20,004
Cash and cash equivalents at beginning of period	20,004	—
Cash and cash equivalents at end of period	$53,377,585	$20,004

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements

1.             Organization and Business

Business

Behringer Harvard Multifamily REIT I, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Maryland on August 4, 2006 and intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.  We were organized to invest in and operate apartment communities.  Further, we may invest in commercial real estate, real estate related securities, collateralized mortgage-backed securities, mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests, or in entities that make similar investments.

Substantially all business of Behringer Harvard Multifamily REIT I, Inc. will be conducted through our operating partnership Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”).  Behringer Harvard Multifamily REIT I, Inc. has contributed initial capital contributions of $10,000 to Behringer Harvard Multifamily OP I through two wholly owned subsidiaries, BHMF, Inc., a Delaware corporation (“BHMF Inc.”) and BHMF Business Trust, a Maryland business trust.  BHMF, Inc. owns approximately 0.1% of our interest in Behringer Harvard Multifamily OP I as its sole general partner.  The remaining approximate 99.9% of our interest in Behringer Harvard Multifamily OP I is held as a limited partner’s interest by BHMF Business Trust.  These interests may be subject to dilution as we raise offering proceeds. The consolidated financial statements of Behringer Harvard Multifamily REIT I, Inc. includes the accounts of Behringer Harvard Multifamily OP I.

Behringer Harvard Multifamily REIT I, Inc. has no employees and is supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Organization

Offering of our common stock

Behringer Harvard Multifamily REIT I, Inc. is authorized to issue 875,000,000 shares of common stock and 125,000,000 shares of preferred stock.  All shares of common stock have a par value of $.0001 per share.  On August 4, 2006 (date of inception), we sold 1,249 shares of common stock to Behringer Harvard Holdings, LLC (“Behringer Harvard”) for cash of $10,004.  On November 28, 2007, we sold an additional 23,720 shares of common stock to Behringer Harvard for cash of $189,997. Our Board of Directors may authorize additional shares of capital stock and their characteristics without obtaining shareholder approval.

On November 22, 2006, Behringer Harvard Multifamily REIT I, Inc. commenced a private offering to sell a maximum of approximately $400 million of common stock to accredited investors (the “Private Offering”).  We held all Private Offering proceeds in escrow until after we had sold our initial $1.5 million of shares of common stock.  In April 2007, the Company released the proceeds from escrow and began issuing shares of our common stock. We terminated the Private Offering on December 28, 2007.  We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the Private Offering.  Commissions, dealer manager fees, and other offering costs were approximately $13 million.

On December 31, 2007 Behringer Harvard Multifamily REIT I, Inc. filed an initial registration statement pursuant to Form S-11 filed under the Securities Act of 1933, as amended, for a public offering of up to 120,000,000 shares of common stock offered at a price of $10.00 per share (the “Public Offering”).  The Public Offering, if it becomes effective, also covers the registration of up to 30,000,000 shares of common stock pursuant to our distribution reinvestment plan at $9.50 per share. We reserve the right to reallocate the shares we are offering between the primary offering and our distribution reinvestment plan. The minimum purchase is $2,000 per investor except in New York where it is $2,500.

We intend to use the proceeds from our private and public offerings of our common stock, after deducting offering expenses, primarily to acquire apartment communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that will produce rental income.  We will acquire a blended portfolio consisting of core, stabilized income generating assets, assets that may benefit from enhancement or repositioning and development assets for stabilization to retain as core assets generating income with potential capital appreciation.

We admit new stockholders at least monthly.  All subscription proceeds are held in a separate account until the subscribing investors are admitted as stockholders.  Upon admission of new stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, offering expenses and operating expenses.  Until required for such purposes, net offering proceeds are held in short-term, liquid investments.

Our common stock is not currently listed on a national securities exchange. However, management anticipates within four to six years after the termination of our public offering to begin the process of either listing the common stock on a national securities exchange or liquidating our assets, depending on then-prevailing market conditions.

2.                                      Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as the purchase price allocation for real estate acquisitions, impairment of long-lived assets and equity-method real estate investments, depreciation and amortization and allowance for doubtful accounts.  Actual results could differ from those estimates.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts, the accounts of variable interest entities in which we are the primary beneficiary and the accounts of other subsidiaries over which we have control.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

Valuation of Acquired Real Estate and Related Intangibles

If, in the future, we acquire real estate properties, we will allocate the purchase price of those properties to the tangible assets acquired, consisting of land, inclusive of associated rights, and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their relative fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, and in-place leases.  Initial valuations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date.

We will determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that management believes we could obtain.  Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan.

The fair value of any tangible assets that will be acquired, expected to consist of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of buildings are depreciated over the estimated useful lives ranging from 25-35 years using the straight-line method.

We will determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to (a) the remaining non-cancelable lease term for above-market leases, or (b) the remaining non-cancelable lease term plus any fixed rate renewal options for below market leases.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the above determined lease term.

The total value of identified real estate intangible assets that we may acquire in the future is further allocated to in-place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating fair value of in-place leases, we consider items such as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period and carrying costs that would have otherwise been incurred had the leases not been in place, including tenant improvements and commissions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We will amortize the value of in-place leases acquired in the future to expense over the term of the respective leases.  The value of tenant relationship intangibles is amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate their lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.

Impairment of Long Lived Assets and Mortgage Notes Receivable

If we acquire any wholly owned properties, we will monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset including its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For real estate we own through an investment in a real estate joint venture other similar real estate investment structure, at each reporting date we compare the estimated fair value of our real estate investment to the carrying value.  An impairment charge is recorded to the extent the fair value of our real estate investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

We assess impairment at the individual project basis. In evaluating the investment in real estate venture and mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

We review the terms and conditions underlying the outstanding balances of mortgage notes receivable on an individual basis. If we determine that it is probable that all amounts due under the terms of a loan will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

No impairment charges have been recorded as of December 31, 2007 and 2006.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents reported on the balance sheet approximates fair value due to their short-term maturities. We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes subscription proceeds that are held in a separate account until the subscribing investors are admitted as stockholders.  We admit new stockholders at least monthly.  Upon acceptance of stockholders, shares of stock are issued, and we receive the subscription proceeds.

Mortgage Note Receivable

Mortgage notes receivable are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to interest income over the lives of the related loans.

We and our joint ventures have issued mortgage notes and/or mezzanine loans with respect to certain development projects.  Each borrower remains obligated to pay principal and interest due on the loans regardless of its intent or ability to sell or refinance the property.  In addition, these loans do not contain a right to participate in expected residual profit as defined within Exhibit I of AICPA Practice Bulletin 1, “Accounting of Real Estate Acquisition, Development, or Construction Arrangements” and EITF 86-21, “Application of the AICPA Notice to Practitioners Regarding Acquisition, Development, and Construction Arrangements to Acquisition of an Operating Property.”  As a result, we account for our Lovers Lane Town Homes Junior Mezzanine Loan, and the joint ventures account for all of their loans, as a loan, and not as an investment in real estate pursuant to Exhibit I of AICPA Practice Bulletin 1 and EITF 86-21.

Escrow Deposits

We deposit refundable amounts in escrow for contracts to potentially acquire interests in properties and entities that own real estate and development projects. The current escrow deposit balance primarily consists of deposits related to a development project in Nevada.

Investments in Unconsolidated Real Estate Joint Ventures

We account for certain investments in unconsolidated real estate joint ventures using the equity method of accounting because we exercise significant influence over, but do not control these entities.  These investments are initially recorded at cost and are adjusted for our share of equity in earnings and distributions.  We report our share of income and losses based on our ownership interests in the entities.

In connection with the acquisition of investments in unconsolidated real estate joint ventures, we incur certain acquisition and advisory fees that are paid to Behringer Harvard Multifamily Advisors I or an affiliate.

These fees are capitalized as part of our basis in the investments in joint ventures.  We amortize any excess of the carrying value of our investments in joint ventures over the book value of the underlying equity over the estimated useful lives of the underlying operating property, which represents the assets to which the excess is most clearly related.

Organization and Offering Costs

Behringer Harvard Multifamily Advisors I or its affiliates were obligated to pay all of the private offering organization and offering costs. Private offering costs include items such as legal and accounting fees, marketing, promotional and printing costs. As of December 31, 2007 and 2006, Behringer Harvard Multifamily Advisors I incurred organization and offering costs in connection with our private offering of approximately $3.0 million and $0.4 million, respectively. Our only obligation for these costs was to pay a fee to Behringer Harvard Multifamily Advisors I under our advisory management agreement with Behringer Harvard Multifamily Advisors I. Under our advisory management agreement, we incurred this fee obligation at the rate of 1.5% of the actual gross private offering proceeds (the “O&O Fee”), regardless of whether the actual amount of private offering costs incurred by Behringer Harvard Multifamily Advisors I or its affiliates was higher or lower than the O&O Fee. We have recorded the pro-rated share of offering costs embedded in the O&O Fee as an offset to additional paid-in capital in accordance with Staff Accounting Bulletin (“SAB”) Topic 5.A, Miscellaneous Accounting — Expenses of Offering. Paid and accrued O&O Fees recorded as an offset to additional paid-in capital as of December 31, 2007 were $1.9 million, and $50,000, respectively. We have no obligation for private offering costs incurred by Behringer Harvard Multifamily Advisors I and its affiliates in excess of total amounts due under the O&O Fee. As of the year ended December 31, 2007, approximately $1.1 million of offering costs had been incurred by Behringer Harvard Multifamily Advisors I and its affiliates to which we have no obligation. We recorded no O&O Fees from August 4, 2006 (date of inception) through December 31, 2006 because we received no offering proceeds. The amount of O&O Fees recorded is determined as 1.5% of the actual private offering proceeds received to date; no other amounts are considered by management to be probable of reimbursement as of December 31, 2007 and 2006, respectively.

Behringer Harvard Multifamily Advisors I or its affiliates are obligated to pay all of our organizational expenses. Our only obligation for these costs is the O&O Fee to Behringer Harvard Multifamily Advisors I as discussed above. We have no other obligations for these costs. Our organization costs are recorded as an expense in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. We have recorded the pro-rated share of organization expenses embedded in the O&O Fee as an expense. We have no obligation for organization costs incurred by Behringer Harvard Multifamily Advisors I and its affiliates in excess of total amounts due under the O&O Fee, which are approximately $9,500. Accordingly, this amount has not been  recognized in our consolidated financial statements.

Behringer Harvard Multifamily Advisors I or its affiliates are obligated to pay all of our public organization and offering costs. As of December 31, 2007, our public offering has not commenced; upon commencement, we intend to amend and restate our advisory management agreement with Behringer Harvard Multifamily Advisors I. Our obligation for these public offering costs is anticipated to be to reimburse Behringer Harvard Multifamily Advisors I under a set amount pursuant to the amended and restated advisory management agreement (the “O&O Reimbursement”). Beginning with the commencement of our public offering, at each balance sheet date we will estimate the total gross public offering proceeds expected to be received under the public offering and recognize the amount of O&O Reimbursement as determined under Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies”. We will record the amount of O&O Reimbursement at the lower amount of (a) 1.5% of the estimated total gross public offering proceeds, or (b) the actual public organization and offering costs incurred by Behringer Harvard Multifamily Advisors I. Our public offering has not commenced and accordingly, no amounts have been recognized in our  consolidated financial statements. As of December 31, 2007, amounts incurred by Behringer Harvard Multifamily Advisors I for our public organization and offering costs are approximately $482,000.

As of December 31, 2007 and 2006, the amount of our accrued obligation under the O&O Fee for the private offering costs and O&O Reimbursement for the public offering costs has been recognized in our consolidated statements in accordance with SFAS No. 5.

Income Taxes

We intend to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders.  REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for the year ended December 31, 2007. In addition, we recognized no current tax expense in 2007 related to the Texas margin tax.

Stock Based Compensation

Behringer Harvard Multifamily REIT I, Inc. has a stock-based incentive award plan for our directors and consultants and for employees, directors and consultants of our affiliates.  We account for this plan under the modified prospective method of Financial Accounting Standards Board (“FASB”) SFAS No. 123R, “Share-Based Payment.” In the modified prospective method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS No. 123R, prior period amounts were not restated. SFAS No. 123R also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Consolidated Statements of Cash Flows, rather than as operating cash flows as required under previous regulations.

On November 14, 2006, Behringer Harvard Multifamily REIT I, Inc. issued a total of 3,000 shares of restricted stock to our independent directors.  On November 28, 2007 we issued an additional total of 3,000 shares of restricted stock to our independent directors. These restricted share issuance each require a 12 month service and vesting period, have no exercise price, and each have an estimated fair value of approximately $24,000, for a total fair value of $48,000, using similar share prices at the time of $8.15 per share. The fair value of each issuance is being recognized as compensation expense on a straight-line basis over the required service period. For the year ended December 31, 2007, and the period from August 4, 2006 (date of inception) through December 31, 2006, we recognized stock-based compensation expense of approximately $24,000 and $3,000, respectively.

No other stock-based compensation has been issued.

Concentration of Credit Risk

At December 31, 2007 we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Minority Interest

Minority interest consists of a special limited partnership interest issued by Behringer Harvard Multifamily OP I to Behringer Harvard Multifamily Advisors I.  In 2006, Behringer Harvard Multifamily Advisors I purchased a special limited partnership interest in Behringer Harvard Multifamily OP I, represented by the Incentive Unit, for cash of $10,000.  On November 28, 2007, the Incentive Unit was canceled and the $10,000 cash purchase price was returned to Behringer Harvard Multifamily Advisors I.

Earnings per Share

We calculate earnings per share in accordance with FAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net earnings available to common shares by the weighted-average common shares outstanding during the period. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of securities, including the effect of shares issuable under our stock-based incentive plans. Upon our adoption of a share redemption plan, the weighted-average common shares redeemable during the period will be excluded from basic earnings per share, and included in diluted earnings per share.

On November 14, 2006, Behringer Harvard Multifamily REIT I, Inc. issued a total of 3,000 shares of restricted stock to our independent directors, which require a 12 month service and vesting period.  On November 28, 2007 we issued an additional total of 3,000 shares of restricted stock to our independent directors. The restricted shares have no exercise price and are presented as issued shares on our balance sheet. However, as a result of the outstanding performance requirements the number of shares are excluded from our basic earnings per share calculation. At the time such shares have a dilutive effect, they will be included in the dilutive earnings per share calculation.

The Behringer Harvard Multifamily REIT I, Inc. 2006 Incentive Award Plan (“Incentive Award Plan”) was approved by the board of directors on November 14, 2006 and by the stockholders on November 15, 2006.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards.  A total of 10,000,000 shares have been authorized and reserved for issuance under the Incentive Award Plan.

As of December 31, 2007 and 2006 we had no shares of preferred stock issued and outstanding, and had no options to purchase shares of common stock outstanding.

Reportable Segments

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standard for reporting and financial and descriptive information about an enterprise’s reportable segments. Our current business consists of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of real estate assets. All of our consolidated income is from real estate properties that we own through a joint-venture, and we account for each joint ventures under the equity method of accounting. Management evaluates operating performance on an individual joint venture level. However, as each of our joint ventures represents has similar economic characteristics in our financial statements, our joint ventures have been aggregate into one reportable segment.

3.                                      New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007.  We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.”  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.                                      Unconsolidated Real Estate Joint Ventures

PGGM Joint Venture

We have entered into joint ventures with Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”) in which we are the manager. The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by our sponsor, Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM. We have no direct financial or other ownership interest in either of these entities.

During April 2007, we entered into commitments for and partially funded, equity investments in unconsolidated real estate joint ventures and interest-bearing loans to real estate joint ventures with two separate commercial real estate developers in our real estate development business (the “Two Development Contracts”). These Two Development Contracts were held by two separate subsidiaries that we fully consolidated in our financial statements (the “Two Subsidiaries”).

Prior to June 1, 2007, our consolidated financial statements recognized 100% of these equity investments in real estate joint ventures as investments in unconsolidated real estate joint ventures, and, 100% of these interest-bearing real estate loans to real estate joint ventures as loans to real estate joint ventures, recognizing accrued interest income on a monthly basis.

During June 2007, Behringer Harvard Master Partnership I purchased for cash approximately 45% of the ownership interest in each of our two subsidiaries that held the Two Development Contracts. Subsequent to June 1, 2007, we no longer consolidate those two subsidiaries and prospectively recognize our remaining approximate 55% ownership interest under the equity method of accounting as investments in unconsolidated real estate joint ventures (the “Ventures”). We believe the carrying values of the Ventures’ equity interests sold approximated fair value because of the short duration and lack of change in the entity’s underlying assets—the Two Development Contracts. We recorded Behringer Harvard Master Partnership I’s purchase as a reduction in the carrying value of our real estate investment balance; no gains or losses were incurred or recognized.

Until the maximum funding commitment from the PGGM Joint Venture of $200 million has been exhausted, we expect substantially all of our future real estate acquisitions and real estate under development activities will use the above Venture structure with the PGGM Joint Venture.  The maximum funding commitment from the PGGM Joint Venture may be increased to $300 million.

We may choose other combinations of financing any of our business transactions, including but not limited to using cash, debt, and securing additional Joint Venture partners for current and/or future real estate projects that may or may not have a similar structure.

We have determined that the Ventures are not variable interest entities under FIN 46R, and thus have evaluated them for consolidation under SOP 78-9, as amended. Each venture has two partners, and each venture partner possesses equal substantive participating rights to make decisions which constitute routine occurrences in each venture’s ordinary course of business. These decisions include the requirement to approve initial and annual operating plans, initial and annual capital expenditures, any sales or dispositions of investments, and, any method of refinancing or raising additional debt or equity capital. As a result of these equal substantive participating rights, no single party controls each venture; accordingly, we account for each Venture using the equity method of accounting pursuant to SOP 78-9, as amended.

Mortgage notes receivable

As discussed above, one of the Two Subsidiaries held an interest-bearing mortgage loan (the “Senior Mezzanine Loan”).  Prior to the transaction with the PGGM Joint Venture, we fully consolidated this subsidiary into our consolidated financial statements and recorded its earnings as interest income. As a result of the PGGM Joint Venture purchasing an equity ownership in the subsidiary which held the Senior Mezzanine Loan, we deconsolidated that subsidiary as of June 1, 2007 and began accounting for it under the equity method of accounting as investments in real estate ventures. Loans to real estate ventures consisted of the following amounts:

	December 31, 2007	December 31, 2006

Accrued interest	$69,986	$—
Lovers Lane Townhomes Junior Mezzanine Loan	1,000	—
Total mortgage note receivable	$70,986	$—

Investments in unconsolidated real estate joint ventures

We have established one unconsolidated real estate joint venture for each separate project or property. Each of these unconsolidated real estate joint ventures own 100% of the voting equity interest in one subsidiary REIT and substantially all business is conducted through its subsidiary REIT. Each subsidiary REIT has made equity investments and/or mortgage loans to entities that own the particular real estate project (the “Project Entities”). Prior to our equity investments, the Project Entities were owned by the commercial developers and were organized to own, construct, and finance only one particular real estate project. The Project Entities are not consolidated in our financial statements.

Our interests in the Ventures are recorded as investments in unconsolidated real estate joint ventures and use the equity method of accounting. The balance includes our deferred charges of approximately $3.1 million, net of amortization. The following presents the condensed combined balance sheet data of our investments in unconsolidated real estate joint ventures:

December 31, 2007

Balance sheet data:
Cash and restricted cash	$1,796,624
Accounts receivable	385,004
Accrued interest receivable	686,807
Mortgage notes receivable	76,378,734
Investments in unconsolidated real estate joint ventures	14,981,406
Deferred financing costs and other assets, net	472,415
Land and buildings, net	32,813,280
Total assets	$127,514,270

Accrued liabilities	312,881
Mortgage note payable	23,000,000
Other liabilities	103,511
Minority interest	2,085,194
Members’ equity	102,012,684
Total liabilities and members’ equity	$127,514,270

A wholly owned subsidiary of one of the Ventures owns The Reserve at Johns Creek Walk, currently our only operating property. This subsidiary consolidates The Reserve at Johns Creek Walk and has recorded a minority interest for the remaining 20% equity ownership. This subsidiary and its property serve as collateral for a non-recourse bank loan of $23 million to an unaffiliated lender. This bank loan was entered into during August 2007, has a term of 66 months, and bears interest at a floating rate of 130 basis points over the interpolated 5.5 Year U.S. Treasury Yield—subject to a minimum annual interest rate of 5.9%. The lender has no recourse to the Venture or us, only to the subsidiary and its property. As a result of the Venture consolidating this subsidiary, the bank loan and minority interest are presented in the above combined balance sheet data as Mortgage note payable, Minority interest, respectively.

The following presents the combined income statement data of our investments in unconsolidated real estate joint ventures for the period from their respective dates of inception in 2007, through December 31, 2007.

Income statement data:
Revenues:
Rent	$1,177,835
Interest	2,294,447
3,472,282
Operating costs and expenses:
General and operating expenses	340,892
Real estate taxes	105,554
Interest expense	623,307
Depreciation	1,017,534
2,087,287

Minority interest	(175,234)
Net income	$1,560,230

Included in our equity in earnings of unconsolidated real estate joint venture investments is our share of the above Ventures’ net income of $793,218.  Net operating losses attributable to the interest held by the minority shareholder were $175,234.

The Ventures’ Loans to and Equity investments in Project Entities

Included in the Venture’s financial statements are loans to and equity interests in the Project Entities. Below are the Ventures’ uncollected loan principal balance and equity interests in the Project Entities, exclusive of loan commitment fees received:

Name of development and related investments	Location	December 31, 2007	December 31, 2006
Lovers Lane Townhomes:	Dallas, TX
Interest-bearing Senior Mezzanine Loan; 10% annual interest; principal and interest due April 2012		$2,994,719	$—

The Eclipse (f.k.a. Eldridge at Briar Forest):	Houston, TX
Interest-bearing loan; 9.5% annual interest; principal due April 2012		3,486,564	—

Alexan St. Rose:	Henderson, NV
Interest-bearing loan; 10% annual interest principal due December 2012		4,691,255	—

Fairfield at Baileys Crossing:	Fairfax County, VA
Interest-bearing loans; 9.5% annual interest; principal due July 2012		22,138,172	—

Tower 55 Hundred (f.k.a. Fairfield Columbia Village):	Arlington County, VA
Interest-bearing loan; 9.5% annual interest; principal due October 2012		19,954,854	—

Fairfield at Cameron House:	Silver Spring, MD
Interest-bearing loan; 9.5% annual interest; principal due December 2012		12,416,760	—

Satori:	Broward County, FL
Interest-bearing loan; 10% annual interest; principal due October 2012		12,432,034	—
The Ventures’ total loans to unconsolidated real estate joint ventures		78,114,358	—

The Eclipse (f.k.a. Elridge at Briar Forest):	Houston, TX
Limited partnership interest of 49.6%		4,023,717	—

Tower 55 Hundred (f.k.a. Fairfield at Columbia Village):	Arlington County, VA
Limited partnership interest of 50%		3,552,938	—

Satori:	Broward County, FL
Limited partnership interest of 50%		7,350,000	—
The Ventures’ total investments		$93,041,013	$—

Our involvement with each of the Project Entities began at the time we committed to making our investments, and our potential loss exposure is limited to the funded portion of our commitments. The Project Entities also owe amounts under other mortgage loans, bank loans, and other liabilities balances—these are obligations of the commercial developers. Neither we nor the Ventures have a primary or secondary obligation on those obligations of the commercial developers. The following table is unaudited and includes estimated information about the nature and size of the activities of the Project Entities:

Project Name / Location Description	Project Completion	Construction Cost ($ millions)

Lovers Lane Townhomes / Dallas, Texas	October 2008	$39.4

Existing apartment community, ceased operations on December 31, 2007 which has not yet been demolished. Proposed future development is expected to be a two-story townhome community with approximately 155 rental units.

The Eclipse (f.k.a. Eldridge at Briar Forest)/ Houston, Texas	October 2009	35.7
Undeveloped land expected to be a three-story apartment community with approximately 330 rental units.

Fairfield at Baileys Crossing / Fairfax County, Virginia	September 2009	147.6
Undeveloped land, expected to be a three-, four- and seven-story structure apartment community. With approximately 414 rental units and an attached parking structure

Alexan St. Rose / Clark County, Virginia	June 2010	75.7
Undeveloped land, expected to be a three-story apartment community with approximately 430 rental units

The Reserve at Johns Creek Walk / Fulton County, Georgia	Operating	33.5
A three-story operating apartment community with 210 rental units within an overall mixed-use development containing retail and for-sale townhomes

Satori / Broward County, Florida	August 2009	98.5
Previously developed land which has been demolished and is expected to be a three- and Nine-story structure apartment community with approximately 279 rental units

Tower 55 Hundred (f.k.a. Fairfield at Columbia Village)/ Arlington County, Virginia	September 2009	99.8
Previously developed land which has been demolished and is expected to be a ten-story high-rise apartment community with approximately 234 rental units and an underground parking facility

Fairfield at Cameron House / Silver Spring, Maryland	January 2010	128.9
Previously developed land which has been demolished and is expected to be a 15-story high-rise apartment community with approximately 325 rental units

Certain Ventures have an equity investment in Project Entities. The Project Entities own development projects and had no operational income or loss. The following presents the unaudited summarized financial information of those Project Entities:

December 31, 2007

Cash	$537,526
Prepaid taxes and other assets	8,864
Land and construction in progress	85,522,204
Accounts payable and other	5,923,569
Affiliate payables	410,208
Mortgage loans and interest payable	62,308,162

5.                                      Credit Facility with Behringer Harvard Operating Partnership I LP

On April 2, 2007, our operating partnership, Behringer Harvard Multifamily OP I, entered into a one-year credit facility with the operating partnership of Behringer Harvard REIT I, Inc., Behringer Harvard Operating Partnership I LP (the “Credit Facility”). The Credit Facility was terminated on December 20, 2007. During 2007, we paid cash for interest and other fees of approximately $925,000. Our investments in unconsolidated real estate joint ventures include approximately $283,000 of capitalized interest costs.

6.                                      Stockholders Equity

Capitalization

As of December 31, 2007, Behringer Harvard Multifamily REIT I, Inc. had 14,272,919 shares of common stock outstanding, including 6,000 shares of restricted stock issued to our independent directors for no cash, and 24,969 shares owned by Behringer Harvard Holdings for cash of $200,001.  As of December 31, 2006, Behringer Harvard Multifamily REIT I, Inc. had 4,249 shares of our common stock outstanding, including 3,000 shares of restricted stock issued to our independent directors for no cash, and 1,249 shares owned by Behringer Harvard Holdings for cash of $10,004.  As of December 31, 2007 and 2006, Behringer Harvard Multifamily REIT I, Inc. had no shares of preferred stock issued and outstanding.

In 2006, Behringer Harvard Multifamily Advisors I purchased a special limited partnership interest in our operating partnership, Behringer Harvard Multifamily OP I, for cash of $10,000 (the “Incentive Unit”).  This Incentive Unit entitles the special limited partner to receive an amount when certain events occur, including the sale of our assets, whether directly or through the sale of our company, the listing of our common stock for trading on a national securities exchange, a termination of the advisory management agreement, or a change in control, if such an amount is available after stockholders have received distributions equal to or greater than the sum of their aggregate capital contributions plus a 7% annual, cumulative, non-compounded return on such capital contributions. The Incentive Unit is then convertible into an equivalent value of partnership units of Behringer Harvard Multifamily OP I based on this available amount plus the initial $10,000 contribution. After the Incentive Unit converts to partnership units, those partnership units are convertible into cash or shares of our common stock.

On November 28, 2007, the Incentive Unit was canceled and the $10,000 cash purchase price was returned to Behringer Harvard Multifamily Advisors I. Concurrently, Behringer Harvard Multifamily REIT I, Inc. sold 1,000 shares of non-participating, non-voting convertible stock to Behringer Harvard Multifamily Advisors I for $1,000.  Pursuant to its terms, the convertible stock will convert to shares of Behringer Harvard Multifamily REIT I, Inc. common stock if (1) we have made total distributions on the then outstanding shares of our common stock equal to the issue price of those shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares, (2) we list our common stock for trading on a national securities exchange if the sum of prior distributions on the then outstanding shares of our common stock plus the aggregate market value of our common stock (based on the 30-day average closing price) meets the same 7% performance threshold, or (3) our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated

(other than because of a material breach by our advisor), and at the time of such expiration or termination we are deemed to have met the foregoing 7% performance threshold based on our enterprise value and prior distributions, and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions.  In general, our convertible stock will convert into shares of common stock with a value equal to 15% of the excess of our enterprise value plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares.  With respect to conversion in connection with the termination of the advisory management agreement, this calculation is made at the time of termination even though the actual conversion may occur later or not at all.

Distributions

On June 6, 2007, the Board of Directors authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on July 1, 2007 and ending on August 31, 2007 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.000986301 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.00). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

On August 28, 2007, the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on September 1, 2007 and ending on November 30, 2007 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.000986301 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.00). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

On November 28, 2007, the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on December 1, 2007 and ending on February 29, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

Of the amounts distributed by us in 2007, approximately 76% represented a return of capital and 24% were distributions from the taxable earnings of real estate operations:

	Distributions
2007	Declared	Paid
Fourth Quarter	$730,682	$396,450
Third Quarter	196,590	118,764
Second Quarter	—	—
First Quarter	—	—
	$927,272	$515,214

2006
Fourth Quarter	$—	$—
Third Quarter	—	—
Second Quarter	—	—
First Quarter	—	—
	$—	$—

7.                                      Commitments and Contingencies

As of December 31, 2007, the Ventures held contracts for equity investments and/or mortgage loans with a total commitment value of approximately $126.5 million and the Ventures have currently funded approximately $102.3 million. The Ventures will require additional capital from us and Behringer Harvard Master Partnership I in order to fund the remaining $24.2 million equity investment and/or mortgage loan commitments.  The Ventures have also issued contingent sell options to the Project Entities. In addition, we hold The Lovers Lane Townhomes Junior Mezzanine Loan with a total commitment value of approximately $3.2 million and have currently funded approximately $1,000.

The remaining commitments on the real estate investment development by the Ventures will be funded as actual construction progresses. Estimated future payments are as follows, as of December 31, 2007:

	The Ventures’ total unfunded commitments	The Ventures’ other contingent obligations under sell options	Our estimated portion of the Ventures’ unfunded commitments and contingent options	Our unfunded commitment on our mortgage loan	Our estimated total

2008	$24,229,508	$—	$13,326,229	$1,610,102	$14,936,331
2009	—	61,545,395	33,849,967	1,610,102	35,460,069
Total	$24,229,508	$61,545,395	$47,176,196	$3,220,204	$50,396,400

The Ventures’ other contingent obligations under sell options issued to the Project Entities

The Venture, which has made a mezzanine loan to the Fairfield at Baileys Crossing Project Entity has also issued a contingent sell option to an unaffiliated equity investor in the Project Entity.  This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If the sell option becomes exercisable, it will expire after 90 days. If exercised, the Venture will be required to purchase their interest, free of all liens, claims, and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise.  This investor’s equity balance was approximately $14.6 million and $11.8 million (unaudited) at March 31, 2008 and December 31, 2007, respectively, and has been included in the above table as the estimated exercise price due.  Option exercise is dependent upon construction and may become exercisable in 2009 or 2010.

The Venture, which made a mezzanine loan to an affiliate of the Fairfield at Cameron House Project Entity, has also issued a contingent sell option to an unaffiliated equity investor in the Project Entity.  This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If the sell option becomes exercisable, it will expire after 90 days.  If exercised, the Venture will be required to purchase their interest, free of all liens, claims, and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise.  This investor’s equity balance is approximately $10.3 million (unaudited) at March 31, 2008 and  December 31, 2007, and has been included in the above table as the estimated exercise price due.  Option exercise is dependent upon construction and may become exercisable in 2009 or 2010.

The Venture, which made a mezzanine loan to the Lovers Lane Townhomes Project Entity has issued a contingent sell option to the Project Entity.  This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If this contingent sell option becomes exercisable, it will expire after 30 days.  If exercised, the Venture will be required to purchase The Lovers Lane Townhomes, free of all liens, claims, and encumbrances, for cash in an amount equal to the lower of (a) actual project costs plus interest charges, or (b) the maximum budgeted cost amount plus interest charges.  The estimated exercise price of approximately $39.4 million has been included in the above table as the estimated amount due.  Option exercise is dependent upon construction and may become exercisable in 2009 or 2010. If the Venture were to purchase the property, we expect the Venture’s total cash outlay will approximate $4 million after considering the application of proceeds received from a new senior property mortgage and any unpaid principal and interest on the Lovers Lane Townhome mezzanine loans issued by us and the Venture.

8.                                      Related Party Arrangements

Behringer Harvard Multifamily REIT I, Inc. has no employees and is supported by related party arrangements. Our advisor and certain of its affiliates earn fees and compensation in connection with our offering and in connection with the acquisition, management, and sale of our assets.

Behringer Securities LP (“Behringer Securities”), our affiliated dealer manager for the Offering, receives a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers.  In addition, up to 2.5% of gross offering proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee.  Behringer Securities will reallow all of its commissions to participating broker-dealers.  Behringer Securities may, pursuant to separately negotiated agreements, reallow a portion of its dealer manager fee in an aggregate amount up to 1.5% of gross offering proceeds to participating broker-dealers for marketing fees, including the cost of bona fide training and educational meetings, and due diligence expense reimbursements and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties. For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned commissions and dealer manager fees of $7.9 million and $3.2 million, respectively.

All organization and offering expenses (excluding selling commissions and the dealer manager fee) are incurred and paid by Behringer Harvard Multifamily Advisors I or its affiliates. As related to the Private Offering, Behringer Harvard Multifamily REIT I, Inc. will pay Behringer Harvard Multifamily Advisors I a fixed rate of 1.5% of gross offering proceeds, regardless of whether the actual amount of organization and offering expenses is greater or less than 1.5% of gross offering proceeds.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned organization and offering expenses of $1.9 million.

Behringer Harvard Multifamily Advisors I or its affiliates will receive acquisition and advisory fees of 2.5% of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Harvard Multifamily Advisors I or its affiliates will also receive 2.5% of the funds advanced in respect of a loan or other investment.  Behringer Harvard Multifamily Advisors I or its affiliates will be reimbursed for all expenses related to the selection and acquisition of assets, whether or not acquired by us.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned acquisition and advisory fees of approximately $2.6 million.

Behringer Harvard Multifamily Advisors I or its affiliates will receive debt financing fees of 1% of the amount available to us under debt financing originated or refinanced by or for us.  It is anticipated that our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned debt financing fees of $0.2 million from The Reserve at Johns Creek Walk property.

We expect to pay HPT Management Services LP (“HPT Management”), our affiliated property manager, fees for the management of our properties, which may be subcontracted to unaffiliated third parties.  Such fees are equal to 3.75% of gross revenues.  In the event that we contract directly with a non-affiliated third party property manager in respect of a property, we will pay HPT Management an oversight fee equal to 1% of gross revenues of the property managed.  In no event will we pay both a property management fee and an oversight fee to HPT Management with respect to a particular property.  We will reimburse the costs and expenses incurred by HPT Management on our behalf, including fees and expenses of apartment locators and third-party accountants, the wages and salaries and other employee-related expenses of all on-site employees of HPT Management who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned no property management fees.

Behringer Harvard Multifamily Advisors I will receive a monthly asset management fee for each asset.  This amount will be calculated based upon one-twelfth of 1% of aggregate assets value, as defined, as of the last day of the preceding month.  For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned asset management fees of approximately $218,000.

We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development.

We are dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

The following amounts are included in affiliate related receivables and payables:

December 31, 2007
Advances to Ventures	$226,443
Reimbursements of pursuit and other costs	74,484
Total receivables from affiliates	$300,927

Asset management fees	$217,837
Acquisition and advisory fees	908,345
Commissions and dealer manager fees	231,976
Organization and offering costs	50,238
Due to Ventures	4,810
Total payables to affiliates	$1,413,206

9.                                      Supplemental disclosures of cash flow information

Supplemental cash flow information is summarized below:

	Year ended December 31, 2007	For the period from August 4, 2006 (date of inception) through December 31, 2006
Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$246,674	$—

Non-cash investing activities:
Accrued acquisition costs	$908,334	$—
Conversion of mortgage note receivable into investments in unconsolidated real estate joint ventures	$2,782,923	$—
Payables to Ventures	$4,810	$—

Non-cash financing activities:
Dividend payable
	$412,058	$—

10.                               Fair Value Disclosure of Financial Instruments

We determined the following disclosure of estimated fair values using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

As of December 31, 2007 and 2006, management estimated the carrying value of cash and cash equivalents, restricted cash, accounts receivable, investments in real estate ventures, escrow deposits, accounts payable, accrued expenses and other liabilities and distributions payable were at amounts that reasonably approximated their fair value based on their highly-liquid nature and/or short-term maturities.

The fair value estimate presented herein is based on information available to our management as of December 31, 2007 and 2006. Although our management is not aware of any factors that would significantly affect the estimated fair value amount, such amount has not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

11.                               Subsequent Events

On February 11, 2008, the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on March 1, 2008 and ending on March 31, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

On March 14, 2008, the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on April 1, 2008 and ending on May 31, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in our portfolio.  BHM Management is an affiliate of our advisor and engaged in the business of real estate management.  On March 17, 2008, with our consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

*****

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Balance Sheets

as of March 31, 2008 and December 31, 2007

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$47,118,180	$53,377,585
Restricted cash	—	53,300
Receivables from affiliates	456,036	300,927
Mortgage note receivable	1,099	70,986
Escrow deposits	888,525	888,525
Other assets	769,616	681,917
Investments in unconsolidated real estate joint ventures	64,446,989	60,068,633
Total assets	$113,680,445	$115,441,873

Liabilities and stockholders’ equity

Liabilities
Payables to affiliates	$238,171	$1,413,206
Subscriptions for common stock	—	53,300
Accrued liabilities	236,969	143,812
Dividends payable	433,855	412,058
Total liabilities	908,995	2,022,376

Commitments and contingencies

Stockholder’s equity
Preferred stock, $.0001 par value per share; 125,000,000 shares authorized, none outstanding	—	—
Common stock, $.0001 par value per share; 875,000,000 shares authorized, 14,267,363 and 14,272,919 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	1,426	1,427
Additional paid-in capital	114,522,613	114,566,504
Cumulative distributions and net loss	(1,752,589)	(1,148,434)
Total stockholders’ equity	112,771,450	113,419,497
Total liabilities and stockholders’ equity	$113,680,445	$115,441,873

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Statements of Operations

for the three months ended March 31, 2008 and 2007

(Unaudited)

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007

Rental Revenue	$—	$—

Expenses
Asset management fees	175,246	—
General and administrative	295,902	14,250
Depreciation and amortization	21,604	—
Total Expenses	492,752	14,250

Interest income	425,126	4,959
Equity in earnings of unconsolidated real estate joint venture investments	764,696	—
Net income (loss)	$697,070	(9,291)

Weighted average number of common shares outstanding	14,270,538	4,249

Basic and diluted income (loss) per share	$0.05	$(2.19)

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Statements of Stockholders’ Equity

for the year ended December 31, 2007 and for the three months ended March 31, 2008

(Unaudited)

	Common Stock		Additional	Cumulative
	Number of shares	Par Value	Paid-in Capital	Distributions and Net loss	Total

Balance at January 1, 2007	4,249	—	$13,059	$(14,055)	$(996)

Net loss				(207,107)	(207,107)
Issuances of common stock under: Sale of common stock, net	14,268,670	$1,427	114,529,010	—	114,530,437
Incentive award plan	—	—	24,435	—	24,435
Distributions declared on common stock	—	—	—	(927,272)	(927,272)

Balance at December 31, 2007	14,272,919	1,427	114,566,504	(1,148,434)	113,419,497

Net income				697,070	697,070
Issuances of common stock under: Incentive award plan	—	—	6,109	—	6,109
Redemption of common stock	(5,556)	(1)	(50,000)	—	(50,001)
Distributions declared on common stock	—	—	—	(1,301,225)	(1,301,225)

Balance at March 31, 2008	14,267,363	$1,426	$114,522,613	$(1,752,589)	$112,771,450

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.
Consolidated Statement of Cash Flows

for the three months ended March 31, 2008 and 2007

(Unaudited)

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007
Cash flows from operating activities
Net income (loss)	$697,070	$(9,291)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred financing costs	21,604	—
Equity in earnings of unconsolidated real estate joint venture investments	(764,696)	—
Stock-based compensation amortization	6,109	—
Distributions received from unconsolidated real estate joint ventures	764,696	—
Changes in operating assets and liabilities:
Accrued interest on mortgage note receivable	(25)	—
Other assets	17,483	—
Payables to affiliates	1,353	14,250
Accounts receivable	2,000	—
Accrued liabilities	26,492	—
Cash provided by operating activities	772,086	4,959

Cash flows from investing activities
Advances to unconsolidated real estate joint ventures	(149,609)	—
Prepaid acquisition costs	(70,936)	—
Investments in unconsolidated real estate joint ventures	(5,837,632)	—
Return of investments in unconsolidated real estate joint ventures	643,829	—
Escrow deposits	—	(15,300)
Cash used in investing activities	(5,414,348)	(15,300)

Cash flows from financing activities
Redemption of common stock	(50,001)	—
Change in subscriptions for common stock	(53,300)	2,350,250
Change in subscription cash received	53,300	(2,350,250)
Dividends paid	(1,279,428)	—
Change in payables to affiliates	(287,714)	—
Cash used in financing activities	(1,617,143)	—

Net change in cash and cash equivalents	(6,259,405)	(10,341)
Cash and cash equivalents at beginning of period	53,377,585	20,004
Cash and cash equivalents at end of period	$47,118,180	$9,663

See Notes to Consolidated Financial Statements.

Behringer Harvard Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

1.                                      Organization and Business

Business

Behringer Harvard Multifamily REIT I, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Maryland on August 4, 2006 and intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. We were organized to invest in and operate apartment communities. Further, we may invest in commercial real estate, real estate related securities, collateralized mortgage-backed securities, mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests, or in entities that make similar investments.

Substantially all business of Behringer Harvard Multifamily REIT I, Inc. will be conducted through our operating partnership Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”). Behringer Harvard Multifamily REIT I, Inc. has contributed initial capital contributions of $10,000 to Behringer Harvard Multifamily OP I through two wholly owned subsidiaries, BHMF, Inc., a Delaware corporation (“BHMF Inc.”) and BHMF Business Trust, a Maryland business trust. BHMF, Inc. owns approximately 0.1% of our interest in Behringer Harvard Multifamily OP I as its sole general partner. The remaining approximate 99.9% of our interest in Behringer Harvard Multifamily OP I is held as a limited partner’s interest by BHMF Business Trust. BHMF, Inc.’s interest will be subject to dilution as we raise offering proceeds. The consolidated financial statements of Behringer Harvard Multifamily REIT I, Inc. includes the accounts of Behringer Harvard Multifamily OP I.

Behringer Harvard Multifamily REIT I, Inc. has no employees and is supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006. Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Organization

Offering of our common stock

Behringer Harvard Multifamily REIT I, Inc. is authorized to issue 875,000,000 shares of common stock and 125,000,000 shares of preferred stock. All shares of common stock have a par value of $.0001 per share. On August 4, 2006 (date of inception), we sold 1,249 shares of common stock to Behringer Harvard Holdings, LLC (“Behringer Harvard”) for cash of $10,004. On November 28, 2007, we sold an additional 23,720 shares of common stock to Behringer Harvard for cash of $189,997. Our Board of Directors may authorize additional shares of capital stock and their characteristics without obtaining shareholder approval.

On November 22, 2006, Behringer Harvard Multifamily REIT I, Inc. commenced a private offering to sell a maximum of approximately $400 million of common stock to accredited investors (the “Private Offering”). We held all Private Offering proceeds in escrow until after we had sold our initial $1.5 million of shares of common stock. In April 2007, the Company released the proceeds from escrow and began issuing shares of our common stock. We terminated the Private Offering on December 28, 2007. We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the Private Offering. Commissions, dealer manager fees, and other offering costs were approximately $13 million.

On December 31, 2007 Behringer Harvard Multifamily REIT I, Inc. filed an initial registration statement pursuant to
Form S-11 filed under the Securities Act of 1933, as amended, for a public offering of up to 120,000,000 shares of common stock offered at a price of $10.00 per share (the “Public Offering”). The Public Offering, if it becomes effective, also covers the registration of up to 30,000,000 shares of common stock pursuant to our distribution reinvestment plan at $9.50 per share. We reserve the right to reallocate the shares we are offering between the primary offering and our distribution reinvestment plan. The minimum purchase is $2,000 per investor except in New York where it is $2,500.

We intend to use the proceeds from our private and public offerings of our common stock, after deducting offering expenses, primarily to acquire apartment communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that will produce rental income. We will acquire a blended portfolio consisting of core, stabilized income generating assets, assets that may benefit from enhancement or repositioning and development assets for stabilization to retain as core assets generating income with potential capital appreciation.

While in an offering, we admit new stockholders at least monthly. All subscription proceeds are held in a separate account until the subscribing investors are admitted as stockholders. Upon admission of new stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, offering expenses and operating expenses. Until required for such purposes, net offering proceeds are held in short-term, liquid investments.

Our common stock is not currently listed on a national securities exchange. However, management anticipates within four to six years after the termination of our public offering to begin the process of either listing the common stock on a national securities exchange or liquidating our assets, depending on then-prevailing market conditions.

2.                                      Interim Unaudited Financial Information

The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in this Form 10 for the year ended December 31, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted from these unaudited consolidated financial statements, but included in the audited financial statements filed as part of this Form 10.

The results for the interim periods shown in this report are not necessarily indicative of future financial results. The accompanying consolidated balance sheet and consolidated statement of stockholders’ equity as of March 31, 2008 and  consolidated statements of operations and cash flows for the three months ended March 31, 2008 and 2007 have not been audited by our independent registered public accounting firm. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary to present fairly our consolidated financial position as of March 31, 2008 and December 31, 2007 and our consolidated results of operations and cash flows for the three months ended March 31, 2008 and 2007. Such adjustments are of a normal recurring nature.

3.                                      Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as the purchase price allocation for real estate acquisitions, impairment of long-lived assets and equity-method real estate investments, depreciation and amortization and allowance for doubtful accounts.  Actual results could differ from those estimates.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts, the accounts of variable interest entities in which we are the primary beneficiary and the accounts of other subsidiaries over which we have control.  All inter-company transactions, balances and profits have eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

Real Estate and Other Related Intangibles

If, in the future, we acquire real estate properties, we will allocate the purchase price of those properties to the tangible assets acquired, consisting of land, inclusive of associated rights, and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their relative fair values in accordance with SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, and in-place leases.

Initial valuations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date.

We will determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that management believes we could obtain.  Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan.

The fair value of any tangible assets that will be acquired, expected to consist of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of buildings are depreciated over the estimated useful lives ranging from 25-35 years using the straight-line method.

We will determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to (a) the remaining non-cancelable lease term for above-market leases, or (b) the remaining non-cancelable lease term plus any fixed rate renewal options for below market leases. We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the above determined lease term.

The total value of identified real estate intangible assets that we may acquire in the future is further allocated to in-place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating fair value of in-place leases, we consider items such as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period and carrying costs that would have otherwise been incurred had the leases not been in place, including tenant improvements and commissions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We will amortize the value of in-place leases acquired in the future to expense over the term of the respective leases. The value of tenant relationship intangibles is amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate their lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.

Impairment of Long Lived Assets and Mortgage Notes Receivable

If we acquire any wholly-owned properties, we will monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset including its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For real estate we own through an investment in a real estate joint venture other similar real estate investment structure, at each reporting date we compare the estimated fair value of our real estate investment to the carrying value.  An impairment charge is recorded to the extent the fair value of our real estate investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

We assess impairment at the individual project basis. In evaluating the investment in real estate venture and mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

We review the terms and conditions underlying the outstanding balances of mortgage notes receivable on an individual basis. If we determine that it is probable that all amounts due under the terms of a loan will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

No impairment charges have been recorded as of March 31, 2008 and December 31, 2007.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents reported on the balance sheet approximates fair value due to their short-term maturities. We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes subscription proceeds that are held in a separate account until the subscribing investors are admitted as stockholders.  While in an offering, we admit new stockholders at least monthly.  Upon acceptance of stockholders, shares of stock are issued, and we receive the subscription proceeds.

Mortgage Note Receivable

Mortgage note receivable is reported at the outstanding principal balances net of any unearned income and unamortized deferred fees and costs. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to interest income over the lives of the related loan.

We and our joint ventures have issued mortgage notes and/or mezzanine loans with respect to certain development projects. Each borrower remains obligated to pay principal and interest due on the loans regardless of its intent or ability to sell or refinance the property. In addition, these loans do not contain a right to participate in expected residual profit as defined within Exhibit I of AICPA Practice Bulletin 1, “Accounting of Real Estate Acquisition, Development, or Construction Arrangements” and EITF 86-21, “Application of the AICPA Notice to

Practitioners Regarding Acquisition, Development, and Construction Arrangements to Acquisition of an Operating Property.” As a result, we account for our Lovers Lane Town Homes Junior Mezzanine Loan, and the joint ventures account for all of their loans, as a loan, and not as an investment in real estate pursuant to Exhibit I of AICPA Practice Bulletin 1 and EITF 86-21.

Escrow Deposits

We have refundable amounts deposited in escrow for contracts to potentially acquire interests in properties and entities that own real estate and development projects. The current escrow deposit balance primarily consists of deposits related to a development project in Nevada.

Investments in Unconsolidated Real Estate Joint Ventures

We account for certain investments in unconsolidated real estate joint ventures using the equity method of accounting because we exercise significant influence over, but do not control these entities.  These investments are initially recorded at cost and are adjusted for our share of equity in earnings and distributions.  We report our share of income and losses based on our ownership interests in the entities.

In connection with the acquisition of investments in unconsolidated real estate joint ventures, we incur certain acquisition and advisory fees that are paid to Behringer Harvard Multifamily Advisors I or an affiliate.  These fees are capitalized as part of our basis in the investments in joint ventures.  We amortize any excess of the carrying value of our investments in joint ventures over the book value of the underlying equity over the estimated useful lives of the underlying operating property, which represents the assets to which the excess is most clearly related.

Organization and Offering Costs

Behringer Harvard Multifamily Advisors I or its affiliates were obligated to pay all of the private offering organization and offering costs. Private offering costs include items such as legal and accounting fees, marketing, promotional and printing costs. Total organization and offering costs incurred by Behringer Harvard Multifamily Advisors I in connection with our private offering are approximately $3.5 million and $3.0 million as of March 31, 2008 and December 31, 2007, respectively. Our only obligation for these costs was to pay a fee to Behringer Harvard Multifamily Advisors I under our advisory management agreement with Behringer Harvard Multifamily Advisors I. Under our advisory management agreement, we incurred this fee obligation at the rate of 1.5% of the actual gross private offering proceeds (the “O&O Fee”), regardless of whether the actual amount of private offering costs incurred by Behringer Harvard Multifamily Advisors I or its affiliates was higher or lower than the O&O Fee. We have recorded the pro-rated share of offering costs embedded in the O&O Fee as an offset to additional paid-in capital in accordance with Staff Accounting Bulletin (“SAB”) Topic 5.A, Miscellaneous Accounting — Expenses of Offering. Paid and accrued O&O Fees recorded as an offset to additional paid-in capital as of December 31, 2007 were $1.9 million, and $50,000, respectively. We have not incurred additional O&O Fees subsequent to December 31, 2007 because the private offering terminated on December 28, 2007. We have no obligation for private organization and offering costs incurred by Behringer Harvard Multifamily Advisors I and its affiliates in excess of total amounts due under the O&O Fee. As of March 31, 2008 and December 31, 2007, approximately $1.6 million and $1.1 million, respectively, of organization and offering costs had been incurred by Behringer Harvard Multifamily Advisors I and its affiliates to which we have no obligation. The amount of O&O Fees recorded is determined as 1.5% of the actual private offering proceeds received to date; no other amounts are considered by management to be probable of reimbursement as of December 31, 2007.

Behringer Harvard Multifamily Advisors I or its affiliates are obligated to pay all of our organizational expenses. Our only obligation for these costs is the O&O Fee to Behringer Harvard Multifamily Advisors I as discussed above. We have no other obligations for these costs. Our organization costs are recorded as an expense in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. We have recorded the pro-rated share of organization expenses embedded in the O&O Fee as an expense. We have no obligation for organization costs incurred by Behringer Harvard Multifamily Advisors I and its affiliates in excess of total amounts due under the O&O Fee, which are approximately $9,500. Accordingly, this amount has not been recognized in our consolidated financial statements.

Behringer Harvard Multifamily Advisors I or its affiliates are obligated to pay all of our public organization and offering costs. As of March 31, 2008, our public offering has not commenced; upon commencement, we intend to amend and restate our advisory management agreement with Behringer Harvard Multifamily Advisors I. Our obligation for these public offering costs is anticipated to be to reimburse Behringer Harvard Multifamily Advisors I under a set amount pursuant to the amended and restated advisory management agreement (the “O&O Reimbursement”). Beginning with the commencement of our public offering, at each balance sheet date we will estimate the total gross public offering proceeds expected to be received under the public offering and recognize the amount of O&O Reimbursement as determined under Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies”. We will record the amount of O&O Reimbursement at the lower amount of (a) 1.5% of the estimated total gross public offering proceeds, or (b) the actual public organization and offering costs incurred by Behringer Harvard Multifamily Advisors I. Our public offering has not commenced and accordingly, no amounts have been recognized in our consolidated financial statements. As of March 31, 2008 and December 31, 2007, amounts incurred by Behringer Harvard Multifamily Advisors I for our public organization and offering costs are approximately $826,000 and $482,000, respectively.

As of March 31, 2008 and December 31, 2007, the amount of our accrued obligation under the O&O Fee for the private offering costs and O&O Reimbursement for the public offering costs has been recognized in our consolidated statements in accordance with SFAS No. 5.

Income Taxes

We intend to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders.  REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit as of March 31, 2008 and December 31, 2007. In addition, we recognized no current tax expense for the three months ended March 31, 2008 and 2007 related to the Texas margin tax.

Stock Based Compensation

Behringer Harvard Multifamily REIT I, Inc. has a stock-based incentive award plan for our directors and consultants and for employees, directors and consultants of our affiliates, and our advisor and its affiliates.  We account for this plan under the modified prospective method of Financial Accounting Standards Board (“FASB”) SFAS No. 123R, “Share-Based Payment.” In the modified prospective method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS No. 123R, prior period amounts were not restated. SFAS No. 123R also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Consolidated Statements of Cash Flows, rather than as operating cash flows as required under previous regulations.

On November 14, 2006, Behringer Harvard Multifamily REIT I, Inc. issued a total of 3,000 shares of restricted stock to our independent directors.  On November 28, 2007 we issued an additional total of 3,000 shares of restricted stock to our independent directors. These restricted share issuance each require a 12 month service and vesting period, have no exercise price, and each have an estimated fair value of approximately $24,000, for a total fair value of $48,000, using similar share prices at the time of $8.15 per share. The fair value of each issuance is being recognized as compensation expense on a straight-line basis over the required service period. For the three months ended March 31, 2008 and 2007, we recognized stock-based compensation expense of approximately $6,000, respectively.

No other stock-based compensation has been issued.

Concentration of Credit Risk

At March 31, 2008 and December 31, 2007 we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Earnings per Share

We calculate earnings per share in accordance with FAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net earnings available to common shares by the weighted-average common shares outstanding during the period.  Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of securities, including the effect of shares issuable under our stock-based incentive plans. Upon our adoption of a share redemption plan, the weighted-average common shares redeemable during the period will be excluded from basic earnings per share, and included in diluted earnings per share.

On November 14, 2006, Behringer Harvard Multifamily REIT I, Inc. issued a total of 3,000 shares of restricted stock to our independent directors, which require a 12 month service and vesting period.  On November 28, 2007 we issued an additional total of 3,000 shares of restricted stock to our independent directors. The restricted shares have no exercise price and are presented as issued shares on our balance sheet. However, as a result of the outstanding performance requirements the number of shares are excluded from our basic earnings per share calculation. At the time such shares have a dilutive effect, they will be included in the dilutive earnings per share calculation.

The Behringer Harvard Multifamily REIT I, Inc. 2006 Incentive Award Plan (“Incentive Award Plan”) was approved by the board of directors on November 14, 2006 and by the stockholders on November 15, 2006.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards.  A total of 10,000,000 shares have been authorized and reserved for issuance under the Incentive Award Plan.

As of March 31, 2008 and December 31, 2007 we had no shares of preferred stock issued and outstanding, and had no options to purchase shares of common stock outstanding.

Reportable Segments

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standard for reporting and financial and descriptive information about an enterprise’s reportable segments. Our current business consists of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of real estate assets. All of our consolidated income from is from real estate properties that we own through a joint-venture, and we account for each joint ventures under the equity method of accounting. Management evaluates operating performance on an individual joint venture level. However, as each of our joint ventures represents has similar economic characteristics in our financial statements, our joint ventures have been aggregate into one reportable segment.

4.                                      Recently Announced Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.   Our adoption of SFAS No. 157, on January 1, 2008, did not have a material effect on our consolidated results of operations or financial position.

In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP SFAS 157-2”).  FSP SFAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP SFAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.  We are currently assessing the effect FSP SFAS No. 157-2 may have on our consolidated results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We have not elected the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement replaces SFAS No. 141 “Business Combinations” but retains the fundamental requirement that the acquisition method of accounting, or purchase method, be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring considerations.  SFAS 141R applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141, including a broader definition of a business and the requirement that acquisition related costs are expensed as incurred.  This statement applies to business combinations occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not allowed.  We expect SFAS No. 141(R) will have a material effect on our accounting for future acquisitions of properties if they fall under the definition of a business combination.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- An amendment of ARB No. 51.  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

5.                                      Unconsolidated Real Estate Joint Ventures

PGGM Joint Venture

We have entered into joint ventures with Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”) in which we are the manager. The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by our sponsor, Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM. We have no direct financial or other ownership interest in either of these entities.

During April 2007 we entered into commitments for and partially funded, equity investments in unconsolidated real estate joint ventures and interest-bearing loans to real estate joint ventures with two separate commercial real estate developers in our real estate development business (the “Two Development Contracts”). These Two Development Contracts were held by two separate subsidiaries that we fully consolidated in our financial statements (the “Two Subsidiaries”).

Prior to June 1, 2007, our consolidated financial statements recognized 100% of these equity investments in real estate joint ventures as investments in unconsolidated real estate joint ventures, and, 100% of these interest-bearing real estate loans to real estate joint ventures as loans to real estate joint ventures, recognizing accrued interest income on a monthly basis.

During June 2007, Behringer Harvard Master Partnership I purchased for cash approximately 45% of the ownership interest in each of our two subsidiaries that held the Two Development Contracts. Subsequent to June 1, 2007, we no longer consolidate those two subsidiaries and prospectively recognize our remaining approximate 55% ownership interest under the equity method of accounting as investments in unconsolidated real estate joint ventures (the “Ventures”). We believe the carrying values of the Ventures’ equity interests sold approximated fair value because of the short duration and lack of change in the entity’s underlying assets—the Two Development Contracts. We recorded Behringer Harvard Master Partnership I’s purchase as a reduction in the carrying value of our real estate investment balance; no gains or losses were incurred or recognized.

Until the maximum funding commitment from the PGGM Joint Venture of $200 million has been placed, we expect substantially all of our future real estate acquisitions and real estate under development activities will use the above Venture structure with the PGGM Joint Venture. The maximum funding commitment from the PGGM Joint Venture may be increased to $300 million.

We may choose other combinations of financing any of our business transactions, including but not limited to using cash, debt, and securing additional Joint Venture partners for current and/or future real estate projects that may or may not have a similar structure.

We have determined that our Ventures are not variable interest entities under FIN 46R, and thus have evaluated them for consolidation under SOP 78-9, as amended. Each venture has two partners, and each venture partner possesses equal substantive participating rights to make decisions which constitute routine occurrences in each venture’s ordinary course of business. These decisions include the requirement to approve initial and annual operating plans, initial and annual capital expenditures, any sales or dispositions of investments, and, any method of refinancing or raising additional debt or equity capital. As a result of these equal substantive participating rights, no single party controls each venture; accordingly, we account for each Venture using the equity method of accounting pursuant to SOP 78-9, as amended.

Mortgage note receivable

As discussed above, one of the Two Subsidiaries held an interest-bearing mortgage loan (the “Senior Mezzanine Loan”).  Prior to the transaction with the PGGM Joint Venture, we fully consolidated this subsidiary into our consolidated financial statements and recorded its earnings as interest income. As a result of the PGGM Joint Venture purchasing an equity ownership in the subsidiary which held the Senior Mezzanine Loan, we deconsolidated that subsidiary as of June 1, 2007 and began accounting for our investment as an equity investment in unconsolidated real estate joint ventures under the equity method of accounting.

Investments in unconsolidated real estate joint ventures

We have established one unconsolidated real estate joint venture for each separate project or property. Each of these unconsolidated real estate joint ventures own 100% of the voting equity interest in one subsidiary REIT and substantially all business is conducted through its subsidiary REIT. Each subsidiary REIT has made equity investments and/or mortgage loans to entities that own the particular real estate project (the “Project Entities”). Prior to our equity investments, the Project Entities were owned by the commercial developers and were organized to own, construct, and finance only one particular real estate project. The Project Entities are not consolidated in our financial statements.

Our interests in the Ventures are recorded as investments in unconsolidated real estate joint ventures and use the equity method of accounting. Our balances include our deferred charges of approximately $3.1 million, net of amortization. The following presents the condensed combined balance sheet data of our investments in unconsolidated real estate joint ventures:

	March 31, 2008	December 31, 2007
Balance sheet data:
Cash and restricted cash	$1,751,589	$1,796,624
Accounts receivable	30,300	385,004
Accrued interest receivable	1,368,508	686,807
Mortgage notes receivable	85,216,515	76,378,734
Investments in unconsolidated real estate joint ventures	14,991,356	14,981,406
Deferred financing costs and other assets, net	448,018	472,415
Land and buildings, net	32,298,716	32,813,280
Total assets	$136,105,002	$127,514,270

Accrued liabilities	539,644	312,881
Mortgage note payable	23,000,000	23,000,000
Other liabilities	104,743	103,511
Minority interest	1,993,670	2,085,194
Members’ equity	110,466,945	102,012,684
Total liabilities and members’ equity	$136,105,002	$127,514,270

A wholly-owned subsidiary of one of our Ventures owns The Reserve at Johns Creek Walk, currently our only operating property. This subsidiary consolidates The Reserve at Johns Creek Walk and has recorded a minority interest for the remaining 20% equity ownership. This subsidiary and its property serve as collateral for a non-recourse bank loan of $23 million to an unaffiliated lender. This bank loan was entered into during August 2007, has a term of 66 months, and bears interest at a floating rate of 130 basis points over the interpolated 5.5 Year U.S. Treasury Yield—subject to a minimum annual interest rate of 6.1%. The lender has no recourse to the Venture or us, only to the subsidiary and its property. As a result of the Venture consolidating this subsidiary, the bank loan and minority interest are presented in the above combined balance sheet data as mortgage note payable and minority interest, respectively.

We had no investments in unconsolidated real estate joint ventures as of March 31, 2007. The following presents the combined income statement data of our investments in unconsolidated real estate joint ventures for the three months ended March 31, 2008:

Revenues:
Rent	$707,563
Interest	2,105,319
2,812,882
Operating costs and expenses:
General and operating expenses	460,674
Real estate taxes	90,000
Interest expense	375,635
Depreciation	521,062
1,447,371

Minority interest	(91,523)
Net income	$1,457,034

Included in our equity in earnings of unconsolidated real estate joint venture investments is our share of the above Ventures’ net income in the amount of $764,696.  Net operating losses attributable to the interest held by the minority shareholder were $91,523.

The Ventures’ Loans to and Equity investments in Project Entities

Included in the Ventures financial statements are loans to and equity investments in the Project Entities. Below are the Ventures’ uncollected loan principal balance and equity investments in the Project Entities, exclusive of loan commitment fees received as of March 31, 2008 and December 31, 2007:

Name of development and related investments	Location	March 31, 2008	December 31, 2007
Lovers Lane Townhomes:	Dallas, TX
Interest-bearing Senior Mezzanine Loan; 10% annual interest; principal and interest due April 2012		$2,994,719	$2,994,719

The Eclipse:	Houston, TX
Interest-bearing loan; 9.5% annual interest; principal due April 2012		8,147,435	3,486,564

Alexan St. Rose:	Henderson, NV
Interest-bearing loan; 10% annual interest; principal due December 2012		4,691,255	4,691,255

Fairfield at Baileys Crossing:	Fairfax County, VA
Interest-bearing loans; 9.5% annual interest; principal due July 2012		22,138,172	22,138,172

Tower 55 Hundred:	Arlington County, VA
Interest-bearing loan; 9.5% annual interest; principal due October 2012		19,954,854	19,954,854

Fairfield at Cameron House:	Silver Spring, MD
Interest-bearing loan; 9.5% annual interest; principal due December 2012		14,182,082	12,416,760

Satori:	Broward County, FL
Interest-bearing loan; 10% annual interest; principal due October 2012		14,775,000	12,432,034
The Ventures’ total loans to unconsolidated real estate joint ventures		86,883,517	78,114,358

The Eclipse:	Houston, TX
Limited partnership interest of 49.6%		4,023,717	4,023,717

Tower 55 Hundred:	Arlington County, VA
Limited partnership interest of 50%		3,552,938	3,552,938

Satori:	Broward County, FL
Limited partnership interest of 50%		7,350,000	7,350,000
The Ventures’ total investments to unconsolidated real estate joint ventures		14,926,655	14,926,655

The Ventures’ total investments		$101,810,172	$93,041,013

Our involvement with each of the Project Entities began at the time we committed to making our investments, and our potential loss exposure is limited to the funded portion of our commitments. The Project Entities also owe amounts under other mortgage loans, bank loans, and other liabilities balances—these are obligations of the Project Entities. Neither we nor the Ventures have a primary or secondary obligation on those obligations of the Project Entities. The following table is unaudited and includes estimated information about the nature and size of the activities of the Project Entities:

Project Name / Location Description	Project Completion	Construction Cost ($millions)

Lovers Lane Townhomes / Dallas, Texas	February 2010	$39.4
Existing apartment community, ceased operations on December 31, 2007. Proposed future development is expected to be a 2 story townhome community with approximately 149 rental units.

The Eclipse / Houston, Texas	December 2008	35.7
Undeveloped land expected to be a 3 story apartment community with approximately 330 rental units.

Fairfield at Baileys Crossing / Fairfax County, Virginia	December 2009	147.6
Undeveloped land, expected to be a 3, 4 and 7 story structure apartment community With approximately 414 rental units and an attached parking structure

Alexan St. Rose / Clark County, Virginia	August 2010	75.7
Undeveloped land, expected to be a 3 story apartment community with approximately 430 rental units

The Reserve at Johns Creek Walk / Fulton County, Georgia	Operating	33.5
A 3 story operating apartment community with 210 rental units within an overall Mixed-use development containing retail and for-sale townhomes

Satori/ Broward County, Florida	April 2009	98.5
Previously developed land which has been demolished and is expected to be a 3 and 9 story structure apartment community with approximately 279 rental units

Tower 55 Hundred / Arlington County, Virginia	October 2009	99.8
Previously developed land which has been demolished and is expected to be a 10 story high-rise apartment community with approximately 234 rental units and an underground parking facility

Fairfield at Cameron House / Silver Spring, Maryland	January 2010	128.9
Previously developed land which has been demolished and is expected to be a 15 story high-rise apartment community with approximately 325 rental units

Certain Ventures have an equity investment in Project Entities.  Those Project Entities own development projects and had no operational income or loss.  The following presents the unaudited summarized financial information of those Project Entities which include The Eclipse, Tower 55 Hundred, and Satori:

	March 31, 2008	December 31, 2007
Balance sheet data:
Cash	$243,874	$537,526
Prepaid taxes and other assets	8,864	8,864
Land and construction in progress	101,865,008	85,522,204
Accounts payable and other	4,554,794	5,923,569
Affiliate payables	1,064,168	410,208
Mortgage loans and interest payable	70,944,694	62,308,162

6.                                      Credit Facility with Behringer Harvard Operating Partnership I LP

On April 2, 2007, our operating partnership, Behringer Harvard Multifamily OP I, entered into a one-year credit facility with the operating partnership of Behringer Harvard REIT I, Inc., Behringer Harvard Operating Partnership I LP (the “Credit Facility”). The Credit Facility was terminated on December 20, 2007. During 2007 we paid cash for interest and other fees of approximately $925,000. As of March 31, 2008 and December 31, 2007, our investments in unconsolidated real estate joint ventures include approximately $283,000 of capitalized interest costs.

7.                                      Stockholders Equity

Capitalization

As of March 31, 2008 and December 31, 2007, Behringer Harvard Multifamily REIT I, Inc. has 14,267,363 and 14,272,919 shares of common stock outstanding, respectively, including 6,000 shares of restricted stock issued to our independent directors for no cash, and 24,969 shares owned by Behringer Harvard Holdings for cash of $200,001.  As of December 31, 2006, Behringer Harvard Multifamily REIT I, Inc. had 4,249 shares of our common stock outstanding, including 3,000 shares of restricted stock issued to our independent directors for no cash, and 1,249 shares owned by Behringer Harvard Holdings for cash of $10,004.  As of March 31, 2008 and December 31, 2007, Behringer Harvard Multifamily REIT I, Inc. had no shares of preferred stock issued and outstanding.

In 2006, Behringer Harvard Multifamily Advisors I purchased a special limited partnership interest in our operating partnership, Behringer Harvard Multifamily OP I, for cash of $10,000 (the “Incentive Unit”).  This Incentive Unit entitles the special limited partner to receive an amount when certain events occur, including the sale of our assets, whether directly or through the sale of our company, the listing of our common stock for trading on a national securities exchange, a termination of the advisory management agreement, or a change in control, if such an amount is available after stockholders have received distributions equal to or greater than the sum of their aggregate capital contributions plus a 7% annual, cumulative, non-compounded return on such capital contributions. The Incentive Unit is then convertible into an equivalent value of partnership units of Behringer Harvard Multifamily OP I based on this available amount plus the initial $10,000 contribution. After the Incentive Unit converts to partnership units, those partnership units are convertible into cash or shares of our common stock.

On November 28, 2007 the Incentive Unit was canceled and the $10,000 cash purchase price was returned to Behringer Harvard Multifamily Advisors I. Concurrently, Behringer Harvard Multifamily REIT I, Inc. sold 1,000 shares of non-participating, non-voting convertible stock to Behringer Harvard Multifamily Advisors I for $1,000.  Pursuant to its terms, the convertible stock will convert to shares of Behringer Harvard Multifamily REIT I, Inc. common stock if (1) we have made total distributions on the then outstanding shares of our common stock equal to the issue price of those shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares, (2) we list our common stock for trading on a national securities exchange if the sum of prior distributions on the then outstanding shares of our common stock plus the aggregate market value of our common stock (based on the 30-day average closing price) meets the same 7% performance threshold, or (3) our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor), and at the time of such expiration or termination we are deemed to have met the foregoing 7% performance threshold based on our enterprise value and prior distributions, and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions.  In general, our convertible stock will convert into shares of common stock with a value equal to 15% of the excess of our enterprise value plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares.  With respect to conversion in connection with the termination of the advisory management agreement, this calculation is made at the time of termination even though the actual conversion may occur later or not at all.

Distributions

We declared and paid no distributions for the three months ended March 31, 2007.

On November 28, 2007 the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on December 1, 2007 and ending on February 29, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

On February 11, 2008 the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on March 1, 2008 and ending on March 31, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

On March 14, 2008 the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on April 1, 2008 and ending on May 31, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month.

	Distributions
2007	Declared	Paid
Fourth Quarter	$730,682	$396,450
Third Quarter	196,590	118,764
Second Quarter	—	—
First Quarter	––	—
	$927,272	$515,214

2008	Declared	Paid
Fourth Quarter	$––	$––
Third Quarter	—	—
Second Quarter	—	—
First Quarter	$1,301,225	$1,279,428

8.                                      Commitments and Contingencies

At March 31, 2008, the Ventures held contracts for equity investments and/or mortgage loans with a total commitment value of approximately $126.5 million and the Ventures have currently funded approximately $111.0 million. The Ventures will require additional capital from us and Behringer Harvard Master Partnership I in order to fund the remaining $15.5 million equity investment and/or mortgage loan commitments.  The Ventures have also issued contingent sell options to the Project Entities.  In addition, we hold The Lovers Lane Townhomes Junior Mezzanine Loan with a total commitment value of approximately $3.2 million and have currently funded approximately $1,000.

The remaining commitments on the real estate investment development by the Ventures will be funded as actual construction progresses. Estimated future payments are as follows, as of March 31, 2008:

	The Ventures’ total unfunded commitments	The Ventures’ other contingent obligations under sell options	Our estimated portion of the Ventures’ unfunded commitments and contingent options	Our estimated unfunded commitment on our mortgage loan	Our estimated total

2008	$7,730,000	$—	$4,251,400	$1,610,000	$5,861,400
2009	7,730,000	14,600,000	12,281,400	1,610,000	13,891,400
2010	—	49,738,000	27,356,000	—	27,356,000

Total	$15,460,000	$64,338,000	$43,888,800	$3,220,000	$47,108,800

At December 31, 2007, the Ventures held contracts for equity investments and/or mortgage loans with a total commitment value of approximately $126.5 million and the Ventures have currently funded approximately $102.3 million. The Ventures will require additional capital from us and Behringer Harvard Master Partnership I in order to fund the remaining $24.2 million equity investment and/or mortgage loan commitments.  The Ventures have also issued contingent sell options to the Project Entities. In addition, we hold The Lovers Lane Townhomes Junior Mezzanine Loan with a total commitment value of approximately $3.2 million and have currently funded approximately $1,000.

The remaining commitments on the real estate investment development by the Ventures will be funded as actual construction progresses. Estimated future payments are as follows, as of December 31, 2007:

	The Ventures’ total unfunded commitments	The Ventures’ other contingent obligations under sell options	Our estimated portion of the Ventures’ unfunded commitments and contingent options	Our estimated unfunded commitment on our mortgage loan	Our estimated total

2008	$24,229,508	$—	$13,326,229	$1,610,102	$14,936,331
2009	—	61,545,395	33,849,967	1,610,102	35,460,069

Total	$24,229,508	$61,545,395	$47,176,196	$3,220,204	$50,396,400

The Ventures’ other contingent obligations under sell options issued to the Project Entities

The Venture which owns investments in the Fairfield at Baileys Crossing Project Entity has issued a contingent sell option to an unaffiliated equity investor in the Project Entity. This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy. If the sell option becomes exercisable, it will expire after 90 days. If exercised, the Venture will be required to purchase their interest, free of all liens claims and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise. This investor’s equity balance was approximately $14.6 million and $11.8 million (unaudited) at March 31, 2008 and December 31, 2007, respectively, and has been included in the above table as the estimated exercise price due. Option exercise is dependent upon construction and may become exercisable in 2009 or 2010.

The Venture which owns investments in the Fairfield at Cameron House Project Entity has issued a contingent sell option to an unaffiliated equity investor in the Project Entity. This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy. If the sell option becomes exercisable, it will expire after 90 days. If exercised, the Venture will be required to purchase their interest, free of all liens claims and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise. This investor’s equity balance is approximately $10.3 million (unaudited) at March 31, 2008 and December 31, 2007, and has been included in the above table as the estimated exercise price due. Option exercise is dependent upon construction and may become exercisable in 2009 or 2010.

The Venture which owns investments in the Lovers Lane Townhomes Project Entity has issued a contingent sell option to the Project Entity. This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy. If this contingent sell option becomes exercisable, it will expire after 30 days. If exercised, the Venture will be required to purchase The Lovers Lane Townhomes, free of all liens, claims, and encumbrances, for cash in an amount equal to the lower of (a) actual project costs plus interest charges, or (b) the maximum budgeted cost amount plus interest charges. The estimated exercise price of approximately $39.4 million has been included in the above table as the estimated amount due. Option exercise is dependent upon construction and may become exercisable in 2009 or 2010. If the Venture were to purchase the property, we expect the Venture’s total cash outlay will approximate $4 million after considering the application of proceeds received from a new senior property mortgage and any unpaid principal and interest on the Lovers Lane Townhome mezzanine loans issued by us an the Venture.

9.                                      Related Party Arrangements

Behringer Harvard Multifamily REIT I, Inc. has no employees and is supported by related party arrangements. Our advisor and certain of its affiliates earn fees and compensation in connection with our offering and in connection with the acquisition, management, and sale of our assets.

Behringer Securities LP (“Behringer Securities”), our dealer manager for the Offering, receives a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers.  In addition, up to 2.5% of gross offering proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee.  Behringer Securities will reallow all of its commissions to participating broker-dealers.  Behringer Securities may, pursuant to separately negotiated agreements, reallow a portion of its dealer manager fee in an aggregate amount up to 1.5% of gross offering proceeds to participating broker-dealers for marketing fees, including the cost of bona fide training and educational meetings, and due diligence expense reimbursements and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties. We began receiving proceeds from our private offering in April 2007 and terminated the private offering on December 28, 2007. For the three months ended March 31, 2008 and 2007, we sold no shares and therefore Behringer Harvard Multifamily Advisors I earned no commissions or dealer manager fees. For the period from April 1, 2007 through December 31, 2007, and Behringer Harvard Multifamily Advisors I earned commissions and dealer manager fees of $7.9 million and $3.2 million, respectively.

All organization and offering expenses (excluding selling commissions and the dealer manager fee) are incurred and paid by Behringer Harvard Multifamily Advisors I or its affiliates. As related to the Private Offering, Behringer Harvard Multifamily REIT I, Inc. will pay Behringer Harvard Multifamily Advisors I a fixed rate of 1.5% of gross offering proceeds, regardless of whether the actual amount of organization and offering expenses is greater or less than 1.5% of gross offering proceeds.  We began receiving proceeds from our private offering in April 2007 and terminated the private offering on December 28, 2007. For the three months ended March 31, 2008 and 2007, we sold no shares and therefore Behringer Harvard Multifamily Advisors I earned no organization and offering expenses. For the period from April 1, 2007 through December 31, 2007, Behringer Harvard Multifamily Advisors I earned organization and offering expenses of $1.9 million.

Behringer Harvard Multifamily Advisors I or its affiliates will receive acquisition and advisory fees of 2.5% of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Harvard Multifamily Advisors I or its affiliates will also receive 2.5% of the funds advanced in respect of a loan or other investment.  Behringer Harvard Multifamily Advisors I or its affiliates will be reimbursed for all expenses related to the selection and acquisition of assets, whether or not acquired by us.  We began acquiring real estate investments in April 2007. For the three months ended March 31, 2008 and 2007,

Behringer Harvard Multifamily Advisors I earned acquisition and advisory fees of approximately $14,000 and $0, respectively. For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned acquisition and advisory fees of approximately $2.6 million.

Behringer Harvard Multifamily Advisors I or its affiliates will receive debt financing fees of 1% of the amount available to us under debt financing originated or refinanced by or for us.  It is anticipated that our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us.  We began acquiring real estate investments in April 2007. For the three months ended March 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned no debt financing fees. For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned debt financing fees of $0.2 million from The Reserve at Johns Creek Walk property.

We expect to pay HPT Management Services LP (“HPT Management”), our affiliated property manager, fees for the management of our properties, which may be subcontracted to unaffiliated third parties.  On March 17, 2008, HPT Management assigned its property management agreement with us to Behringer Harvard Multifamily Management Services, LLC (“BHM Management”).  Such fees are equal to 3.75% of gross revenues.  In the event that we contract directly with a non-affiliated third party property manager in respect of a property, we will pay BHM Management an oversight fee equal to 1% of gross revenues of the property managed.  In no event will we pay both a property management fee and an oversight fee to HPT Management with respect to a particular property.  We will reimburse the costs and expenses incurred by BHM Management on our behalf, including fees and expenses of apartment locators and third-party accountants, the wages and salaries and other employee-related expenses of all on-site employees of BHM Management who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.  Neither HPT Management Services nor BHM Management has earned property management fees since our inception.

Behringer Harvard Multifamily Advisors I will receive a monthly asset management fee for each asset.  This amount will be calculated based upon one-twelfth of 1% of aggregate asset value, as defined, as of the last day of the preceding month.   We began acquiring real estate investments in April 2007. For the three months ended March 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned asset management fees of approximately $175,000 and $0, respectively. For the year ended December 31, 2007, Behringer Harvard Multifamily Advisors I earned asset management fees of approximately $218,000.

We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Behringer Harvard Multifamily Advisors I has earned no development fees since our inception.

We are dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and BHM Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

The following amounts are included in affiliate related receivables and payables:

	March 31, 2008	December 31, 2007
Advances to Ventures	$195,315	$226,443
Commissions and dealer manager fees	4,750	—
Organization and offering costs	65,717	—
Reimbursements of pursuit and other costs	190,254	74,484
Total Receivables from affiliates	$456,036	$300,927

Asset management fees	$175,246	$217,837
Acquisition and advisory fees	14,173	908,345
Commissions and dealer manager fees	—	231,976
Organization and offering costs	—	50,238
General and administrative costs	43,942	—
Due to ventures	4,810	4,810
Total Payables to affiliates	$238,171	$1,413,206

10.                               Supplemental disclosures of cash flow information

Supplemental cash flow information is summarized below:

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007
Supplemental disclosure of cash flow information:
Non-cash investing activities:
Accrued other assets	$14,160	$14,410
Accrued investments in unconsolidated real estate joint ventures	$66,666	$—

Non-cash financing activities:
Accrued deferred financing fees	$—	$30,085
Dividends payable	$21,797	$—

11.                               Subsequent Events

During April 2008, we entered into an unconsolidated real estate joint venture with the PGGM Joint Venture. This venture committed to an equity investment of $7.4 million and a mortgage loan of $14.8 million for a multifamily development project in Denver, Colorado. We funded $4 million for our share of the venture’s equity investment and $1.8 million for our share of the venture’s mortgage loan.

On May 14, 2008 the Board of Directors also authorized the payment of cash dividends (each a “Daily Distribution”) to stockholders of record as of the close of business on each day of the period commencing on June 1, 2008 and ending on June 30, 2008 (each a “Record Date”), with each Daily Distribution payable as of each Record Date to be $0.001013699 per share of common stock, which is equivalent to an annual distribution rate of four percent (4%) on a share of common stock purchased for nine dollars ($9.25). The Daily Distribution for each day of each month shall be paid by the Company on or before the sixteenth day of the following month

*****

Report of Independent Registered Public Accounting Firm

To the Management and Shareholders of

Behringer Harvard Lovers Lane Venture, LLC

Addison, Texas

We have audited the accompanying consolidated balance sheet of Behringer Harvard Lovers Lane Venture, LLC and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, members’ equity, and cash flows for the period from June 1, 2007 (date of  inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the period from June 1, 2007 (date of inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 15, 2008

Behringer Harvard Lovers Lane Venture I, LLC

Consolidated Balance Sheet

as of December 31, 2007

Assets
Cash and cash equivalents	$80,814
Accrued interest receivable	185,163
Mortgage note receivable	2,917,755
Deferred offering costs and other assets	57,313
Total assets	$3,241,045

Liabilities and members’ equity
Accrued liabilities	$9,820

Commitments and contingencies

Members’ equity	3,231,225
Total liabilities and members’ equity	$3,241,045

See Notes to Consolidated Financial Statements.

Behringer Harvard Lovers Lane Venture I, LLC

Consolidated Statement of Operations

for the period from June 1, 2007 (date of inception) through December 31, 2007

Interest income	$195,646

General and administrative expenses	3,370

Net income	$192,276

See Notes to Consolidated Financial Statements.

Behringer Harvard Lovers Lane Venture I, LLC

Consolidated Statement of Members’ Equity

for the period from June 1, 2007 (date of inception) through December 31, 2007

Balance at June 1, 2007 (date of inception)	$—

Capital contributions	3,045,580
Distributions	(6,631)
Net income	192,276

Balance at December 31, 2007	$3,231,225

See Notes to Consolidated Financial Statements.

Behringer Harvard Lovers Lane Venture I, LLC

Consolidated Statement of Cash Flows

for the period from June 1, 2007 (date of inception) through December 31, 2007

Cash flows from operating activities
Net income	$192,276
Adjustments to reconcile net income to net cash used in operating activities -
Amortization of deferred financing fees	(10,482)
Changes in operating assets and liabilities -
Accrued interest receivable	(185,163)
Cash used in operating activities	(3,369)

Cash flows from investing activities
Other assets	(47,493)
Issuance of mortgage note receivable	(2,907,273)
Cash used in investing activities	(2,954,766)

Cash flows from financing activities
Contributions	3,045,580
Distributions	(6,631)
Cash provided by financing activities	3,038,949

Net change in cash and cash equivalents	80,814
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$80,814

Supplemental schedule of non cash investing activities -
Accrued offering costs	$9,820

See Notes to Consolidated Financial Statements

Behringer Harvard Lovers Lane Venture I, LLC
Notes to Consolidated Financial Statements

December 31, 2007

1.                                      Organization and Business

Organization

Behringer Harvard Lovers Lane Venture I, LLC (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Delaware on June 1, 2007.

We are a co-investment joint venture between Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our manager and 55% owner, and, Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”), our 45% owner.  The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM.

Behringer Harvard Multifamily OP I is wholly owned by Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I”), Behringer Harvard Multifamily OP I and Behringer Harvard Master Partnership I are collectively referred to herein as the Members and hold 100% of our voting interests.

We were organized to own 100% of the voting equity interest in one subsidiary, Behringer Harvard Lovers Lane REIT I, LLC, a real estate investment trust. Substantially all of our business is conducted through Behringer Harvard Lovers Lane REIT I, LLC. Behringer Harvard Lovers Lane REIT I, LLC was organized to make a mortgage loan to GS Lovers Lane Property Sub, LP (the “Project Entity”). The Project Entity is owned by the commercial developer and was organized to develop and own one apartment community, The Lovers Lane Townhomes (“The Lovers Lane Townhomes”). The Lovers Lane Townhomes was an operating apartment community at the time we made our investments in GS Lovers Lane Property Sub, LP. During 2007, the property ceased renewing leases and achieved zero occupancy as of December 31, 2007; demolition is scheduled to occur in early 2008. The Lovers Lane Townhomes is located in Dallas, Texas, and the future development is expected to be a two-story townhome community (unaudited) with approximately 149 rental units (unaudited). The Lovers Lane Townhomes future construction budget is approximately $39.4 million (unaudited).

During April 2007, Behringer Harvard Multifamily OP I entered into an interest-bearing loan to the Project Entity for The Lovers Lane Townhomes project.  In connection with our formation, Behringer Harvard Multifamily OP I assigned the loan and the contingent option to purchase The Lovers Lane Townhomes property to our wholly owned subsidiary, Behringer Harvard Lovers Lane REIT I, LLC, in return for 55% of our members’ equity and cash of $1,348,000, which was contributed by our other equity member, Behringer Harvard Master Partnership I LP. The funded balance of the loan at the time of the assignment was $2,995,000.

Neither we nor Behringer Harvard Lovers Lane REIT I, LLC have employees and both are supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Private Offering

The limited liability company agreement of Behringer Harvard Lovers Lane REIT I, LLC has established 125 units of Class A, preferred, cumulative, non-voting membership units (“Preferred Units”). The Preferred Units pay an annual dividend of 12.5% and are senior in priority to all other members’ equity of Behringer Harvard Lovers Lane REIT I, LLC. The Preferred Units are redeemable at the option of Behringer Harvard Lovers Lane

REIT I, LLC until December 31, 2012.  We commenced a private offering of the Preferred Units in November 2007 and have issued no Preferred Units as of December 31, 2007.

Included in deferred offering costs and other assets are offering expenses incurred as of December 31, 2007 of $9,820.

2.                                      Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as amortization and accrued liabilities.  Actual results could differ from those estimates.

Income Taxes

Behringer Harvard Lovers Lane REIT I, LLC intends to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, as long as we distribute at least 90 percent of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for 2007. In addition, we recognized no current tax expense during 2007 related to the Texas margin tax.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts Behringer Harvard Lovers Lane REIT I, LLC.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have determined that we are not a primary beneficiary of any variable interest entities.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  In the ordinary course of our business, cash requirements for substantially all of our investments and obligations are paid on our behalf directly from our Members to the other party.  We have presented these transactions as cash inflows and outflows in our consolidated statement of cash flows.

Deferred Offering Costs

Amounts incurred related to our Preferred Units offering are deferred and applied against the respective offering proceeds.

Mortgage Note Receivable

The mortgage note is reported at its outstanding principal balance net of any unearned income from unamortized loan origination fees. Loan origination fees are generally deferred and are amortized as adjustments to interest income using a straight-line method that approximates the effective interest method over the life of the related debt. During 2007 we received origination fees of $87,446; the net deferred balance as of December 31, 2007 was $76,964.

GS Lovers Lane Property Sub, LP remains obligated to pay principal and interest due regardless of intent or ability to sell or refinance the property.  In addition, the mortgage note does not contain a right to participate in expected residual profit from the sale or refinancing of the property.  As a result, the mortgage note receivable is accounted for as a loan pursuant to the guidance in Exhibit I of AICPA Practice Bulletin 1 on accounting of real estate acquisition, development, or construction arrangements.

Impairment of Mortgage Note Receivable

We review the terms and conditions underlying the outstanding balances of the mortgage note. If we determine that it is probable that all amounts due under the terms of the note will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

We assess impairment at the individual project basis. In evaluating the mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

No impairment charges have been recorded as of December 31, 2007.

3.                                      New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007.  We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- An amendment of ARB No. 51.  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.                                      Related Party Arrangements

We are dependent on the Members for our operational and investment capital needs. We are also dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management Services LP (“HPT Management”), our affiliated property manager, for certain services that are essential to us, including the sale of shares of our member units, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective capital or services, we would be required to obtain such capital or services from other sources. We recognize all amounts at the time incurred by the Members on our behalf in our financial statements with an offset to Members Equity.

5.                                      Mortgage Note Receivable

Behringer Harvard Lovers Lane REIT I, LLC has committed to make a mortgage loan in the amount of $6,635,046 to GS Lovers Lane Property Sub, LP (the “Mortgage Note”).  As of December 31, 2007, we have funded approximately $2,994,719 of the commitment, which bears annual interest at 10% and requires payment of the principal and interest balance on the April 2012 maturity date and upon certain events of default; prepayments of principal require the approval of Behringer Harvard Lovers Lane REIT I, LLC.  Monthly interest payments accrue and become due at completion of the project or upon default, if earlier, and are payable from operational cash flows of the property; the GS Lovers Lane Property Sub, LP remains obligated on all unpaid principal and interest.  The Mortgage Note is collateralized by a second-priority lien on the Lovers Lane Townhomes property.  The Mortgage Note is also supported by a guarantee from the commercial developer covering the completion of the project, requiring the commercial developer to absorb certain project cost overruns and a payment guarantee until certain construction requirements are met.

The Project Entity was formed by the commercial developer to purchase, finance, and develop one real estate project; this entity is not consolidated into our financial statements. Our involvement with the Project Entity began at the time we committed to the Mortgage Note, and our potential loss exposure is limited to the funded portion of our commitment. The Project Entity and certain of its affiliates also owe other parties, including the senior project lender.  Neither we nor Behringer Harvard Lovers Lane REIT I, LLC have a primary or secondary obligation with respect to such obligations.

6.                                      Commitments and Contingencies

Demolition is expected in early 2008 for The Lovers Lane Townhomes project and development has not been completed. The estimated completion date is for the development project is October 2009.

We received a contingent option to purchase The Lovers Lane Townhomes. This contingent option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If this contingent purchase option becomes exercisable, it will expire after 120 days. If the contingent purchase option is exercised, Behringer Harvard Lovers Lane REIT I, LLC will purchase the property, free of all liens, clams, and encumbrances, for a price equal to the sum of (1) the lower of (a) the actual project cost plus interest charges or (b) the maximum budgeted cost amount plus interest charges, plus (2) $10,000 per apartment unit.

The commercial developer holds a contingent sell option. This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy. If this contingent sell option becomes exercisable, it will expire after 30 days. If exercised, Behringer Harvard Lovers Lane REIT I, LLC will be required to purchase The Lovers Lane Townhomes, free of all liens, claims, and encumbrances, for cash in an amount equal to the lower of (a) actual project cost plus interest charges, or (b) the maximum budgeted cost amount plus interest charges.

7.                                      Subsequent Events

During January 2008, we issued a total of 124 Preferred Units, received gross offering proceeds of $62,000 and incurred total offering expenses of $24,375.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in Behringer Harvard Multifamily REIT I’s portfolio.  BHM Management is an affiliate of Behringer Harvard Multifamily Advisors I and engaged in the business of real estate management.  On March 17, 2008 with Behringer Harvard Multifamily REIT I’s consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

*****

Report of Independent Registered Public Accounting Firm

To the Management and Shareholders of

Behringer Harvard Baileys Venture, LLC

Addison, Texas

We have audited the accompanying consolidated balance sheet of Behringer Harvard Baileys Venture, LLC and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, members’ equity, and cash flows for the period from June 26, 2007 (date of inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the period from June 26, 2007 (date of inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 15, 2008

Behringer Harvard Baileys Venture, LLC
Consolidated Balance Sheet

as of December 31, 2007

Assets
Cash and cash equivalents	$413,486
Accrued interest receivable	181,104
Mortgage note receivable	21,746,252
Deferred offering costs and other assets	13,218
Total assets	$22,354,060

Liabilities and members’ equity
Accrued liabilities	$9,820

Commitments and contingencies

Members’ equity	22,344,240
Total liabilities and members’ equity	$22,354,060

See Notes to Consolidated Financial Statements.

Behringer Harvard Baileys Venture, LLC
Consolidated Statement of Operations

for the period from June 26, 2007 (date of inception) through December 31, 2007

Interest income	$1,063,571

General and administrative expenses	2,937

Net income	$1,060,634

See Notes to Consolidated Financial Statements.

Behringer Harvard Baileys Venture, LLC
Consolidated Statement of Members’ Equity

for the period from June 26, 2007 (date of inception) through December 31, 2007

Balance at June 26, 2007 (date of inception)	$—

Capital contributions	22,144,509
Distributions	(860,903)
Net income	1,060,634
Balance at December 31, 2007	$22,344,240

See Notes to Consolidated Financial Statements.

Behringer Harvard Baileys Venture, LLC
Consolidated Statement of Cash Flows

for the period from June 26, 2007 (date of inception) through December 31, 2007

Cash flows from operating activities
Net income	$1,060,634
Adjustments to reconcile net income to net cash provided by operating activities -
Amortization of deferred financing fees	(41,218)
Changes in operating assets and liabilities-
Accrued interest receivable	(181,104)
Cash provided by operating activities	838,312

Cash flows from investing activities
Other assets	(3,398)
Issuance of mortgage note receivable	(21,705,034)
Cash used in investing activities	(21,708,432)

Cash flows from financing activities
Contributions	22,144,509
Distributions	(860,903)
Cash provided by financing activities	21,283,606

Net change in cash and cash equivalents	413,486
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$413,486

Supplemental schedule of non cash financing activities -
Accrued offering costs	$9,820

See Notes to Consolidated Financial Statements.

Behringer Harvard Baileys Venture, LLC
Notes to Consolidated Financial Statements

December 31, 2007

1.                                      Organization and Business

Organization

Behringer Harvard Baileys Venture, LLC (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Delaware on June 26, 2007.

We are a co-investment joint venture between Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our manager and 55% owner, and, Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”), our 45% owner.  The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM.

Behringer Harvard Multifamily OP I is wholly owned by Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I”).  Behringer Harvard Multifamily OP I and Behringer Harvard Master Partnership I are collectively referred to herein as the Members and hold 100% of our voting interests.

We were organized to own 100% of the voting equity interest in one subsidiary, Behringer Harvard Baileys REIT, LLC, a real estate investment trust.  Substantially all of our business is conducted through Behringer Harvard Baileys REIT, LLC. Behringer Harvard Baileys REIT, LLC was organized to make a mortgage loan to Fairfield Baileys, LLC, a wholly owned entity of Fairfield Baileys Investors, LP (the “Project Entities”). The Project Entities are owned by the commercial developer and were organized to develop and own one apartment community, Fairfield at Baileys Crossing (“Fairfield at Baileys Crossing”). Fairfield at Baileys Crossing is located in Fairfax County, Virginia, is currently under development, has an estimated construction budget of approximately $147.6 million (unaudited), and is expected to be an apartment community of approximately 414 rental units (unaudited) within three-, four- and seven-story structures (unaudited). Fairfield at Baileys Crossing is also expected to have an attached parking structure.

Neither we nor Behringer Harvard Baileys REIT, LLC have employees and both are supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Private Offering

The limited liability company agreement of Behringer Harvard Baileys REIT, LLC has established 125 units of Class A, preferred, cumulative, non-voting membership units (“Preferred Units”). The Preferred Units pay an annual dividend of 12.5% and are senior in priority to all other members’ equity of Behringer Harvard Baileys REIT, LLC. The Preferred Units are redeemable at the option of Behringer Harvard Baileys REIT, LLC until December 31, 2012.  We commenced a private offering of the Preferred Units in November 2007 and have issued no Preferred Units as of December 31, 2007.

Included in deferred offering costs and other assets are offering expenses incurred as of December 31, 2007 of $9,820.

2.                                      Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as amortization and accrued liabilities.  Actual results could differ from those estimates.

Income Taxes

Behringer Harvard Baileys REIT, LLC intends to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, as long as we distribute at least 90 percent of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for 2007. In addition, we recognized no current tax expense during 2007 related to the Texas margin tax.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts Behringer Harvard Baileys REIT, LLC.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have determined that we are not a primary beneficiary of any variable interest entities.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  In the ordinary course of our business, cash requirements for substantially all of our investments and obligations are paid on our behalf directly from our Members to the other party.  We have presented these transactions as cash inflows and outflows in our consolidated statement of cash flows.

Deferred Offering Costs

Amounts incurred related to our Preferred Units offering are deferred and applied against the respective offering proceeds.

Mortgage Note Receivable

The mortgage note is reported at its outstanding principal balance net of any unearned income from unamortized loan origination fees.  Loan origination fees are generally deferred and are amortized as adjustments to interest income using a straight-line method that approximates the effective interest method over the life of the related debt.  During 2007 we received origination fees of $433,138; the net deferred balance as of December 31, 2007 was $391,920.

The mortgage note is coterminous with Fairfield Baileys, LLC’s construction loan and Fairfield Baileys, LLC remains obligated to pay principal and interest due regardless of its intent or ability to sell or refinance the property.  In addition, the mortgage note does not contain a right to participate in expected residual profit from the sale or refinancing of the property.  As a result, the mortgage note receivable is accounted for as a loan pursuant to the guidance in Exhibit I of AICPA Practice Bulletin 1 on accounting of real estate acquisition, development, or construction arrangements.

Impairment of Mortgage Note Receivable

We review the terms and conditions underlying the outstanding balance of the mortgage note. If we determine that it is probable that all amounts due under the terms of the note will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

We assess impairment at the individual project basis. In evaluating the mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

No impairment charges have been recorded as of December 31, 2007.

Concentration of Credit Risk

At December 31, 2007, we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

3.                                      New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007.  We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.”  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.                                      Related Party Arrangements

We are dependent on the Members for our operational and investment capital needs. We are also dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management Services LP (“HPT Management”), our affiliated property manager, for certain services that are essential to us, including the sale of shares of our member units, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective capital or services, we would be required to obtain such capital or services from other sources. We recognize all amounts at the time incurred by the Members on our behalf in our financial statements with an offset to Members Equity.

5.                                      Mortgage Note Receivable

In July 2007, Behringer Harvard Baileys REIT, LLC has made a loan in the amount of $22,138,172 to Fairfield Baileys, LLC (the “Mortgage Note”).  The Mortgage Note bears annual interest at 9.5%, requires monthly interest payments, and requires payment of the principal balance on the July 2012 maturity date and upon certain events of default; prepayments require the approval of Behringer Harvard Baileys REIT, LLC.  The Mortgage Note is collateralized by a second priority lien on the Fairfield at Baileys Crossing property and by a pledge of 100% of the equity interests in Fairfield Baileys, LLC.  The Mortgage Note is also supported by a guarantee from the commercial developer covering the completion of the project and requiring the commercial developer to absorb certain project cost overruns.

Fairfield Baileys, LLC and certain of its affiliates were formed by the commercial developer to purchase, finance, and develop one real estate project; these entities are not consolidated into our financial statements.  Our involvement with Fairfield Baileys, LLC and certain of its affiliates began at the time we committed to the Mortgage Note, and our potential loss exposure is limited to the funded portion of our commitment.  Fairfield Baileys, LLC and certain of its affiliates also owe other parties, including the senior project lender.  Neither we nor Behringer Harvard Baileys REIT, LLC have a primary or secondary obligation with respect to such obligations.

6.                                      Commitments and Contingencies

The Fairfield at Baileys Crossing project is currently under development and is estimated to be completed in September 2009.

We received a contingent purchase option to purchase a 20% equity interest, and, a separate contingent conversion option to convert the Mortgage note into a 60% equity interest in Fairfield Baileys Investors, LP, which owns Fairfield at Baileys Crossing. These contingent options are currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If the purchase and conversion options become exercisable, they will expire after 30 and 90 days, respectively. If the contingent purchase option is exercised, Behringer Harvard Baileys REIT, LLC will purchase the 20% equity interest, free of all liens, claims, and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise.

An unaffiliated entity owns an 80% equity interest in Fairfield Baileys Investors, LP and holds a contingent sell option. This option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If the sell option becomes exercisable, it will expire after 30 days. If exercised, Behringer Harvard Baileys REIT, LLC will be required to purchase their interest, free of all liens claims and encumbrances, for cash at a price to be negotiated in the future using market values at the time of exercise. This investor’s equity balance is approximately $11.8 million (unaudited) at December 31, 2007.

7.                                      Subsequent Events

During January 2008, we issued a total of 124 Preferred Units, received gross offering proceeds of $62,000 and incurred total offering expenses of $24,375.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in Behringer Harvard Multifamily REIT I’s portfolio.  BHM Management is an affiliate of Behringer Harvard Multifamily Advisors I and engaged in the business of real estate management.  On March 17, 2008 with Behringer Harvard Multifamily REIT I’s consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

*****

Report of Independent Registered Public Accounting Firm

To the Management and Shareholders of

Behringer Harvard Johns Creek Venture, LLC

Addison, Texas

We have audited the accompanying consolidated balance sheet of Behringer Harvard Johns Creek Venture, LLC and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, members’ equity, and cash flows for the period from August 3, 2007 (date of  inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the period from August 3, 2007 (date of inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 15, 2008

Behringer Harvard Johns Creek Venture, LLC
Consolidated Balance Sheet

as of December 31, 2007

Assets
Real Estate
Land	$3,204,758
Building, improvements, and other, net	29,598,700
Total real estate	32,803,458

Cash and cash equivalents	139,806
Restricted cash	192,234
Accounts receivable	31,159
Prepaid expenses and other assets	16,763
Deferred financing costs, net	343,656
Total assets	$33,527,076

Liabilities and members’ equity
Resident security deposits and prepaid rent	$103,512
Accounts payable and accrued expenses	44,358
Mortgage loan	23,000,000
Total liabilities	23,147,870

Commitments and contingencies

Minority interest	$2,085,194

Members’ equity	8,294,012
Total liabilities and members’ equity	$33,527,076

See Notes to Consolidated Financial Statements.

Behringer Harvard Johns Creek Venture, LLC
Consolidated Statement of Operations

for the period from August 3, 2007 (date of inception) through December 31, 2007

Revenues
Rent	$1,138,799
Fees and other	52,163
Total Revenues	1,190,962

Operating costs and expenses:
General and operating expenses	330,736
Real estate taxes	105,554
Interest expense	650,154
Depreciation	990,688
Total operating costs and expenses	2,077,132

Net loss before minority interest	(886,170)

Minority interest	(176,646)

Net loss	$(709,524)

See Notes to Consolidated Financial Statements.

Behringer Harvard Johns Creek Venture, LLC
Consolidated Statement of Members’ Equity

for the period from August 3, 2007 (date of inception) through December 31, 2007

Balance at August 3, 2007 (date of inception)	$—

Capital contributions	9,210,105
Distributions	(206,569)
Net loss	(709,524)

Balance at December 31, 2007	$8,294,012

See Notes to Consolidated Financial Statements.

Behringer Harvard Johns Creek Venture, LLC
Consolidated Statement of Cash Flows

for the period from August 3, 2007 (date of inception) through December 31, 2007

Cash flows from operating activities:
Net loss	$(709,524)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	990,688
Amortization of deferred financing costs	26,847
Minority interest	(176,646)
Changes in operating assets and liabilities:
Accounts receivable	(31,159)
Prepaid and other assets	(6,943)
Accounts payable and accrued expenses	40,320
Cash provided by operating activities	133,583

Cash flows from investing activities
Purchases of real estate	(31,495,042)
Change in restricted cash	(192,234)
Cash used in investing activities	(31,687,276)

Cash flows from financing activities
Contributions	9,210,105
Distributions	(206,569)
Distributions to minority interest holders	(37,264)
Resident security deposits	97,730
Proceeds from Mortgage loan	23,000,000
Deferred financing costs	(370,503)
Cash provided by financing activities	31,693,499

Net change in cash and cash equivalents	139,806
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$139,806

Supplemental schedule of non cash investing and financing activities:
Purchases of land, building, and other	$2,299,104
Issuance of minority interest	$2,299,104
Accrued offering costs	$9,820

See Notes to Consolidated Financial Statements.

Behringer Harvard Johns Creek Venture, LLC
Notes to Consolidated Financial Statements

December 31, 2007

1.             Organization and Business

Organization

Behringer Harvard Johns Creek Venture, LLC (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Delaware on August 3, 2007.

We are a co-investment joint venture between Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our manager and 64% owner, and, Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”), our 36% owner.  The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM.

Behringer Harvard Multifamily OP I is wholly owned by Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I”).  Behringer Harvard Multifamily OP I and Behringer Harvard Master Partnership I are collectively referred to herein as the Members and hold 100% of our voting interests.

We were organized to own 100% of the voting equity interest in one subsidiary, Behringer Harvard Johns Creek REIT, LLC, a real estate investment trust.  Substantially all of our business is conducted through Behringer Harvard Johns Creek REIT, LLC. Behringer Harvard Johns Creek REIT, LLC was organized to hold an 80% equity interest in Johns Creek Realty Partners, LLC. Johns Creek Realty Partners, LLC was organized to own 100% of The Reserve at Johns Creek Walk, a three-story, 210-unit operating apartment community located in Fulton County, Georgia. The 20% minority equity interest in Johns Creek Realty Partners, LLC is held by an unaffiliated company; this company owns the overall mixed-use development which surrounds The Reserve at Johns Creek Walk apartment community. Leasing of The Reserve at Johns Creek Walk began in May 2006 and construction was completed in December 2006. Occupancy rates for The Reserve at Johns Creek Walk was approximately 93% (unaudited) as of December 31, 2007.

Neither we nor Behringer Harvard Johns Creek REIT, LLC have employees and both are supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Private Offering

The limited liability company agreement of Behringer Harvard Johns Creek REIT, LLC has established 125 units of Class A, preferred, cumulative, non-voting membership units (“Preferred Units”). The Preferred Units pay an annual dividend of 12.5% and are senior in priority to all other members’ equity of Behringer Harvard Johns Creek REIT, LLC. The Preferred Units are redeemable at the option of Behringer Harvard Johns Creek REIT, LLC until December 31, 2012.  We commenced a private offering of the Preferred Units in November 2007 and have issued no Preferred Units as of December 31, 2007.

Included in deferred offering costs and other assets are offering expenses incurred as of December 31, 2007 of $9,820.

2.             Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as amortization and accrued liabilities.  Actual results could differ from those estimates.

Income Taxes

Behringer Harvard Johns Creek REIT, LLC intends to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, as long as we distribute at least 90 percent of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for 2007. In addition, we recognized no current tax expense during 2007 related to the Texas margin tax.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of Behringer Harvard Johns Creek REIT, LLC and Johns Creek Realty Partners, LLC.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

In the ordinary course of our business, cash requirements for substantially all of our investments and obligations are paid on our behalf directly from our Members to the other party. We have presented these transactions as cash inflows and outflows in our consolidated statement of cash flows.

Real Estate

Included in our consolidated financial statements is The Reserve at Johns Creek Walk. We allocated the cost of the purchase of The Reserve at Johns Creek Walk to the tangible assets acquired, consisting of land, inclusive of associated rights, buildings, equipment, and identified intangible assets based on their relative fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market in-place leases. Initial valuations are subject to change until our information is finalized, which is no later than 12 months from the acquisition date.

The fair value of any tangible assets that will be acquired, expected to consist of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.

We will determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to (a) the remaining non-cancelable lease term for above-market leases, or (b) the remaining non-cancelable lease term plus any fixed rate renewal options for below market leases. We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the above determined lease term.

The total value of identified real estate intangible assets that we may acquire in the future is further allocated to in-place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating fair value of in-place leases, we consider items such as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period and carrying costs that would have otherwise been incurred had the leases not been in place, including tenant improvements and commissions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We will amortize the value of in-place leases acquired in the future to expense over the term of the respective leases.  The value of tenant relationship intangibles is amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate their lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.

The values of the land improvements, equipment, building and intangible assets are being depreciated on a straight-line basis over the respective estimated useful lives. Following is our estimated allocation of the purchase price and related depreciation information:

			Accumulated
	Depreciable		Depreciation
	Life (years)	Cost	and Amortization	Net

Land		$3,204,758	$—	$3,204,758
Equipment	5	400,595	(33,383)	367,212
Intangible assets	1.75	1,167,134	(473,671)	693,463
Building and improvements	25	29,018,058	(483,634)	28,534,424
Total		$33,790,545	$(990,688)	$32,799,857

Included in buildings, improvements, and other are subsequent purchases of equipment totaling $3,601.

Impairment of Real Estate

We monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset including its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

In evaluating our properties for impairment, management makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties.  A change in these estimates and assumptions could result in understating or overstating the book value of our investments which could be material to our financial statements.

No impairment charges have been recorded as of December 31, 2007.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes deposits for real estate taxes and deposits paid by residents.

Accounts Receivable

Accounts receivable consists of amounts due from residents for rent and utilities.

Deferred Financing Costs

We incurred costs in connection with obtaining the $23 million mortgage loan. These deferred financing costs are recorded at cost and are amortized to interest expense using a straight-line method, that approximates the effective interest method, over the life of the related debt.  Accumulated amortization of deferred financing fees was approximately $26,847 at December 31, 2007.

Minority Interest

The accounts of Johns Creek Realty Partners, LLC are consolidated into our financial statements, and present the 20% equity interest in Johns Creek Realty Partners, LLC held by an unaffiliated company as minority interest.

Rental Revenue

Rental income is recognized monthly on a straight-line basis over the respective lease terms - typically 6 to 24 months. Included in rental income are monthly reimbursements due from our residents for utilities usage.

Other assets

Amounts incurred related to our Preferred Units offering are deferred and applied against the respective offering proceeds.

Concentration of Credit Risk

At December 31, 2007, we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

3.             New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007.  We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.”  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.             Related Party Arrangements

We are dependent on the Members for our operational and investment capital needs. We are also dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management Services LP (“HPT Management”), our affiliated property manager, for certain services that are essential to us, including the sale of shares of our member units, asset acquisition and disposition decisions, asset management, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective capital or services, we would be required to obtain such capital or services from other sources. We have no obligation for these costs; accordingly, none have been recognized in our consolidated financial statements.

As compensation for managing the administrative affairs of the property, the Minority member receives management fees at the rate of 3% of net income from operations; amounts are recorded monthly in general and operating expenses. Total management fees due during the period from August 3, 2007 (inception) through December 31, 2007 were approximately $35,810.

Under an arrangement between Behringer Harvard Multifamily REIT I, Inc. and its advisor, Behringer Harvard Multifamily Advisors I LP, we paid a financing fee to Behringer Harvard Multifamily Advisors I LP in connection with securing the property’s $23 million mortgage loan. The amount paid of $230,000 was based on 1% of the financing made available to the property.

Included in the December 31, 2007 balance due to members is the unpaid balance of management fees in the amount of $7,812.

5.             Acquisition of The Reserve at Johns Creek Walk

Prior to our acquisition, The Reserve at Johns Creek Walk was owned by Abbotts Bridge Apartment Partners, LLC. On August 3, 2007, our wholly owned entity, Johns Creek Realty Partners, LLC purchased The Reserve at Johns Creek Walk for a total purchase price of approximately $33.8 million, including acquisition costs of $241,000. Johns Creek Realty Partners, LLC funded the purchase price using proceeds from a $23 million mortgage loan, issuing a 20% equity interest to the shareholders of Abbotts Bridge Apartment Partners, LLC, and paid cash for the remaining amounts. In connection with the acquisition, Johns Creek Realty Partners, LLC was indemnified by the former owners from all obligations existing on or before the date of purchase.

6.             Mortgage Loan

On August 3, 2008, Johns Creek Realty Partners, LLC entered into a mortgage arrangement with an unaffiliated lending institution, and borrowed $23 million to finance the acquisition. This mortgage has a term of 66 months and bears interest monthly at a floating annual rate of 130 basis points over the interpolated 5.5 Year U.S. Treasury Yield—subject to a minimum annual interest rate of 6.1%. The property serves as collateral for this non-recourse bank loan; the lender has no recourse to us. Johns Creek Realty Partners, LLC is in compliance with its mortgage covenants which preclude any changes or encumbrances to the property’s intended use, title, transfer or sale, or incurrence of debt.

7.             Subsequent Events

During January 2008, we issued a total of 124 Preferred Units, received gross offering proceeds of $62,000 and incurred total offering expenses of $24,375.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in Behringer Harvard Multifamily REIT I’s portfolio.  BHM Management is an affiliate of Behringer Harvard Multifamily Advisors I and engaged in the business of real estate management.  On March 17, 2008 with Behringer Harvard Multifamily REIT I’s consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

*****

Report of Independent Registered Public Accounting Firm

To the Management and Shareholders of

Behringer Harvard St. Rose Venture, LLC

Addison, Texas

We have audited the accompanying consolidated balance sheet of Behringer Harvard St. Rose Venture, LLC and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, members’ equity, and cash flows for the period from July 9, 2007 (date of  inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the period from July 9, 2007 (date of inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 15, 2008

Behringer Harvard St. Rose Venture, LLC

Consolidated Balance Sheet

as of December 31, 2007

Assets
Cash and cash equivalents	$78,069
Accrued interest receivable	237,343
Mortgage note receivable	4,585,927
Deferred offering costs	9,820
Total assets	$4,911,159

Liabilities and members’ equity
Accrued liabilities	$9,820
Due to Members	663
Total liabilities	10,483

Commitments and contingencies

Members’ equity	4,900,676
Total liabilities and members’ equity	$4,911,159

See Notes to Consolidated Financial Statements.

Behringer Harvard St. Rose Venture, LLC

Consolidated Statement of Operations

for the period from July 9, 2007 (date of inception) through December 31, 2007

Interest income	$248,899

General and administrative expenses	4,796

Net income	$244,103

See Notes to Consolidated Financial Statements.

Behringer Harvard St. Rose Venture, LLC

Consolidated Statement of Members’ Equity

for the period from July 9, 2007 (date of inception) through December 31, 2007

Balance at July 9, 2007 (date of inception)	$—

Capital contributions	4,719,905
Distributions	(63,332)
Net income	244,103
Balance at December 31, 2007	$4,900,676

See Notes to Consolidated Financial Statements.

Behringer Harvard St. Rose Venture, LLC

Consolidated Statement of Cash Flows

for the period from July 9, 2007 (date of inception) through December 31, 2007

Cash flows from operating activities
Net income	$244,103
Adjustments to reconcile net income to net cash used in operating activities -
Amortization of deferred financing fees	(11,556)
Changes in operating assets and liabilities -
Accrued interest receivable	(237,343)
Cash used in operating activities	(4,796)

Cash flows from investing activities
Issuance of mortgage note receivable	(4,574,371)
Cash used in investing activities	(4,574,371)

Cash flows from financing activities
Contributions	4,719,905
Distributions	(62,669)
Cash provided by financing activities	4,657,236

Net change in cash and cash equivalents	78,069
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$78,069

Supplemental schedule of non cash financing activities -
Accrued offering costs	$9,820

See Notes to Consolidated Financial Statements.

Behringer Harvard St. Rose Venture, LLC
Notes to Consolidated Financial Statements

December 31, 2007

1.             Organization and Business

Organization

Behringer Harvard St. Rose Venture, LLC (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Delaware on July 9, 2007.

We are a co-investment joint venture between Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our manager and 55% owner, and, Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”), our 45% owner.  The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM.

Behringer Harvard Multifamily OP I is wholly owned by Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I”).  Behringer Harvard Multifamily OP I and Behringer Harvard Master Partnership I are collectively referred to herein as the Members and hold 100% of our voting interests.

We were organized to own 100% of the voting equity interest in one subsidiary, Behringer Harvard St. Rose REIT, LLC, a real estate investment trust. Substantially all of our business is conducted through Behringer Harvard St. Rose REIT, LLC. Behringer Harvard St. Rose REIT, LLC was organized to make a mortgage loan to SW 121 St. Rose Mezzanine Borrower, LLC (the “Project Borrower”), which wholly owns SW 122 St. Rose Senior Borrower, LLC (collectively, the “Project Entities.”) The Project Entities are owned by the commercial developer and were organized to develop and own one apartment community, St. Rose (“St. Rose”).  St. Rose is currently under development in Henderson, Nevada, has an estimated construction budget of approximately $75.7 million (unaudited), and is expected to be a 24-building, three-story garden apartment community (unaudited) with approximately 430 rental units (unaudited).

Neither we nor Behringer Harvard St. Rose REIT, LLC have employees and both are supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Private Offering

The limited liability company agreement of Behringer Harvard St. Rose REIT, LLC has established 125 units of Class A, preferred, cumulative, non-voting membership units (“Preferred Units”). The Preferred Units pay an annual dividend of 12.5% and are senior in priority to all other members’ equity of Behringer Harvard St. Rose REIT, LLC. The Preferred Units are redeemable at the option of Behringer Harvard St. Rose REIT, LLC until December 31, 2012.  We commenced a private offering of the Preferred Units in November 2007 and have issued no Preferred Units as of December 31, 2007.

Included in deferred offering costs are offering expenses incurred as of December 31, 2007 of $9,820.

2.             Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as amortization and accrued liabilities.  Actual results could differ from those estimates.

Income Taxes

Behringer Harvard St. Rose REIT, LLC intends to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, as long as we distribute at least 90 percent of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for 2007. In addition, we recognized no current tax expense during 2007 related to the Texas margin tax.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts Behringer Harvard St. Rose REIT, LLC.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have determined that we are not a primary beneficiary of any variable interest entities.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  In the ordinary course of our business, cash requirements for substantially all of our investments and obligations are paid on our behalf directly from our Members to the other party.  We have presented these transactions as cash inflows and outflows in our consolidated statement of cash flows.

Deferred Offering Costs

Amounts incurred related to our Preferred Units offering are deferred and applied against the respective offering proceeds.

Mortgage Note Receivable

The mortgage note is reported at its outstanding principal balance net of unearned income from unamortized deferred loan origination fees and costs. Loan origination fees and costs are generally deferred and are amortized as adjustments to interest income using a straight-line method that approximates the effective interest method over the life of the related debt. During 2007 we received origination fees of $140,738; the net deferred balance as of December 31, 2007 was $129,182.  At December 31, 2007, amounts incurred for deferred financing costs and related accumulated amortization was $25,712 and $1,857, respectively.

The Project Borrower remains obligated to pay principal and interest due regardless of its intent or ability to sell or refinance the property.  In addition, the mortgage note does not contain a right to participate in expected residual profit from the sale or refinancing of the property.  As a result, the mortgage note receivable is accounted for as a loan pursuant to the guidance in Exhibit I of AICPA Practice Bulletin 1 on accounting of real estate acquisition, development, or construction arrangements.

Impairment of Mortgage Note Receivable

We review the terms and conditions underlying the outstanding balance of the mortgage note. If we determine that it is probable that all amounts due under the terms of the note will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

We assess impairment at the individual project basis. In evaluating the mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

No impairment charges have been recorded as of December 31, 2007.

3.             New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007.  We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- An amendment of ARB No. 51.  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.             Related Party Arrangements

We are dependent on the Members for our operational and investment capital needs. We are also dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management Services LP (“HPT Management”), our affiliated property manager, for certain services that are essential to us, including the sale of shares of our member units, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective capital or services, we would be required to obtain such capital or services from other sources. We recognize all amounts at the time incurred by the Members on our behalf in our financial statements with an offset to Members Equity.

5.             Mortgage Note Receivable

In July 2007, Behringer Harvard St. Rose REIT, LLC committed to make a mortgage loan in the amount of $11,355,791 to the Project Borrower (the “Mortgage Note”). As of December 31, 2007, we have funded approximately $4.7 million of the Mortgage Note.  The Project Borrower may draw additional advances from the mezzanine loan upon the satisfaction of certain advance requirements, which have not yet been satisfied.  The Mortgage Note bears annual interest at 10.75% until the advance requirements are satisfied, at which point it will bear annual interest at 10%, and requires payment of the principal balance on the December 2012 maturity date and upon certain events of default; prepayments generally require the approval of Behringer Harvard St. Rose REIT, LLC. Our investment is secured by a pledge of 100% of the ownership interests of the Project Borrower.  The Mortgage Note is also supported by a guarantee from the commercial developer covering the completion of the project, requiring the commercial developer to absorb certain project cost overruns and a payment guarantee until certain advance requirements are met.

The Project Entities were formed by the commercial developer to purchase, finance, and develop one real estate project; these entities are not consolidated into our financial statements. Our involvement with the Project Entities began at the time we committed to the Mortgage Note, and our potential loss exposure is limited to the funded portion of our commitment.  The Project Entities and certain of its affiliates also owe other parties.  Neither we nor Behringer Harvard St. Rose REIT I, LLC have a primary or secondary obligation with respect to such obligations.

6.             Subsequent Events

During January 2008, we issued a total of 124 Preferred Units, received gross offering proceeds of $62,000 and incurred total offering expenses of $24,375.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in Behringer Harvard Multifamily REIT I’s portfolio.  BHM Management is an affiliate of Behringer Harvard Multifamily Advisors I and engaged in the business of real estate management.  On March 17, 2008 with Behringer Harvard Multifamily REIT I’s consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

*****

Report of Independent Registered Public Accounting Firm

To the Management and Shareholders of

Behringer Harvard Satori Venture, LLC

Addison, Texas

We have audited the accompanying consolidated balance sheet of Behringer Harvard Satori Venture, LLC and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, members’ equity, and cash flows for the period from June 26, 2007 (date of  inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the period from June 26, 2007 (date of inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 15, 2008

Behringer Harvard Satori Venture, LLC
Consolidated Balance Sheet

as of December 31, 2007

Assets
Accrued interest receivable	$190,603
Mortgage note receivable	12,217,558
Investment in unconsolidated real estate joint venture	7,364,304
Deferred offering costs	9,820
Total assets	$19,782,285

Liabilities and members’ equity
Accrued liabilities	$9,820

Commitments and contingencies

Members’ equity	19,772,465
Total liabilities and members’ equity	$19,782,285

See Notes to Consolidated Financial Statements.

Behringer Harvard Satori Venture, LLC
Consolidated Statement of Operations

for the period from June 26, 2007 (date of inception) through December 31, 2007

Interest income	$197,752

General and administrative expenses	2,938

Net income	$194,814

See Notes to Consolidated Financial Statements.

Behringer Harvard Satori Venture, LLC
Consolidated Statement of Members’ Equity

for the period from June 26, 2007 (date of inception) through December 31, 2007

Balance at June 26, 2007 (date of inception)	$—

Capital contributions	19,799,276
Distributions	(221,625)
Net income	194,814

Balance at December 31, 2007	$19,772,465

See Notes to Consolidated Financial Statements.

Behringer Harvard Satori Venture, LLC
Consolidated Statement of Cash Flows

for the period from June 26, 2007 (date of inception) through December 31, 2007

Cash flows from operating activities
Net income	$194,814
Adjustments to reconcile net income to net cash used in operating activities -
Amortization of deferred financing fees	(7,149)
Changes in operating assets and liabilities -
Accrued interest receivable	(190,603)
Cash used in operating activities	(2,938)

Cash flows from investing activities
Issuance of mortgage note receivable	(12,210,409)
Investment in unconsolidated real estate joint venture	(7,364,304)
Cash used in investing activities	(19,574,713)

Cash flows from financing activities
Contributions	19,799,276
Distributions	(221,625)
Cash provided by financing activities	19,577,651

Net change in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$—

Supplemental schedule of non cash financing activities -
Accrued offering costs	$9,820

See Notes to Consolidated Financial Statements.

Behringer Harvard Satori Venture, LLC
Notes to Consolidated Financial Statements

December 31, 2007

1.             Organization and Business

Organization

Behringer Harvard Satori Venture, LLC (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Delaware on June 26, 2007.

We are a co-investment joint venture between Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our manager and 55% owner, and, Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”), our 45% owner.  The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM.

Behringer Harvard Multifamily OP I is wholly owned by Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I”).  Behringer Harvard Multifamily OP I and Behringer Harvard Master Partnership I are collectively referred to herein as the Members and hold 100% of our voting interests.

We were organized to own 100% of the voting equity interest in one subsidiary, Behringer Harvard Satori REIT, LLC, a real estate investment trust.  Substantially all of our business is conducted through Behringer Harvard Satori REIT, LLC. Behringer Harvard Satori REIT, LLC was organized to make a mortgage loan to Sunrise Investors, LLLP and an equity investment in Satori-Holding, LLC (“the Project Entities”).  Prior to our equity investment, the Project Entities were owned by the commercial developer and were organized to develop and own one apartment community, Satori.  Satori is located in Broward County, Florida, is currently under development, has an estimated construction budget of approximately $98.5 million (unaudited), and is expected to be an apartment community of approximately 279 rental units (unaudited) within buildings of three- to nine-story structures (unaudited).  Satori is also expected to have a parking structure.

Neither we nor Behringer Harvard Satori REIT, LLC have employees and both are supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Private Offering

The limited liability company agreement of Behringer Harvard Satori REIT, LLC has established 125 units of Class A, preferred, cumulative, non-voting membership units (“Preferred Units”). The Preferred Units pay an annual dividend of 12.5% and are senior in priority to all other members’ equity of Behringer Harvard Satori REIT, LLC. The Preferred Units are redeemable at the option of Behringer Harvard Satori REIT, LLC until December 31, 2012.  We commenced a private offering of the Preferred Units in November 2007 and have issued no Preferred Units as of December 31, 2007.

Included in deferred offering costs and other assets are offering expenses incurred as of December 31, 2007 of $9,820.

2.             Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as amortization and accrued liabilities.  Actual results could differ from those estimates.

Income Taxes

Behringer Harvard Satori REIT, LLC intends to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, as long as we distribute at least 90 percent of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for 2007. In addition, we recognized no current tax expense during 2007 related to the Texas margin tax.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts Behringer Harvard Satori REIT, LLC.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have determined that we are not a primary beneficiary of any variable interest entities.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  In the ordinary course of our business, cash requirements for substantially all of our investments and obligations are paid on our behalf directly from our Members to the other party.  We have presented these transactions as cash inflows and outflows in our consolidated statement of cash flows.

Deferred Offering Costs

Amounts incurred related to our Preferred Units offering are deferred and applied against the respective offering proceeds.

Mortgage Note Receivable

The mortgage note is reported at its outstanding principal balance net of any unearned income from unamortized loan origination fees. Loan origination fees are generally deferred and are amortized as adjustments to interest income using a straight-line method that approximates the effective interest method over the life of the related debt. During 2007 we received origination fees of $221,625; the net deferred balance as of December 31, 2007 was $214,475.

The mortgage note is coterminous with Sunrise Investors, LLLP’s construction loan and Sunrise Investors, LLLP remains obligated to pay principal and interest due regardless of its intent or ability to sell or refinance the property.  In addition, the mortgage note does not contain a right to participate in expected residual profit from the sale or refinancing of the property.  As a result, the mortgage note receivable is accounted for as a loan pursuant to the guidance in Exhibit I of AICPA Practice Bulletin 1 on accounting of real estate acquisition, development, or construction arrangements.

Investment in Unconsolidated Real Estate Joint Venture

We account for our investment in real estate joint venture using the equity method of accounting because we exercise significant influence over, but do not control the Project Entities. This investment is initially recorded at cost and is adjusted for our share of equity in earnings and distributions. We report our share of income and losses based on our ownership interests in the entities. The Satori project is under development and has no income or losses.

Impairment of Long Lived Assets and Mortgage Note Receivable

For real estate we own through an investment in a real estate joint venture, at each reporting date we compare the estimated fair value of our real estate investment to the carrying value. An impairment charge is recorded to the extent the fair value of our real estate investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

We review the terms and conditions underlying the outstanding balance of the mortgage note. If we determine that it is probable that all amounts due under the terms of the note will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

We assess impairment at the individual project basis. In evaluating the investment in real estate venture and mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

No impairment charges have been recorded as of December 31, 2007.

3.             New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007.  We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- An amendment of ARB No. 51.  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.             Related Party Arrangements

We are dependent on the Members for our operational and investment capital needs. We are also dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management Services LP (“HPT Management”), our affiliated property manager, for certain services that are essential to us, including the sale of shares of our member units, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective capital or services, we would be required to obtain such capital or services from other sources. We recognize all amounts at the time incurred by the Members on our behalf in our financial statements with an offset to Members Equity.

5.             Mortgage Note Receivable and Investment in Unconsolidated Real Estate Venture

In November 2007, Behringer Harvard Satori REIT, LLC committed to make a mortgage loan in the amount of $14,775,000 to the Project Entities (the “Mortgage Note”). As of December 31, 2007, we have funded the $12,432,034 of the total commitment, which bears annual interest at 10% and requires payment of the principal balance on the October 2012 maturity date and upon certain events of default; prepayments require the approval of Behringer Harvard Satori REIT, LLC.  Monthly interest accrues and monthly payments begin coterminous with the construction loan.  This commitment is collateralized by a second priority lien on Satori.  The Mortgage Note is also supported by a guarantee from the commercial developer covering the completion of the project and requiring the commercial developer to absorb certain project cost overruns.

In November 2007, Behringer Harvard Satori REIT, LLC also made an equity investment in the amount of $7,350,000 and owns a 50% limited partnership interest in the Project Entities. The Project Entities use ratios that are different than the stated equity percentages for obligations and allocation of profits and losses, specified costs and expenses, distributions of cash from operations, and distributions of cash proceeds from liquidation.

The Project Entities were formed by the commercial developer to purchase, finance, and develop one real estate project; these entities are not consolidated into our financial statements. Our involvement with the Project Entities began at the time we committed to the Mortgage Note and equity investment, and our potential loss exposure is limited to the funded portion of these commitments. The Project Entities also owe other parties, including the senior project lender.  Neither we nor Behringer Harvard Satori REIT, LLC have a primary or secondary obligation with respect to such obligations.

6.             Commitments and Contingencies

The Satori project is currently under development and is estimated to be completed in August 2009.

We received a contingent option to convert the outstanding balance of our mortgage loan into a limited partnership interest in the Satori-Holding, LLC entity. This contingent option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.

7.             Subsequent Events

During January 2008, we issued a total of 124 Preferred Units, received gross offering proceeds of $62,000 and incurred total offering expenses of $24,375.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in Behringer Harvard Multifamily REIT I’s portfolio.  BHM Management is an affiliate of Behringer Harvard Multifamily Advisors I and engaged in the business of real estate management.  On March 17, 2008 with Behringer Harvard Multifamily REIT I’s consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

*****

Report of Independent Registered Public Accounting Firm

To the Management and Shareholders of

Behringer Harvard Columbia Venture, LLC

Addison, Texas

We have audited the accompanying consolidated balance sheet of Behringer Harvard Columbia Venture, LLC and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, members’ equity, and cash flows for the period from August 6, 2007 (date of  inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and its cash flows for the period from August 6, 2007 (date of inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 15, 2008

Behringer Harvard Columbia Venture, LLC

Consolidated Balance Sheet

as of December 31, 2007

Assets
Cash and cash equivalents	$268,559
Accrued interest receivable	163,242
Mortgage note receivable	19,382,600
Investment in unconsolidated real estate joint venture	3,552,938
Deferred offering costs	9,820
Total assets	$23,377,159

Liabilities and members’ equity
Accrued liabilities	$9,820

Commitments and contingencies

Members’ equity	23,367,339
Total liabilities and members’ equity	$23,377,159

See Notes to Consolidated Financial Statements.

Behringer Harvard Columbia Venture, LLC

Consolidated Statement of Operations

for the period from August 6, 2007 (date of inception) through December 31, 2007

Interest income	$458,193

General and administrative expenses	2,939

Net income	$455,254

See Notes to Consolidated Financial Statements.

Behringer Harvard Columbia Venture, LLC

Consolidated Statement of Members’ Equity

for the period from August 6, 2007 (date of inception) through December 31, 2007

Balance at August 6, 2007 (date of inception)	$—

Capital contributions	23,510,731
Distributions	(598,646)
Net income	455,254
Balance at December 31, 2007	$23,367,339

See Notes to Consolidated Financial Statements.

Behringer Harvard Columbia Venture, LLC

Consolidated Statement of Cash Flows

for the period from August 6, 2007 (date of inception) through December 31, 2007

Cash flows from operating activities
Net income	$455,254
Adjustments to reconcile net income to net cash provided by operating activities -
Amortization of deferred financing fees	(26,392)
Changes in operating assets and liabilities -
Accrued interest receivable	(163,242)
Cash provided by operating activities	265,620

Cash flows from investing activities
Issuance of mortgage note receivable	(19,356,208)
Investment in unconsolidated real estate joint venture	(3,552,938)
Cash used in investing activities	(22,909,146)

Cash flows from financing activities
Contributions	23,510,731
Distributions	(598,646)
Cash provided by financing activities	22,912,085

Net change in cash and cash equivalents	268,559
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$268,559

Supplemental schedule of non cash financing activities -
Accrued offering costs	$9,820

See Notes to Consolidated Financial Statements.

Behringer Harvard Columbia Venture, LLC

Notes to Consolidated Financial Statements

December 31, 2007

1.             Organization and Business

Organization

Behringer Harvard Columbia Venture, LLC (which may be referred to as the “Company,” “we,” “us,” or “our”) was organized in Delaware on August 6, 2007.

We are a co-investment joint venture between Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”), our manager and 55% owner, and, Behringer Harvard Master Partnership I LP (“Behringer Harvard Master Partnership I”), our 45% owner.  The 1% general partner of Behringer Harvard Master Partnership I is Behringer Harvard Institutional GP LP, a related party that is indirectly owned by Behringer Harvard Holdings, LLC and the 99% limited partner of Behringer Harvard Master Partnership I is an unaffiliated social work sector pension fund based in The Netherlands, Stichting Pensioenfonds Zorg en Welijn (“PGGM”). Substantially all of the capital provided to Behringer Harvard Master Partnership I is from PGGM.

Behringer Harvard Multifamily OP I is wholly owned by Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I”). Behringer Harvard Multifamily OP I and Behringer Harvard Master Partnership I are collectively referred to herein as the Members and hold 100% of our voting interests.

We were organized to own 100% of the voting equity interest in one subsidiary, Behringer Harvard Columbia REIT, LLC, a real estate investment trust. Substantially all of our business is conducted through Behringer Harvard Columbia REIT, LLC. Behringer Harvard Columbia REIT, LLC was organized to make a mortgage loan to West Columbia Pike, LLC and an equity investment in Fairfield Columbia Pike Limited Partnership (“the Project Entities”). Prior to our equity investment, the Project Entities were owned by the commercial developer and were organized to develop and own one apartment community, Fairfield at Columbia Village (“Fairfield at Columbia Village”). Fairfield at Columbia Village is currently under development in Arlington County, Virginia, has an estimated construction budget of approximately $99.8 million (unaudited), and is expected to be a ten-story high-rise apartment community (unaudited) with approximately 234 rental units (unaudited) and an underground parking facility.

Neither we nor Behringer Harvard Columbia REIT, LLC have employees and both are supported by related party arrangements. We are externally managed by Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership organized in 2006.  Behringer Harvard Multifamily Advisors I is responsible for managing our affairs on a day-to-day basis and for identifying and making real estate investments on our behalf.

Private Offering

The limited liability company agreement of Behringer Harvard Columbia REIT, LLC has established 125 units of Class A, preferred, cumulative, non-voting membership units (“Preferred Units”). The Preferred Units pay an annual dividend of 12.5% and are senior in priority to all other members’ equity of Behringer Harvard Columbia REIT, LLC. The Preferred Units are redeemable at the option of Behringer Harvard Columbia REIT, LLC until December 31, 2012.  We commenced a private offering of the Preferred Units in November 2007 and have issued no Preferred Units as of December 31, 2007.

Included in deferred offering costs and other assets are offering expenses incurred as of December 31, 2007 of $9,820.

2.             Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as amortization and accrued liabilities.  Actual results could differ from those estimates.

Income Taxes

Behringer Harvard Columbia REIT, LLC intends to make an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007.  If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, as long as we distribute at least 90 percent of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements.  Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

On May 18, 2006, the State of Texas enacted a new law which replaced the existing state franchise tax with a “margin tax,” effective January 1, 2007.  We have evaluated the current and deferred income tax related to the Texas margin tax and we have no significant tax liability or benefit for 2007. In addition, we recognized no current tax expense during 2007 related to the Texas margin tax.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts Behringer Harvard Columbia REIT, LLC.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of variable interest entities in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a variable interest entity under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have determined that we are not a primary beneficiary of any variable interest entities.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.  In the ordinary course of our business, cash requirements for substantially all of our investments and obligations are paid on our behalf directly from our Members to the other party.  We have presented these transactions as cash inflows and outflows in our consolidated statement of cash flows.

Deferred Offering Costs

Amounts incurred related to our Preferred Units offering are deferred and applied against the respective offering proceeds.

Mortgage Note Receivable

The mortgage note is reported at its outstanding principal balance net of any unearned income from unamortized loan origination fees. Loan origination fees are generally deferred and are amortized as adjustments to interest income using a straight-line method that approximates the effective interest method over the life of the related debt. During 2007 we received origination fees of $598,646; the net deferred balance as of December 31, 2007 was $572,254.

The mortgage note is coterminous with West Columbia Pike, LLC’s construction loan and West Columbia Pike, LLC remains obligated to pay principal and interest due regardless of its intent or ability to sell or refinance the property.  In addition, the mortgage note does not contain a right to participate in expected residual profit from the sale or refinancing of the property.  As a result, the mortgage note receivable is accounted for as a loan pursuant to the guidance in Exhibit I of AICPA Practice Bulletin 1 on accounting of real estate acquisition, development, or construction arrangements.

Investment in Unconsolidated Real Estate Venture

We account for our investment in real estate joint venture using the equity method of accounting because we exercise significant influence over, but do not control the Project Entities. This investment is initially recorded at cost and is adjusted for our share of equity in earnings and distributions. We report our share of income and losses based on our ownership interests in the entities. The Fairfield at Columbia Village project is under development and has no income or losses.

Impairment of Long Lived Assets and Mortgage Note Receivable

For real estate we own through an investment in a real estate venture, at each reporting date we compare the estimated fair value of our real estate investment to the carrying value. An impairment charge is recorded to the extent the fair value of our real estate investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

We review the terms and conditions underlying the outstanding balance of the mortgage note. If we determine that it is probable that all amounts due under the terms of the note will not be collected, an impairment charge is recorded to the extent that the investment in the note exceeds our estimate of the fair value of the collateral securing such note.

We assess impairment at the individual project basis. In evaluating the investment in real estate venture and mortgage note for impairment, management makes several estimates and assumptions about the financial condition of the borrower and the guarantor. In addition, management makes several estimates and assumptions about the property and the additional collateral provided by the guarantor, including but not limited to, the projected disposition dates, estimated future cash flows, and the projected sales prices.  A change in these estimates and assumptions could result in understating or overstating the book value of the mortgage note which could be material to our financial statements.

No impairment charges have been recorded as of December 31, 2007.

Concentration of Credit Risk

At December 31, 2007, we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

3.             New Accounting Pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  FIN 48 was effective beginning January 1, 2007 and the adoption of FIN 48 did not have a material effect on our financial condition, results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective as of the beginning of fiscal years beginning after November 15, 2007. We did not elect the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  This Statement retained the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement, which is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration, applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- An amendment of ARB No. 51.  This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. We are currently assessing the effect SFAS No. 160 may have on our consolidated results of operations and financial position.

4.             Related Party Arrangements

We are dependent on the Members for our operational and investment capital needs. We are also dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and HPT Management Services LP (“HPT Management”), our affiliated property manager, for certain services that are essential to us, including the sale of shares of our member units, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective capital or services, we would be required to obtain such capital or services from other sources. We recognize all amounts at the time incurred by the Members on our behalf in our financial statements with an offset to Members Equity.

5.             Mortgage Note Receivable and Investment in Unconsolidated Real Estate Venture

In October 2007, Behringer Harvard Columbia REIT, LLC made a mortgage loan in the amount of $19,954,854 to the West Columbia Pike, LLC (the “Mortgage Note”) which bears annual interest at 9.5%.  The Mortgage Note requires monthly interest payments, and requires payment of the principal balance on the October

2012 maturity date and upon certain events of default; prepayments require the approval of Behringer Harvard Columbia REIT, LLC.  The Mortgage Note is collateralized by a second priority lien on the Fairfield at Columbia Village.  The Mortgage Note is also supported by a guarantee from the commercial developer covering the completion of the project and requiring the commercial developer to absorb certain project cost overruns.

In October 2007, Behringer Harvard Columbia REIT, LLC also made an equity investment in the amount of $3,552,938 and owns a 50.1% limited partnership interest in the Project Entities. The Project Entities use ratios that are different than the stated equity percentages for obligations and allocation of profits and losses, specified costs and expenses, distributions of cash from operations, and distributions of cash proceeds from liquidation.

The Project Entities were formed by the commercial developer to purchase, finance, and develop one real estate project; these entities are not consolidated into our financial statements. Our involvement with the Project Entities began at the time we committed to the Mortgage Note and equity investment, and our potential loss exposure is limited to the funded portion of these commitments. The Project Entities also owe other parties, including the senior project lender. Neither we nor Behringer Harvard Columbia REIT, LLC have a primary or secondary obligation with respect to such obligations.

6.             Commitments and Contingencies

The Fairfield at Columbia Village project is currently under development and is estimated to be completed in December 2009.

We received a contingent option to convert the outstanding balance of our mortgage loan into a limited partnership interest in the Fairfield Columbia Pike Limited Partnership entity. This contingent option is currently not exercisable and cannot be exercised until development is complete and the property has been certified for occupancy.  If this contingent option becomes exercisable, it will expire after 90 days. If the contingent purchase option is exercised, Behringer Harvard Columbia REIT, LLC will purchase the property, free of all liens, claims and encumbrances, at a price to be negotiated in the future using market values at the time of exercise.

7.             Subsequent Events

During January 2008, we issued a total of 124 Preferred Units, received gross offering proceeds of $62,000 and incurred total offering expenses of $24,375.

Behringer Harvard Multifamily Management Services, LLC (“BHM Management”) is newly organized to manage and lease properties in Behringer Harvard Multifamily REIT I’s portfolio.  BHM Management is an affiliate of Behringer Harvard Multifamily Advisors I and engaged in the business of real estate management.  On March 17, 2008 with Behringer Harvard Multifamily REIT I’s consent and the consent of Behringer Harvard Multifamily OP I, HPT Management assigned its property management agreement with Behringer Harvard Multifamily REIT I to BHM Management.

****

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Behringer Harvard Multifamily REIT I, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Plaza on Lovers Lane Apartments, an apartment complex located in Dallas, Texas (the “Property”), for the year ended December 31, 2006.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Behringer Harvard Multifamily REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 10, 2007

Plaza on Lovers Lane Apartments

Statements of Revenues and Certain Operating Expenses

for the three months ended March 31, 2007 (unaudited)

and for the year ended December 31, 2006 (in thousands)

	Three Months Ended March 31, 2007 (unaudited)	Year ended December 31, 2006
Revenues:
Rental revenue	$355	$1,376
Tenant reimbursement income	70	242

Total revenues	425	1,618

Certain operating expenses:
Property operating expenses	210	742
Real estate taxes	37	150
Property management fees	15	55
General and administrative expenses	22	72

Total certain operating expenses	284	1,019

Revenues in excess of certain operating expenses	$141	$599

See accompanying notes to statements of revenues and certain operating expenses.

Plaza on Lovers Lane Apartments

Notes to Statements of Revenues and Certain Operating Expenses

for the three months ended March 31, 2007 (unaudited) and for the year ended December 31, 2006

1.             Basis of Presentation

On April 12, 2007, Behringer Harvard REIT I, Inc. (the “Company”) provided loans secured by the properties of an apartment complex containing approximately 150 rental units (unaudited) located in Dallas, Texas (“Plaza on Lovers Lane Apartments”). Amounts included in property management fees include routine compensation paid to an equity investor for managing property operations.

The statements of revenues and certain operating expenses (the “Historical Summary”) have been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of Lovers Lane Town Homes, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization.  The property has ceased renewing all leases with the expectation of complete vacancy by December 31, 2007; demolition is expected in early 2008.  As a result, the historical revenues and certain operating expenses may not be comparable to the proposed future operations of Plaza on Lovers Lane Apartments.

The statement of revenues and certain operating expenses and notes thereto for the three months ended March 31, 2007 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.             Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.             Significant Accounting Policies

Revenue Recognition

Plaza on Lovers Lane Apartments’ operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  As a result of planned redevelopment, the property ceased renewing leases and is expected to be fully vacant by December 31, 2007.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases.

Tenant reimbursement income is recognized when due and consists of charges billed to tenants for utilities, parking, and repairs.

*****

Independent Auditors’ Report

To the Board of Directors and Stockholders of

Behringer Harvard Multifamily REIT I, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of The Reserve at Johns Creek Walk Apartments, an apartment complex located in Johns Creek, Georgia (the “Property”), for the period from May 1, 2006 (date of inception) through December 31, 2006.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Behringer Harvard Multifamily REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the Historical Summary of the Property for the period from May 1, 2006 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
November 6, 2007

The Reserve at Johns Creek Walk Apartments

Statements of Revenues and Certain Operating Expenses

for the six months ended June 30, 2007 (unaudited) and for the period from May 1, 2006 (date of inception) through December 31, 2006 (in thousands)

	Six Months Ended June 30, 2007 (unaudited)	For the period of May 1, 2006 (date of inception) through December 31, 2006
Revenues:
Rental revenue	$1,046	$518
Tenant reimbursement income	113	80

Total revenues	1,159	598

Certain operating expenses:
Property operating expenses	280	299
Real estate taxes	131	52
Property management fees	36	32
General and administrative expenses	73	111

Total certain operating expenses	520	494

Revenues in excess of certain operating expenses	$639	$104

See accompanying notes to statements of revenues and certain operating expenses.

The Reserve at Johns Creek Walk Apartments

Notes to Statements of Revenues and Certain Operating Expenses

for the six months ended June 30, 2007 (unaudited) and for the period from May 1, 2006 (date of inception) through December 31, 2006

1.             Basis of Presentation

On August 3, 2007, Behringer Harvard Multifamily REIT I, Inc. (the “Company”) acquired an equity interest in an apartment complex containing approximately 210 rental units and 4,000 square feet (unaudited) of retail space located in Johns Creek, Georgia (“Johns Creek”). Amounts included in property management fees include routine compensation paid to an equity investor for managing property operations.

The statements of revenues and certain operating expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summaries include the historical revenues and certain operating expenses of Johns Creek, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization.  Construction of the property was completed in late 2006 and initial leasing activity began in May 2006.  As a result of the property’s initial lease-up period, the historical revenues and certain operating expenses may not be comparable to the proposed future operations of Johns Creek.

The statement of revenues and certain operating expenses and notes thereto for the six months ended June 30, 2007 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.             Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.             Significant Accounting Policies

Revenue Recognition

Johns Creek’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases; tenant lease terms are typically 12 or 18 months.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases.

Tenant reimbursement income is recognized when due and consists of charges billed to tenants for utilities, parking, and repairs.

*****

Behringer Harvard Multifamily REIT I, Inc.

Unaudited Pro Forma Consolidated Financial Statements

We commenced a private offering to accredited investors on November 22, 2006 (the “Private Offering”) and terminated that offering on December 28, 2007.  As of December 31, 2007, we sold approximately 14.2 million shares of common stock and raised approximately $127.3 million in gross offering proceeds in the Private Offering.  As of the date of this prospectus, we have used the proceeds from the Private Offering, as well as borrowings under our Credit Facility, to acquire equity interests in nine joint ventures which we account for under the equity method of accounting.  Each of the nine joint ventures own equity interests in and/or have made interest-bearing mezzanine loans to eight entities that own real estate properties currently under development and one entity that owns an operating property (the investments made by the nine joint ventures are collectively referred to herein as (our “Investments”)). See the section “Description of Properties and Real Estate-Related Assets” for more discussion of our Investments.

The unaudited pro forma consolidated balance sheet as of March 31, 2008 reflects the effect of the April 2008 investments in Alexan Prospect as if we made this investment on March 31, 2008.  The unaudited pro forma consolidated statement of operations for year ended December 31, 2007 reflects the effects of our Investments as if all nine had been acquired on January 1, 2007.

In our opinion, all material adjustments necessary to reflect the effects of the above transactions have been made. Following is a list of our Investments:

Name	Multifamily Project Type	Investment Type	Location	Date Investment Acquired	Amount (in thousands)
Lovers Lane Townhomes	Development	Mezzanine Loan	Dallas, Texas	Apr-07	$1,914

Eldridge at Briar Forest	Development	Equity and Mezzanine Loan	Houston, Texas	Apr-07	7,115

Fairfield at Baileys Crossing	Development	Mezzanine Loan	Fairfax County, Virginia	Jul-07	12,472

Alexan St. Rose	Development	Mezzanine Loan	Clark County, Nevada	Jul-07	2,788

Johns Creek Walk	Operating	Equity	Fulton County, Georgia	Aug-07	5,538

Satori	Development	Equity and Mezzanine Loan	Broward County, Florida	Oct-07	13,101

Fairfield at Columbia Village	Development	Equity and Mezzanine Loan	Arlington County, Virginia	Nov-07	13,615

Fairfield at Cameron House	Development	Mezzanine Loan	Silver Spring, Maryland	Dec-07	7,904

Alexan Prospect	Development	Equity and Mezzanine Loan	Denver, Colorado	Apr-08	7,070

					$71,517

Behringer Harvard Multifamily  REIT I, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

for the three months ended March 31, 2008

The following unaudited Pro Forma Consolidated Balance Sheet is presented had the April 2008 investments in the Alexan Prospect property been made on March 31, 2008.  This Pro Forma Consolidated Balance Sheet should be read in conjunction with our Pro Forma Consolidated Statements of Operations and the historical financial statements and notes thereto for the three months ended March 31, 2008 as filed in our Form S-11.  The Pro Forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had we made the Alexan Prospect investments on March 31, 2008, nor does it purport to represent our future financial position.

	March 31, 2008 As Reported	Pro Forma Adjustments		Pro Forma March 31, 2008
Assets	(a)
Cash and cash equivalents	$47,118,180	$(5,836,801	)(b)	$41,281,379
Receivables from affiliates	456,036	—		456,036
Mortgage note receivable	1,099	—		1,099
Escrow deposits	888,525	—		888,525
Other assets	769,616	(580,000	)(c)	189,616
Investments in real estate ventures	64,446,989	7,069,694	(d)	71,516,683
Total assets	$113,680,445	$652,893		$114,333,338

Liabilities and stockholders’ equity

Liabilities
Payables to affiliates	$238,171	652,893	(e)	$891,064
Accrued liabilities	236,969	—		236,969
Dividends payable	433,855	—		433,855
Total liabilities	908,995	652,893		1,561,888

Commitments and contingencies

Minority interest	—	—		—

Stockholders’ equity
Preferred stock, $.0001 par value per share; 125,000,000 shares authorized, none outstanding	—	—		—
Common stock, $.0001 par value per share; 875,000,000 shares authorized, 14,267,363 and 14,272,919 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	1,426	—		1,426
Additional paid-in capital	114,522,613	—		114,522,613
Cumulative distribution and net loss	(1,752,589)	—		(1,752,589)
Total stockholders’ equity	112,771,450	—		112,771,450
Total liabilities and stockholders’ equity	$113,680,445	$652,893		$114,333,338

See accompanying unaudited notes to pro forma consolidated financial statements.

Behringer Harvard Multifamily REIT I, Inc.

Unaudited Pro Forma Consolidated Statement of Income

for the three months ended March 31, 2008

The following unaudited Pro Forma Consolidated Statement of Income is presented had the April 2008 investments in the Alexan Prospect property been made on January 1, 2007.  This Pro Forma Consolidated Statement of Income should be read in conjunction with the historical financial statements and notes thereto for the three months ended March 31, 2008 as filed in our Form S-11.  The Pro Forma Consolidated Statement of Income is unaudited and is not necessarily indicative of what the actual results of operations would have been had we completed the above transactions on January 1, 2007, nor does it purport to represent our future operations.

	For the Three Months ended 3/31/2008 as Reported	Proforma Adjustments		Proforma For the Three Months Ended 3/31/2008
	(a)
Rental revenue	$—	$—		$—

Expenses
Asset management fees	175,246	21,928	(b)	197,174
General and administrative	295,902	—		295,902
Depreciation and amortization	21,604	—		21,604
Total expenses	492,752	21,928		514,680

Interest income	425,126	—		425,126
Equity in earnings of unconsolidated real estate joint venture investments	764,696	477,764	(c)	1,242,460
Net income	$697,070	$455,836		$1,152,906

Weighted average number of common shares outstanding	14,270,538	—		14,270,538

Basic and diluted income per share	$0.05			$0.08

See accompanying unaudited notes to pro forma consolidated financial statements

Behringer Harvard Multifamily REIT I, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

for the year ended December 31, 2007

The following unaudited Pro Forma Consolidated Statement of Operations is presented as if we had acquired all of our Investments on January 1, 2007.  This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto for the year ended December 31, 2007 as filed in our Form S-11.  The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had we completed the above transactions on January 1, 2007, nor does it purport to represent our future operations.

	For the year ended 12/31/2007 as Reported	Proforma Adjustments		Proforma For the year ended 12/31/2007
	(a)
Rental revenue	$—	$—		$—

Expenses
Asset management fees	217,837	514,270	(b)	732,107
Organization expenses	49,709	—		49,709
Interest expense	642,124	—		642,124
General and administrative	433,895	33,432	(c)	467,327
Total expenses	1,343,565	547,702		1,891,267

Interest income	343,240	—		343,240
Equity in earnings of unconsolidated real estate joint venture investments	793,218	2,351,330	(d)	3,144,548
Net income (loss)	$(207,107)	$1,803,628		$1,596,521

Weighted average number of common shares outstanding	2,730,666	7,069,120	(e)	9,799,786

Basic and diluted income (loss) per share	$(0.08)			$0.16

See accompanying unaudited notes to pro forma consolidated financial statements.

Behringer Harvard Multifamily REIT I, Inc.

Unaudited Notes to Pro Forma Consolidated Financial Statements

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2008

a.                                       Reflects the historical consolidated balance sheet of Behringer Harvard Multifamily REIT I, Inc. as of March 31, 2008.

b.                                      Reflects cash paid in 2008 for the investments in Alexan Prospect property had these April 2008 investments been made on March 31, 2008.  In connection with the investments, we funded cash to our Co-Investment joint venture in the amount of $5.8 million and previously funded pursuit deposits of $580,000. In addition, we will pay acquisition fees of $653,000 to Behringer Harvard Multifamily Advisors I LP, which will be capitalized as part of the investment in unconsolidated real estate joint venture balance. Acquisition fees are calculated using the total project budget ($95 million), multiplied by our equity ownership percentage in the project (50.1%), multiplied by our equity ownership percentage in the unconsolidated real estate joint venture (55%), multiplied times fee rate (2.5%).

c.                                       Reflects amounts funded for pursuit costs in connection with the Alexan Prospect investments of $580,000 as of March 31, 2008; these amounts have been reclassified as part of the investment in unconsolidated real estate joint venture balance.

d.                                      Reflects the total cost of our investments in Alexan Prospect.

e.                                       Reflects the acquisition fees of $653,000 we will pay to Behringer Harvard Multifamily Advisors I LP, which will be capitalized as part of the investment in unconsolidated real estate joint venture balance.

Unaudited Pro Forma Consolidated Statement of Income for the three months ended March 31, 2008

a.                                       Reflects the historical consolidated statement of operations of Behringer Harvard Multifamily REIT I, Inc. for the three months ended March 31, 2008.

b.                                      Reflects the asset management fees associated with our Investments.  The assets are managed by Behringer Harvard Multifamily Advisors I LP for an annual asset management fee of 1.0% of the asset value.

c.                                       For the purposes of these Pro Forma financial statements, all acquisitions are assumed to have occurred on January 1, 2007.  This adjustment reflects the earnings from equity-method investments in our Investments for the Pro Forma three months ended March 31, 2008.

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2007

a.                                       Reflects the historical consolidated statement of operations of Behringer Harvard Multifamily REIT I, Inc. for the year ended December 31, 2007.

b.                                      Reflects the asset management fees associated with our Investments.  The assets are managed by Behringer Harvard Multifamily Advisors I LP for an annual asset management fee of 1.0% of the asset value.

c.                                       For the purposes of these Pro Forma financial statements, all acquisitions are assumed to have occurred on August 4, 2006 (date of inception).  During 2007, we incurred acquisition and other costs of $543,000 in connection with our Venture’s equity investment in The  Reserve at Johns Creek Walk, an operating property.  In addition, we incurred acquisition and other costs of $65,000 in connection with our Venture’s underlying loan to the Alexan St. Rose property.  This adjustment reflects the monthly amortization of the costs for the Reserve at Johns Creek Walk costs over the property’s estimated useful life of 25 years, and, the costs for the Venture’s underlying loan to the Alexan St. Rose property over the loan term of 5.5 years, for the year ended December 31, 2007.  Actual acquisition costs included in the acquisition and advisory fees of $495,000 paid under our agreement with Behringer Harvard Multifamily Advisors I LP.

d.                                      For the purposes of these Pro Forma financial statements, all acquisitions are assumed to have occurred on January 1, 2007.  This adjustment reflects the earnings from equity-method investments in our Investments for the Pro Forma year ended December 31, 2007.

e.                                       We began funding investments in April 2007; for the purposes of these Pro Forma financial statements, all investments are assumed to have occurred on January 1, 2007.  We began issuing common shares under our Private Offering on April 2, 2007 and ceased such issuances on December 28, 2007 (the date we terminated the Private Offering).  During 2007, the sources of cash used in funding our investments were Private Offering proceeds as they became available and borrowings from our Credit Facility.  We also repaid borrowings under our Credit Facility using Private Offering proceeds as they became available.  This number reflects an adjustment to the historical weighted average common shares outstanding for the portion of our actual Private Offering shares used to fund our investments.  This adjustment reflects the actual sources of cash used to fund each investment and the respective rate of Private Offering proceeds as they became available, borrowings used, and borrowing repayments, Pro Forma January 1, 2007.  The adjustment excludes all other shares issued during 2007.